As filed with the Securities and Exchange Commission on October 28, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LaShou Group Inc.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Room 1003, H Building (North)
Time Fortune
Jia-6 Shuguang Xili
Chaoyang District
Beijing, PRC 100028
Telephone number: +86-10-8444-0025
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Karen M. Yan Latham & Watkins LLP 49th Floor, Jin Mao Tower 88 Century Boulevard Shanghai, PRC 200121 +86-21-6101-6018	Alan Seem Shearman & Sterling LLP 12/F, East Tower, Twin Towers B-12 Jianguomenwai Dajie Beijing, PRC 100022 +86-10-5922-8002

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered[1,2]	Proposed maximum aggregate offering price[3]	Amount of registration fee

Class B ordinary shares, par value US$0.0000005 per share	US$100,000,000	US$11,460

1
Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ADSs. These ordinary shares are not being registered for the purposes of sales outside of the United States.
2
American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.333-                   . Each American depositary share represents                   Class B ordinary shares.
3
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated                                        , 2011

PROSPECTUS

American Depositary Shares

LaShou Group Inc.

Representing                  Class B Ordinary Shares

LaShou Group Inc. is offering         American depositary shares or ADSs, each representing             Class B ordinary shares, par value US$0.0000005 per share. This is our initial public offering and no public market currently exists for our ADSs or our ordinary shares.

We have applied to list our ADSs on the NASDAQ Global Market under the symbol "LASO."

We currently anticipate that the initial public offering price of our ADSs will be between US$             and US$             per ADS.

Investing in our ADSs involves a high degree of risk. See "Risk Factors" beginning on page 14.

	Per ADS	Total
Price to the public	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds to US (before expenses)	US$	US$

We have granted the underwriters a 30-day option to purchase up to             additional ADSs, at the initial public offering price less the underwriting discount and commission.

Upon the completion of this offering, 100,000,000 Class A ordinary shares and                           Class B ordinary shares of our company will be issued and outstanding. Each Class A ordinary share will be entitled to five votes and each Class B ordinary share will be entitled to one vote on all matters subject to a shareholder vote. Accordingly, upon the completion of this offering, holders of our Class A ordinary shares and Class B ordinary shares will hold         % and         % of our aggregate voting power, respectively.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADS to purchasers on or about                  , 2011.

Barclays Capital
CICC HK SECURITIES	Jefferies

Prospectus dated                         , 2011

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is current only as of its date.

        Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

        Through and including          , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

        Unless otherwise indicated, references in this prospectus to:

  •
  "we," "us," "our," "our company" or "Lashou" refer to LaShou Group Inc., a Cayman Islands company, and its subsidiaries and consolidated variable interest entity;

  •
  "Shanghai Lashou" refer to Shanghai Lashou Information Technology Co. Ltd., a company incorporated in the PRC;

  •
  "Beijing Lashou" refer to Beijing Lashou Network Technology Co. Ltd., a company incorporated in the PRC, and our variable interest entity that Shanghai Lashou effectively controls through a series of contractual arrangements;

  •
  "Beijing Lashou Technology" refer to Beijing Lashou Technology Co. Ltd., a company incorporated in the PRC;

  •
  "VIE" refer to our variable interest entity, Beijing Lashou;

  •
  "registered users" refer to users that have registered and activated their accounts on our website www.lashou.com. Users must first register with us, and then "activate" by clicking an activation link in an e-mail we automatically send. Not all users activate the accounts they register with us;

  •
  "paying user" refer to a user that has purchased at least once from us;

  •
  "active paying users" refer to registered users that have purchased at least one of our products or services during the applicable measuring period. If the registered user makes more than one purchase during the applicable measuring period, such user will be counted as one active paying user during such period;

  •
  "unique visitors" refer to Internet users who have visited our website at least once during the applicable measuring period;

  •
  "completed transaction" refer to a completed sale of a voucher for services or products on our website;

  •
  "gross billings" refer to the voucher price billed to our users from the sales of vouchers redeemed for service and product offerings provided by our merchants;

  •
  "Class A ordinary shares" refer to ordinary shares of par value US$0.0000005 per share in the capital of our company, each of which is entitled to ten votes on all matters subject to a shareholder vote and will be entitled to five votes on all matters subject to a shareholder vote following this offering;

  •
  "Class B ordinary shares" refer to ordinary shares of par value US$0.0000005 per share in the capital of our company, each of which is and will be entitled to one vote on all matters subject to a shareholder vote;

  •
  "shares" or "ordinary shares" refer collectively to our Class A ordinary shares and Class B ordinary shares;

  •
  "the 2010 Plan" refer to the 2010 Global Share Plan adopted on July 22, 2010;

  •
  "ADSs" refer to our American depositary shares, each of which represents            Class B ordinary share[s];

  •
  "ADRs" refer to the American depositary receipts, which, if issued, evidence our ADSs;

  •
  "China" or the "PRC" refer to the People's Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

ii

  •
  "RMB" or "Renminbi" refer to the legal currency of China; and

  •
  "US$" or "U.S. dollars" refer to the legal currency of the United States.

        Unless otherwise indicated, information in this prospectus assumes that:

  •
  the underwriters do not exercise their option to purchase additional ADSs; and

  •
  all outstanding preferred shares are converted into 404,003,986 Class B ordinary shares upon the closing of this offering.

        References to share information and per share data reflect the 20-for-1 share split effected on December 31, 2010, pursuant to which every ordinary share and Series A preferred share and Series B preferred share was subdivided into 20 ordinary shares and 20 Series A and Series B preferred shares, respectively, and the par value of the shares was changed from US$0.00001 per share to US$0.0000005 per share.

        This prospectus contains translations of certain Renminbi amounts into U.S. dollars at specified rates. All translations from Renminbi to U.S. dollars were made at the noon buying rate in New York City for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, the translation of Renminbi into U.S. dollars has been made at the noon buying rate in effect on June 30, 2011, which was RMB6.4635 to US$1.00. We make no representation that the Renminbi or dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On October 21, 2011, the noon buying rate was RMB6.3823 to US$1.00.

        This prospectus contains references to compound annual growth rate, or CAGR, which represents the rate of return on an annualized basis over the relevant time period.

        We have included references to our website www.lashou.com throughout this prospectus and our logo, which appears on the front and back covers of this prospectus, also includes the word "Lashou.com." However, the information contained on our website does not constitute part of this prospectus.

iii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should carefully read this entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR BUSINESS

        Lashou, meaning "hand-in-hand" in Chinese, is a leading online social commerce company in China. We enrich the online shopping experience of consumers in China by offering attractive group-purchase discounts across a variety of services and products on our website, www.lashou.com, and create a new avenue for large numbers of local merchants in China to grow their businesses. As published by iResearch, we are consistently ranked No. 1 among independent online social commerce companies in China, based on the number of daily unique visitors to online social commerce websites in China during the months of January 2011 through July 2011, with over 22% of total unique visitors viewing our website in each of these months. Our "Lashou.com" brand is one of the most recognizable online social commerce brands in China, according to a consumer survey conducted by CR-Nielsen in July 2011, which was commissioned by us.

        Each day, new surprise deals are waiting on our website for our users to discover. Our users can choose from up to 1,000 daily listings of mostly local offerings on substantially discounted services and products in more than 500 cities and towns. These offerings, primarily in food and entertainment, health and beauty, and travel and hospitality, are chosen for their appeal, quality and relevance to our mostly young and urban users. They are typically limited in quantity and conditioned on achieving a minimum number of purchases within a specific time frame. The attractiveness of the deals and the purchase limitations often propel user-initiated sharing of these opportunities with their friends, families and online groups, through word-of-mouth or links to our website, which drives the rapid expansion of our user base.

        Our large user base gives our merchants an affordable and effective means of sales promotion and inventory management. As a result, we are able to negotiate competitive pricing for our users on a wide range of services and products. As of October 23, 2011, our cumulative merchant base had grown to approximately 46,000 merchants supported by over 3,100 sales personnel in 184 cities and towns across 31 provinces in China, Hong Kong and Macau.

        Since we launched our website in March 2010, we have successfully grown to capture the tremendous e-commerce opportunities in China, as evidenced by the following:

  •
  Our average monthly unique visitors, based on data from Google Analytics, grew from approximately 295,000 during the second quarter of 2010 to approximately 29.7  million during the third quarter of 2011;

  •
  Our registered users grew from approximately 53,000 as of March 31, 2010 to approximately 16.8 million as of September 30, 2011;

  •
  Our active paying users grew from approximately 25,000 during the second quarter of 2010 to approximately 3.3 million during the third quarter of 2011;

  •
  Our merchant base grew from less than 400 during the second quarter of 2010 to approximately 24,000 during the third quarter of 2011; and

  •
  The number of vouchers for services and products sold on our website grew from approximately 56,000 during the second quarter of 2010 to approximately 19.6 million during the third quarter of 2011.

        Since we launched our website in March 2010, approximately 6.8 million paying users had purchased over 43.3 million vouchers for services and products from us as of September 30, 2011. Given that China's Internet users reached 425 million as of December 2010, which represents 32.4% of the Chinese population, and given that 80 million Internet users in China had bought services or products online in 2010 according to International Data Corporation data as of August 2011, we believe significant market opportunities exist for our future growth. See "Industry" for additional information.

        To achieve sustained growth and encourage user loyalty, we have built our firm culture around winning our users' trust through the following initiatives:

  •
  we set the market standard with our "Three Guarantees" that generally promise (i) an unconditional cash refund or credit towards future purchases at the choice of the user within a certain period, (ii) a cash refund or credit towards future purchases at the choice of the user for unsatisfactory services, and (iii) an automatic credit or a cash refund (if requested by the user) for expired and unredeemed vouchers;

  •
  we offer online and offline user and merchant support with over 400 service representatives in three service centers and our network of local offices;

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  we follow stringent internal guidelines in our selection of merchants and service and product offerings; and

  •
  we leverage our logistics network and work closely with our merchants to provide timely order fulfillment.

        As of September 30, 2011, 47.3% of our cumulative paying users were repeat purchasers, and 18.1% of our registered users had been referred to us by existing users.

        Our revenues grew from nil for the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB10.5 million (US$1.6 million) for the year ended December 31, 2010 and to RMB57.8 million (US$8.9 million) for the six months ended June 30, 2011. Our gross billings grew from nil for the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB123.2 million (US$19.1 million) for the year ended December 31, 2010 and to RMB626.7 million (US$97.0 million) for the six months ended June 30, 2011.

        We are a growth stage company and incurred sales and marketing expenses for the year ended December 31, 2010 and the six months ended June 30, 2011 of RMB40.0 million (US$6.2 million) and RMB326.5 million (US$50.5 million), respectively. Our net losses were RMB0.7 million for the period from September 15, 2009 (date of inception) to December 31, 2009, RMB53.5 million (US$8.3 million) for the year ended December 31, 2010 and RMB391.3 million (US$60.5 million) for the six months ended June 30, 2011. As of June 30, 2011, our accumulated deficit was RMB474.2 million (US$73.4 million).

        Due to legal restrictions in China, we conduct our business mainly through Beijing Lashou, our consolidated variable interest entity in China, that we effectively control through contractual arrangements.

OUR INDUSTRY

        China's retail and service sectors have experienced substantial growth in recent years. According to Euromonitor International data as of August 2011, China's retail market reached RMB7.5 trillion (US$1.2 trillion) in 2010 and is forecasted to grow at a CAGR of 11.1% to RMB12.7 trillion (US$2.0 trillion) by 2015.

        China's online social commerce market has grown rapidly since the first online social commerce site emerged in January 2010. There are currently over one thousand online social commerce sites in

China, according to iResearch. The number of unique Internet users buying services or products online in China is also on the rise. The number of unique Internet users buying services or products online in China grew to 80 million in 2010 and is expected to reach 183 million by 2015, compared to 176 million in the United States in 2010, according to International Data Corporation data as of August 2011. This represents a penetration rate of 18.9% and 34.2% in 2010 and 2015 in China, respectively, among Internet users, compared to a penetration rate of 66.1% in the United States in 2010. See "Industry—Rapid Growth of China's E-Commerce Market" for additional information.

        Given the considerable size of China's retail and service industries, the market opportunity to bring local commerce online is substantial. There were approximately 40 million small and medium enterprises in China in 2010, according to an article published by China's National Bureau of Statistics. For local merchants, which usually are smaller in scale and have limited access to effective sales and marketing channels, online promotions allow them to cost-effectively acquire new consumers in existing or new cities. Furthermore, the majority of local businesses, especially those established in Tier 2 or Tier 3 cities in China, have no online presence. For these companies, establishing an online presence represents a significant market opportunity that they could not otherwise achieve on their own.

OUR STRENGTHS

        We believe the following strengths have contributed to our becoming a leading online social commerce brand in China and differentiated us from our competitors:

  •
  innovation-based growth, through the development of new features such as multiple listings of featured group-purchase offerings and mobile platform applications for Internet-enabled smart phones and tablets;

  •
  integrity as our core value, as evidenced by our consistently applied guarantees to our users and other policies to ensure the quality of services and products;

  •
  large, active and loyal user base, with approximately 16.8 million registered users located in over 500 cities and towns in China as of September 30, 2011;

  •
  nationwide merchant base and fulfillment network of approximately 46,000 cumulative merchants in more than 500 cities and towns in China, 31 distribution stations in eight cities throughout China and over 3,100 sales personnel in 184 cities in China, Hong Kong and Macau; and

  •
  strong management and execution capabilities, resulting from our senior management team's extensive experience in building and managing rapidly growing online businesses.

OUR STRATEGY

        Our goal is to integrate Lashou into the daily life of Chinese consumers and become the dominant brand in China's online social commerce market. We plan to achieve our goal by implementing the following key strategies:

  •
  solidify our market leadership position;

  •
  continue to innovate and increase monetization;

  •
  continue to improve user and merchant experiences; and

  •
  focus on long-term growth and sustainable partnerships.

 OUR CHALLENGES

        We believe that the following are some of the major risks and uncertainties that may materially and adversely affect us:

  •
  our limited operating history;

  •
  our history of net losses and uncertainty with respect to our ability to achieve and maintain profitability in the future;

  •
  our ability to respond to competitive pressures and negative publicity in a highly fragmented and competitive market;

  •
  uncertainties regarding the growth and acceptance of the online social commerce industry;

  •
  our inability to register the trademark, Lashou, could expose us to the use of the trademark by third parties and infringement claims. We initially filed two applications for the registration of the Lashou trademark in June and July of 2010, which applications were denied in December 2010 and April 2011, respectively, due to similarities of the trademark with an existing trademark. We submitted a request for the re-examination for one of the applications in April 2011 and the re-examination is currently in progress;

  •
  uncertainties regarding potential conflicts between the fiduciary duties owed by our management to our PRC and Cayman Islands entities and the lack of a framework for resolving conflicts in fiduciary duty between these jurisdictions;

  •
  our ability to implement our growth strategies successfully;

  •
  our ability to adapt to technological advances; and

  •
  uncertainties in the regulatory environment in China, including regulation of the VIE structure.

        See "Risk Factors" and other information included in this prospectus for a discussion of these and other risks and uncertainties.

OUR CORPORATE HISTORY AND STRUCTURE

        We commenced operations of our online social commerce business in September 2009 through Beijing Lashou, which is owned by Mr. Ming Guan, the nominee shareholder and cousin of Mr. Bo Wu, our co-founder, chairman and chief executive officer, and Mr. Xiaobo Jia, our co-founder and director. Beijing Lashou holds the Internet information services license, which is required for our business under PRC laws, and operates our website for our online social commerce business in China.

        Our holding company, LaShou Group Inc., was incorporated under the laws of the Cayman Islands on May 19, 2010. On June 22, 2010, we incorporated Lashou HK Limited, or Lashou HK, our wholly owned subsidiary in Hong Kong, which serves as an operating company for our online social commerce business in Hong Kong and the holding company of our subsidiaries in China. On August 25, 2010, Lashou HK established its wholly owned subsidiary, Beijing Lashou Technology Co. Ltd., in China, which is currently dormant and in the process of liquidation. On October 5, 2010, Lashou HK established its second wholly owned subsidiary, Lashou Macau Sociedade Unipessoal Limitada in Macau, which will serve as an operating company for our online social commerce business in Macau. On January 7, 2011, we incorporated Lashou Group Hong Kong Limited, our second wholly owned subsidiary in Hong Kong, which will serve our future business needs. On April 21, 2011, Lashou HK established its third wholly owned subsidiary, Shanghai Lashou, in China, through which we control the operations of Beijing Lashou.

        PRC laws currently restrict foreign-invested entities from engaging in value-added telecommunications services. To comply with PRC laws, we operate our online social commerce business through our VIE, Beijing Lashou. We exercise effective control over the operations of Beijing Lashou through a series of contractual arrangements among Shanghai Lashou, Beijing Lashou and its shareholders, which allows us to consolidate the financials of our VIE into our financial statements. The signing of VIE contracts by Shanghai Lashou, Beijing Lashou and its shareholders does not require approval from PRC authorities. See "Corporate History and Structure—Corporate Structure—Contractual Arrangements with Beijing Lashou and its Shareholders" for additional information. If our VIE or its shareholders fail to perform their obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over our VIE. Considering that we derive substantially all of our revenues from our VIE, if we are unable to maintain effective control over our VIE, we would not be able to continue to consolidate our VIE's financial results, which will materially and adversely affect our financial condition. Also, although we are able to derive substantially all of the economic benefits from our VIE through the contractual arrangements, we do not have unfettered access to our VIE's revenues due to substantial PRC legal restrictions, such as those on payments of dividends by PRC companies, foreign exchange control and foreign investment. Under the exclusive service agreement between Shanghai Lashou and Beijing Lashou, Shanghai Lashou is entitled to collect from Beijing Lashou service fees, which include (i) monthly fixed fees of RMB50,000, (ii) performance-based service fees calculated as a certain percentage of Beijing Lashou's annual revenues, and (iii) other fees payable in consideration for other services to be provided by Shanghai Lashou to Beijing Lashou. As of the date of this prospectus, Shanghai Lashou has waived the collection of such service fees from Beijing Lashou and we have not received any dividends from our PRC operating subsidiaries. Nonetheless, we expect to substantially rely on service fees from Beijing Lashou and dividends from our PRC operating subsidiaries. Future collection of the service fees depends on, among others, the profitability and financial condition of our VIE and PRC operating subsidiaries, and it is uncertain when we may reasonably expect to collect any such fees or dividends in the future.

        The following diagram illustrates our corporate structure as of the date of this prospectus:

LaShou Group Inc., a company incorporated in the Cayman Islands that serves as our holding company.

Lashou HK Limited, a company incorporated in Hong Kong that serves as an operating company for our online social commerce business in Hong Kong; it also serves as the holding company of Beijing Lashou Technology, Shanghai Lashou and Lashou Macau Sociedade Unipessoal Limitada.

Lashou Group Hong Kong Limited, a company incorporated in Hong Kong that will serve as a holding company in the future.

Lashou Macau Sociedade Unipessoal Limitada, a company incorporated in Macau that is currently inactive and will serve as an operating company for our online social commerce business in Macau.

Shanghai Lashou Information Technology Co. Ltd, a company incorporated in China that serves as a technical and consulting service provider to, and exercises effective control over, Beijing Lashou.

Beijing Lashou Technology Co. Ltd., a company incorporated in China that is currently dormant and in the process of liquidation.
7
Beijing Lashou Network Technology Co. Ltd, our VIE and a company incorporated in China that serves as an operating company for our online social commerce business in China.
8
Mr. Ming Guan is the nominee shareholder and cousin of Mr. Bo Wu, co-founder, chairman and chief executive officer of LaShou Group Inc.

OUR CORPORATE INFORMATION

        Our principal executive offices are located at Room 1003, H Building (North), Time Fortune, Jia-6 Shuguang Xili, Chaoyang District, Beijing 100028, People's Republic of China. Our telephone number at this address is +86-10-8444-0025 and our fax number is +86-10-8444-0015. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands.

        Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our agent for service of process in the United States is Law Debenture Corporate Services Inc. located at 400 Madison Avenue, 4th Floor, New York, New York 10017. Law Debenture Corporate Services Inc.'s telephone number is (212) 750-6474.

THE OFFERING

        The following assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs.
ADS to Class B ordinary share ratio	Each ADS represents Class B ordinary share[s].
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering

            ordinary shares (or            ordinary shares if the underwriters exercise their option to purchase additional ADSs in full) comprised of (i) 100,000,000 Class A ordinary shares and (ii)             Class B ordinary shares (or            Class B ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).

Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to five votes and each Class B ordinary share will be entitled to one vote on all matters subject to a shareholder vote.

NASDAQ Global Market symbol	LASO.
The ADSs	The ADSs may be evidenced by ADRs.
The depositary will hold the shares underlying your ADSs and you will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.
We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional ADSs.

Use of proceeds

We estimate that we will receive net proceeds of approximately US$             million from this offering (or US$             million if the underwriters exercise their option to purchase additional ADSs in full), after deducting the underwriting discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$            per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. We plan to use the net proceeds we receive from this offering to increase our marketing efforts and expand our sales network, increase our delivery and fulfillment infrastructure, build and establish a call center and an operations center, research and development, improve our enterprise resource planning system, further enhance our technology infrastructure, and for general corporate purposes. See "Use of Proceeds" for additional information.

Lock-up

We, our directors and executive officers, and all of our existing shareholders as well as option holders under our employee share incentive plan have agreed with the underwriters for a period of 180 days after the date of this prospectus not to sell, transfer or otherwise dispose of, and not to announce an intention to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities. See "Underwriting" for more information.

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.
Depositary	JPMorgan Chase Bank, N.A.

        The number of ordinary shares that will be outstanding immediately after this offering:

  •
  is based on 541,025,625 shares outstanding as of the date of this prospectus, assuming the conversion of all outstanding preferred shares into 404,003,986 Class B ordinary shares immediately prior to the completion of this offering;

  •
  excludes 139,370,165 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding as of the date of this prospectus (including options to purchase 28,411,100 Class A ordinary shares issued to Mr. Bo Wu, our co-founder, chairman and chief executive officer, and options to purchase 110,959,065 Class B ordinary shares), at a weighted average exercise price of US$0.0004946 per share; and

  •
  excludes 66,353,495 Class B ordinary shares reserved for future issuances under our employee share incentive plan as of the date of this prospectus.

  If in the event the initial public offering price is lower than US$1.502809 per Class B ordinary share, the issue price for the Series C preferred shares, the conversion ratio of Series C preferred shares to ordinary shares will be greater than 1:1 and the number of ordinary shares outstanding immediately prior to this offering and after this offering will increase. Any US$            decrease in the initial offering price will result in the issuance of                        additional Class B ordinary shares to Series C preferred shareholders upon conversion.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        We present below our summary consolidated financial and other operating data for the periods indicated. We have restated our consolidated financial statements for the period from September 15, 2009 (date of inception) to December 31, 2009, the year ended December 31, 2010 and the six months ended June 30, 2010 (unaudited) and June 30, 2011 as a result of the reasons disclosed in Note 2 to our consolidated financial statements, included elsewhere in this prospectus. The following summary consolidated statement of operations data for the period from September 15, 2009 (date of inception) to December 31, 2009, the year ended December 31, 2010 and the six months ended June 30, 2010 (unaudited) and June 30, 2011 and the consolidated balance sheets data as of December 31, 2009 and 2010 and June 30, 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statement of operations data for the six months ended June 30, 2010 has been prepared on the same basis as our audited consolidated financial statements. The unaudited financial information for the six months ended June 30, 2010 includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the period presented. The summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of our results for any future periods.

				For the Six Months Ended June 30,
	For the Period from September 15, 2009 (date of inception) to December 31, 2009
		For the Year Ended December 31, 2010		2010 (Unaudited)	2011 (Unaudited)
	RMB	RMB	US$	RMB	RMB	US$
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
	(in thousands, except for share, per share and per ADS data)
Consolidated Statement of Operations Data:
Revenues, net (Gross billings of nil, RMB123.2 million US$19.1 million, RMB1.0 million (unaudited) and RMB626.7 million US$97.0 million)	—	10,468	1,620	24	57,817	8,945
Cost of revenues	—	(2,322)	(359)	(552)	(6,114)	(946)

Gross profit (loss)	—	8,146	1,261	(528)	51,703	7,999
Operating expenses:
Sales and marketing[1]	(308)	(40,043)	(6,195)	(2,216)	(326,452)	(50,507)
Product development[1]	(98)	(1,144)	(177)	(50)	(4,086)	(632)
General and administrative[1]	(278)	(18,808)	(2,910)	(1,037)	(112,296)	(17,374)

Total operating expenses	(684)	(59,995)	(9,282)	(3,303)	(442,834)	(68,513)

Loss from operations	(684)	(51,849)	(8,021)	(3,831)	(391,131)	(60,514)
Debt extinguishment loss	—	(1,818)	(281)	(1,818)	—	—
Interest and other income	—	1,283	198	1,283	514	80
Interest and other expenses	—	(1,111)	(172)	—	(652)	(101)

Loss before income taxes	(684)	(53,495)	(8,276)	(4,366)	(391,269)	(60,535)
Income taxes	—	—	—	—	—	—

Net loss	(684)	(53,495)	(8,276)	(4,366)	(391,269)	(60,535)

Accretion of Series A Preferred Shares to redemption value	—	(67)	(10)	—	(76)	(12)
Accretion of Series B Preferred Shares to redemption value	—	—	—	—	(79)	(12)
Accretion of Series C Preferred Shares to redemption value	—	—	—	—	(96)	(15)
Repurchase of Series A-4 Preferred Shares	—	(11,497)	(1,880)	—	—	—

Net loss attributable to ordinary shareholders	(684)	(65,059)	(10,066)	(4,366)	(391,520)	(60,574)

Loss per share:
Basic	(0.00)	(0.23)	(0.02)	(0.02)	(1.75)	(0.27)
Diluted	(0.00)	(0.23)	(0.02)	(0.02)	(1.75)	(0.27)
Loss per ADS:
Basic
Diluted
Shares used in loss per share computation for the ordinary shares:
Basic	284,375,000	283,428,000	283,428,000	284,375,000	223,289,819
Diluted	284,375,000	283,428,000	283,428,000	284,375,000	223,289,819

1
Includes share-based compensation expenses as follows:

				For the Six Months Ended June 30,
	For the Period From September 15, 2009 (date of inception) to December 31, 2009	For the Year Ended December 31, 2010
				2010 (Unaudited)	2011
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
Sales and marketing	—	—	—	—	2,930	453
Product development	—	—	—	—	1,639	254
General and administrative	—	7,377	1,141	—	91,835	14,208

Total	—	7,377	1,141	—	96,404	14,915

	As of December 31,			As of June 30, 2011
	2009	2010
	RMB	RMB	US$	RMB	US$	US$
		(Restated)	(Restated)	(Restated)	(Restated)	Pro Forma
					Actual	As
						Adjusted[1]
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	382	102,970	15,931	748,874	115,862
Funds receivable	—	3,958	612	7,286	1,127
Deposits with merchants	—	25,080	3,880	45,488	7,038
Total current assets	397	182,345	28,211	828,131	128,124
Total assets	406	186,560	28,864	850,338	131,560
Payables to merchants	—	11,552	1,787	110,126	17,038
Advances from registered users	—	57,777	8,939	128,315	19,852
Total current liabilities	9	81,114	12,550	276,615	42,796
Total convertible redeemable preferred shares	—	185,673	28,726	959,464	148,443
Total shareholders' equity (deficit)	397	(80,227)	(12,412)	(385,741)	(59,679)
Total liabilities, convertible redeemable preferred shares and shareholders' equity (deficit)	406	186,560	28,864	850,338	131,560

1
Pro forma as adjusted consolidated balance sheet information assumes the automatic conversion of all of our outstanding preferred shares into 404,003,986 ordinary shares immediately prior to the closing of this offering, and the issuance and sale of the                Class B ordinary shares in the form of ADSs by us in this offering, assuming an initial public offering price of US$            per ADS, the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters' option to purchase additional ADSs. A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) total shareholders' equity (deficit) by US$             million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

		Three Months Ended
	Year Ended December 31, 2010	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011
	(in millions, except for number of featured merchants and gross billings per active paying user)
Selected Operating Data*
Monthly average unique visitors[1]	3.9	0.02	0.3	3.0	9.6	17.5	25.8	29.7
Registered users2**	4.5	0.05	0.3	1.0	4.5	8.1	12.4	16.8
Active paying users3**	1.5	—	0.03	0.3	1.3	1.8	2.9	3.3
Number of completed transactions4**	5.1	—	0.1	0.8	4.3	5.0	13.7	19.6
Products	1.6	—	0.01	0.1	1.5	0.8	7.3	13.1
Services	3.6	—	0.1	0.7	2.8	4.2	6.4	6.5
Number of featured merchants[5]	6,743	13	370	1,738	4,989	7,789	16,732	23,530
Gross billings per active paying user[6] (RMB)	82.1	—	38.4	42.5	84.3	114.1	143.4

*
We believe these data are important to the evaluation of our performance by our investors as they measure our overall growth, our ability to convert visitors into paying users and completed transactions as well as potential revenue opportunities from deals we can offer from our merchant base.
1
Represents the monthly average number of unique visitors that visited our website in the applicable measuring period. The data is based on application of Google Analytics, a third-party tool to analyze website traffic. The data does not include users of our mobile application or visitors to our mobile WAP site.
2
Represents the total number of registered users as of the end of the applicable measuring period.
3
Represents the total number of registered users who purchased our offerings at least once in the applicable measuring period. If any registered user makes more than one purchase during the applicable measuring period, such user will be counted as one active paying user during such period. We use calendar quarters and the calendar year of 2010 as the measuring periods for active paying users in this table.
4
Represents the total number of vouchers for services and products sold in the applicable measuring period.
5
Represents the total number of merchants whose services or products were featured on our website in the applicable period.
6
Gross billings per active paying user is calculated as gross billings for the applicable measuring period divided by the number of active paying users during the applicable measuring period. We believe gross billings per active paying user provides useful information to investors as it allows investors to measure our ability to convert registered users into paying users and compare us to other industry participants.
**
In order to more accurately report the number of our registered users, active paying users and completed transactions, we have excluded from these data actual and estimated returns of vouchers and suspected fictitious user accounts. For example, some registered users use software to open multiple accounts in order to increase their chance of winning prizes in lucky draws. We closely monitor user activity on a daily basis to identify and eliminate fictitious accounts. As such, our reported operating data have excluded up to 20% of registered users in each period, and between 2.5% to 10.0% of active paying users and completed transactions in each period.

RISK FACTORS

        You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before you decide to buy our ADSs. Any of the following risks could have a material and adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our ADSs could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

We have incurred net losses in the past and may experience net losses or earnings declines in the future.

        We incurred net losses of RMB0.7 million, RMB53.5 million (US$8.3 million) and RMB391.3 million (US$60.5 million) for the period from September 15, 2009 (date of inception) to December 31, 2009, the year ended December 31, 2010 and the six months ended June 30, 2011, respectively. We have incurred net losses in the six months ended June 30, 2011 and expect to incur net losses in the remainder of 2011. We cannot assure you that we will not continue to incur net losses in the future or that there will not be declines in our revenues in future periods. Although we experienced significant revenue growth in recent periods, such growth rates may not be sustainable and may decrease in the future. In addition, our ability to become profitable depends on our ability to control our costs of revenues and operating expenses, which we expect will increase as we expand our business. We incurred in the past and expect to continue to incur in future periods certain share-based compensation expenses, which could result in further losses in the future. If we fail to increase revenues at the rate we anticipate or if our costs and operating expenses increase without a commensurate increase in our revenues, our business, financial condition and results of operations will be adversely affected.

Our short operating history makes evaluating our business and prospects difficult and our past results may not be indicative of our future performance.

        We launched our www.lashou.com website in March 2010. As such, we have a short operating history from which to evaluate our business, financial performance and prospects. You should consider our business and prospects in light of the risks, expenses and challenges that we will face as a relatively young company operating in the competitive and rapidly developing online social commerce industry. Our ability to achieve and maintain profitability primarily depends on, among other factors, our ability to offer attractive services and products, to maintain and expand our user base, to increase our merchant base and negotiate favorable pricing and our ability to increase transaction volume and gross billings per active paying user. We may not be able to effectively assess or address the evolving risks and difficulties present in the market, which could threaten our capacity to continue our operations successfully in the future. If we are unsuccessful in addressing these and other risks, our business may be materially and adversely affected. Accordingly, you should not rely on our results of operations for any prior period as an indication of our future performance.

Our inability to effectively manage our growth or to successfully implement our growth strategies could materially and adversely affect our business and results of operations.

        We have experienced a period of rapid growth and expansion since our establishment. We may not be able to effectively manage our growth in future periods due to a number of different factors, including, among others, economic factors out of our control, competitiveness in the online social commerce industry, in which market share can be quickly acquired or lost, the greater difficulty of growing at sustained rates from a larger revenue base, our inability to prevent our other costs and operating expenses from increasing, and the availability of resources for our growth. Specifically, our anticipated further expansion will place a significant strain on our management, systems and resources. We intend to continue to maintain a large salesforce, improve our operational and financial systems, procedures and controls, and continue to manage our relationships with our users, merchants and third-

party service providers. All of these endeavors will require substantial management efforts and skills and the incurrence of additional expenditures.

        In addition, we are pursuing a number of growth strategies, including developing new and/or enhanced online services and features to attract more users, expanding our marketing networks, strengthening our technology and operational platforms, enlarging our research and development team, and expanding into markets within and outside China. Pursuing these strategies may require us to expand our operations through internal development efforts and through partnerships, joint ventures, investments and acquisitions. We cannot assure you that we will be able to efficiently or effectively implement our growth strategies and manage the growth of our operations, and any failure to do so may limit our future growth and hamper our business strategy.

We operate in the highly fragmented and competitive online social commerce industry and we may not be able to compete successfully, which could result in a loss of market share and a failure to maintain our revenues or achieve profitability.

        The online social commerce sector in China is highly fragmented and competitive. The markets are characterized by the frequent introduction of new websites and services, short website life cycles, constantly evolving trends, rapid adoption of technological advancements, as well as price-sensitive users. We expect a wider range of online services targeting our user base to be introduced into the China market. There are currently over one thousand online social commerce sites in China, according to iResearch. We compete directly with independent sites that are dedicated to offering online social commerce services such as Meituan.com, 55tuan.com, 24quan.com and Groupon.cn, a company not known to be affiliated with Groupon in the U.S. In addition, we face competition from affiliated group-purchase sites of other Internet companies, such as Taobao.com's Taobao Juhuasuan, Tencent's Tuan.qq.com, Dianping's group-purchase feature, Renren's Nuomi and Groupon and Tencent's joint venture, Gaopeng.com. We also face competition from e-commerce companies that may expand their offerings to include group-purchase offers. We also face competition from traditional offline companies that provide vouchers and discounts on products, such as newspapers, magazines and other traditional media outlets. Our potential competitors also include major Internet portal operators, other domestic and foreign online social commerce and e-commerce companies. Alliances or mergers among our existing competitors or with new entrants into the online social commerce industry may present additional challenges.

        We believe that our ability to compete successfully depends upon many factors both within and beyond our control, including the attractiveness of our discounted offerings, the quality of our merchants, the size and diversity of our user base, our customer service and after-sales support efforts, our sales and marketing efforts, our brand strength in the market relative to our competitors, and acceptance of the online social commerce model, consumer spending power and other macroeconomic factors.

        Some of our competitors or potential competitors, especially major foreign online social commerce providers, have significantly greater financial and marketing resources and higher brand recognition than we have. In addition, certain of our competitors have operated commercially successful online social commerce services for as long as or longer than we have and have a larger portfolio of online services and offerings than we do. As a result, they may be able to take greater risks and endure lower than expected performances from some of their online services than we are able to do.

        Our competitors may introduce new business models and if these new business models are more attractive to users than our current business models, our users may switch to our competitors' online social commerce websites. We believe that competition in the online social commerce market in China will become more intense if and when increasing numbers of online services are introduced in these markets. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new business models implemented by them. In addition, the increased competition we anticipate in the online social commerce markets may also reduce the number of our users or merchants or growth rate of our user and merchant base. All of these competitive factors could have a material adverse effect on our revenues and profitability. Furthermore, in an increasingly competitive environment, some of our competitors have engaged in certain improper business practices, and may continue to do so in the future, which may be harmful to us and we may have difficulties in preventing such ongoing practices. See "—Risks Related to Our Business and Industry—Certain business practices of our competitors may result in harm to our business" for further details.

We have not currently registered in China the trademark for our "Lashou" brand, which may materially and adversely affect our business and results of operations. Furthermore, we face uncertainties relating to the regulation of domain names and our ability to enforce our intellectual property rights.

        We regard substantial elements of our website and the underlying technology as proprietary, and attempt to protect them by relying on copyright, service mark, trademark and trade secret laws as well as restrictions on disclosure, transferring title and other methods. Contracts with our employees and consultants generally contain confidentiality provisions, and we generally seek to control access to and the distribution of our technology, documentation and other proprietary information. We also enter into agreements with key employees and officers, pursuant to which our key employees and officers assign to us the intellectual property rights in works generated by them as a result of their employment duties or from our resources while they are employed by us. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization, or to develop similar or superior technology independently. Copyright, service mark, trademark and trade secret protection may not be effective and policing unauthorized use of our proprietary information is difficult. Any such misappropriation or development of similar or superior technology by third parties could adversely impact our results of operations and our future financial results.

        We have not currently registered in China the trademark for our "Lashou" brand. We have applied for the registration of several trademarks in China with the Trademark Office of the State Administration for Industry and Commerce, or the SAIC. However, two of our applications, " " (translated as "Lashou Website") and " " (translated as "Lashou Group Purchase"), for which we applied for registration in the website-related category in June 2010 and July 2010, respectively, were denied approval in December 2010 and April 2011, respectively, due to similarities with an existing trademark, registered by a third party. In April 2011, we filed an appeal letter with the Trademark Review and Adjudication Board of the SAIC for its re-examination of our trademark registration application for " " (translated as "Lashou Group Purchase") in that category. Typically, it takes from several months to more than a year to complete the re-examination procedure. In addition, we have applied for over 80 other trademarks with the SAIC in various categories, which are currently in varying stages of the review process. We cannot assure you that the SAIC will grant us the approval to register " " (translated as "Lashou Group Purchase") in the website-related category or approve our applications for registration of other trademarks. As a result, we may be unable to prevent third parties from utilizing these brand names, which may have a detrimental impact on our brand image. Moreover, third parties may be able to successfully register one or more of the "Lashou" trademarks for which we are applying for registration. Furthermore, our use of these trademarks and brand names could be challenged and we may be subject to trademark infringement claims.

        We currently hold various domain names relating to our brand and may acquire new domain names in the future. The regulation of domain names in China and in foreign countries is subject to change. Governing bodies may establish additional top level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights are unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our existing trademarks and other proprietary rights or those we may seek to acquire. Acquisition of similar domain names may be costly and result in harm to our results of operations. Any such inability to protect ourselves could cause us to lose a significant portion of our users to our competitors.

        In addition, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. We cannot assure you that the outcome of such potential litigation will be in our favor. Such litigation may be costly and may divert management attention and other resources away from our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we do not have insurance that covers litigation costs. As a result, we would have to pay for the cost of litigation initially and may only be able to recover those costs if we prevail. Even if we prevail, it may be difficult to recover the costs from a third party. We cannot assure you that we would be able to recover all such costs. Consequently, the infringement or misappropriation of our proprietary intellectual property rights could have a material adverse effect on our business, financial condition or operating results.

We face uncertainties regarding the growth of the online social commerce industry and user acceptance of our online services and features, which could adversely affect our revenue growth and business prospects.

        The growth of the online social commerce industry from which we derive most of our revenues, as well as the level of demand and market acceptance of our services, are subject to uncertainties and numerous other factors, some of which are beyond our control. These uncertainties and factors include but are not limited to:

  •
  general economic conditions, particularly economic conditions adversely affecting consumer spending;

  •
  the growth of Internet usage and penetration in China, and the rate of any such growth;

  •
  the development and change of government regulations of the Internet industry in general and the online social commerce industry in particular;

  •
  whether the online social commerce industry, particularly in China, continues to grow and the rate of any such growth;

  •
  the popularity and price of online services and products that we and our competitors offer; and

  •
  changes in user demographics and their tastes and preferences.

        A decline in the popularity of online social commerce in general, or our website in particular, and a decline of our user base, could adversely affect our revenue growth and business prospects.

Negative press or public opinion about us, our management and our competitors or the online social commerce industry as a whole may result in harm to our reputation and our business.

        Recent media reports and allegations in Internet forums have raised allegations of unsavory business practices by companies in the online social commerce industry, such as companies selling counterfeit products, providing poor services, and inflating original retail prices to show larger discounts. Allegations have also been raised against us in the past that we believe to be unsubstantiated or without merit. In particular, over the past year, some reports and online chat-room allegations have accused us of overcharging for goods, engaging in a public welfare activity solely for publicity purposes, making false advertisements and misleading users, accepting bribes from merchants and other spurious allegations. Some of these allegations were patently untrue. Some of these allegations were internally investigated and confirmed to be inaccurate. For example, a May 2011 report inaccurately alleged that the actual price of a hospitality product was lower than our offer price. We had confirmed the offer price from the merchant at the time of the contract and the merchant reduced its price on its own only after our offering was launched. Our business and our reputation may be also materially and adversely affected through the dissemination of unsubstantiated rumors about our business and operations on online news sites, blogs, social networking sites or other Internet forums.

        In March 2011, national television channel CCTV Channel 2 aired a report alleging that we and certain other online social commerce companies had engaged in suspect merchant selection and screening processes and sold counterfeit products, and that we inflated our reported offerings' participation rates. We discovered that counterfeit products were sold once only by a distributor in the month we began to offer products. We changed our policy to transact directly with manufacturers or distributors with the best track records, and require inspection of sample products except in limited instances where the risk of not adopting these measures is low. We also discovered that we had acquiesced in instances where merchants had requested that we lower the minimum participation requirements out of concern that the relevant services and products would otherwise be perceived as unattractive. After confirming that such incidents did occur, we now generally prohibit retroactive downward adjustment of participation requirements unless our users who have purchased the offerings are willing to accept the products or services provided by the merchants even if the set minimum number of purchases is not met.

        Negative press or any public allegations of unsavory business practices against us or any online social commerce company, whether or not substantiated, may materially and adversely affect user perception of the online social commerce industry as a whole and may harm our brand and our business. Such negative publicity or allegations, especially direct allegations against us, may require us to engage in a defensive media campaign, which may result in an increase in our marketing expenses, divert our management's attention and adversely impact our results of operations.

        Our chief financial officer, James Jian Zhang, is also a named defendant in a securities class action lawsuit relating to his having previously served as an independent director of Duoyuan Printing, Inc. See "Business—Legal Proceedings." Negative press reports relating to this lawsuit could also have a negative impact on Mr. James Jian Zhang's reputation and therefore our company's reputation, which could adversely impact the price of our ADSs.

Certain business practices of our competitors may result in harm to our business.

        Competition in the online social commerce industry in China is intense. Several of our competitors are part of larger companies with other Internet-related businesses. Our competitors may prohibit their affiliates or business partners, such as merchants, search or referral sites, or third-party service providers, from doing business with us or control the flow of business to us, which may result in, among other things, loss of sales, negative margins and additional expenses. Our competitors could also directly or indirectly generate negative publicity against us. For example, in some of the cities in which we operate, our competitors who had closed down their operations ceased to make payments due to merchants. As a result of the actions of our competitors, in some cases, we were compelled to increase our payment frequency to merchants in these cities to ensure that our merchants would continue their business relationships with us. In addition, our competitors may solicit our employees with employment opportunities based on predatory and unsustainable salary and benefits levels, resulting in harm to our operations. We have experienced such improper business practices directed against us in the past and may continue to suffer from them in the future. For instance, in May 2011, more than 150 of our employees, including certain mid-level management, tendered their resignations to accept employment with a competitor, as a result of aggressive solicitations by such competitor. Such business practices on the part of our competitors may result in harm to our business and results of operations.

If we fail in our efforts to attract a large number of active paying users or increase their purchases, our operating results would suffer.

        Our future growth depends on our ability to attract and maintain a large number of active paying users. This depends in part on our ability to deliver high-quality online social commerce services to our users and our development and introduction of enhanced features to retain our existing active paying users while attracting new active paying users. As a result, we must invest significant resources in order to enhance our existing features and continue to introduce new features that people will use. In addition, we must continually offer our users a broader range of deals and offerings at attractive prices. If we are unable to predict user preferences or industry changes, or if we are unable to modify and enhance our services and offer more attractive deals than other online social commerce companies on a timely basis, we may lose our user interest and fail to attract new registered users or increase purchases from our users and our operating results could suffer.

Our sales and marketing expenses may increase and, if efforts to increase traffic to our website are not successful or cost-effective, our revenues and profitability may be materially and adversely affected.

        We rely on a variety of marketing efforts to attract traffic to our website and attract registered users. Our marketing activities involve considerable expenditures for online and traditional offline advertising and marketing. Our offline advertising includes advertising on traditional media outlets such as television and outdoor advertisements. Our online advertising is designed to direct traffic to our website and includes purchased listings on various major Internet search engines and purchasing rankings on direct navigation sites in China, as well as advertising on third-party websites. Purchased listings generally are displayed if searches for a particular word are performed on a search engine. Purchasing rankings on direct navigation sites provides high ranking for websites in a certain area. Advertising on third-party websites includes purchasing advertising space and links to our website. Depending on the arrangement, we may be required to pay a fixed fee, a fee based on the volume of clicks to our website, and such fee arrangements may be subject to minimum fee amounts payable by us. These arrangements are generally not exclusive.

        Our sales and marketing expenses vary over time, depending upon a number of factors, many of which are beyond our control. For example, the cost of our offline advertising has recently increased substantially, due to increased efforts to establish our brand image via traditional media outlets, such as television advertisements. If we continue to seek to increase our brand recognition through television advertisements, it could be increasingly costly and may result in an increase in our marketing expenses. If we are not able to reduce our other operating costs, increase our registered user base or increase average gross billings per active paying user to offset such anticipated increases, our profitability may be materially and adversely affected. In addition, our marketing activities may not be successful or cost-effective.

        There has been a gradual increase in directed traffic from direct navigation sites and, consequently, the cost of such purchased listings and rankings could also increase as a percentage of our total marketing costs if this trend continues. Furthermore, while we currently enjoy good relationships with third-party search engines and direct navigation sites, our arrangements with these third parties may be terminated or expire and we may not be able to replace this traffic and thus lose revenues. Given our reliance on certain direct navigation sites in China, such as hao123.com, hao360.com, the termination of arrangements with key direct navigation sites may result in a significant decline in our website traffic and related revenues if we are unable to find suitable replacement arrangements. We also may not be able to enter into new arrangements with third parties on acceptable terms or at all. Any of these factors or other general factors outside of our control could result in an increase in our marketing costs, which would adversely affect our business, financial condition and results of operations.

        Marketing strategies in China are evolving. This further requires us to enhance our marketing strategies and experiment with new marketing methods to keep pace with industry developments.

Failure to refine our existing marketing activities or to introduce new effective marketing activities in a cost-effective manner could reduce our market share, cause our revenues to decline and negatively impact our profitability.

        Our current marketing expenses are the result of concerted efforts to build our brand image and expand our user base and market share. We may continue to incur a large amount of marketing expenses as part of our growth strategy. We cannot guarantee that our marketing efforts will meet our expectations in enhancing our brand or increasing our user base or market share. If we fail to recover in time our marketing expenses with new paying user acquisitions or increases in our revenues, our results of operations and cash flows could be materially and adversely affected.

We may be unable to maintain our merchant base or attract new merchants in the future on terms acceptable to us or at all, which may materially and adversely impact our business and results of operations.

        Our continued success is largely dependent upon our ability to attract and maintain a broad merchant base and offer a wide range of products and services on our website to our registered users. Our revenues represent the amount of billings, net of business tax, we retain after paying an agreed amount to the merchants. Merchants may choose other online social commerce companies or conclude that online social commerce is not effective for their business purposes. Merchants may also demand prices that are not attractive to us or our users or other terms that may not be acceptable to us. If we are unable to maintain and attract a broad merchant base in the future on terms acceptable to us or at all, our business and results of operations would be materially and adversely affected.

Our merchants may have difficulty fulfilling their obligations due to limited availability of working capital to them, which may materially and adversely impact our business and results of operations.

        Our user and merchant contracts generally allow us to collect payment upfront when our users purchase the offerings featured on our website and make payments to our merchants by installments on subsequent dates. For services offerings, currently we typically pay 40% of the total contracted price to a merchant three business days after an offer expires on our website. The merchant receives an additional 30% of the total contracted price upon redemption of 40% of the vouchers purchased by our users. Within seven days after the expiration date of the voucher, we pay the remainder of the contracted price to the merchant. However, we do not pay merchants, or we claw back from merchants, as applicable, the amounts refunded to users that have not redeemed their vouchers by the voucher expiration date. For product offerings, we pay the contracted price to the merchant in installments, typically with 50% paid to the merchant three business days after an offer expires, and the remainder in one or two subsequent installments typically after goods have been delivered. These payment arrangements with merchants may not provide them with enough operating cash flow to fund their working capital needs, particularly when a large amount of group-purchase offers of the merchants' services or products are sold on our website. As a result, merchants may not be able to fulfill their obligations to our users. To date, we are not aware of any such instance where a merchant was unable to fulfill its obligations to our users to its lack of working capital. However, we cannot assure you that such an incident will not occur in the future. Merchants are generally liable pursuant to the terms of our agreements with them to indemnify us against any losses and liabilities resulting from any claim raised by our users due to the non-performance by the merchants. However, since merchants may dispute our interpretation of the indemnification clause and the extent of such indemnification, and since court or arbitration proceedings determining the outcome of such interpretation can be lengthy and costly, and the results of such proceedings may be uncertain, we cannot assure you that we will be successful in enforcing such clauses or obtaining indemnification in full in practice every time such an incident occurs. If a significant number of merchants cannot fulfill their respective obligations to our users and are unable to fully indemnify us for our users' losses as a result of their inability to fulfill their respective obligations, our business and results of operations could suffer.

Our reputation could be harmed and our user experience may be negatively affected if third-party logistics companies and third-party payment service providers do not adhere to our standards of quality.

        We rely, to a large extent, on third-party logistics companies such as Huitong Express, Shentong Express and Zhongtong Express, and third-party payment service providers such as 99Bill, Alipay, Tenpay and Yeepay, to enable our users to purchase vouchers and receive products ordered on our website. We contract with third-party logistics companies to fulfill timely and safe delivery service standards in those cities where we do not have a logistics presence. These arrangements allow us to respond quickly to product demand in multiple markets while increasing efficiency and minimizing costs. Interruptions to or failures in these third-party logistics services could prevent the timely or successful delivery of products. These interruptions may be due to unforeseen events that are beyond our control or the control of these third-party logistics companies, such as inclement weather or natural disasters. If the products are not delivered on time or are delivered in a damaged state, users may refuse to accept the products and have less confidence in our services. Thus, we may lose paying users, and our financial condition and market reputation could suffer. To date, we have not experienced delays or unsatisfactory deliveries that we could not remedy or that have had a material impact on our business. However, we cannot guarantee that these third-party companies will adhere to the standards of service and quality control that we impose on our operations. If any of these third-party logistics companies or third-party payment service providers fail to provide our users with the quality of service they expect from our brand, our reputation may be harmed, which could negatively impact our business and results of operations.

        Additionally, we have the right to replace any third-party logistics company or payment service provider that fails to comply with our service standards in accordance with the terms of our contracts with these third-party companies. To date, we have not replaced any third-party logistics company or payment service provider. However, we cannot assure you that these third-party companies will be able to provide services we request in the future. If we are not able to find replacements for them in a timely manner, or at all, our business and results of operations may be materially and adversely affected.

An increase in our refund rate could adversely affect our business and results of operations.

        We offer our "Three Guarantees" as posted on our website to our users, which generally promise (i) an unconditional cash refund or credit towards future purchases at the choice of the user for user requests made within seven days of the closing of the offer, (ii) a cash refund or credit towards future purchases at the choice of the user upon our investigation with the merchant, if the service or product is materially different from what we feature on the website or has a material defect, or the merchant refuses to honor the voucher during the validity period of the voucher, and (iii) an automatic credit or a cash refund (if requested by the user) for expired and unredeemed vouchers, which credit can be applied towards the purchase of another group-purchase offering. See "Business—Our Services and Products—Our User Experience—Service Purchases—Three Guarantees." The first prong of our "Three Guarantees" is generally not available for (a) certain film, concert or show ticket vouchers because these vouchers generally need to be redeemed within a very short period of time and, as such, have expiration dates of less than seven days, (b) hotel offers and (c) products because typically products are delivered to users within seven days of the closing of the offer. The third prong of our "Three Guarantees" is generally not available for certain film, concert or show ticket vouchers where we have purchased a fixed number of tickets from the merchants in advance, or where products have been already delivered to our users. Although our refund rate has historically been low, we have a short operating history and our refund rates may exceed our historical levels as our user base further expands and as we offer more diversified products and services to our users. As we do not have control over our merchants or the quality of products or services they deliver, aside from our own merchant selection and approval process and our product acceptance process in our warehouses, we rely on the historical number of claims received and refunds made to estimate our refund claims for each period. Our actual level of refund claims could prove to be higher than the level of refund claims we estimate. A significant increase in our refund rate could significantly reduce our liquidity and cash flow, which could adversely affect our business and results of operations. However, we are contractually entitled to deduct from amounts due to the merchant (or request payment from the merchant) qualifying refunds that we have made to our users (including but not limited to refunds for expired and unredeemed vouchers). While we have these contractual entitlements against our merchants and have been able in the past to fully enforce or fully recover the cost of our remedies from our merchants, there is no assurance that we will be able to do so in the future.

Actions by our merchants may damage our reputation and our brand, which in turn could adversely affect the number of active users and our results of operations.

        Our users may suffer harm as a result of the actions or poor quality of services of a merchant whose services or products are featured on our website. Affected users could initiate legal or other actions against us for the indemnification of any loss that they have suffered from the actions of our merchants, which could cause us to incur significant expenses and damage our reputation. We do not carry insurance to cover such claims and potential damages.

        In addition, if one or more of our users suffer or allege to have suffered harm as a result of using the products or services featured on our website, any resulting negative publicity could materially and adversely affect us or China's online social commerce industry in general, including, but not limited to, increased government scrutiny and regulation. Any such incident involving our online social commerce services could damage our reputation and our brand and may result in a decline of the number of users. This, in turn, could adversely affect our results of operations.

        Furthermore, if our merchants are unable to fulfill their obligations to our users and provide the services or products as featured on our website due to insolvency, bankruptcy or other operational or financial difficulties, our brand image and reputation may be harmed. We may also be unable to recover prepayments made to our merchants. We pay our merchants in installments according to the progress of the group-purchases and, for services offerings, currently we typically pay 40% of the total contracted price to a merchant three business days after an offer expires on our website. In the event that our merchants are unable to fulfill their obligations to our users or otherwise do not comply with their agreements with us, we may suffer losses as a result of unreturned prepayments. In addition, our users may seek refunds from us under our "Three Guarantees" promises and we may be required to expend significant time, money and resources to obtain such indemnification from the merchants. Although under our current arrangements with merchants, merchants are obligated to indemnify us against certain claims by our users associated with services or products provided by them, we may not ultimately be able to obtain full indemnification against our losses or at all if merchants are insolvent or bankrupt or if merchants successfully dispute our claims in legal proceedings. As a result, our business and results of operations could also be adversely affected.

Misconduct of our employees may result in harm to our reputation or our business.

        We have established internal controls and policies regulating the actions of our employees. However, we cannot guarantee that our employees will not engage in actions such as fraud, theft or the making of public statements that are harmful to our reputation. For instance, in March 2011, national television channel CCTV Channel 2 broadcasted a report alleging that we had engaged in suspect merchant selection and screening processes and sold counterfeit products, and that we inflated our offerings' participation rates. We discovered that the incident that was the subject of this report occurred when a sales person engaged a distributor of products without properly implementing our merchant selection process. Despite the fact that the statements made by the employee to the CCTV reporter did not reflect our policies regarding merchant selection and the reporting of offering participation rates, our brand image and reputation were harmed by the report. Since that incident, we have undertaken training for our sales force and strengthened our merchant approval process in order to avoid similar incidents. See "Business—Our Sales Network and Team—Sales Force and Training." However, we cannot assure you that similar incidents or other misconduct by our employees will not occur in the future. Such actions may harm our brand image and could materially and adversely affect our business and prospects.

If we are unable to maintain and enhance our brand, we may be unable to maintain or expand our user base.

        We believe that our reputation and level of market awareness for our Lashou brand has contributed significantly to the success of our business. Maintaining and enhancing our brand recognition and reputation depends primarily on the quality and consistency of our services, as well as the success of our marketing and promotional efforts. We believe that maintaining and enhancing our brand is critical to our efforts to attract and expand our user base. We believe that the importance of brand recognition will continue to increase given the growing number of websites and the low barriers to entry for companies to set up online social commerce services. If visitors and users to our website do not perceive our existing services to be of high quality, or if we introduce new services that are not favorably received, our brand image may be harmed, thereby decreasing the attractiveness of our website. While we have devoted significant resources to brand promotion efforts in recent years, we cannot assure you that our ongoing marketing efforts will be successful in further promoting our brand. In addition, our brand image may be harmed by negative publicity relating to our company or websites regardless of its veracity. If we are unable to further maintain and enhance our brand recognition and increase market awareness for our company and services, our ability to attract users may be harmed and our business prospects may be materially and adversely affected.

We may be unable to successfully incorporate new types of group-purchase offerings into our existing business model.

        We operate in a rapidly evolving industry and, as such, intend to continually expand the types of product and service offerings available to our users. As part of the expansion of our product and service offerings, we may make substantial investments in anticipation of future revenues. The introduction of new product and service offerings may require us to work with different groups of merchants and address the needs of different kinds of users. In addition, we may face new competitive pressures as we expand into group-purchase offerings for new product and service markets. We cannot guarantee you that our expansion in new product or service offerings will prove successful or profitable. If we are unable to successfully incorporate new product and service offerings into our existing business model, our results of operations and our business could be adversely and materially affected.

Our failure to anticipate or successfully implement new technologies could render our online services uncompetitive or obsolete, and reduce the number of users, our revenues and our market share.

        We operate in a market characterized by rapidly changing technologies, evolving industry standards, frequent new service announcements, enhancements and changing user demands. Accordingly, our performance will depend on our ability to adapt to rapidly changing technologies and industry standards, and our ability to continually improve the speed, performance, features, ease of use and reliability of our services in response to both evolving demands of the marketplace and competitive services. We need to anticipate the emergence of new technologies and assess their market acceptance. We also need to invest significant resources in research and development to keep pace with technological advances in order to make our development capabilities and our online services competitive in the market.

        There may be occasions when we may not be as responsive as many of our competitors in adapting our services to changing industry standards and the needs of our users. Our industry has been subject to constant innovation and competition. Historically, new features may be introduced by one competitor, and if they are perceived as attractive to users, they are often copied later by others. Over the last few years, such new feature introductions in the industry have included mobile applications and location-based technology.

        We currently offer a mobile application and intend to continue to devote our efforts and funds toward the development of additional mobile technologies and features. Introducing new technologies into our systems involves numerous technical challenges, substantial amounts of capital and personnel resources and often takes many months to complete. For example, the smaller interfaces and lower resolution, limited functionality and memory currently associated with certain mobile devices may make the use of our services through such mobile devices more difficult and impair the user experience relative to access via desktop and laptop computers. We may not be able to effectively integrate new technologies on a timely basis or at all, which may decrease user satisfaction with our online services. Such technologies, even if integrated, may not function as expected or may be unable to attract and retain a substantial number of mobile device users to our online services. We also may not be able to protect such technologies from being used by our competitors. Our failure to keep pace with rapid technological changes could have a material and adverse effect on our business.

Some of our reported operating data are based on our estimates and may not be accurate.

        We believe it is important for us to report selected operating data, such as number of registered users, active paying users and completed transactions, that will allow our investors to track our performance. However, as a result of malicious online activities by some opportunistic users, we need to eliminate fictitious accounts from our system and exclude fictitious accounts from the reported operating data. For example, some visitors to our website have used software programs to generate large numbers of fictitious accounts in order to increase their chances of winning prizes in lucky draws. We monitor user activities on a daily basis for any suspicious activity, such as unusual activity in our lucky draws, in order to identify fictitious accounts. In identifying suspected fictitious user accounts, we examine a variety of parameters for suspicious activities, such as the creation of accounts with the same IP address, similar e-mail addresses or similar passwords. We also implement preventive measures such as requiring users to enter letters and numbers that are shown graphically to prevent mass registration of accounts from programs. We observe and identify suspicious activities when the potentially fictitious user accounts exceed a certain threshold, as defined by a certain percentage of the accounts whose owners are buying the same deal or a certain percentage of accounts invited by the same account, as identifying suspected fictitious user accounts under this threshold has a much higher risk of erroneously deeming accounts as fictitious that are actually legitimate.

        We have a data analysis team which is responsible for identifying fictitious user accounts. When the data analysis team identifies suspected fictitious accounts, they will notify the vice president of Technical Department, vice president of Operations and our chief executive officer, Mr. Bo Wu, of the incident, who will then jointly decide whether the accounts are fictitious and should be closed. Once accounts are determined to be fictitious, they are closed immediately. Mr. Bo Wu and the chief financial officer will continue to monitor and improve the process and report to the Board of Directors periodically on the operating data and the adjustments, including manner of such adjustments. The official policy covering the opening of accounts and prohibition on opening multiple accounts and the user's agreement are displayed on our website, which can be found in the following link:
http://www.lashou.com/xieyi.php.

        If we identify any fictitious account, we exclude it from our operating data. However, we cannot guarantee that all fictitious accounts will be fully identified or identified in a timely manner. Because some fictitious accounts can only be identified in later reporting periods, we need to provision for the exclusion of fictitious accounts in current reporting periods. Our estimates are based on historical experience and may not be the same as the actual number of fictitious accounts. In addition to adjusting for fictitious accounts, the number of active paying users and completed transactions are adjusted for actual returns to date, as well as estimated returns given that vouchers or goods purchased in any period can be returned in later periods. As a result, historically, our reported registered users were adjusted downward by up to 20% in each period and active paying users and completed transactions were each adjusted downward by between 2.5% to 6.0% in each period to reflect data net of returns and fictitious accounts and related activities. These estimates may also fluctuate in later periods based on returns and fictitious user accounts detected in future periods. Given the challenges inherent in identifying fictitious monthly average unique visitors, we do not have a reliable system to accurately identify the number of actual monthly average unique visitors, and thus relies on its recorded number of total monthly average unique visitors without any adjustment or provisioning. Although the estimates and eliminations do not impact our financial results, our investors will need to rely on these estimated operating data, instead of actual operating data, to track our performance.

Our inability to effectively address fraudulent transactions may result in harm to our business and reputation.

        We employ anti-fraud technologies in respect of our deal vouchers, including a verification system. However, it is possible that consumers or other third parties may attempt to bypass our security measures and create counterfeit vouchers in order to fraudulently purchase goods and services from our merchants. In addition, users have in the past used computer programs to generate large numbers of registered accounts in order to complete more transactions and increase their chance of winning prizes in lucky draws. Our merchants could also request reimbursement, or stop using our services, if they are affected by counterfeit vouchers or other types of fraud. While we have taken measures to detect and reduce the risk of fraud, such measures may not be effective against increasingly sophisticated fraudulent tactics. If our anti-fraud measures are unsuccessful, we may suffer harm to our reputation and our business.

Fraudulent or frivolous claims for refunds by our users may negatively impact our revenues and results of operations.

        Under our "Three Guarantees" promises, we provide refunds and exchanges to our users as needed. From time to time we may encounter fraudulent or frivolous claims for refunds by users. Such claims could result in unnecessary dedication of time and resources by our after-sales support team that could otherwise be employed to assist users with legitimate issues and concerns. Additionally, our merchants may also dispute or refuse to reimburse us for refunds paid to our users based on such fraudulent or frivolous claims. If sufficient numbers of fraudulent or frivolous claims occur within any period, our results of operations may be negatively impacted.

Our business depends substantially on the continuing efforts of our management and other personnel. If we are unable to attract and retain key personnel or hire qualified personnel, or if key personnel breach their agreements with us, our business and results of operations could be negatively impacted.

        Our performance is largely dependent on the talents and efforts of highly skilled individuals. In particular, we rely on the expertise and experience of Mr. Bo Wu, our co-founder, chairman and chief executive officer. If one or more of our senior management or key personnel were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all. Our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain personnel.

        Furthermore, our ability to anticipate and effectively respond to changing user needs depends in part on our ability to attract and retain qualified management and other personnel in sales, operations, and other functions. The effective operation of our call centers, logistics, information technology system and other back office functions also depends in part on our professional employees. The competition for employees, especially qualified senior and mid-level management and experienced personnel, is intense as the online social commerce market rapidly expands. Although we believe our focus on sustainable growth will attract and retain our employees, we cannot assure you that we will be effective in attracting and retaining qualified employees in the face of market competition. Our competitors may attempt to solicit our management or key employees with employment opportunities. For instance, in May 2011, more than 150 of our employees, including certain mid-level management, tendered their resignations to accept employment with a competitor, as a result of aggressive solicitations by such competitor. Our operations were not materially harmed as a result of this incident due in part to the fact that only a few of the individuals involved were key employees and that our platform is designed to withstand a significant employee turnover rate. Following the incident, we enacted new management procedures to more evenly distribute responsibility among our management team and ensure all employees are timely and effectively trained so our operations would not be materially affected in the event of any material future loss of employees. If, however, a substantial number of our management or key personnel join a competitor or form a competing company, we may lose users, know-how and key professionals and staff members. Also, if we do not succeed in attracting qualified personnel or retaining and motivating existing personnel, we may be unable to grow effectively and our business and results of operations could be negatively impacted. Each of our executive officers, including Mr. Bo Wu, our co-founder, chairman and chief executive officer, and Mr. James Jian Zhang, our chief financial officer, has entered into employment agreements, confidential information and invention assignment agreements with us. The confidential information and invention assignment agreements between us and our executive officers contain non-competition provisions, pursuant to which our executive officers are required to devote their full time and attention to the business of our Company and use their best efforts to develop the business and interests of our Company. Furthermore, the executive officers are prohibited from (i) directly or indirectly participating in the ownership, management, operation or control of any business competing with our business, (ii) soliciting any users or former users of our Company to offer similar or competing goods or services, or (iii) soliciting or enticing away any director, officer, consultant or employee. The confidential information and invention assignment agreements are governed by the state laws of New York. In these agreements the parties have chosen arbitration as the dispute resolution mechanism and China International Economic and Trade Arbitration Commission, or CIETAC, as the arbitration forum. Arbitration awards need to be enforced by competent PRC courts in China. Although a CIETAC arbitration award is generally enforceable in the PRC in accordance with PRC laws, there are uncertainties as to how the arbitration awards of CIETAC will be enforced in the PRC, particularly when the arbitration award involves specific performance of non-competition covenants. If the parties to the agreements seek adjudication before a court in the state of New York or other jurisdictions, the enforcement of any judgment obtained in such court may need to be conducted in the PRC in accordance with the requirements of the PRC Civil Procedures Law and the results of such enforcement may be uncertain. See "Enforceability of Civil Liabilities." We do not have non-competition agreements with many of our non-executive employees. We also do not maintain key-person life insurance policies on our executive officers.

        Competition for qualified individuals could cause us to offer higher compensation and other benefits to attract and retain them, which could materially and adversely affect our financial condition and results of operations. Additionally, the competitive nature of the employment market in the online social commerce industry in China may result in wage inflation. Any such wage inflation could impact our costs and may adversely affect our results of operations and our business.

We rely on third-party advertising service providers and their failure or unwillingness to effectively provide services to us could harm us by increasing our costs and reducing our operating margins.

        We rely on third-party advertising service providers that help market our brand and our business. Any failure of such third parties to provide their services could significantly harm our business. The steps we take to improve the marketing of our brand and our business will increase our cost and reduce our operating margin and may not be successful. Furthermore, any financial or other difficulties such providers face, the nature and extent of which we cannot predict, may adversely affect our business. Except for certain rights in our contracts with such third-party advertising service providers, we exercise little or no control over them, which increases our vulnerability to problems relating to the services that they provide or the unavailability of such services.

Inappropriate conduct or statements of our spokesperson may harm our reputation.

        Since April 2011, we have contracted with Mr. You Ge, a well-known Chinese actor, to be our brand spokesperson for a period of two years to promote our services, products and brand image. Since the engagement, Mr. You Ge has been featured in a series of television advertisements and outdoor advertisements for Lashou. We may engage other brand spokespersons in the future. We cannot guarantee that he or any other spokesperson will not engage in any inappropriate conduct or make any statement which may harm the public perception of them. Any such inappropriate action could harm our brand image and reputation, which could have an adverse impact on our sales and results of operations.

We may be unable to obtain additional financing in the future on terms acceptable to us, if at all.

        We currently anticipate that existing cash, cash equivalents and cash flow from operations will be sufficient to meet our anticipated needs for working capital, operating expenses and capital expenditures for at least 12 months after the date of this prospectus. We may need to raise additional capital in the future to fund expansion, whether in new vertical affinity or geographic markets, to develop newer or enhanced services, acquire a larger user base, respond to competitive pressures or acquire complementary businesses, technologies or services. Such additional financing may not be available on terms acceptable to us or at all. To the extent that we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution, and to the extent we engage in debt financing, if available, we may become subject to restrictive covenants that could limit our flexibility in conducting future business activities.

        Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

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  investors' perception of, and demand for, securities of online social commerce companies;

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  conditions of the United States and other capital markets in which we may seek to raise funds;

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  our future results of operations, financial condition and cash flows;

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  PRC governmental regulations of foreign investment and e-commerce in China;

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  economic, political and other conditions in China; and

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  PRC governmental policies relating to foreign currency borrowings.

        Financing may not be available in amounts or on terms acceptable to us, if at all, especially if there is a recession or other events causing volatility in the capital markets worldwide. If additional financing is not available or not available on acceptable terms, we may not be able to fund our expansion, promote our brand, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures.

We may be unable to manage risks associated with our potential expansion into new geographic markets.

        As part of our growth strategy, we intend to expand our operations into new geographic markets, particularly in second-tier or third-tier cities in China. We cannot guarantee that an expansion into smaller cities will be profitable or that we will be able to successfully attract new users or merchants in smaller cities. In addition, we may expand our business into international markets in the future. In our international expansion, we may face:

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  economic, regulatory, legal and political risks inherent in having relationships, operations and sales in other jurisdictions, including challenges caused by distance and linguistic and cultural differences;

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  the potential for longer collection periods and for difficulty in collecting accounts receivable and enforcing contractual obligations;

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  fluctuations in currency exchange rates;

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  unanticipated changes in laws or regulatory requirements, including tariffs or other barriers to trade; and

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  the potential for political, legal and economic instability.

        Any of these or other factors could have an adverse effect on our sales or costs, on the market acceptance of our solutions or on our ability to compete in one or more jurisdictions, which could have a material adverse effect on our business, results of operations or financial condition.

        Expansion into new markets may place significant additional burdens on our senior management and our sales and marketing teams. We also may not be able to develop and make available to our users online social commerce services for a new geographic market in a timely or commercially favorable manner, in the native language or without substantial errors. Moreover, our ability to expand successfully depends in part on our establishing sufficient operational resources and infrastructure. Our sales and marketing efforts in a new geographic market may fail to establish a viable base of users, or our services or products may not gain market acceptance or brand recognition sufficient to offset the costs of geographic expansion. If we fail to properly manage these risks, we may incur higher expenses and lower revenues, and any geographic expansion we undertake could have a material adverse effect on our business, results of operations or financial condition.

We may be subject to intellectual property infringement claims, which could be time-consuming and costly to defend and may materially and adversely affect our business.

        We cannot assure you that the contents of our website will not infringe upon patents, valid copyrights or other intellectual property rights held by third parties. In addition, we may incur liability for counterfeit products or other products sold on our website that infringe upon third-party intellectual property rights. We have in the past experienced one incident where a merchant provided us with counterfeit goods and have since adopted a more rigorous merchant selection process to address this issue. We have implemented an eight-step review process for the selection of merchants whereby the qualifications of each merchant are assessed by eight people, each of whom either is more senior than, or works in a different department from, the person who performs the prior review. We also conduct on-site due diligence to acquire a better understanding of the merchant's services as necessary. In addition, we require inspection of sample products before our warehouses accept delivery of products from merchants. See "Business—Our Operations—Quality Control." Although we have adopted measures to verify the authenticity of products sold on our website and to inspect product quality in the course of our services, we may not have effective or sufficient control over the quality and the authenticity of such products and services.

        We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Irrespective of the validity or the successful assertion of such claims, we could incur costs in either defending or settling any intellectual property disputes alleging infringement and the defense of these claims would be both costly and time-consuming, and could significantly divert the efforts and resources of our management and technical personnel. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, be forced to pay fines and damages, and we may incur licensing fees or be forced to develop alternatives. In addition, we may incur substantial expenses and diversion of our financial and management resources in defending against these third party infringement claims, regardless of their merit. Successful infringement or other intellectual property rights claims against us may result in substantial monetary liabilities, which may disrupt our operations and materially adversely affect our business, results of operations and prospects.

        Under our agreements with suppliers and third-party merchants, we require such parties to indemnify us for any losses we suffer or any costs that we incur due to any products we source from such suppliers or any products sold by third-party merchants. However, we may not be able to successfully enforce our contractual rights and may need to initiate costly and lengthy legal proceedings to protect our rights.

A significant majority of our sales are processed through a limited number of third-party payment service providers. If we fail to maintain our relationships with these partners, our business could be harmed.

        We conduct a substantial portion of our sales through four third-party payment service providers. In particular, 89.0% of the total transaction amount of our sales in aggregate as of December 31, 2010 were conducted through a single third-party payment service provider, Alipay, although we have reduced our reliance on Alipay since then. We anticipate that a limited number of third-party payment service providers will continue to hold significant market share, and the number may shrink further due to industry consolidation or other causes. Our relationships with our third-party payment service providers are key to our operations and business. However, we cannot assure you that our relationships with our current third-party payment service providers will continue in the future on similar terms, if at all. If we fail to maintain our relationships with our third-party payment service providers or are unable to find a suitable replacement through whom our users are willing to process their payments, our business may be materially and adversely affected.

Our operating results fluctuate from period to period and, as a result, investors should not rely on quarterly operating results as being indicative of future results.

        Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our ADSs. Our operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. Our operating results from period to period are highly dependent upon, and will fluctuate, based on the following factors:

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  the demand for, and acceptance of, our online social commerce services and enhancements to these services;

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  the introduction, development, timing and market acceptance of our website and services and those of our competitors;

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  the magnitude and timing of marketing initiatives and capital expenditures relating to expansion of our operations;

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  the cost and timing of online and offline advertising and other marketing efforts;

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  the maintenance and development of relationships with portals, search engines, Internet service providers and other web properties, telecommunication service providers and other entities capable of attracting potential users to our website;

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  technical difficulties, system failures, system security breaches, or downtime of the Internet, in general, or of our services, in particular;

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  costs related to any acquisitions or dispositions of technologies or businesses; and

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  general economic conditions, as well as those specific to the Internet, online social commerce services and related industries.

        In addition, the online social commerce industry is subject to fluctuations in revenues due to seasonality. The seasonality of our business may cause fluctuations in our quarterly operating results. Generally, we experience lower sales during calendar quarters with more weekends and longer and more frequent holiday periods, such as the New Year and Spring Festival holidays, which generally fall in the first quarter, the May holiday season and the October holiday season.

        Due to these and other factors, our operating results will vary from period to period, will be difficult to predict for any given period, may be adversely affected from period to period and may not be indicative of our future performance. It is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline.

If we fail to establish or maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may, therefore, be adversely impacted.

        Prior to this offering, we have been a private company with a short operating history and limited accounting personnel with U.S. GAAP experience and other resources with which to address our internal control and procedures over financial reporting. In the preparation of our consolidated financial statements for the period from September 15, 2009 (date of inception) to December 31, 2009 and the year ended December 31, 2010, we and our independent registered public accounting firm identified one material weakness and certain other deficiencies in our internal control over financial reporting. As defined in AU 325, Communicating Internal Control Related Matters Identified in an Audit, of the PCAOB Standard and Related Rules, a material weakness is a deficiency, or a combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of the company's financial statements will not be prevented, or detected and corrected on a timely basis. The material weakness identified relates to our lack of sufficient resources with the requisite U.S. GAAP and SEC financial accounting and reporting expertise to support the accurate and timely preparation and presentation of our consolidated financial statements and related disclosures, which resulted in certain undetected errors in our previously issued consolidated financial statements. See "Note 2—RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS" to our Consolidated Financial Statements for additional information.

        To address the material weakness and other certain deficiencies, we have implemented, and are in the process of implementing, a number of measures to improve our internal control over financial reporting, including:

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  we hired a chief financial officer and a U.S. GAAP reporting and finance controller who have U.S. GAAP experience through either working at major accounting firms or U.S. listed companies;

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  we have set up a review process to ensure proper financial statement closing and reporting procedures;

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  we plan to hire more full-time professionals with the requisite U.S. GAAP, tax and SEC reporting expertise;

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  we plan to hire an internal control specialist and engage outside consultants to assist in establishing internal control processes and oversight measures to improve our U.S. GAAP reporting and our financial reporting processes to comply with requirements under the Sarbanes-Oxley Act of 2002; and

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  we plan to formalize our information technology policies and procedures specifically relating to our program change management, application management, logical user access and data backup and recovery processes.

        In addition, upon the completion of this offering, we will establish an audit committee under our board of directors in accordance with the applicable SEC and NASDAQ requirements to provide adequate independent oversight with respect to our accounting and financial reporting. We also plan to establish and maintain an internal audit function to further ensure accuracy of U.S. GAAP reporting.

        Our failure to remediate the material weakness and deficiencies, and achieve and maintain the adequacy of our internal control, may result in inaccuracies in our financial statements or delay in the preparation of our financial statements. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Ineffective internal control over financial reporting could also expose us to increased risk of fraud or misappropriations of corporate assets and subject us to potential delisting from the stock exchange on which our ADSs are listed, regulatory investigations or civil or criminal sanctions.

        Upon the completion of this offering, we will become a public company in the United States and be subject to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The SEC, as required under Section 404 of the Sarbanes-Oxley Act, or Section 404, has adopted rules requiring public companies to include a management report on the effectiveness of their internal control over financial reporting in their annual reports. In addition, an independent registered public accounting firm must report on the effectiveness of the companies' internal control over financial reporting. These requirements will first apply to us beginning with our annual report on Form 20-F for the fiscal year ending December 31, 2012. During the course of the assessment process that we will undertake for compliance with Section 404, we may identify material weaknesses and other deficiencies that we may not be able to remediate in time to meet the deadline imposed by Section 404 and our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may not conclude that our internal control over financial reporting is effective or may issue an adverse opinion on the effectiveness of our internal control over financial reporting. Our failure to establish and maintain an effective internal control over financial reporting could increase the risk of material misstatements in our financial statements and result in a failure to meet our financial and other reporting obligations, which would likely cause investors to lose confidence in our reported financial information and lead to a significant decline in the trading price of our ADSs.

Our rights to lease certain properties could be challenged, which could prevent us from continuing to operate the affected service facilities or increase the costs associated with operating these service facilities.

        We lease all of the properties we use for our operations. We currently have approximately 290 leased facilities. For approximately 35% of these leased properties, the lessors were unable to provide us with copies of title certificates or documents evidencing the authorization or consent of the ultimate owners of such properties. Although we are in the process of standardizing the internal procedures for signing lease agreements, such as requiring lessors to provide title certificates for our review prior to signing, or written owners' consents, if the lessors are not the registered property owners, we currently cannot assure you that all of the lessors have the proper legal rights to lease the properties to us and, as a result, the corresponding lease agreements could be deemed invalid. Some properties may not be designated for commercial usage and, consequently, the relevant authorities or the ultimate owners of the properties may challenge our lease of the properties for commercial usage. Some of the properties we lease from third parties may have been mortgaged by the owners and we may not be able to continue using such properties if the mortgages are foreclosed. In addition, we have not urged our lessors to register our lease agreements with the local housing bureaus. Under PRC law, the failure may result in the risk that we may not be able to continue to occupy the relevant properties if any such lease is challenged by third parties. We believe we can make alternative leasing arrangements without incurring material costs or causing any material disruption to our business. However, if we need to relocate a large number of offices within a short period of time due to failures by a significant number of our lessors to fulfill these obligations, our operations could be disrupted.

Our business depends on the reliable operation of our servers and our ability to obtain network capacity. If our current systems safeguards are unable to prevent an interruption in the availability of our services, our reputation and brand may be adversely affected and our revenues may be reduced.

        The performance of our servers is critical to our business and reputation, to our ability to attract visitors and users to our website and to retain registered users. An unexpected or substantial increase in the use of our website could strain the capacity of our systems, which could lead to a slower response time or system failures. We have in the past experienced delays due to hacking activities, including incidents on June 2, 2011 and October 27, 2011, both of which caused our website to be temporarily unavailable for several hours but resulted in no material loss to us. Any future slowdowns or system failures could adversely affect the speed and responsiveness of our website and would diminish the experience for our visitors and users. We face risks related to our ability to scale up to our expected user levels while maintaining superior performance. If the usage of our website substantially increases, we may need to purchase additional servers and networking equipment and services to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. Any system failure that causes an interruption in service or a decrease in the responsiveness of our website could reduce traffic on our website and, if sustained or repeated, could impair our reputation and the attractiveness of our brand as well as reduce our revenues or otherwise negatively impact our operating results.

        We undertake frequent backup of our system data and have in place disaster recovery systems that we believe are adequate for our business. However, in the event of a catastrophic failure involving our website, our data back up and disaster recovery systems may be ineffective and we may be unable to serve our web traffic for a significant period of time. Our business is therefore susceptible to earthquakes and other catastrophic events, including acts of terrorism. Our servers are hosted and maintained in Beijing and the absence of a redundant network in a different location could exacerbate this disruption. Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of our website and services or a decrease in responsiveness of our website would result in reduced visitor traffic, reduced revenues and would adversely affect our reputation and brand. In addition, any system failure, including network, software or hardware failure, of our third-party payment service providers, that causes an interruption of prompt payment and settlement of our sales could materially and adversely affect our results of operations.

Our network is vulnerable to security breaches and undetected programming errors or defects in our website and hacking or other unauthorized activities could result in potential liability, loss of users and damage to our business and reputation and materially and adversely affect our results of operations.

        To date, we have not experienced any material breach of our security systems. However, we cannot assure you that our financial systems and other technology resources are completely secure from security breaches or sabotage. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including the personal data of our users, and cause interruptions in our operations or damage our brand and reputation. Such breach of our security measures could involve the disclosure of personal information and could expose us to a material risk of litigation, liability or governmental enforcement proceeding. We may be required to incur significant additional costs to protect against security breaches or to alleviate problems caused by such breaches. Any well-publicized compromise of our security or the security of any other website could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or uploading personal information, which could have a detrimental impact on our potential user base.

        Computer viruses may cause delays or other service interruptions and could damage our reputation, affect our ability to provide our services. The inadvertent transmission of computer viruses could also expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system were highly publicized, our reputation could be significantly damaged, resulting in the loss of current and future users.

        In addition, our user database holds confidential information concerning our users. As such, we have developed technologies to protect our proprietary information database from Internet hacking and other unauthorized access of our users' confidential information. However, we cannot guarantee that such anti-hacking technology will effectively protect against increasingly sophisticated counter-measures and it is possible that third parties, such as hackers or criminal organizations, may unlawfully gain access to information provided by our users to us through our website. Confidential information of our users may also be misappropriated or inadvertently disclosed through employee misconduct or mistakes. We may also in the future be required to disclose to government authorities certain confidential information concerning our users.

        Furthermore, many of our users pay for our services through third-party online payment services. In such transactions, secure transmission of confidential information, such as users' debit and credit card numbers and expiration dates, personal information and billing addresses, over public networks, including our website, is essential for maintaining consumer confidence. We have limited influence over the security measures of third-party online payment service providers. In addition, our third-party merchants may violate their confidentiality obligations and disclose information about our users. Any compromise of our security or third-party service providers' security would have a material adverse effect on our reputation, business, prospects, financial condition and results of operations.

        Any significant breach of security of our website could significantly harm our business, reputation and results of operations and could expose us to lawsuits brought by our users and sanctions by governmental authorities in the jurisdictions in which we operate. Additionally, if we are accused of failing to protect the confidential information of our users, we may be forced to expend significant financial and managerial resources in defending against these accusations and we may face potential liability. Any negative publicity may adversely affect our public image and reputation. Any perception by the public that online commerce is becoming increasingly unsafe or that the privacy of user information is vulnerable to attack could inhibit the growth of online services generally, which in turn may reduce the number of our users and harm our business and results of operations.

Unexpected disruptions to the communications network in China could have a material adverse effect on our business, financial condition and results of operations.

        Our services are dependent upon the use of the Internet and telephone and broadband communications to provide high-capacity data transmission without system downtime. Any failure to maintain the satisfactory performance, reliability, security and availability of our network infrastructure may cause significant harm to our reputation and our ability to attract and maintain users. All of the servers operating our website, and all of the servers handling log-in, billing and data back-up matters for us are hosted and maintained by third-party service providers. Major risks involved in such network infrastructure include any break-downs or system failures resulting in a sustained shutdown of all or a material portion of our servers, including failures which may be attributable to sustained power shutdowns, or efforts to gain unauthorized access to our systems causing loss or corruption of data or malfunctions of software or hardware. There have been instances where regional and national telecommunications outages in China have caused us, and other Internet businesses, to experience systems interruptions. Any network interruption or other inadequacy that causes interruptions in the availability of our online services or deterioration in the quality of access to our online services could reduce our users' satisfaction and ultimately harm our business, financial condition and results of operations.

We have limited insurance coverage, which could expose us to significant costs and business disruptions.

        As the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business insurance products. We do not have any business liability, loss of data or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in our incurring substantial costs and the diversion of our resources.

        In addition, in March 2011 we launched our own logistic services and currently employ over 300 delivery personnel to facilitate the delivery of our products in our key cities. We do not take title to, nor carry any insurance covering, the products delivered by us or stored in warehouses or distribution centers or stations. While we carry accident insurance for our delivery personnel, such insurance may not be adequate for damage or losses we may incur. If we were to incur substantial liabilities that were not covered by our insurance, we could incur costs and losses that could materially and adversely affect our results of operations.

We face risks of health epidemics and other disasters, which could severely disrupt our business operations.

        Our business could be materially and adversely affected by the outbreak of H1N1, or swine influenza, avian influenza, severe acute respiratory syndrome, or SARS, or another epidemic. In 2009 and early 2010, there were outbreaks of swine influenza in certain regions of the world, including China. In 2006 and 2007, there were reports on the occurrences of avian influenza in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of swine influenza, avian influenza, SARS or other adverse public health developments in China could require the temporary closure of our offices. Such closures could severely disrupt our business operations and adversely affect our results of operations.

        Our operations are vulnerable to interruption and damage from man-made or natural disasters, including wars, acts of terrorism, snowstorms, earthquakes, fire, floods, environmental accidents, power loss, communications failures and similar events. If any similar man-made or natural disaster were to occur in the future, our ability to operate our business could be seriously impaired.

Risks Related to Doing Business in the People's Republic of China

Our business, financial condition and results of operations may be adversely affected by the downturn in the global or Chinese economy.

        The global financial markets have experienced significant disruptions since 2008. China's economy has also faced challenges. To the extent that there has been recovery in some areas, it is uncertain whether such recovery is sustainable. Since we derive substantially all of our revenues from users in China, our business and prospects may be affected by economic conditions in China. A slowdown in China's economy may lead to a reduced amount of personal spending on online social commerce services, which could materially adversely affect our financial condition and results of operations.

        Moreover, a slowdown in the global or Chinese economy or the recurrence of any financial disruptions may have a material and adverse impact on financings available to us. The weakness in the economy could erode investors' confidence, which constitutes the basis of the equity markets. The recent turmoil in the financial markets may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all. Although we are uncertain about the extent to which the recent global financial and economic crisis and slowdown of the Chinese economy may impact our business in the long term, there is a risk that our business, results of operations and prospects would be materially adversely affected by the global economic downturn and any slowdown of the Chinese economy.

If the PRC government determines that the contractual arrangements that establish the structure for operating our business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties.

        We are a Cayman Islands company and, as such, we are classified as a foreign enterprise under Chinese laws, and our major PRC operating subsidiary, Shanghai Lashou, is a foreign-invested enterprise. Various regulations in China currently restrict or prevent foreign-invested entities from holding certain licenses required to operate value-added telecommunications businesses. In light of these restrictions, we rely on our VIE, Beijing Lashou, to hold and maintain the licenses necessary to operate our online services in China. Two PRC citizens, Mr. Ming Guan and Mr. Xiaobo Jia, are the shareholders of Beijing Lashou. We do not have any equity interest in Beijing Lashou but receive its economic benefits and losses through various contractual arrangements. In addition, we have entered into agreements with Beijing Lashou and each of its shareholders which provide us with a substantial ability to control Beijing Lashou. For a description of these contractual arrangements with Beijing Lashou and its shareholders, see "Corporate History and Structure—Corporate Structure—Contractual Arrangements with Beijing Lashou and its Shareholders."

        Current PRC laws and regulations place certain restrictions on foreign ownership of companies that engage in telecommunications business. Specifically, foreign ownership in an Internet information service provider or other value-added telecommunications service provider may not exceed 50%. The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MIIT Circular, issued by the Ministry of Industry and Information Technology, or the MIIT, in July 2006, reiterated the regulations on foreign investment in telecommunications businesses, which require foreign investors to set up foreign-invested enterprises and obtain a business operating license for value-added telecommunications services, or ICP license, to conduct any value-added telecommunications business in China. Under the MIIT Circular, a domestic company that holds an Internet content provision license is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, the relevant trademarks and domain names that are used in the value-added telecommunications business must be owned by the local Internet content provision license holder. The MIIT Circular further requires each Internet content provision license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations. Beijing Lashou, as our VIE, holds a valid ICP license, owns the domain name lashou.com, and has been applying to register relevant trademarks, which is in compliance with the MIIT Circular. However, due to a lack of interpretative materials from the regulator, it is unclear what impact the MIIT Circular will have on us or the other Chinese Internet companies that have adopted the same or similar corporate and contractual structures as ours.

        In the opinion of Fangda Partners, our PRC counsel, (i) the ownership structure of Shanghai Lashou and Beijing Lashou is not in violation of any express provisions of applicable PRC laws and regulations; and (ii) the VIE contracts that establish the contractual arrangements among Shanghai Lashou, Beijing Lashou and its shareholders are valid and legally binding. However, Fangda Partners has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules; accordingly, the PRC regulatory authorities may take a view that is contrary to the above opinion of our PRC legal counsel.

        For example, the Ministry of Commerce, or the MOFCOM, promulgated the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors in August 2011, or the MOFCOM Security Review Rules, to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or Circular No. 6. The MOFCOM Security Review Rules came into effect on September 1, 2011 and replaced the Interim Provisions of the Ministry of Commerce on Matters Relating to the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM in March 2011. According to these circulars and rules, a security review is required for mergers and acquisitions by foreign investors having "national defense and security" concerns and mergers and acquisitions by which foreign investors may acquire the "de facto control" of domestic enterprises having "national security" concerns. In addition, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review, the MOFCOM will look into the substance and actual impact of the transaction. The MOFCOM Security Review Rules further prohibit foreign investors from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that our online social commerce business falls into the scope subject to the security review, and there is no requirement for foreign investors in those mergers and acquisitions transactions already completed prior to the promulgation of Circular No. 6 to submit such transactions to MOFCOM for security review. As we have already obtained the "de facto control" over our VIE prior to the effectiveness of these circulars and rules, we do not believe we are required to submit our existing contractual arrangement to the MOFCOM for security review. However, we are advised by our PRC legal counsel that, as these circulars and rules are relatively new and there is a lack of clear statutory interpretation on the implementation of the same, there is no assurance that the MOFCOM will have the same view as we do when applying these national security review-related circulars and rules.

        In addition, various media sources have recently reported that the CSRC has prepared a report for the State Council suggesting regulating the use of the VIE structure, such as ours, in the context of foreign investment in China and overseas listings. However, it is unclear whether the CSRC officially submitted such a report, what specific content such report contains and whether and when any further action will be taken by the State Council, CSRC, MOFCOM or any other PRC government authority regarding the use of the VIE structure.

        We cannot assure you that we will not be found in violation of any current or future PRC laws and regulations. If we are found to be in violation of any existing or future PRC laws or regulations, including the MIIT Circular, the MOFCOM Security Review Rules and any future regulations regarding the use of the VIE structure promulgated by any PRC government authority, or fail to obtain or maintain any of the required permits or approvals, the relevant regulatory authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income, revoking Beijing Lashou's business or operating licenses, requiring us to restructure or unwind the relevant ownership structure or operations, requiring us to discontinue or divest all or any portion of our business and assets, restricting our right to collect revenues, blocking our website, imposing additional conditions or requirements with which we may not be able to comply. Any of these actions could cause significant disruption to our business operations and may materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements with Beijing Lashou and its respective shareholders may not be as effective in providing operational control over Beijing Lashou as direct ownership of these companies.

        We conduct our business in China through Beijing Lashou. Our contractual arrangements with Beijing Lashou and its respective shareholders provide us with effective control over this company. See

"Corporate History and Structure—Corporate Structure—Contractual Arrangements with Beijing Lashou and its Shareholders." As a result of these contractual arrangements, we are considered to be the primary beneficiary of Beijing Lashou and accordingly, we consolidate the results of operations, assets and liabilities of Beijing Lashou in our consolidated financial statements.

        Although we have been advised by Fangda Partners, our PRC legal counsel, that the VIE contracts that establish these contractual arrangements are valid and legally binding, these contractual arrangements may not be as effective in providing us with control over Beijing Lashou as direct ownership of this company. For example, if we had direct ownership of Beijing Lashou, we would be able to exercise our rights as a shareholder to effect changes in the executive director of Beijing Lashou, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, we rely on the performance by Beijing Lashou and its shareholders of their obligations under the contracts to exercise control over Beijing Lashou. Furthermore, if the shareholders of our VIE are involved in proceedings that negatively impact their respective equity interests in our VIE and/or our ability to enforce our VIE contracts, our business would be materially and adversely affected.

Any failure by Beijing Lashou or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business and financial condition.

        If Beijing Lashou or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if the transferee is a foreign company, the transfer of equity interest in Beijing Lashou will be subject to approval from relevant governmental authorities, such as MIIT and MOFCOM, and the transferee will be required to comply with various requirements including qualification and maximum foreign shareholding percentage requirements. As these governmental authorities have wide discretion in granting their approvals, we may fail to obtain such approvals when we exercise our option under the Call Option Agreement. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Beijing Lashou, and our ability to conduct our business may be negatively affected.

        These contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements, which may make it difficult to exert effective control over our VIE, and our ability to conduct our business may be negatively affected. See "—Risks Related to Doing Business in the People's Republic of China—Uncertainties with respect to the PRC legal system could have a material adverse effect on us."

The shareholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        Our VIE, Beijing Lashou, is jointly owned by Mr. Ming Guan and Mr. Xiaobo Jia. Conflicts of interests between these individuals' roles as shareholders of our VIE and their duties to our company may arise. In addition, Mr. Ming Guan is also the executive director and general manager of our VIE, and Mr. Xiaobo Jia is the supervisor of our VIE. The PRC Company Law provides that a director, member of management or supervisor owes a fiduciary duty to the company he serves as a director, manager or supervisor. The abovementioned individuals must therefore act in good faith and in the best interests of our VIE and must not use their respective positions for personal gain. These laws do not require them to consider our best interests when making decisions as a director, supervisor or member of management of our VIE. Mr. Xiaobo Jia, as our director, also owes a fiduciary duty to us under Cayman laws.

        We cannot assure you that when conflicts of interest arise, these individuals will act in the best interests of our company or that conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our VIE to breach or refuse to renew the existing contractual arrangements that allow us to effectively control our VIE and receive economic benefits from it. There is currently no specific and clear guidance under PRC laws that addresses the resolution of any conflict between PRC laws and Cayman Islands laws in respect of any conflict relating to corporate governance regime, according to Fangda Partners, our PRC counsel. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our VIE, we would have to rely on legal proceedings to resolve these disputes and/or enforce our VIE contracts, which could result in disruption of our business, and there would be substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use and enjoy assets held by our VIE that are important to the operation of our business if our VIE declares bankruptcy or becomes subject to a dissolution or liquidation proceeding.

        Our VIE, Beijing Lashou, holds certain assets that are important to our business operations, such as our domain name www.lashou.com. Although the call option agreement between Shanghai Lashou, Beijing Lashou and its shareholders contains terms that specifically obligate the shareholders of our VIE to ensure the valid existence of our VIE and that the VIE may not be voluntarily liquidated, in the event the shareholders breach this obligation and voluntarily liquidate Beijing Lashou, or Beijing Lashou declares bankruptcy, and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business operations, which could materially and adversely affect our business, financial condition and results of operations. Furthermore, if Beijing Lashou undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Contractual arrangements we have entered into may be subject to scrutiny by the PRC tax authorities, and a finding that we or our affiliated entity owes additional taxes could reduce our net income and the value of your investment.

        As required by applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between our subsidiary in China on the one hand, and our VIE on the other, do not represent an arm's-length price and adjust our VIE's income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by our VIE, which could in turn increase its tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIE for underpaid taxes. Our results of operations may be adversely affected if our VIE' tax liabilities increase or if it is found to be subject to late payment fees or other penalties.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business, and we may be liable for information displayed on, retrieved from, or linked to our Internet websites.

        The PRC government has adopted certain regulations governing Internet access and the distribution of news and other information over the Internet. Under these regulations, Internet content providers are prohibited from posting or displaying over the Internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements could result in the revocation of ICP and other required licenses and the closure of the concerned websites. The website operator may also be held liable for such prohibited information displayed on, retrieved from or linked to such website.

        The MIIT has published regulations that subject website operators to potential liability for content included on their websites and the actions of users and others using their websites, including liability for violations of PRC laws prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local Internet service provider, or ISP, to block any Internet website maintained outside China at its sole discretion. Periodically, the Ministry of Public Security has stopped the dissemination over the Internet of information which it believes to be socially destabilizing. The State Secrecy Bureau, which is directly responsible for the protection of State secrets of the PRC government, is authorized to block any website it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the dissemination of online information.

        As these regulations are subject to interpretation by the relevant authorities, it may not be possible for us to determine in all cases the type of content that could result in liability for us as a website operator. In addition, we may not be able to control or restrict the content of other Internet information service providers linked to or accessible through our website, or content generated or placed on our website by our users, despite our attempt to monitor such content. To the extent that regulatory authorities find any portion of our content objectionable, they may require us to limit or eliminate the dissemination of such information or otherwise curtail the nature of such content on our website, which may reduce our user traffic and have a material adverse effect on our financial condition and results of operations. In addition, we may be subject to significant penalties for violations of those regulations arising from information displayed on, retrieved from or linked to our website, including a suspension or shutdown of our operations.

We may be classified as a "resident enterprise" for PRC enterprise income tax purposes, which could result in our global income becoming subject to 25% PRC enterprise income tax.

        The PRC Enterprise Income Tax Law, or the PRC EIT Law, provides that an enterprise established outside China whose "de facto management body" is located in China is considered a "resident enterprise" and will generally be subject to the uniform 25% enterprise income tax rate, or EIT rate, as to its global income. Under the implementation rules, "de facto management body" is defined as substantial and overall management and control over such aspects as the production and business, personnel, accounts and properties of an enterprise.

        In April 2009, the State Administration of Taxation released a circular that sets out the standards and procedures for recognizing the location of the "de facto management body" of an enterprise registered outside of the PRC and funded by Chinese enterprises or Chinese enterprise groups as controlling investors, or a Chinese Funded Enterprise. Under the circular, a Chinese Funded Enterprise is considered a resident enterprise if all of the following apply: (i) a Chinese Funded Enterprise's major management department and personnel who are responsible for carrying out daily operations are located in the PRC; (ii) the department or the personnel who have the right to decide or approve the Chinese Funded Enterprise's financial and human resource matters are located in the PRC; (iii) the major assets, account book, company seal and meeting minutes of the Chinese Funded Enterprise are located or stored in the PRC; and (iv) the directors or management personnel holding no less than 50% voting rights of the Chinese Funded Enterprise habitually reside in the PRC. The circular explicitly provides that the above standards apply to enterprises which are registered outside the PRC and funded by Chinese enterprises or Chinese enterprise groups as controlling investors. We are currently not funded or controlled by any Chinese enterprise or Chinese enterprise group, therefore the circular does not apply to us directly. However, such standards may be cited for reference only when considering whether our "de facto management body" is in the PRC or not. Accordingly, it is still uncertain whether we may be considered a resident enterprise under the PRC EIT Law. If we are considered a resident enterprise, we will be subject to a 25% PRC income tax on our global income and such 25% tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

We principally rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us, or the tax implications of making payments to us, could have a material adverse effect on our ability to conduct our business or our financial condition.

        We are a holding company, and we rely principally on dividends and other distributions on equity from our wholly owned subsidiaries in China for our cash requirements, including the funds necessary to service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their respective accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its respective after-tax profits each year, if any, to fund certain statutory reserve funds until the aggregate amount of such reserve funds reaches 50% of its registered capital and to allocate a discretionary portion of its respective after-tax profits to staff welfare and bonus funds. Since we have not achieved profitability, we are not yet required to allocate funds for such reserve funds. These reserves are not distributable as cash dividends. Furthermore, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Most of our assets are held by, and substantially all of our earnings and cash flows are attributable to, our PRC subsidiaries. Our cash flows are principally derived from dividends paid to us by our PRC subsidiaries. As a result, our ability to distribute dividends largely depends on earnings from our PRC subsidiaries and their ability to pay dividends out of their earnings. If operating losses from our PRC subsidiaries were to continue to grow, our operating results and cash flows would be further materially and adversely affected. Our PRC subsidiaries so far have not paid us any dividends. We cannot assure you that our PRC subsidiaries will generate sufficient earnings and cash flows in the near future to pay dividends or otherwise distribute sufficient funds to enable us to meet our obligations, pay interest and expenses or declare dividends.

        In addition, the PRC EIT Law and its implementation rules provide that an income tax rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. While the tax arrangement between the PRC and Hong Kong provides that dividends paid by a foreign-invested enterprise in the PRC to its offshore corporate shareholder, which is considered a Hong Kong tax resident, will be subject to PRC income tax at the rate of 5% of total dividends, this is limited to instances where the corporate shareholder directly holds at least 25% of the equity interests in the PRC foreign-invested company that is to pay dividends for at least twelve (12) consecutive months immediately prior to receiving the dividends and meets certain other criteria prescribed by the relevant regulations. Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is further subject to approval of the relevant tax authority.

        Furthermore, the State Administration of Taxation promulgated the Notice on How to Understand and Determine the Beneficial Owners in Tax Treaty in October 2009, or Circular 601, which provides guidance for determining whether a resident of a contracting state is the "beneficial owner" of an item of income under China's tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. A conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. We cannot assure you that any dividends to be distributed by our subsidiaries to us will be entitled to the benefits under the relevant tax treaties and arrangements, if any. In particular, we cannot assure you that Lashou HK Limited, our wholly owned subsidiary incorporated in Hong Kong, and also the direct equity owner of our PRC subsidiaries, will be entitled to the 5% reduced tax rate. If Lashou HK Limited is subject to the 10% tax rate instead of the 5% tax rate for dividends paid to it, our financial condition will be negatively affected.

You may be subject to PRC income tax on dividends from us or on gain realized on the transfer of our ADSs or ordinary shares.

        Under the PRC EIT Law and related implementation rules, subject to a tax treaty or similar arrangement between the PRC and the foreign investors' jurisdiction of incorporation that provides for a different income tax arrangement, PRC income tax at the rate of 10% is normally applicable to dividends payable to investors that are "non-resident enterprises," which do not have an establishment or place of business in the PRC, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC unless a treaty or similar arrangement otherwise provides. Substantially all of our business operations are in China and it is unclear whether dividends we pay with respect to our ordinary shares or ADSs, or the gain realized from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and as a result be subject to PRC income tax. If PRC income tax is imposed on dividends payable to our non-PRC investors or on gains realized through the transfer of our ordinary shares or ADSs, the value of your investment in our ordinary shares or ADSs may be materially and adversely affected. Furthermore, for our ADS holders whose jurisdictions of incorporation have tax treaties or arrangements with China, we cannot guarantee that the ADS holders will be qualified for benefits under such tax treaties or arrangements.

The strengthened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on our business operations, our acquisition or restructuring strategy or the value of your investment in us.

        In connection with the PRC EIT Law, the Ministry of Finance and State Administration of Taxation jointly issued, on April 30, 2009, the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, the State Administration of Taxation issued the Notice on Strengthening the Management on Enterprise Income Tax for Non-resident Enterprises Equity Transfer, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively on January 1, 2008. The State Administration of Taxation also issued a few rules to provide clarification of a number of areas related to these two circulars. By promulgating and implementing such circulars, the PRC tax authorities have strengthened their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. For example, Circular 698 specifies that the PRC State Administration of Taxation is entitled to redefine the nature of an indirect equity transfer where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, and disregard the existence of such overseas holding company, if such indirect transfer is deemed as being arranged for tax-avoidance purposes and without reasonable commercial purpose. We are not required to pay taxes under Circular 698 due to any of the prior equity transactions described under "Corporate History and Structure" as we have not conducted any transfer of an equity interest which is subject to Circular 698. However, the transfer of our shares by certain then shareholders to us and other relevant parties in 2010 and 2011 respectively may be subject to income tax on capital gains generated from such transfers of the shares. Although Circular 698 contains an exemption for transfers of publicly traded stock in a PRC resident enterprise, it remains unclear whether we will be deemed a PRC resident enterprise and whether such exemption will be applicable to the transfer of our shares or ADSs. If we are regarded as a non-PRC resident enterprise, PRC tax authorities may deem any future transfer of our ordinary shares or ADSs by our shareholders or holders of our ADSs to be subject to these regulations, which may subject such shareholders or holders of our ADSs to additional reporting obligation or tax burdens. In case of failure to comply with these circulars by these sellers, the PRC tax authorities may take actions, including requesting us to provide assistance for their investigation, which may have a negative impact on our business operation.

        In addition, since we may pursue acquisitions as one of our growth strategies, and may conduct acquisitions involving complex corporate structures, the PRC tax authorities may, at their discretion, adjust the capital gains or request that we submit additional documentation for their review in connection with any potential acquisitions, which may cause us to incur additional acquisition costs or delay our acquisition timetable.

The continued growth of China's Internet market depends on the establishment of an adequate telecommunications infrastructure.

        Although private sector Internet service providers currently exist in China, almost all access to the Internet is maintained through state-owned telecommunications operators under the administrative control and regulatory supervision of the MIIT, as well as other governmental authorities. We rely on this infrastructure to provide data communications capacity primarily through local telecommunications lines. Although the government has announced plans to develop aggressively the national information infrastructure, we cannot assure you that this infrastructure will be developed as planned or at all. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure.

PRC regulations relating to consumer protection and restrictions on unfair competition may limit our ability to offer our users certain prizes through our "Lucky Draw" contest or operate the contest at all, or subject us to potential liability for improper marketing activities.

        As a promotional feature of our site, we offer our users the chance to enter our "Lucky Draw" contests to win certain prizes. The Anti-Unfair Competition Law of the PRC and relevant regulations limit the amount of prizes we can offer to less than RMB5,000. Failure to comply with this requirement will subject us to a fine ranging from RMB10,000 to RMB100,000. We cannot guarantee that in the future the Chinese government will not further limit our ability to offer certain prizes or to offer the "Lucky Draw" contest at all. This would limit one of the means for us to attract new users and could adversely affect our results of operations, especially if our competitors do not observe these regulations to the same extent as we do. In addition, PRC laws and regulations impose various requirements relating to consumer protection, including control of product quality and prohibition of fraudulent marketing activities. If we fail to comply with these laws and regulations relating to consumer protection, we may be subject to fines and other penalties, which in turn could adversely affect our reputation, revenues and operating results.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

        We conduct our business primarily through our subsidiaries and affiliated entities in China. Our operations in China are governed by PRC laws and regulations. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

        Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        In utilizing the proceeds of this offering in the manner described in "Use of Proceeds," as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC operating subsidiaries, or we may make additional capital contributions to our PRC operating subsidiaries. Loans by us to any of our operating subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with the SAFE or its competent local counterparts. Capital contributions must be approved by, among others, the PRC Ministry of Commerce or its competent local counterparts. We made capital contributions to our PRC operating subsidiaries as registered capital, which has been registered with the relevant local counterparts of the SAFE. We may not be able to obtain these government approvals and registrations on a timely basis, if at all, with respect to future capital contributions by us to our PRC operating subsidiaries. If we fail to receive such approvals or registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

        On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 requires that Renminbi converted from the foreign currency-denominated registered capital of a foreign-invested company may only be used for purposes within the company's business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for otherwise in its business scope. Shanghai Lashou, our major PRC operating subsidiary, was approved by the People's Government of Jiading District, Shanghai and the People's Government of Shanghai in April 2011, and its business scope mainly includes design, development and manufacture of computer application software, sale of self-produced products and provision of related technical consulting services, provision of marketing and commercial consulting services, importing and exporting, and wholeselling of various products. In addition, SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency-denominated registered capital of a foreign-invested company. The use of such Renminbi may not be changed without approval from SAFE, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of SAFE Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations. As a result, SAFE Circular 142 may significantly limit our ability to transfer the net proceeds from our initial public offering and subsequent offerings or financing to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC, and we may not be able to convert the net proceeds from our initial public offering and subsequent offerings or financing into Renminbi to invest in or acquire any other PRC companies.

Governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB and substantially all of our cash inflows and outflows are denominated in Renminbi. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC operating subsidiaries. We may convert a portion of our revenues into other currencies to meet our foreign currency obligations, such as payments of dividends declared in respect of our ordinary shares, if any. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies generally without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

We may be subject to penalties, including restriction on our ability to inject capital into our PRC subsidiaries and our PRC subsidiaries' ability to distribute profits to us, if our PRC resident shareholders or beneficial owners fail to comply with relevant PRC foreign exchange rules.

        SAFE issued a public notice in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies owned by such PRC residents, referred to in the notice as an "offshore special purpose vehicle." SAFE has further issued a series of implementation guidance, including the most recent Notice of SAFE on Printing and Distributing the Implementing Rules for the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular No. 19, which will come into effect as of July 1, 2011. These regulations require PRC residents and PRC corporate entities to register with competent local branches of SAFE in connection with their direct or indirect offshore investment in offshore special purpose vehicles. These regulations may apply to our shareholders who are PRC residents or have PRC residents as their ultimate owners and may apply to any offshore acquisitions that we make in the future.

        Under these foreign exchange regulations, PRC residents who make, or have previously made prior to October 2005, direct or indirect investments in offshore special purpose vehicles are required to register those investments. In addition, any PRC resident that is a shareholder of an offshore special purpose vehicle is required to amend its SAFE registration with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital. Since May 2007, SAFE issued a series of guidance to its local branches with respect to the operational process for SAFE registration, which standardized more specific and stringent supervision on the registration relating to the SAFE notice. For example, this guidance requires the onshore subsidiaries of an offshore entity to make true statement to the local SAFE authorities if there is any shareholder or beneficial owner of the offshore entity who is a PRC citizen or resident. Untrue statement by the onshore subsidiaries will lead to potential liability for the subsidiaries, and in some instances, for their legal representatives and other liable individuals.

        We have repurchased certain shares from some of our former corporate shareholders, which, to our knowledge, are owned by PRC residents who had not duly made the registration with SAFE under these regulations. Beijing Lashou Technology, one of our subsidiaries which is currently dormant and in the process of liquidation, also failed to report to the local branch of SAFE in respect of such indirect shareholding by such PRC residents, when applying for a foreign exchange certificate with such local branch of SAFE. As a result, Beijing Lashou Technology may be subject to fines and other legal sanctions, including restrictions on our ability to contribute additional capital into Beijing Lashou Technology and the ability of Beijing Lashou Technology to distribute dividends to our offshore holding companies. In addition, although such PRC residents currently do not own any shares in us, we cannot assure you that SAFE will not penalize us due to such historical non-compliance.

        We have requested all of our current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of the SAFE notice and its guidance and will urge relevant shareholders, upon learning they are PRC residents, to register with the local SAFE branch as required under the SAFE notice and its guidance. However, we may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements required by the SAFE notice or other related rules in a timely manner. In addition, Circular No.19 provides for certain new requirements on registration procedures. For example, to apply for registration of a PRC resident's investment in an offshore special purpose vehicle, the PRC resident must submit supporting documents evidencing such resident's equity interest in the assets or equities of the PRC company. It is still uncertain how the new guidance will be interpreted and implemented and it may be difficult for our ultimate shareholders or beneficial owners who are PRC residents to provide sufficient supporting documents required by SAFE or to complete the required registration with SAFE in a timely manner, or at all. In case of any non-compliance on any of our PRC resident shareholders or beneficial owners, our PRC subsidiaries and such shareholders and beneficial owners may be subject to fines and other legal sanctions, including restriction on our ability to contribute additional capital into our PRC subsidiaries and our PRC subsidiaries' ability to distribute dividends to our offshore holding companies, which will adversely affect our business.

Failure to comply with PRC regulations regarding the registration requirements for employee share ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        In December 2006, the People's Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, which set forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. In January 2007, SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen's participation in the employee share ownership plans or share option plans of an overseas publicly listed company. In March 2007, SAFE promulgated the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rules. Under these rules, PRC citizens who participate in an employee share ownership plan or a share option plan in an overseas publicly listed company are required to register with SAFE and complete certain other procedures. For participants of an employee share ownership plan, an overseas custodian bank should be retained by the PRC agent, which could be the PRC subsidiary of such overseas publicly listed company, to hold on trusteeship all overseas assets held by such participants under the employee share ownership plan. In the case of a share option plan, the PRC agent is required to retain a financial institution with stock brokerage qualification at the place where the overseas publicly listed company is listed or a qualified institution designated by the overseas publicly listed company to handle matters in connection with the exercise or sale of share options for the share option plan participants. For participants who had already participated in an employee share ownership plan or share option plan before the date of the Stock Option Rules, the Stock Option Rules require their PRC employers or PRC agents to complete the relevant formalities within three months of the date of this rule. We and our PRC citizen employees who participate in an employee share ownership plan or a share option plan will be subject to these regulations when our company becomes a publicly listed company in the United States. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions. See "Regulation—Regulations on Employee Stock Options Plans."

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

        The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy resulted in an over 20% appreciation of the RMB against the U.S. dollar over the following three years. For almost two years after reaching a high against the U.S. dollar in July 2008, however, the Renminbi traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would allow more RMB exchange rate fluctuation. However, it remains unclear how this announcement might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the RMB against the U.S. dollar. Substantially all of our revenues and costs are denominated in RMB, and a significant portion of our financial assets are also denominated in RMB. We principally rely on dividends and other distributions paid to us by our subsidiary in China. Any significant revaluation of the RMB may potentially materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

The approval of the China Securities Regulatory Commission, may be required in connection with this offering under PRC law, and, if required, we cannot assure you that we will be able to obtain such approval

        On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, or SASAC, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission, or the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006, and were amended on June 22, 2009. These regulations, among other things, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to public listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC, and if it does, it is uncertain how long it will take us to obtain the approval. If CSRC approval is required for this offering, our failure to obtain or delay in obtaining the CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

        Our PRC counsel, Fangda Partners, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the NASDAQ Global Market, because we are not controlled by PRC enterprises or PRC citizens, as such we do not constitute a special purpose vehicle as defined by the M&A Rules which is required to obtain approval from the CSRC for overseas listing, and it is not aware of any public record indicating that any of the issuers having similar offshore and onshore corporate structures and already listed on an offshore stock exchange has been required by the CSRC to procure the approval of the CSRC prior to its listing.

PRC laws and regulations establish more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        PRC laws and regulations, such as the M&A Rules, the Anti-Monopoly Law and the MOFCOM Security Review Rules, established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review or security review. The MOFCOM Security Review Rules, effective from September 1, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by the MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. If the business of any target company that we plan to acquire falls into the ambit of security review, we may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Our PRC subsidiaries and VIE may have engaged in business activities without the necessary approvals from or registration with local authorities. This could subject us to fines or other penalties, which could negatively impact our results of operations or interfere with our ability to operate our business.

        According to relevant PRC laws, a company is required to conduct business within its business scope and supplementally register with the relevant company registration authority if the company expands or changes the scope of its business operation. For certain business operations, additional governmental approvals, licenses, registrations or filings may also be required for any expansion of business scope. As our VIE and PRC operating subsidiaries quickly expand their operations, they may need to obtain additional governmental approvals, licenses or supplement their registrations or filings, which they may fail to do in a timely manner. For example, to operate our logistics services, Shanghai Lashou, our major operating subsidiary, and Beijing Lashou, our VIE, are required to obtain Road Transport Permits in Shanghai and Beijing, respectively. Beijing Lashou is also required to satisfy various requirements of local authorities for provision of logistics services outside of Beijing and such requirements of local authorities may vary from city to city. In some cities, a logistics services operator is required to obtain a separate permit, while in other cities, filings are required. Beijing Lashou obtained its Road Transport Permit from the local authority of Beijing in June 2011 and we are still in the process of applying with the relevant local authorities in other cities for necessary permits or making additional filings for operating our logistics services in these cities. Failure to obtain these permits or register or file in a timely manner, or at all, may substantially inhibit our ability to operate our business.

        Furthermore, a company that sets up a branch to conduct business in a location outside its domicile must register with the local AIC, while a liaison office, which is typically for liaison purpose without direct business operation, is generally not required to register, although local AICs may have different practices. We currently have approximately 50 branches, all of which have registered with the local AIC, and various liason offices, which have not registered. As we have started providing logistics services, we are applying for branch registration in cities where we have distribution stations. If we fail to complete such registration in a timely manner, or at all, or if the relevant local AIC deems that any of our liaison offices is actually a branch and thus subject to such registration requirements, we may be subject to penalties for failing to register such entity. These penalties may include fines, and for our distribution stations, disgorgement of gains or revocation of business licenses of our subsidiaries or our VIE, although we believe that, as a matter of practice, the authorities typically impose an extreme penalty only after repeated warnings are ignored or where a violation is blatant and continuous. Because of the discretionary nature of regulatory enforcements in the PRC, we cannot assure you that we will not be subject to these penalties as a result of violations of the requirements, or that these penalties would not substantially inhibit our ability to operate our business.

        In addition, the online social commerce industry in China is still in an early stage of development and the PRC laws applicable to the industry are still evolving. Due to the lack of clarity under the existing PRC regulatory regime, we may be required to comply with additional legal requirements. For example, it is uncertain if our VIE will be required to seek approval to expand its value-added telecommunications license to cover services through mobile networks for its operation of our mobile platform. Also, it is not yet clear if an online social commerce website operator, such as our VIE, will be regarded as a retailer and, as a result, be required to expand its approved business scope to include a retail component. Furthermore, if our VIE is regarded as a retailer, the featuring of certain products such as food, wine, books, newspapers, magazines, audio-video products and electronic publications on our website may be subject to special approvals or permits. We intend to apply for the mobile network value-added telecommunications license, expand the business scope of our VIE to include a retail component and apply for the special approvals or permits and comply with other applicable regulatory requirements, if so required by the relevant PRC regulations. However, our VIE may not succeed in completing such additional registration or obtaining such additional licenses, approvals or permits in a timely manner, or at all. Failure to do so when required by the relevant PRC regulations may substantially inhibit our ability to operate our business. Relevant PRC regulators may further impose various penalties on our VIE for its historical non-compliance with the relevant PRC laws, which may negatively impact our revenues or interfere with ability to operate our business.

Risks Relating to the ADSs and this Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and an active trading for our ADSs may not develop after this offering so you may not be able to resell your ADSs at or above the price you paid, or at all.

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. We have applied to have the ADSs listed on the NASDAQ Global Market. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs would be materially and adversely affected.

        The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after the offering. An active trading market for our ADSs may not develop and the market price of our ADSs may decline below the initial public offering price. You may lose parts or all of your investment in our ADSs.

The market price for our ADSs may be volatile, which could result in substantial losses to you.

        The market price for our ADSs may be volatile and subject to wide fluctuations in response to factors such as actual or anticipated fluctuations in our quarterly results of operations, changes in financial estimates by securities research analysts, changes in the economic performance or market valuations of other companies operate in our industry, announcements by us or our competitors of material acquisitions, strategic partnerships, joint ventures or capital commitments, fluctuations of exchange rates between RMB and the U.S. dollar, intellectual property litigation, release of lock-up or other transfer restrictions on our outstanding shares or ADSs, and economic or political conditions in China. In addition, the performance, and fluctuation in market prices, of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes of our ADSs. Volatility in global capital markets, as was experienced during the global financial crisis, could also have an adverse effect on the market price of our ADSs. Furthermore, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

Our quarterly results may fluctuate due to a number of factors and, as a result, could fall below investor expectations or estimates by securities research analysts, which may cause the trading price of our ADSs to decline.

        Our revenue and operating results are difficult to predict, and have in the past varied and are likely in the future to vary significantly from period to period. As a result of a number of factors, many of which are beyond our control, it is possible that results of operations for future periods may be below the expectations of public market analysts and investors, causing the market price of our securities to decline. Factors that may affect our quarterly results include, but are not limited to (i) seasonal variations in operating results; (ii) variations in the sales of our services to our significant users; (iii) the discretionary nature of our users' demands and spending patterns; (iv) competition from our competitors; (v) vulnerability of our business to a general economic downturn in the global economy; and (vi) changes in the laws that affect our operations. Additionally, our quarterly revenues are subject to fluctuation because they substantially depend upon the timing of orders, which may be impacted significantly if sales and order cycles are prolonged. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance.

Substantial future sales or the perception of sales of our ADSs or ordinary shares in the public market could cause the price of our ADSs to decline.

        Sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the applicable lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. See "Shares Eligible for Future Sale" and "Underwriting" for a detailed description of the lock-up restrictions. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the lead underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

        In addition, as disclosed under "Description of Share Capital—Registration Rights," certain holders of our ordinary and preferred shares have the right to cause us to register the sale of an aggregate of shares under the Securities Act, subject to a 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the related registration statement. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

Since the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

        As of June 30, 2011, our existing investors had paid an average of approximately RMB          per share for our ordinary shares on an as converted basis, assuming the conversion of our Series A, Series B and Series C preferred shares into Class B ordinary shares immediately upon the completion of this offering. If you purchase our ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately RMB          per ADS (assuming no exercise by the underwriters of their option to purchase additional ADSs), representing the difference between our net tangible book value per ADS as of December 31, 2010, after giving effect to the conversion of our Series A, Series B and Series C preferred shares and this offering at an assumed initial public offering price of RMB          (US$          ) per ADS, the midpoint of the estimated public offering price range shown on the cover of this prospectus. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options or other share-based awards. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Following the initial public offering, we will continue to have a dual-class voting structure for our Shares, which may limit your ability as a shareholder to influence corporate matters.

        We currently have a dual-class voting structure such that our ordinary shares consist of Class A and Class B ordinary shares. Subject to certain exceptions, in respect of matters requiring the votes of shareholders, holders of Class A ordinary shares, who are Mr. Bo Wu and his affiliates, are entitled to ten votes per share, while holders of Class B ordinary shares are entitled to one vote per share. We will issue Class B ordinary shares represented by ADSs in this offering. Following the initial public offering, holders of our Class A ordinary shares will be entitled to five votes per share and holders of Class B ordinary shares will only be entitled to one vote per ordinary share. Due to the disparate voting powers attached to these two classes, as of the date of this prospectus, Mr. Bo Wu beneficially owns approximately           % of the aggregate voting power of our company and has considerable influence over matters requiring shareholder approval, subject to certain exceptions. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class B ordinary shares and ADSs may view as beneficial.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are organized under Cayman Islands law, conduct substantially all of our operations in China and the majority of our directors and officers reside outside the United States.

        We are incorporated in the Cayman Islands and substantially all of our assets are located outside of the United States. We conduct substantially all of our current operations in China through our subsidiary and affiliated entities in China. The majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it may be difficult for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial of the merits. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

        Our corporate affairs are governed by our memorandum and articles of association, as amended from time to time, and by the Companies Law (as amended) and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the Untied States, and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

        The corporate affairs of our PRC subsidiaries and our VIE are governed by the PRC Company Law. Under Articles 148, 149 and 150 of the PRC Company Law, the directors and management of our PRC subsidiary and VIE owe fiduciary duties and duties of diligence to our PRC subsidiary or VIE. However, these duties are not clearly established and there are limited precedents of actual enforcement under these provisions. Additionally, according to Fangda Partners, our PRC counsel, it is not aware of any specific and clear guidance under PRC law that addresses the resolution of any conflict between PRC laws and Cayman Islands laws in respect of corporate goverance regime.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation organized in a jurisdiction in the United States.

Our articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders' opportunity to sell their shares, including ordinary shares represented by our ADSs, at a premium.

        We have adopted amended and restated articles of association effective upon the completion of this offering that contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

You may not have the same voting rights as the holders of our ordinary shares and must act through the depositary to exercise your rights.

        As an ADS holder, you may only exercise voting rights with respect to the underlying Class B ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying Class B ordinary shares in accordance with these instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the Class B ordinary shares underlying your ADSs. Furthermore, if the vote is by show of hands, the depositary will not vote the deposited securities. If the vote is by poll, the depositary will try to vote the deposited securities in accordance with the voting instructions it timely receives from ADS holders. In the event of poll voting, deposited securities for which no instructions are received will not be voted.

        Pursuant to our third amended and restated memorandum and articles of association, we may convene a shareholders' meeting upon ten days' notice. When a shareholder's meeting is convened, you may not receive sufficient advance notice to withdraw the Class B ordinary shares underlying your ADSs to allow you to vote with respect to any specific matter. If we give timely notice, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. You may not receive the voting materials in time to instruct the depositary to vote the Class B ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the Class B ordinary shares underlying your ADSs are not voted as you requested.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to rely on an exemption from registration under the Securities Act to distribute such rights and securities. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may not receive distributions on our ordinary shares or any value for them if such distribution is illegal or impractical or if any required government approval cannot be obtained in order to make such distribution available to you.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under relevant securities laws but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the Depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions.

        We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement.

Our management will have considerable discretion as to the use of the net proceeds to be received by us from this offering and you may not agree with our management on these uses.

        Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for general corporate purposes that do not improve our efforts to achieve and maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or lose value.

We may be classified as a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or ordinary shares.

        Based on the current and anticipated valuation of our assets, including goodwill, and composition of our income and assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2011 or the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that we will not be a PFIC for any taxable year. A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will be determined, in part, by reference to the market price of our ADSs and ordinary shares, fluctuations in the market price of the ADSs and ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC. While there is no clear guidance under the PFIC rules for assessing contractual arrangements, the contractual arrangements between us and our affiliated entity, Beijing Lashou, should be treated as ownership of stock for purposes of the PFIC rules. However, if there is any adverse determination that such arrangements should not be treated as ownership of stock for such purposes, our PFIC status is likely to depend on whether the assets we hold, including the call option agreement described in "Corporate History and Structure—Corporate Structure—Contractual Arrangements with Beijing Lashou and its Shareholders," are viewed as property that is used or held for use in our trade or business, or otherwise treated as assets that are not passive for purposes of the PFIC rules. If our assets are not so viewed, there is substantial risk we would be classified as a PFIC. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in "Taxation—United States Federal Income Taxation") holds an ADS or ordinary share, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company."

We will incur increased costs as a public company.

        As a public company, we will incur a significantly higher level of legal, accounting and other expenses than we do as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NASDAQ Global Market, has required changes in the corporate governance practices of public companies.

        When we become a public company, we will establish additional board committees and will adopt and implement additional policies regarding internal controls over financial reporting and disclosure controls and procedures. In particular, compliance with Section 404 of the Sarbanes-Oxley Act, which requires public companies to include a report of management on the effectiveness of their internal control over financial reporting, will increase our costs. In addition, we will incur costs associated with public company reporting requirements, such as the requirements to file an annual report and other reports with the SEC.

        We are currently evaluating and monitoring developments with respect to these rules. We expect these rules and regulations will increase our legal and financial compliance costs, but we cannot predict or estimate the additional costs or the timing of initially additional costs we may incur.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to us. These statements involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        In some cases, you can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

  •
  our business strategies and initiatives as well as our business plans;

  •
  our future business development, results of operations and financial condition;

  •
  expected changes in our revenues and certain cost or expense items;

  •
  our offerings under development; and

  •
  trends and competition in the online social commerce market and industry.

        You should thoroughly read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual results in the future may be materially different from or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely affect our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry," "Business" and elsewhere in this prospectus.

        This prospectus also contains third-party data related to macro-economic data, the retail and services market, the number of small and medium enterprises operating in China, as well as online social commerce market and industry that includes projections and analyses based on a number of assumptions. The projected growth may not materialize at the rates suggested by the market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the online social commerce industry subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, our actual results may differ from the projections based on these assumptions.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the states are made in this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$             million, or approximately US$             million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an initial offering price of US$            per ADS, the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus. Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) the net proceeds of this offering by approximately US$             million.

        We plan to use the net proceeds of this offering as follows:

  •
  approximately US$         million to increase our marketing efforts and expand our sales network and our delivery and fulfillment infrastructure;

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  approximately US$         million to build and establish a call center and an operations center;

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  approximately US$         million for research and development;

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  approximately US$         million to improve our enterprise resource planning, or ERP, system;

  •
  approximately US$         million to further enhance our technology infrastructure; and

  •
  the balance of the proceeds for general corporate purposes, including our working capital needs and potential mergers and acquisitions, although we have not currently identified any such potential transaction targets.

        The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

        As of the date of this prospectus, we believe that the estimated net proceeds of this offering, along with our existing cash balances and ongoing operating cash flows, will be sufficient to fund our operations and provide necessary capital for our contemplated expansion plans. Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations.

 DIVIDEND POLICY

        We have not paid any dividends in the past and do not anticipate paying dividends on our ordinary shares in the foreseeable future. We currently intend to retain future earnings, if any, to operate our business and finance future growth strategies. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

        Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

        We are a holding company, and we rely on dividends paid by our operating subsidiaries in China for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. The payment of dividends in China is subject to limitations. Regulations in the PRC currently permit payment of dividends by our PRC subsidiaries only out of accumulated profits as determined in accordance with accounting standards and regulations in China. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year to contribute to its reserve fund until the accumulated balance of the reserve funds reach 50% of its registered capital. It is also required to reserve a portion of its after-tax profits to each PRC subsidiary's employee welfare and bonus fund, the amount of which is determined by its respective board of directors in accordance with its articles of association. These funds are not distributable in cash dividends. Our PRC subsidiaries did not distribute any dividends from their undistributed earnings for the years or periods prior to June 30, 2011. We have determined that it is probable that dividends will not be distributed in the foreseeable future from the undistributed profits of our PRC subsidiaries accumulated up to June 30, 2011.

CAPITALIZATION

        The following table sets forth our capitalization, as of June 30, 2011:

  •
  on an actual basis;

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  on a pro forma basis to reflect the automatic conversion of all of our outstanding preferred shares into 404,003,9861 Class B ordinary shares immediately prior to the closing of this offering; and

  •
  on a pro forma as adjusted basis to reflect the automatic conversion of all of our outstanding preferred shares into 404,003,9861 Class B ordinary shares immediately prior to the closing of this offering, and the issuance and sale of the                Class B ordinary shares in the form of ADSs by us in this offering, assuming an initial public offering price of US$            per ADS, the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters' option to purchase additional ADSs.

        The pro forma adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. You should read this capitalization table together with "Use of Proceeds," "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2011
	Actual		Pro forma		Pro forma as adjusted
	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except share and per share data)

Convertible redeemable preferred shares, US$0.0000005 par value, 198,877,780 Series A-1, 12,785,000 Series A-2, 12,500,000 Series A-3, 9,943,000 Series A-4, 95,962,633 Series B and 73,935,573 Series C shares authorized, issued and outstanding

Series A-1 convertible redeemable preferred shares	29,216	4,520	—	—	—	—
Series A-2 convertible redeemable preferred shares	1,362	211	—	—	—	—
Series A-3 convertible redeemable preferred shares	1,240	192	—	—	—	—
Series A-4 convertible redeemable preferred shares	882	136	—	—	—	—
Series B convertible redeemable preferred shares	200,918	31,085	—	—	—	—
Series C convertible redeemable preferred shares	725,846	112,299	—	—	—	—

Total convertible redeemable preferred shares	959,464	148,443	—	—	—	—
Equity (Deficit):
Class A ordinary shares, US$0.0000005 par value, 212,786,100 shares authorized, 100,000,000 shares issued and outstanding	—	—	—	—
Class B ordinary shares, US$0.0000005 par value, 800,000,000 shares authorized, 37,021,639 shares issued and outstanding, 441,025,625 shares for pro forma (unaudited)	—	—	—	—
Additional paid-in capital	99,594	15,410	1,059,058	163,853
Accumulated other comprehensive loss	(11,170)	(1,728)	(11,170)	(1,728)
Accumulated deficit	(474,165)	(73,361)	(474,165)	(73,361)

Total shareholders' equity (deficit)	(385,741)	(59,679)	573,723	88,764

Total capitalization	573,723	88,764	573,723	88,764

1
If in the event the initial public offering price is lower than US$1.502809 per Class B ordinary share, the issue price for the Series C preferred shares, the conversion ratio of Series C preferred shares to ordinary shares will be greater than 1:1 and the number of ordinary shares outstanding immediately prior to this offering and after this offering will increase. Any US$            decrease in the initial offering price will result in the issuance of                        additional Class B ordinary shares to Series C preferred shareholders upon conversion.

        This table is based on 100,000,000 of our Class A and 37,021,639 of our Class B ordinary shares outstanding as of June 30, 2011 and excludes:

  •
  28,411,100 Class A and 110,583,948 Class B ordinary shares issuable upon the exercise of share options outstanding with exercise prices ranging from US$0.0000005 to US$0.02347 per share and a weighted average exercise price of US$0.0003867 per share; and

  •
  66,728,612 additional Class B ordinary shares reserved for future grants under the 2010 Plan.

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) each of cash and cash equivalents, total current assets, total assets, total shareholders' equity (deficit) and total liabilities, convertible redeemable preferred shares and shareholders' equity (deficit) by US$             million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

DILUTION

        If you invest in our ADSs, your interest will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of June 30, 2011 was approximately US$88.3 million, or US$0.64 per ordinary share and US$            per ADS. Net tangible book value represents the amount of our total consolidated assets, net of software, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed initial public offering price per ordinary share, which is based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        Without taking into account any other changes in net tangible book value after June 30, 2011 other than to give effect to our sale of ADSs offered in this offering at the assumed initial public offering price of US$            per ADS after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2011 would have been US$             million, or US$            per outstanding ordinary share and US$            per ADS. This represents an immediate increase in net tangible book value of US$            per ordinary share and US$            per ADS to the existing shareholders, and an immediate dilution in net tangible book value of US$             per ordinary share and US$            per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

Assumed initial public offering price per ADS	US$
Historical tangible book value per ordinary share as of June 30, 2011	US$	0.64
Historical tangible book value per ADS as of June 30, 2011	US$
Pro forma net tangible book value per ordinary share after giving effect to the conversion of our preferred shares	US$
Pro forma net tangible book value per ADS after giving effect to the conversion of our preferred shares	US$
Pro forma net tangible book value per ordinary share after giving effect to the conversion of our preferred shares and this offering	US$
Pro forma net tangible book value per ADS after giving effect to the conversion of our preferred shares and this offering	US$
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$
Amount of dilution in net tangible book value per ADS to new investors in the offering	US$

        After giving effect to the exercise of options to purchase 81,242,443 Class B ordinary shares held by Lashou Employee, a company wholly-owned by Mr. Xiabo Jia, a founding shareholder and director of the Company, there would be an additional immediate dilution of US$             per ordinary share and US$             per ADS to new investors in this offering.

        If in the event the initial public offering price is lower than US$1.502809 per Class B ordinary share, the issue price for the Series C preferred shares, the conversion ratio of Series C preferred shares to ordinary shares will be greater than 1:1. Any US$            decrease in the initial offering price will result in the issuance of                         additional Class B ordinary shares to Series C preferred

shareholders upon conversion and an immediate dilution of US$            per ordinary share and US$            per ADS to new investors in this offering.

        The following table summarizes, on a pro forma basis as of June 30, 2011, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the underwriters' option to purchase additional ADSs.

Ordinary Shares Purchased
Total Consideration
					Average Price Per Ordinary Share	Average Price Per ADS
	Number	%	Amount	%
Existing shareholders			US$		US$	US$
New investors			US$

Total		100	US$	100	US$	US$

        The discussion and tables above assume no exercise of any outstanding share options. As of the date of this prospectus, there are 139,370,165 ordinary shares issuable upon exercise of outstanding share options (including options to purchase 28,411,100 Class A ordinary shares issued to Mr. Bo Wu, our co-founder, chairman and chief executive officer, and options to purchase 110,959,065 Class B ordinary shares), at a weighted average exercise price of US$0.0004946 per share, and there are 66,353,495 ordinary shares available for future issuance upon the exercise of future grants under the 2010 Plan. To the extent that any of these options are exercised, there will be further dilution to new investors.

        A US$1.00 increase (decrease) in the assumed initial public offering price per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by US$             million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$            per ordinary share and US$            per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$            per ordinary share and US$            per ADS, assuming no exercise of the underwriters' option to purchase additional ADSs and no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

 EXCHANGE RATE INFORMATION

        The major portion of our revenues is denominated in U.S. dollars while a major portion of our expenses is denominated in RMB. We use the U.S. dollar as our reporting currency. Our assets and liabilities and our PRC subsidiary's and consolidated VIE's assets and liabilities are translated from RMB into U.S. dollars at the exchange rate on the balance sheet date, shareholders' equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the period. The exchange rates used are based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York.

        This prospectus contains translations of certain Renminbi amounts into U.S. dollars at specified rates. All translations from Renminbi to U.S. dollars were made at the noon buying rate in New York City for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, the translation of Renminbi into U.S. dollars has been made at the noon buying rate in effect on June 30, 2011, which was RMB6.4635 to US$1.00. We make no representation that the Renminbi or dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On October 21, 2011, the noon buying rate was RMB6.3823 to US$1.00.

        We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period End	Average[1]	Low	High
	(RMB per US$1.00)
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2011
Six months ended June 30, 2011	6.4635	6.5390	6.6364	6.4628
April	6.4900	6.5267	6.5477	6.4900
May	6.4786	6.4957	6.5073	6.4786
June	6.4635	6.4746	6.4830	6.4628
July	6.4360	6.4575	6.4720	6.4360
August	6.3778	6.4036	6.4401	6.3778
September	6.3780	6.3885	6.3975	6.3780
October (through October 21, 2011)	6.3823	6.3757	6.3825	6.3580

Source: Federal Reserve Bank of New York and Federal Reserve Statistical Release

1
Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

  •
  the Cayman Islands has a less developed body of securities laws as compared to that of the United States and these securities provide significantly less protection to investors; and

  •
  Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

        Almost all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States.

        We have appointed Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Maples and Calder, our counsel as to Cayman Islands law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the civil liability provision of the securities laws of the United States or any state in the United States.

        Maples and Calder has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty; and (e) is not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges. Our shareholders can, under certain circumstances, originate actions against us: see "Description of Share Capital—Shareholders' Suits."

        We have been advised by Fangda Partners, our PRC counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Fangda Partners has further advised us that PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the jurisdiction where the judgment is made or on reciprocity arrangements between jurisdictions. If there are no treaties or reciprocity arrangements between the PRC and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, matters relating to the recognition and enforcement of the foreign judgment in the PRC may be resolved through diplomatic channels. The PRC does not have any treaties or other arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is generally difficult to enforce in the PRC a judgment rendered by a U.S. or Cayman Islands court.

        As Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States, there is doubt as to the enforceability in Hong Kong, in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated solely upon the laws of the United States (including its federal securities laws or the securities laws of any state or territory within the United States).

CORPORATE HISTORY AND STRUCTURE

History and Development

        We commenced operations of our online social commerce business in September 2009 through Beijing Lashou, which is owned by Mr. Ming Guan, the cousin of Mr. Bo Wu, our co-founder, chairman and chief executive officer, and Mr. Xiaobo Jia, our co-founder and director. Beijing Lashou holds the Internet information services license, which is required for our business under PRC laws, and operates our website for our online social commerce business in China.

        Our holding company, LaShou Group Inc., was incorporated under the laws of the Cayman Islands on May 19, 2010. On June 22, 2010, we incorporated Lashou HK Limited, or Lashou HK, our wholly owned subsidiary in Hong Kong, which serves as an operating company for our online social commerce business in Hong Kong and the holding company of our subsidiaries in China. On August 25, 2010, Lashou HK established its wholly owned subsidiary, Beijing Lashou Technology in China, which is currently dormant and in the process of liquidation. On October 5, 2010, Lashou HK established its second wholly owned subsidiary, Lashou Macau Sociedade Unipessoal Limitada in Macau, which will serve as an operating company for our online social commerce business in Macau. On January 7, 2011, we incorporated Lashou Group Hong Kong Limited, our second wholly owned subsidiary in Hong Kong, which will serve our future business needs. On April 21, 2011, Lashou HK established its third wholly owned subsidiary, Shanghai Lashou, in China, through which we control the operations of Beijing Lashou.

        PRC laws currently restrict foreign-invested entities from engaging in value-added telecommunications services. To comply with PRC laws, we operate our online social commerce business through our VIE, Beijing Lashou. We exercise effective control over the operations of Beijing Lashou through a series of contractual arrangements among Shanghai Lashou, Beijing Lashou and its shareholders. See "—Corporate Structure—Contractual Arrangements with Beijing Lashou and its Shareholders" for additional information.

        For private placement of Series A preferred shares, Series B preferred shares and Series C preferred shares, see "Related Party Transactions—Private Placement."

Corporate Structure

        The following diagram illustrates our current corporate structure and the place of incorporation of each of our significant subsidiaries and VIE as of the date of this prospectus:

1
LaShou Group Inc., a company incorporated in the Cayman Islands that serves as our holding company.

2
Lashou HK Limited, a company incorporated in Hong Kong that serves as an operating company for our online social commerce business in Hong Kong; it also serves as the holding company of Beijing Lashou Technology, Shanghai Lashou and Lashou Macau Sociedade Unipessoal Limitada.
3
Lashou Group Hong Kong Limited, a company incorporated in Hong Kong that will serve as a holding company in the future.
4
Lashou Macau Sociedade Unipessoal Limitada, a company incorporated in Macau that is currently inactive and will serve as an operating company for our online social commerce business in Macau.
5
Shanghai Lashou Information Technology Co. Ltd, a company incorporated in China that serves as a technical and consulting service provider to, and exercises effective control over, Beijing Lashou.
6
Beijing Lashou Technology Co. Ltd., a company incorporated in China that is currently dormant and in the process of liquidation.
7
Beijing Lashou Network Technology Co. Ltd, our VIE and a company incorporated in China that serves as an operating company for our online social commerce business in China.
8
Mr. Ming Guan is the cousin of Mr. Bo Wu, co-founder, chairman and chief executive officer of LaShou Group Inc.

        We have entered into contractual arrangements with Beijing Lashou and its shareholders, through which we exercise effective control over operations of Beijing Lashou and receive economic benefits and losses generated from Beijing Lashou. As a result of these contractual arrangements, under U.S. GAAP, we are considered the primary beneficiary of Beijing Lashou and thus consolidate its results in our consolidated financial statements. See "Risk Factors—Risks Related to Doing Business in China—If the PRC government determines that the contractual arrangements that establish the structure for operating our business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties."

Contractual Arrangements with Beijing Lashou and its Shareholders

        Our relationships with Beijing Lashou and its shareholders are governed by a series of contractual arrangements. Under PRC laws, each of Beijing Lashou and Shanghai Lashou is an independent legal person and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Beijing Lashou and Shanghai Lashou, Beijing Lashou is not required to transfer any funds generated from its operations to Shanghai Lashou.

  Call Option Agreement.

        Pursuant to the call option agreement between Shanghai Lashou, Beijing Lashou and its shareholders:

  •
  Shanghai Lashou has the exclusive option to require the shareholders of Beijing Lashou to transfer their equity interests in Beijing Lashou to Shanghai Lashou or its designees, at any time at the sole discretion of Shanghai Lashou and to the extent permitted by PRC law;

  •
  the consideration for any such transfer of equity will be RMB1 or such other minimum payment as required by PRC law, whichever is higher;

  •
  the shareholders of Beijing Lashou must not cause Beijing Lashou to declare or pay dividends to them without the written consent of Shanghai Lashou; and

  •
  each of the shareholders of Beijing Lashou has agreed to give up any dividend from Beijing Lashou and any proceeds received from the disposal of the equity interest he holds in Beijing Lashou, which is in excess of RMB1, and Shanghai Lashou will be entitled to such dividends or premium.

        The call option agreement will expire on the date on which all the equity interests in Beijing Lashou are transferred to Shanghai Lashou and/or its designees. Beijing Lashou has no right to terminate the agreement unless otherwise provided by applicable law.

  Proxy Agreement.

        Pursuant to the voting rights proxy agreement between Shanghai Lashou, Beijing Lashou and its shareholders, the shareholders of Beijing Lashou have granted the individuals designated by Shanghai Lashou the right to appoint all of the directors and senior management of Beijing Lashou and all of their other voting rights as shareholders of Beijing Lashou, as provided under the articles of association of Beijing Lashou.

        As of the date of this prospectus, the proxy agreement has a remaining term of approximately 20 years and is automatically renewable for further periods of one year except as otherwise decided by Shanghai Lashou. The proxy agreement may be terminated if Shanghai Lashou or Beijing Lashou fails to renew its business license or where the shareholders of Beijing Lashou, with the prior written consent of Shanghai Lashou, transfers all of their equity interests in Beijing Lashou to Shanghai Lashou or its designees. Beijing Lashou has no right to terminate the agreement unless otherwise provided by applicable law.

  Exclusive Service Agreement.

        Pursuant to the exclusive service agreement between Beijing Lashou and Shanghai Lashou, Shanghai Lashou has the exclusive right to provide technical and consulting services needed for Beijing Lashou's business operation. Without the prior written consent by Shanghai Lashou, Beijing Lashou must not engage any third party to provide any service under this agreement.

        Shanghai Lashou is entitled to collect from Beijing Lashou service fees, which include (i) monthly fixed fees of RMB50,000, (ii) performance-based service fees calculated at a certain percentage of Beijing Lashou's annual revenues, and (iii) other fees payable in consideration for other services to be provided by Shanghai Lashou to Beijing Lashou. As of the date of this prospectus, Shanghai Lashou has not changed service fees from Beijing Lashou and we have not received any dividends from our PRC operating subsidiaries. Nonetheless, we expect to substantially rely on service fees from Beijing Lashou and dividends from our PRC operating subsidiaries. Future collection of the service fees depends on, among others, the profitability and financial condition of our VIE and PRC operating subsidiaries, and it is uncertain when we may reasonably expect to collect any such fees or dividends in the future.

        As of the date of this prospectus, the exclusive service agreement has a remaining term of approximately 20 years. Beijing Lashou has no right to terminate the agreement unless otherwise provided by applicable law.

  Equity Interest Pledge Agreement.

        Pursuant to equity interest pledge agreements between Shanghai Lashou, Beijing Lashou and each of its shareholders:

  •
  the shareholders of Beijing Lashou grant Shanghai Lashou a continuing first priority security interest over their respective equity interests in Beijing Lashou;

  •
  Shanghai Lashou is entitled to exercise its right to dispose of the shareholders' pledged equity interest in Beijing Lashou upon any event of default by Beijing Lashou or its shareholders of any of their respective obligations under any of the proxy agreement, the call option agreement and the exclusive service agreement; and

  •
  each shareholder of Beijing Lashou has agreed not to transfer, assign, pledge or otherwise dispose of his equity interest in Beijing Lashou, without the prior written consent of Shanghai Lashou.

        The equity interest pledge agreements will expire on the date on which all the contractual and secured obligations under the agreements have been discharged.

SELECTED CONSOLIDATED FINANCIAL DATA

        We present below our selected consolidated financial and other operating data for the periods indicated. We have restated our consolidated financial statements for the period from September 15, 2009 (date of inception) to December 31, 2009, the year ended December 31, 2010 and the six months ended June 30, 2010 (unaudited) and June 30, 2011 as a result of the reasons disclosed in Note 2 to our consolidated financial statements, included elsewhere in this prospectus. The following selected consolidated statement of operations data for the period from September 15, 2009 (date of inception) to December 31, 2009, the year ended December 31, 2010 and the six months ended June 30, 2010 (unaudited) and June 30, 2011 and the consolidated balance sheets data as of December 31, 2009 and 2010 and June 30, 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statement of operations data for the six months ended June 30, 2010 has been prepared on the same basis as our audited consolidated financial statements. The unaudited financial information for the six months ended June 30, 2010 includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the period presented. The selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of our results for any future periods.

				For the Six Months Ended June 30,
	For the Period from September 15, 2009 (date of inception) to December 31, 2009
		For the Year Ended December 31, 2010		2010 (Unaudited)	2011 (Unaudited)
	RMB	RMB	US$	RMB	RMB	US$
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
	(in thousands, except for share, per share and per ADS data)
Consolidated Statement of Operations Data:
Revenues, net (Gross billings of nil, RMB123.2 million US$19.1 million, RMB1.0 million (unaudited) and RMB626.7 million US$97.0 million)	—	10,468	1,620	24	57,817	8,945
Cost of revenues	—	(2,322)	(359)	(552)	(6,114)	(946)

Gross profit (loss)	—	8,146	1,261	(528)	51,703	7,999
Operating expenses:
Sales and marketing[1]	(308)	(40,043)	(6,195)	(2,216)	(326,452)	(50,507)
Product development[1]	(98)	(1,144)	(177)	(50)	(4,086)	(632)
General and administrative[1]	(278)	(18,808)	(2,910)	(1,037)	(112,296)	(17,374)

Total operating expenses	(684)	(59,995)	(9,282)	(3,303)	(442,834)	(68,513)

Loss from operations	(684)	(51,849)	(8,021)	(3,831)	(391,131)	(60,514)
Debt extinguishment loss	—	(1,818)	(281)	(1,818)	—	—
Interest and other income	—	1,283	198	1,283	514	80
Interest and other expenses	—	(1,111)	(172)	—	(652)	(101)

Loss before income taxes	(684)	(53,495)	(8,276)	(4,366)	(391,269)	(60,535)
Income taxes	—	—	—	—	—	—

Net loss	(684)	(53,495)	(8,276)	(4,366)	(391,269)	(60,535)

Accretion of Series A Preferred Shares to redemption value	—	(67)	(10)	—	(76)	(12)
Accretion of Series B Preferred Shares to redemption value	—	—	—	—	(79)	(12)
Accretion of Series C Preferred Shares to redemption value	—	—	—	—	(96)	(15)
Repurchase of Series A-4 Preferred Shares	—	(11,497)	(1,880)	—	—	—

Net loss attributable to ordinary shareholders	(684)	(65,059)	(10,066)	(4,366)	(391,520)	(60,574)

				For the Six Months Ended June 30,
	For the Period from September 15, 2009 (date of inception) to December 31, 2009
		For the Year Ended December 31, 2010		2010 (Unaudited)	2011 (Unaudited)
	RMB	RMB	US$	RMB	RMB	US$
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
	(in thousands, except for share, per share and per ADS data)
Loss per share:
Basic	(0.00)	(0.23)	(0.02)	(0.02)	(1.75)	(0.27)
Diluted	(0.00)	(0.23)	(0.02)	(0.02)	(1.75)	(0.27)
Loss per ADS:
Basic
Diluted
Shares used in loss per share computation for the ordinary shares:
Basic	284,375,000	283,428,000	283,428,000	284,375,000	223,289,819
Diluted	284,375,000	283,428,000	283,428,000	284,375,000	223,289,819

1
Includes share-based compensation expenses as follows:

				For the Six Months Ended June 30,
	For the Period From September 15, 2009 (date of inception) to December 31, 2009
		For the Year Ended December 31, 2010		2010 (Unaudited)	2011
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
Sales and marketing	—	—	—	—	2,930	453
Product development	—	—	—	—	1,639	254
General and administrative	—	7,377	1,141	—	91,835	14,208

Total	—	7,377	1,141	—	96,404	14,915

	As of December 31,			As of June 30, 2011
	2009	2010
	RMB	RMB	US$	RMB	US$
		(Restated)	(Restated)	(Restated)	(Restated)
					Actual
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	382	102,970	15,931	748,874	115,862
Funds receivable	—	3,958	612	7,286	1,127
Deposits with merchants	—	25,080	3,880	45,488	7,038
Total current assets	397	182,345	28,211	828,131	128,124
Total assets	406	186,560	28,864	850,338	131,560
Payables to merchants	—	11,552	1,787	110,126	17,038
Advances from registered users	—	57,777	8,939	128,315	19,852
Total current liabilities	9	81,114	12,550	276,615	42,796
Total convertible redeemable preferred shares	—	185,673	28,726	959,464	148,443
Total shareholders' equity (deficit)	397	(80,227)	(12,412)	(385,741)	(59,679)
Total liabilities, convertible redeemable preferred shares and shareholders' equity (deficit)	406	186,560	28,864	850,338	131,560

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements about events that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a leading online social commerce company in China. As published by iResearch, we are consistently ranked No. 1 among independent online social commerce companies in China, based on the number of daily unique visitors to online social commerce websites in China during the months of January 2011 through July 2011, with over 22% of total unique visitors viewing our website in each of these months.

        We feature on our website, www.lashou.com, group-purchase vouchers for discounted offerings of services and products to be provided by our merchants. Consumers in each of the 500 plus cities and towns we cover can choose from up to 1,000 daily features of discounted offerings primarily in the categories of food and entertainment, health and beauty, and travel and hospitality. Since we launched our website in March 2010, approximately 6.8 million paying users had purchased over 43.3 million vouchers for services and products from us as of September 30, 2011.

        We generate revenues from selling vouchers for redemptions of services from mainly local merchants in cities and towns we cover. We also generate revenues from selling discounted offerings for products sourced nationwide. As of October 23, 2011, our cumulative merchant base had grown to approximately 46,000 merchants supported by over 3,100 sales personnel in 184 cities and towns across 31 provinces in China, Hong Kong and Macau.

        Since the launch of our website in March 2010, we have successfully grown to capture the tremendous e-commerce opportunities in China, as evidenced by the following:

  •
  Our average monthly unique visitors, based on data from Google Analytics, grew from approximately 295,000 during the second quarter of 2010 to approximately 29.7 million during the third quarter of 2011;

  •
  Our registered users grew from approximately 53,000 as of March 31, 2010 to approximately 16.8 million as of September 30, 2011;

  •
  Our active paying users grew from approximately 25,000 during the second quarter of 2010 to approximately 3.3 million during the third quarter of 2011;

  •
  Our merchant base grew from less than 400 during the second quarter of 2010 to approximately 24,000 during the third quarter of 2011; and

  •
  The number of vouchers for services and products sold on our website grew from approximately 56,000 during the second quarter of 2010 to approximately 19.6 million during the third quarter of 2011.

        Our revenues, net grew from nil for the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB10.5 million (US$1.6 million) for the year ended December 31, 2010 and to RMB57.8 million (US$8.9 million) for the six months ended June 30, 2011. Our gross billings grew from nil for the period from September 15, 2009 (date of inception) to December 31, 2009 to

RMB123.2 million (US$19.1 million) for the year ended December 31, 2010 and to RMB626.7 million (US$97.0 million) for the six months ended June 30, 2011.

        We are a growth stage company and incurred sales and marketing expenses for the year ended December 31, 2010 and the six months ended June 30, 2011 of RMB40.0 million (US$6.2 million) and RMB326.5 million (US$50.5 million), respectively. Our net losses were RMB0.7 million for the period from September 15, 2009 (date of inception) to December 31, 2009, RMB53.5 million (US$8.3 million) for the year ended December 31, 2010 and RMB391.3 million (US$60.5 million) for the six months ended June 30, 2011. As of June 30, 2011, our accumulated deficit was RMB474.2 million (US$73.4 million).

        Due to legal restrictions in China, we conduct our business mainly through Beijing Lashou, our consolidated VIE in China, that we effectively control through contractual arrangements.

Factors Affecting Our Results of Operations

        Our results of operations are affected by the factors described in more detail in the "—Descriptions of Certain Statement of Operations Items—Revenues, net" as well as general factors affecting China's online social commerce market and company-specific factors, including:

  •
  our ability to attract and retain merchants to offer products or services on attractive terms;

  •
  our ability to attract and retain paying users and increase their repeat purchases;

  •
  our ability to manage growth and control costs and expenses;

  •
  our ability to recruit and retain quality employees;

  •
  our ability to anticipate technological advances and offer additional product and service offerings that cater to user needs;

  •
  seasonality, which is characterized by less user traffic during holiday periods in China; and

  •
  the level of competition in the online social commerce industry, which is characterized by relatively low barriers to entry, fragmentation with a large number of participants, and intense competition.

Descriptions of Certain Statement of Operations Items

        Revenues, net.    Our revenues for the period from September 15, 2009 (date of inception) to December 31, 2009, the year ended 2010 and the six months ended June 30, 2011 represent commissions we earn from the sale of group-purchase offerings to our paying users, and net of business tax and surcharges. Our revenues for the period from September 15, 2009 (date of inception) to December 31, 2009, the year ended December 31, 2010 and the six months ended June 30, 2011 were nil, RMB10.5 million (US$1.6 million) and RMB57.8 million (US$8.9 million), respectively. Business tax and surcharges for the period from September 15, 2009 (date of inception) to December 31, 2009, the year ended December 31, 2010 and the six months ended June 30, 2011 of nil, RMB0.5 million (US$0.1 million) and RMB3.2 million (US$0.5 million), respectively, were based on the revenues generated from services rendered in the PRC.

        Our revenues are derived from the sale of group-purchase offers of services and products featured on our website from our merchants for food and entertainment, health and beauty, travel and hospitality, other lifestyle service sectors, apparel, accessories and other fast moving consumer products. Our merchants are mainly local merchants from the cities and towns we cover and the remaining are merchants who offer services regionally or nationwide in China, Hong Kong and Macau. A user is required to pay at the time he or she purchases the group-purchase voucher for the service offered which is presented for redemption.

        We pay our merchants in installments according to the progress of the group-purchases. For service offerings, currently we typically pay 40% of the total contracted price to a merchant three business days after an offer expires on our website. The merchant receives an additional 30% of the total contracted price upon redemption of 40% of the vouchers purchased by our users. Within seven days after the expiration date of the voucher, we pay the remainder of the contracted price to the merchant. However, we do not pay merchants or we claw back from merchants, as applicable, the amounts refunded to users that have not redeemed their vouchers by the voucher expiration date. Generally the term of the voucher is less than three months. For product offerings, we pay the contracted price to the merchant in installments, typically with 50% paid to the merchant three business days after an offer expires, and the remainder in one or two subsequent installments typically after goods have been delivered. See "Business—Our Merchants" for further discussions of contract terms with merchants.

        The following table sets forth the following operating data for each period indicated.

		Three Months Ended
	Year Ended December 31, 2010	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011
	(in millions, except for number of featured merchants and gross billings per active paying user)
Selected Operating Data*
Monthly average unique visitors[1]	3.9	0.02	0.3	3.0	9.6	17.5	25.8	29.7
Registered users2**	4.5	0.05	0.3	1.0	4.5	8.1	12.4	16.8
Active paying users3**	1.5	—	0.03	0.3	1.3	1.8	2.9	3.3
Total number of completed transactions4**	5.1	—	0.1	0.8	4.3	5.0	13.7	19.6
Products	1.6	—	0.01	0.1	1.5	0.8	7.3	13.1
Services	3.6	—	0.1	0.7	2.8	4.2	6.4	6.5
Number of featured merchants[5]	6,743	13	370	1,738	4,989	7,789	16,732	23,530
Gross billings per active paying user[6] (RMB)	82.1	—	38.4	42.5	84.3	114.1	143.4

*
We believe these data are important for the evaluation of our performance by our investors as they measure our overall growth, as well as potential revenue opportunities from deals we can offer from our merchant base.
1
Represents the monthly average number of unique visitors that visited our website in the applicable measuring period. The data is based on application of Google Analytics, a third-party tool to analyze website traffic. The data does not include users of our mobile application or visitors to our mobile Wireless Application Protocol, or WAP, site.
2
Represents the total number of registered users as of the end of the applicable measuring period.
3
Represents the total number of registered users who purchased our offerings at least once in the applicable measuring period. If any registered user makes more than one purchase during the applicable measuring period, such user will be counted as one active paying user during such period. We use calendar quarters and the calendar year of 2010 as the measuring periods for active paying users in this table.
4
Represents the total number of vouchers for services and products sold in the applicable measuring period.
5
Represents the total number of merchants whose services or products were featured on our website in the applicable measuring period.
6
Gross billings per active paying user is calcualated as gross billings for the applicable measuring period divided by the number of active paying users during the applicable measuring period. We believe gross billings per active paying user provides useful information to investors as it allows investors to measure our ability to convert registered users into paying users and compare us to other industry participants.
**
In order to more accurately report the number of our registered users, active paying users and completed transactions, we have excluded from these data actual and estimated returns of vouchers and suspected fictitious user accounts. For example, some registered users use software to open multiple accounts in order to increase their chance of winning prizes in lucky draws. We closely monitor user activity on a daily basis to identify and eliminate fictitious accounts. As such, our reported operating data have excluded up to 20% of registered users in each period, and between 2.5% to 10.0% of active paying users and completed transactions in each period.

        We believe our revenues are primarily affected by the following factors:

  •
  Our ability to offer attractive group-purchase vouchers, which depends on the relevance and attractiveness of the group-purchase offerings to our registered users and the magnitude of the discounts offered. This in turn depends on our ability to monitor and predict user and market trends through leveraging our data analysis technology as well as our local market knowledge, and the training and quality of our sales force to identify and negotiate attractive deals.

  •
  Our ability to maintain and expand our user base, which depends on the strength of our brand, user experience, from user-friendly and personalized interfaces to quality services and products provided by our merchants, and overall attractiveness of our offerings.

  •
  Our ability to negotiate favorable pricing arrangements with our merchants, which depends mainly on the geographic coverage of our sales force, user base, transaction completion rate, our brand and reputation as well as the inventory management and brand promotion needs of our merchants.

  •
  Our ability to increase transaction volume and gross billings per active paying user, which depends on our ability to expand our user base, and retain user interest with attractive offerings, quality services and improved referral and social networking programs. We expect our mobile platform to also help encourage repeat and impulse purchases.

        Cost of revenues.    Cost of revenues primarily consists of salaries and benefits of our operating personnel, depreciation and amortization of property and equipment and processing fees paid to third-party payment service providers. Our cost of revenues for the period from September 15, 2009 (date of inception) to December 31, 2009, the year ended December 31, 2010 and the six months ended June 30, 2011 were nil, RMB2.3 million (US$0.4 million) and RMB6.1 million (US$0.9 million), respectively.

        Operating expenses.    Our operating expenses consist of product development expenses, sales and marketing expenses, and general and administrative expenses. For the year ended December 31, 2010 and the six months ended June 30, 2011, our general and administrative expenses included share-based compensation expenses of RMB7.4 million (US$1.1 million) and RMB91.8 million (US$14.2 million) relating to our grant of share-based awards to our management under the 2010 Plan, and the accrual of compensation expenses for past services provided by Mr. Xiaobo Jia, our director, in connection with the repurchase of ordinary shares ultimately held by Mr. Jia on December 1, 2010. As we grant awards to our employees and other eligible persons under the 2010 Plan, each of these components of our operating expenses will include a portion of our total share-based compensation expenses, which will be generally allocated according to the functions of those individuals who receive share-based awards.

        The following table sets forth a breakdown of our operating expenses in terms of amount and as a percentage of our revenues for the periods indicated.

	The Period from September 15, 2009 (date of inception) to December 31, 2009		For the Year Ended December 31, 2010			For the Six Months Ended June 30, 2011
	RMB	% of revenues	RMB	US$	% of revenues	RMB	US$	% of revenues
			(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
	(in thousands, except percentages)
Revenues, net	—	—	10,468	1,620	100.0%	57,817	8,945	100.0%
Operating expenses
Sales and marketing	308	—	40,043	6,195	382.5%	326,452	50,507	564.6%
Product development	98	—	1,144	177	10.9%	4,086	632	7.1%
General and administrative	278	—	18,808	2,910	179.7%	112,296	17,374	194.2%

Total operating expenses	684	—	59,995	9,282	573.1%	442,834	68,513	765.9%

        Sales and marketing expenses.    Our sales and marketing expenses consist primarily of advertising expenses, salaries and benefits for our sales and marketing personnel including sales commissions, travel and entertainment expenses, rental charges for our local sales offices and registered user referral credits that were issued to registered users who referred new registered users to us. Our sales and marketing expenses were equal to 382.5% and 564.6% of our revenues for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively, of which RMB11.2 million (US$1.7 million) and RMB188.7 million (US$29.2 million), respectively, were advertising expenses.

        We expect our sales-related expenses to increase as we grow our business and adjust our sales force headcount from time to time to improve operation efficiency in new and existing markets. As an early stage company in active promotion of our brand and business, our advertising expenses are high. Our advertising expenses primarily consist of expenses associated with advertisements through media and publications and promotional credits issued to registered users. We expect our advertising expenses to increase in the near term as we continue to conduct brand promotion and other marketing activities.

        User refunds for unsatisfactory products delivered or services rendered under "Three Guarantees" are estimated based on historical experience. Given the merchants are contractually responsible and liable for the quality of the products or services provided and we hold the right to claim reimbursements from the merchants, we record the estimated recoveries as a reduction to "Payable to merchants" or as a "Receivable from merchants," as applicable. Any shortfall between such refunds, credits issued and the estimated recoveries, including our revenues (commissions), is charged to "Sales and marketing" expense as under the agency model, the merchants are our customers, not the registered users.

        In the past, we awarded credits to registered users who referred new users to our website, as well as to registered users who participated in lucky draws. We discontinued the award of credit to users for referrals in July 2011. The Group records an obligation within "Accrual for credits," with an offset to "Sales and marketing" expenses when these credits are issued.

        Product development expenses.    Product development expenses consist primarily of salaries and benefits for engineers and development staff engaged in website structure and content development, and mobile platform application. For the year ended December 31, 2010 and the six months ended June 30, 2011, our product development expenses were equal to 10.9% and 7.1% of our revenues, respectively. We expect product development expenses to increase primarily as a result of an increase in compensation, as we adjust headcount and as compensation increases with market inflation, competition and our award of share-based compensation.

        General and administrative expenses.    General and administrative expenses consist primarily of salaries, benefits and share-based compensation for our finance, human resources and information technology personnel for internal maintenance of our technology platforms, and certain executive officers, professional services costs related to accounting, tax, banking, legal and information technology services, office rentals of our headquarters in Beijing, depreciation and amortization expenses relating to property and equipment used in general and administrative functions and other expenses incurred for general administrative purposes. For the year ended December 31, 2010 and the six months ended June 30, 2011, general and administrative expenses were equal to 179.7% and 194.2% of our revenues, respectively. We expect to incur higher general and administrative expenses (excluding share-based compensation) as we expand our operations, incur expenses relating to this offering and become a U.S.-listed public company.

Share-based Compensation

        On July 22, 2010, we adopted the 2010 Plan. As of the date of this offering, options to purchase 139,370,165 ordinary shares were outstanding (including options to purchase 28,411,100 Class A ordinary shares issued to Mr. Bo Wu, our co-founder, chairman and chief executive officer, and options to purchase 110,959,065 Class B ordinary shares). As of the date of this offering, 66,353,495 Class B ordinary shares were available for future grants under the 2010 Plan.

        We characterized the award grants as compensation for the relevant employees' services to us and recorded share-based compensation expenses. Our share-based compensation expenses amounted to RMB7,377 (US$1,141) and RMB96.4 million (US$14.9 million) for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively. We measure share-based compensation expenses based on the grant date fair value of the awards. The fair value of the awards, net of forfeitures, is recognized as compensation expense over the period during which the recipient is required to provide services in exchange for the awards, which is generally the vesting period. For a more detailed description of share-based awards, including exercise and purchase price and vesting information, see "Description of Share Capital—History of Securities Issuances—Options and Restricted Shares."

        As of June 30, 2011, we had RMB284.0 million (US$43.9 million) in unrecognized compensation expenses related to non-vested share-based compensation awards, which we expect to recognize over a weighted average period of 9.26 years.

        We are required to estimate the grant-date fair value of the share options and other share-based awards that we grant to our employees. Each grant date fair value of the share-based awards granted was estimated using the binomial option pricing model. We estimated the expected term based on option terms related to the vesting schedule and expected option expiration date. The volatility rate estimation is developed based on the volatility of the comparable companies within the expected term commensurate with the expected time period modified to reflect ways in which currently available information indicates that the future of the subject company is reasonably expected. The risk-free interest rate is selected based on the yield of the Chinese International Government Bond, which is denominated in U.S. dollars, with duration closest to the expected term.

        As a private company, we determine the fair value of our ordinary shares as of the grant date of the share-based awards by making complex and highly subjective judgments and assumptions about our projected financial and operating results. We are also required to make other assumptions such as our weighted average cost of capital, general market and macroeconomic conditions, nature and prospects of the online social commerce industry, nature and stage of development of our company, comparable companies, and our business risks. Such general assumptions include the following: (i) there will be no material changes in the existing political, legal, fiscal and economic conditions in China; (ii) there will be no material changes in tax law in China and the tax rates applicable to our subsidiaries and VIE; (iii) exchange rates and interest rates will not differ materially from currently prevailing rates, (iv) the availability of finance will not be a constraint on the future growth of our company, (v) we will retain and have competent management, key personnel and technical staff to support our ongoing operations, and (vi) there will be no material deviation in industry trends and market conditions from economic forecasts. These assumptions are inherently uncertain. Changes in these assumptions could significantly affect the valuation results and the amount of share-based compensation expenses we recognize in our consolidated financial statements.

        The fair value of our company's ordinary shares underlying the share-based awards was estimated by determining the equity value of our company and then allocating the equity value into the various classes of shares and options using the option-pricing method, which is one of the generally accepted valuation methodologies. Firstly, the total equity value was developed by using the discounted cash flow, which incorporates certain assumptions, including our forecasted financial results and growth trends. Then, equity value is allocated using the option pricing method under three scenarios, namely the liquidation scenario, redemption scenario and initial public offering, or IPO, scenario (based on the terms of the preferred shares, share options and management's expectation on an IPO event) to determine the fair value of our ordinary shares. Under the option-pricing method, each class of equity is modeled as a call option with a distinct claim on the enterprise value of our company. The main inputs to this model include equity value of our company, exercise price, expected volatility, expected term, expected dividend yield and risk-free interest rate.

        In the discounted cash flow analysis, we used a weighted average cost of capital, or WACC, as the discount rates to derive the business enterprise value of our company. The WACC was calculated using the capital asset pricing model based on the required return on equity investors expect to earn and the post-tax cost of debt of our company. The WACCs were determined based on a consideration of the factors, including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors. The gradual decrease in WACCs from 25% to 18% was due to the factors discussed below in the explanations for the increase in the fair value of our ordinary shares between grant dates. The decrease was also due to a longer track record for forecasting. According to the guideline prescribed by the AICPA Audit and Accounting Practice Aid, "Valuation of Privately Held Company Equity Securities Issued as Compensation," or the Practice Aid, when an enterprise has established a solid financial history, the reliability of forecasted results is generally higher than those made at an earlier stage, and therefore the perceived risks of investing in the enterprise are generally lower than in an earlier stage. Therefore, the estimated WACC, which reflects the perceived risks of, and a market participant's expected rate of return for, investing in our securities, also declined as our company progressed through the earlier stages of development and towards this offering.

        In arriving at the equity value for our company, we applied a discount for lack of marketability, or DLOM, to reflect the fact that, at the time of the grants, we were a closely held company and there was no public market for our ordinary shares. We used the put option method to estimate the DLOM, taking into consideration factors like the timing of liquidity event such as an IPO and estimated volatility of our ordinary shares. The decrease in the DLOM is primarily because we are approaching the expected IPO date, as the closer the valuation date is from the expected IPO, the lower the put option value is, and thus the lower the implied DLOM.

        For the determination of the fair value of the awards granted and the fair value of the underlying ordinary shares of our company, we prepared retrospective valuations with the assistance of an independent third-party valuation firm.

        On July 22, 2010, we granted options to purchase 28,411,100 ordinary shares (Class A ordinary shares after taking into account of re-designation) at the price of US$0.0005 per share to an executive officer under the 2010 Plan. These options are subject to vesting over four years, starting from July 22, 2010, and were subsequently accelerated and became fully-vested in February 2011. We characterized the option grant as compensation for the employee's services and recorded share-based compensation of RMB0.3 million (US$40,000) for the year ended December 31, 2010. We applied a DLOM of 31% and WACC of 25% in the determination.

        On November 29, 2010, we granted options to purchase 284,100 ordinary shares (Class B ordinary shares after taking into account of re-designation) at the price of US$0.0075 per share to an executive officer under the 2010 Plan. These options are subject to vesting over four years, starting from November 29, 2010, and were subsequently accelerated and became fully-vested in February 2011. We characterized the option grant as compensation for the employee's services and recorded share-based compensation of US$1,270 for the year ended December 31, 2010. We applied a DLOM of 22% and WACC of 25% in the determination.

        On December 1, 2010, we repurchased 11,364,000 ordinary shares from Lashou Employee Inc., for total cash proceeds of US$3.6 million. We cancelled the repurchased shares immediately after such transfer. This repurchase resulted in a compensation charge of RMB7.1 million (US$1.1 million), which was the difference between the cash consideration paid and the US$4.4410 per share (US$0.2221 per share, after taking into account the share split on December 31, 2010) fair value of the ordinary shares on the repurchase date. This repurchase was to allow Mr. Xiaobo Jia, the shareholder of Lashou Employee Inc., to monetize a portion of his investment.

        From February 2 through February 10, 2011, we granted options to purchase a total of 1,617,793 Class B ordinary shares at the price of US$0.02347 per share, and 11,040,440 restricted Class B ordinary shares at the price of US$0.02347 per share under the 2010 Plan to one of our independent director appointees, an executive officer and certain employees. These options and restricted shares are subject to vesting over four years, starting from the grant date. We characterized the grant of options and restricted shares as compensation for the employee's services and recorded share-based compensation of RMB2.6 million (US$0.4 million) for the six month period ended June 30, 2011. We applied a DLOM of 21% and WACC of 20% in the determination.

        On March 23, 2011, we granted options to purchase 647,117 Class B ordinary shares at the price of US$0.02347 per share to one of our independent director appointees under the 2010 Plan. These options are subject to vesting over four years, starting from the grant date. We characterized the option grant as compensation for the employee's services and recorded share-based compensation of RMB0.4 million (US$0.1 million) for the six month period ended June 30, 2011. We applied a DLOM of 19% and WACC of 19.5% in the determination.

        On April 4, 2011, we granted options to purchase 323,559 Class B ordinary shares at the price of US$0.02347 per share to a certain employee under the 2010 Plan. These options are subject to vesting over four years, starting from the grant date. We characterized the option grant as compensation for the employee's services and recorded share-based compensation of RMB0.1 million (US$0.02 million) for the six month period ended June 30, 2011. We applied a DLOM of 12% and WACC of 18% in the determination.

        On April 26, 2011, we repurchased 84,375,000 Class A ordinary shares and 81,242,443 Class B ordinary shares from our shareholders, Lashou Group Employee Holding Inc. and Lashou Employee Inc., respectively, at par value. We cancelled the repurchased shares immediately after such transfer. Also on April 26, 2011, we concurrently granted options to purchase 81,242,443 Class B ordinary shares at the price of US$0.0000005 per share to one of our directors under the 2010 Plan. These options are subject to vesting upon earlier of April 26, 2012 and the occurrence of an IPO. We applied a DLOM of 11% and WACC of 18% in the determination.

        On April 27, 2011, we granted options to purchase 323,559 Class B ordinary shares at the price of US$0.02347 per share to an employee under the 2010 Plan. These options are subject to vesting over four years, starting from April 27, 2011 respectively, and were valued at the estimated fair market value on the date of the award. We characterized the option grant as compensation for the employee's services and recorded share-based compensation of RMB0.1 million (US$0.02 million) for the six month period ended June 30, 2011. We applied a DLOM of 11% and WACC of 18% in the determination.

        On June 3, 2011, we granted options to purchase 27,659,000 Class B ordinary shares at the price of US$0.0000005 per share to our employees under the 2010 Plan. These options are subject to vesting over four years, starting from June 3, 2011 respectively, and were valued at the estimated fair market value on the date of the awards. We characterized the option grant as compensation for the employees' services and recorded share-based compensation of RMB5.2 million (US$0.8 million) for the six month period ended June 30, 2011. We applied a DLOM of 8% and WACC of 18% in the determination.

        On August 3, 2011, we granted options to purchase 647,117 Class B ordinary shares at the price of US$0.02347 per share to one of our independent director appointees under the 2010 Plan. These options are subject to vesting over four years, starting from August 3, 2011 respectively, and were valued at the estimated fair market value on the date of the awards. We characterized the option grant as compensation for the employees' services and recorded share-based compensation of nil for the six month period ended June 30, 2011. We applied a DLOM of 7% and WACC of 18% in the determination.

        The table below sets forth certain information concerning the options and restricted shares granted on the dates indicated:

Grant Date	Options[1]	Restricted Shares[2]	Purchase Price/Exercise Price (US$)	Fair Value of Ordinary Shares (US$)	Initial Public Offering Price[3]	Intrinsic Value[4]	Type of Valuation
						(US$ in millions)
July 22, 2010	28,411,100		0.0005	0.0145			Retrospective
November 29, 2010	284,100		0.0075	0.2221			Retrospective
February 2 - 10, 2011	1,617,793		0.02347	0.4038			Retrospective
February 2 - 10, 2011		11,040,440	0.02347	0.4038			Retrospective
March 23, 2011	647,117		0.02347	0.7031			Retrospective
April 4, 2011	323,559		0.02347	0.8857			Retrospective
April 26, 2011	81,242,443		0.0000005	1.1291			Retrospective
April 27, 2011	323,559		0.02347	1.1291			Retrospective
June 3, 2011	27,659,000		0.0000005	1.3966			Retrospective
August 3, 2011	647,117		0.02347	1.5662			Retrospective

1
The numbers in the column reflect retroactively the 20-for-1 share split in December 2010. Except for the options granted on July 22, 2010, the shares underlying the options are Class B ordinary shares. The shares underlying the options granted on July 22, 2010 are Class A ordinary shares.
2
All restricted shares are Class B ordinary shares.
3
Based on the mid-point of the estimated public offering price set forth on the front cover of this prospectus.
4
Intrinsic value equals the difference between the estimated public offering price and the exercise price, multiplied by the number of options granted.

        The increase in the fair value of our ordinary shares from US$0.0145 per share on July 22, 2010 to US$0.2221 per share on November 29, 2010 was primarily attributable to the following developments of our company during the period:

  •
  the commercial launch of our website in March 2010;

  •
  the launch of multiple offerings of services per day on our website in September 2010 from one offering per day; and

  •
  the increase of our active paying users from approximately 25,000 for the second quarter of 2010 to approximately 1.3 million for the fourth quarter of 2010.

        The increase in the fair value of our ordinary shares from US$0.2221 on November 29, 2010 to US$0.4038 for the period of February 2-10, 2011 was primarily attributable to the following developments of our company during the period:

  •
  we issued the Series B preferred shares at the price of US$0.31679 per share on December 31, 2010 and had received the proceeds prior to February 2, 2011, which allowed us to further expand our business to additional cities; and

  •
  we launched the hotel and travel channel in December 2010, a new type of offering that we expected to help us attract new users and create new opportunities for growth.

        The increase in the fair value of our ordinary shares from US$0.4038 for the period of February 2-10, 2011 to US$0.7031 on March 23, 2011 was primarily attributable to the following developments of our company during the period:

  •
  we entered into a share purchase agreement for the sale and purchase of Series C preferred shares at a price of US$1.502809 per share;

  •
  Dr. Yuhong Xiong, our Chief Scientist, formed a team to systematically design systems for data mining, which helped increase the retention rate of our users and enhance our users' experience; and

  •
  we launched our first large-scale marketing campaign to increase our brand recognition.

        The increase in the fair value of our ordinary shares from US$0.7031 on March 23, 2011 to US$0.8857 on April 4, 2011 was primarily attributable to the following developments of our company during the period:

  •
  the number of unique visitors based on data from Google Analytics increased by over 80% in March 2011 compared to the number of unique visitors in February 2011; and

  •
  we received the proceeds from our issuance of Series C preferred shares during the period, which increased our liquidity and provided us with more financial resources.

        The increase in the fair value of our ordinary shares from US$0.8857 on April 4, 2011 to US$1.1291 on April 27, 2011 was primarily attributable to the following developments of our company during the period:

  •
  we continued to expand our call centers and began to build distribution stations in anticipation of increasing product sales; and

  •
  we were able to shift a greater proportion of sales to product sales, which we expected to improve our profit margins and create future growth opportunities.

        The increase in the fair value of our ordinary shares from US$1.1291 on April 27, 2011 to US$1.3966 on June 3, 2011 was primarily attributable to the following developments of our company during the period:

  •
  we ramped up a nationwide marketing campaign to enhance our brand recognition, including commercials aired on CCTV 1, one of China's most watched television channels, featuring Mr. You Ge, a well-known film actor;

  •
  we continued to expand our geographic coverage, expand our sales teams and logistics network; and

  •
  we commenced our IPO process, which increased the marketability of our ordinary shares.

        The increase in the fair value of our ordinary shares from US$1.3966 on June 3, 2011 to US$1.5662 on August 3, 2011 was primarily attributable to the fact that we made our first confidential filing of our Form F-1 registration statement to the SEC, which continued to increase the marketability of our ordinary shares.

Taxation

  Cayman Islands

        We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gain tax. In addition, payment of dividends by us to our shareholders is not subject to withholding tax in the Cayman Islands.

  Hong Kong

        Our wholly owned subsidiaries in Hong Kong, Lashou HK Limited and Lashou Group Hong Kong Limited, were subject to Hong Kong profits tax at the rate of 16.5% for 2009 and 2010 on their assessable profits determined under relevant Hong Kong tax regulations. Dividends from these subsidiaries to us are exempt from any Hong Kong withholding tax.

  PRC

        For 2009 and 2010, our subsidiaries and consolidated VIE in the PRC, Shanghai Lashou, Beijing Lashou Technology and Beijing Lashou, were subject to enterprise income tax on the taxable income as reported in their respective statutory financial statements adjusted in accordance with the relevant regulations of the PRC.

        Effective as of January 1, 2008, the PRC EIT Law applies a uniform enterprise income tax rate of 25% to all domestic enterprises and foreign-invested enterprises and defines new tax incentives for qualifying entities. Pursuant to the PRC EIT Law, each of our operating subsidiaries and consolidated VIE in the PRC is subject to a unified enterprise income tax rate of 25% in 2009 and 2010, respectively.

        In addition, the PRC EIT Law treats an enterprise established outside of China that has its "de facto management body" located in China as a PRC resident enterprise for tax purposes. The term "de facto management body" is generally defined as exercising substantial and overall management and control over such aspects as the production, personnel, accounts and properties etc. of an enterprise. We do not believe that we should be treated as a "resident enterprise" for PRC tax purposes. However, if considered a "PRC resident enterprise" for tax purposes, we would be subject to the PRC enterprise income tax at a rate of 25% on our worldwide income. We will continue to monitor our tax status. See "Risk Factors—Risks Related to Doing Business in China—We may be classified as a "resident enterprise" for PRC enterprise income tax purposes, which would result in our global income becoming subject to 25% PRC enterprise income tax."

        Pursuant to the PRC EIT Law and its implementation rules, dividends payable by a PRC resident enterprise to a non-resident enterprise such as its corporate foreign investors are subject to a 10% PRC income tax, unless any tax treaty or similar arrangement between the PRC and foreign investors' jurisdiction of incorporation provides otherwise. Under the taxation arrangement between the PRC and Hong Kong, a qualified Hong Kong tax resident which is the "beneficial owner" and directly holds 25% or more of the equity interest in a PRC-resident enterprise is entitled to a reduced PRC income tax rate of 5%.

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods indicated both in absolute amounts and as percentages of our revenues.

				For the Six Months Ended June 30,
	For the Period from September 15, 2009 (date of inception) to December 31, 2009	For the Year Ended December 31, 2010
				2010 (Unaudited)	2011 (Unaudited)
	RMB	RMB	US$	RMB	RMB	US$
	(Restated)	(Restated)		(Restated)	(Restated)
	(in thousands, except for share, per share and per ADS data)
Consolidated Statement of Operations Data:
Revenues, net (Gross billings of nil, RMB123.2 million US$19.1 million, RMB1.0 million (unaudited) and RMB626.7 million US$97.0 million)	—	10,468	1,620	24	57,817	8,945
Cost of revenues	—	(2,322)	(359)	(552)	(6,114)	(946)

Gross profit (loss)	—	8,146	1,261	(528)	51,703	7,999
Operating expenses:
Sales and marketing[1]	(308)	(40,043)	(6,195)	(2,216)	(326,452)	(50,507)
Product development[1]	(98)	(1,144)	(177)	(50)	(4,086)	(632)
General and administrative[1]	(278)	(18,808)	(2,910)	(1,037)	(112,296)	(17,374)

Total operating expenses	(684)	(59,995)	(9,282)	(3,303)	(442,834)	(68,513)

Loss from operations	(684)	(51,849)	(8,021)	(3,831)	(391,131)	(60,514)
Debt extinguishment loss	—	(1,818)	(281)	(1,818)	—	—
Interest and other income	—	1,283	198	1,283	514	80
Interest and other expenses	—	(1,111)	(172)	—	(652)	(101)

Loss before income taxes	(684)	(53,495)	(8,276)	(4,366)	(391,269)	(60,535)
Income taxes	—	—	—	—	—	—

Net loss	(684)	(53,495)	(8,276)	(4,366)	(391,269)	(60,535)

Accretion of Series A Preferred Shares to redemption value	—	(67)	(10)	—	(76)	(12)
Accretion of Series B Preferred Shares to redemption value	—	—	—	—	(79)	(12)
Accretion of Series C Preferred Shares to redemption value	—	—	—	—	(96)	(15)
Repurchase of Series A-4 Preferred Shares	—	(11,497)	(1,880)	—	—	—

Net loss attributable to ordinary shareholders	(684)	(65,059)	(10,066)	(4,366)	(391,520)	(60,574)

1
Includes share-based compensation expenses as follows:

	For the Period from September 15, 2009 (date of inception) to December 31, 2009			For the Six Months Ended June 30,
		For the Year ended December 31, 2010
				2010	2011
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
Sales and marketing	—	—	—	—	2,930	453
Product development	—	—	—	—	1,639	254
General and administrative	—	7,377	1,141	—	91,835	14,208

Total	—	7,377	1,141	—	96,404	14,915

Comparison of the Six Months Ended June 30, 2010 and the Six Months Ended June 30, 2011

        Revenues, net.    Our revenues increased from RMB24,000 (US$3,713) in the six months ended June 30, 2010 to RMB57.8 million (US$8.9 million) in the six months ended June 30, 2011, primarily due to the increase in completed transactions to 4.9 million in the three months ended March 31, 2011 and 13.7 million in the three months ended June 30, 2011 from an insignificant amount in the comparable periods in 2010, the increase in active paying users to 1.8 million in the three months ended March 31, 2011 and 2.9 million in the three months ended June 30, 2011 from an insignificant amount in the comparable periods in 2010 and as a result of the competitive pricing arrangements negotiated with our merchants.

        Cost of revenues.    Our cost of revenues increased from RMB0.6 million (US$85,403) in the six months ended June 30, 2010 to RMB6.1 million (US$0.9 million) in the six months ended June 30, 2011. The significant increase in absolute cost of revenues was consistent with the growth of our revenues.

        Operating expenses.    Our operating expenses increased significantly from RMB3.3 million (US$0.5 million) in the six months ended June 30, 2010 to RMB442.8 million (US$68.5 million) in the six months ended June 30, 2011.

  •
  Sales and marketing expenses.  Our sales and marketing expenses increased significantly from RMB2.2 million (US$0.3 million) in the six months ended June 30, 2010 to RMB326.5 million (US$50.5 million) in the six months ended June 30, 2011, of which RMB188.7 million (US$29.2 million) were attributable to an increase in advertising expenses. The increase was primarily due to the significant increase in our total marketing spending as we promoted our brand and business, an increase in credits issued to registered users and the substantial increase in our local sales force as we expanded our merchant base and geographic coverage.

  •
  Product development expenses.  Our product development expenses increased significantly from RMB50,000 (US$7,736) in the six months ended June 30, 2010 to RMB4.1 million (US$0.6 million) in the six months ended June 30, 2011, primarily due to the increase of our product development personnel to support our website development and mobile platform applications.

  •
  General and administrative expenses.  Our general and administrative expenses increased significantly from RMB1.0 million (US$0.2 million) in the six months ended June 30, 2010 to RMB112.3 million (US$17.4 million) in the six months ended June 30, 2011, primarily due to the acceleration of vesting of share-based awards granted to management under the 2010 Plan.

        Loss from operations.    As a result of the foregoing, our loss from operations increased from RMB3.8 million (US$0.6 million) in the six months ended June 30, 2010 to RMB391.1 million (US$60.5 million) in the six months ended June 30, 2011.

        Debt extinguishment loss.    As the result of the modification of the non-convertible loans issued to certain of our Series A preferred shareholders in June 2010 before the Series A preferred share financing, which effectively added embedded conversion options to these loans, we recognized a total debt extinguishment loss of RMB1.8 million (US$0.3 million) on the date of the modification for the difference between the then carrying value of the existing loans and the fair value of the new convertible loans.

        Interest and other income.    For the six-months ended June 30, 2010, Interest and other income includes the receipt of an initial non-refundable amount of RMB1.3 million (US$0.2 million) relating to a non-recurring development project that was terminated. We recorded this amount as a component of "Interest and other income" given it was derived from activities not related to our core operating activities.

        Income taxes.    We did not accrue any income taxes as we incurred losses in these periods.

        Net loss.    As a result of the foregoing, our net loss increased from RMB4.4 million (US$0.7 million) in the six months ended June 30, 2010 to RMB391.3 million (US$60.5 million) in the six months ended June 30, 2011.

Comparison of the Period from September 15, 2009 (date of inception) to December 31, 2009 and the Year Ended December 31, 2010

        Revenues, net.    Our revenues increased from nil for the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB10.5 million (US$1.6 million) in 2010. We launched our group-purchase offerings on our website in March 2010. We began to provide multiple offerings of services on our website in September 2010, which we believe attracted more active paying users. As of December 31, 2010, we had completed a total of 5.1 million transactions on our website and grew our base of active paying users who purchased at least one of our services or products within the previous year to 1.5 million.

        Cost of revenues.    Our cost of revenues increased from nil in the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB2.3 million (US$0.4 million) in 2010. The significant increase in absolute cost of revenues was consistent with the growth of our revenues.

        Operating expenses.    Our operating expenses increased significantly from RMB0.7 million in the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB60.0 million (US$9.3 million) in 2010.

  •
  Sales and marketing expenses. Our sales and marketing expenses increased significantly from RMB0.3 million in the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB40.0 million (US$6.2 million) in 2010, of which RMB11.2 million (US$1.7 million) were attributable to an increase in advertising expenses, primarily due to the significant increase in our total advertising spending as we promoted our brand and business, and the substantial increase of our local sales force as we expanded in China. Additionally, our sales and marketing expenses for the year ended December 31, 2010 included approximately RMB7.2 million (US$1.1 million) of credits for promotional purposes.

  •
  Product development expenses. Our product development expenses increased significantly from RMB98,000 in the period from September 15, 2009 (date of inception) to December 31, 2009 to

    RMB1.1 million (US$0.2 million) in 2010, primarily due to the increase of our product development personnel to support the website development and mobile platform application.

  •
  General and administrative expenses. Our general and administrative expenses increased significantly from RMB0.3 million in the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB18.8 million (US$2.9 million) in 2010, primarily due to the substantial increase of our mid-level management personnel and the investment in our corporate infrastructure necessary to support our growth, and the accrual of compensation expenses for past services provided by Mr. Xiaobo Jia, our director, in connection with the repurchase of ordinary shares beneficially held by Mr. Jia on December 1, 2010.

        Loss from operations.    As a result of the foregoing, our loss from operations increased from RMB0.7 million in the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB51.8 million (US$8.0 million) in 2010.

        Debt extinguishment loss.    As the result of the modification of the non-convertible loans issued to certain of our Series A preferred shareholders in June 2010 before the Series A preferred share financing, which effectively added embedded conversion options to these loans, we recognized a total debt extinguishment loss of RMB1.8 million (US$0.3 million) on the date of the modification for the difference between the then carrying value of the existing loans and the fair value of the new convertible loans.

        Interest and other income.    For the year ended December 31, 2010, Interest and other income includes the receipt of an initial non-refundable amount of RMB1.3 million (US$0.2 million) relating to a non-recurring development project that was terminated. We recorded this amount as a component of "Interest and other income" given it was derived from activities not related to our core operating activities.

        Income taxes.    We did not accrue any income taxes as we incurred losses in these periods.

        Net loss.    As a result of the foregoing, our net loss increased significantly from RMB0.7 million in the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB53.5 million (US$8.3 million) in 2010.

Selected Unaudited Quarterly Results of Operations

        The following table presents our selected unaudited quarterly results of operations for the six quarters in the period from January 1, 2010 to June 30, 2011. This information should be read in conjunction with our annual consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial information for the quarters presented below on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our limited operating history makes it difficult to predict future operating results. The historical quarterly results presented below are not necessarily indicative of the results that may be expected for any future quarters or periods. Please refer to "Risk Factors—Risks Related to Our Business—Our operating results fluctuate from period to period, and, as a result, investors should not rely on quarterly operating results as being indicative of future results," "—Descriptions of Certain Statement of Operations Items" and other information included elsewhere in this prospectus for information regarding trends and other factors that may affect our results of operations.

	For the Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011
	(RMB in thousands)
Revenues, net (Gross billings of nil RMB1.0 million, RMB14.0 million, RMB 108.2 million, RMB207.8 million and RMB418.9 million)	—	24	478	9,966	22,612	35,205
Cost of revenues	(227)	(325)	(454)	(1,316)	(2,306)	(3,808)
Gross profit (loss)	(227)	(301)	24	8,650	20,306	31,397
Operating expenses
Sales and marketing	(231)	(1,985)	(10,626)	(27,201)	(143,958)	(182,494)
Product development	(10)	(40)	(264)	(830)	(1,154)	(2,932)
General and administrative	(298)	(739)	(5,180)	(12,591)	(94,113)	(18,183)

Total operating expenses	(539)	(2,764)	(16,070)	(40,622)	(239,225)	(203,609)

Loss from operations	(766)	(3,065)	(16,046)	(31,972)	(218,919)	(172,212)
Debt extinguishment loss	—	(1,818)	—	—	—	—
Interest and other income	—	1,283	—	—	22	492
Interest and other expenses	—	—	(719)	(392)	(135)	(517)
Loss before income taxes	(766)	(3,600)	(16,765)	(32,364)	(219,032)	(172,237)
Income taxes	—	—	—	—	—	—
Net loss	(766)	(3,600)	(16,765)	(32,364)	(219,032)	(172,237)

Net loss attributable to ordinary shareholders	(766)	(3,600)	(16,792)	(43,901)	(219,110)	(172,410)

        Our revenues increased rapidly in the six-quarter period from January 1, 2010 to June 30, 2011, primarily due to the increase in the number of completed transactions from nil in the first quarter of 2010 to 13.7 million in the second quarter of 2011, the increase in the number of active paying users from approximately 30,000 in the second quarter of 2010 to 2.9 million in the second quarter of 2011 and as a result of the competitive pricing arrangements negotiated with our merchants. Our cost of revenues increased over the six-quarter period consistently with the growth in revenues.

        Our total operating expenses increased significantly over the six-quarter period. Our sales and marketing expenses increased significantly from RMB0.2 million (US$0.03 million) in the first quarter of 2010 to RMB182.5 million (US$28.2 million) in the second quarter of 2011, primarily due to increased marketing spending for brand and business promotion, an increase in promotional credits to registered users and a substantial increase in our local sales force as we expanded in China. Our rate of increase in sales and marketing expenses slowed after the first quarter of 2011 due to the reduction in marketing spending. Our product development expenses generally increased from quarter to quarter over the six-quarter period primarily due to higher compensation expenses as we hired more product development personnel to support our website development and mobile platform. Our general and administrative expenses gradually increased from quarter to quarter over the four-quarter period from the first quarter of 2010 to the last quarter of 2010. The significant increase in our general and administrative expenses from the last quarter of 2010 to the first quarter of 2011 was primarily due to the acceleration of vesting of share-based awards granted to management under the 2010 Plan during the first quarter of 2011.

        In the future, our quarterly results of operations may be affected by seasonal trends caused by user behavior, payments to merchants and demand for our product and service offerings. We expect our sales to be lower during calendar quarters with more weekends and longer and more frequent holiday periods in China, such as the New Year and Spring Festival holidays, which generally fall in the first quarter, the May holidays and the October holidays. Other factors that may cause our quarterly operating results to fluctuate include, among others, changes in general economic conditions in China, changes in the competitive landscape, and the impact of unforeseen events, such as unexpected natural disasters or changes in industry policies of local governments or the PRC central government. See "Risk Factors—Risks Related to Our Business—Our operating results fluctuate from period to period, and, as a result, investors should not rely on quarterly operating results as being indicative of future results."

Liquidity and Capital Resources

        The following table sets forth a summary of our cash flows for the periods indicated:

				For the Six Months Ended June 30,
	For the Period from September 15, 2009 (date of inception) to December 31, 2009	For the Year Ended December 31, 2010
				2010 (Unaudited)	2011
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash (used in) provided by operating activities	(609)	5,770	893	(1,946)	(145,349)	(22,487)
Net cash used in investing activities	(9)	(4,416)	(683)	(31)	(19,498)	(3,017)
Net cash provided by financing activities	1,000	101,234	15,662	33,660	821,650	127,121
Net increase in cash and cash equivalents	382	102,588	15,872	31,683	656,803	101,617
Cash and cash equivalents at beginning of the period/year	—	382	59	382	102,970	15,931
Effect of foreign exchange rate change on cash	—	—	—	—	(10,899)	(1,686)
Cash and cash equivalents at end of the period/year	382	102,970	15,931	32,065	748,874	115,862

        To date, we have financed our operations primarily through cash from operations and the issuance of Series A, Series B and Series C preferred shares in 2010 and 2011. We had nil short-term or long-term bank borrowings outstanding as of December 31, 2009 and 2010 and June 30, 2011. Our cash position improved from 2009 to 2010 primarily as a result of the launch of our website in March 2010 and our Series A and Series B preferred share financing.

        We are a holding company and conduct our operations primarily through our subsidiaries and VIE in China. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with accounting standards and regulations applicable to such subsidiaries.

        Our cash position is affected by PRC laws on statutory reserves and dividend distributions. Under PRC law, each of our PRC subsidiaries and consolidated VIE must set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve reaches 50% of its registered capital. Furthermore, each of our PRC subsidiaries and VIE is required to allocate a discretionary portion of its after-tax profits to its staff welfare and bonus fund. We have not been required to allocate any amount to such reserves since we have not achieved profitability. Although the statutory reserves can be used, among other means, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, companies may not distribute the reserve funds as cash dividends except upon a liquidation of these subsidiaries. In addition, dividend payments from our PRC subsidiaries could be delayed as we may only distribute such dividends upon completion of annual audits of the subsidiaries.

        We believe that our current levels of cash balances and cash flows from operations will be sufficient to meet our anticipated cash needs to fund our operations for at least the next 12 months, assuming we receive no proceeds from this offering. We will use the net proceeds from this offering to expand our business operations as disclosed under "Use of Proceeds." In addition, our cash flows from operations could be affected by our payment terms with our merchants. See "—Descriptions of Certain Statement of Operations Items—Cost of Revenues" for a detailed discussion of our payment terms with our merchants. Furthermore, we may need additional cash resources in the future if we experience adverse business conditions or other developments or if we find and wish to pursue opportunities for investment, acquisitions, strategic cooperation or other similar actions.

  Operating Activities

        Net cash used in operating activities amounted to RMB145.3 million (US$22.5 million) in the six months ended June 30, 2011, primarily attributable to net loss incurred of RMB391.3 million (US$60.5 million) and an increase in deposits with merchants and other assets of RMB45.3 million (US$7.0 million) primarily due to an increase in prepayments to merchants as a result of an increase in sales, and advertising agents following the growth of our business and marketing campaigns. These increases were partly offset by an increase of payables to merchants of RMB98.6 million (US$15.3 million) an increase of advances from registered users of RMB70.5 million (US$10.9 million) and an increase of payroll and welfare payables of RMB17.4 million (US$2.7 million), principally related to an increase in operations and advertising costs in connection with the growth of our business.

        Net cash provided by operating activities amounted to RMB5.8 million (US$0.9 million) in 2010, primarily attributable to net loss incurred of RMB53.5 million (US$8.3 million) and an increase in deposits with merchants of RMB25.1 million (US$3.9 million), primarily due to an increase in prepayments to merchants as a result of an increase in sales. These increases were partly offset by an increase of advances from registered users of RMB57.8 million (US$8.9 million) and an increase of payables to merchants of RMB11.6 million (US$1.8 million), principally related to an increase in sales and increased prepayments to merchants before redemption or settlement, respectively.

        Net cash used in operating activities amounted to RMB0.6 million in the period from September 15, 2009 (date of inception) to December 2009 primarily attributable to our net loss of RMB0.7 million as a result of the incurrence of set-up costs.

  Investing Activities

        Our investing activities primarily relate to purchases of property and equipment, including servers, office equipment and vehicles. Net cash used in investing activities was RMB19.5 million (US$3.0 million) in the six months ended June 30, 2011. Net cash used in investing activities was RMB4.4 million (US$0.7 million) in 2010. Net cash used in investing activities was RMB9,000 in the period from September 15, 2009 (date of inception) to December 31, 2009.

  Financing Activities

        Net cash provided by financing activities totaled RMB821.7 million (US$127.1 million) in the six months ended June 30, 2011, resulting from the proceeds of RMB823.0 million (US$127.3 million) received from the issuance of Series B Preferred Shares and Series C Preferred Shares, partly offset by RMB1.7 million (US$0.3 million) in issuance costs relating to the Series C Preferred Shares issuance.

        Net cash provided by financing activities totaled RMB101.2 million (US$15.7 million) in 2010 primarily resulting from the proceeds of RMB138.6 million (US$21.4 million) received from the issuance of June 2010 Convertible Notes, December 2010 Convertible Notes and Series B Preferred Shares, partly offset by RMB24.0 million (US$3.7 million) used for the repurchase of ordinary shares and RMB 12.0 million (US$1.9 million) used for the repurchase of Series A-4 preferred shares.

        Net cash provided by financing activities was RMB1.0 million in 2009 resulting from the proceeds of RMB1.0 million received from the issuance of ordinary shares.

Capital Expenditures

        We had capital expenditures of RMB9,000, RMB4.4 million (US$0.7 million) and RMB19.5 million (US$3.0 million) for the period from September 15, 2009 (date of inception) to December 31, 2009, the year ended December 31, 2010 and the six months ended June 30, 2011, respectively. Our capital expenditures were used primarily for purchasing servers, computers and other equipment for our business. We expect to incur more capital expenditures, as we (i) purchase additional computers and servers and (ii) expanding our network infrastructure to support the growth of our business.

Contractual Obligations

        The following table sets forth our contractual obligations as of December 31, 2010:

	Payments Due by Period
	Less than 1 Year	1-3 Years	4-5 Years	More than 5 years	Total
	(RMB in thousands)
Operating lease obligations	4,231	1,595	—	—	5,826
Purchase obligations	14,414	—	—	—	14,414

Total	18,645	1,595	—	—	20,240

        Our operating lease obligations related to lease agreements for our corporate offices and storage facilities. Purchase obligations primarily represent non-cancelable contractual obligations related to advertising and marketing services. Other than the obligations set forth above, we did not have any long-term debt obligations, operating lease obligations, purchase obligations or other long-term liabilities as of December 31, 2010.

Off-Balance Sheet Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholder's equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Internal Control over Financial Reporting

        In connection with the audit of our consolidated financial statements for the period from September 15, 2009 (date of inception) to December 31, 2009 and the year ended December 31, 2010, we and our independent registered public accounting firm identified one material weakness and certain other deficiencies in our internal control over financial reporting. As defined in AU 325, Communicating Internal Control Related Matters Identified in an Audit, of the PCAOB Standard and Related Rules, a material weakness is a deficiency, or a combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of the company's financial statements will not be prevented, or detected and corrected on a timely basis. The material weakness identified relates to our lack of sufficient resources with the requisite U.S. GAAP and SEC financial accounting and reporting expertise to support the accurate and timely preparation and presentation of our consolidated financial statements and related disclosures, which resulted in certain undetected errors in our previously issued consolidated financial statements. See "Note 2—RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS" to our Consolidated Financial Statements for additional information.

        To address the material weakness and other certain deficiencies, we have implemented, and are in the process of implementing, a number of measures to improve our internal control over financial reporting, including:

  •
  we hired a chief financial officer and a U.S. GAAP reporting and finance controller who have U.S. GAAP experience through either working at major accounting firms or U.S. listed companies;

  •
  we have set up a review process to ensure proper financial statement closing and reporting procedures;

  •
  we plan to hire more full-time professionals with the requisite U.S. GAAP, tax and SEC reporting experience;

  •
  we plan to hire an internal control specialist and engage outside consultants to assist in establishing internal control processes and oversight measures to improve our U.S. GAAP reporting and our financial reporting processes to comply with requirements under the Sarbanes-Oxley Act of 2002; and

  •
  we plan to formalize our information technology policies and procedures, including establishing formal procedures and documentation for any IT program changes, application management, user access, and data backup and recovery processes.

        In addition, upon the completion of this offering, we will establish an audit committee under our board of directors in accordance with the applicable SEC and NASDAQ requirements to provide adequate independent oversight with respect to our accounting and financial reporting. We also plan to maintain an internal audit function to further ensure accuracy of U.S. GAAP reporting. See also "Risk Factors—Risks Related to Our Business—If we fail to establish or maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our shares may, therefore, be adversely impacted."

Quantitative and Qualitative Disclosure about Market Risk

  Foreign Exchange Risk

        Our revenues, costs and expenses are generally denominated in Renminbi. Our assets and liabilities are also denominated in Renminbi, except for cash held in other currencies, which included U.S. dollar denominated cash balance of US$23.5 million (RMB151.9 million) as of June 30, 2011. As a result, fluctuations in the exchange rates between the U.S. dollar and Renminbi will affect our results of operations and financial condition in U.S. dollar terms. Such fluctuations will also affect us with respect to the translation of the net proceeds that we will receive from this offering into Renminbi. The Renminbi's exchange rate with the U.S. dollar is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under this policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. For almost two years after reaching a high against the U.S. dollar in July 2008, the Renminbi traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would increase the Renminbi exchange rate flexibility and since that time the Renminbi has gradually appreciated against the U.S. dollar. However, it remains unclear how this flexibility might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar.

        To the extent that we need to convert U.S. dollars we receive from this offering or other financing activities into the Renminbi for our operations or other uses within the PRC, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. On the other hand, a decline in the value of the Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of ADSs. Assuming a 5% appreciation of the RMB against the U.S. dollar, our U.S. dollar denominated cash balance would have decreased to RMB143.1 million as of June 30, 2011.

  Interest Rate Risk

        Our exposure to interest rate risk primarily relates to finance income generated by excess cash invested in demand deposits with original maturities of three months or less. We have not used any derivative financial instruments to manage our interest risk exposure. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. However, our future finance income may be lower than expected due to changes in market interest rates.

  Inflation Risk

        In recent years, inflation has not had a material impact on our results of operations. According to the National Bureau of Statistics of China, the change in China's Consumer Price Index decreased by 0.7% in 2009 and increased 3.3% in 2010. If inflation rises, it may materially and adversely affect our business.

  Credit Risk

        As of December 31, 2009, December 31, 2010 and June 30, 2011, substantially all of our cash and cash equivalents were held by reputable financial institutions. We believe that we are not exposed to unusual risks as these financial institutions have high credit quality. We have not experienced any losses on deposits of cash and cash equivalents.

        Users pay for our online business through a network of third-party payment service providers. We have not experienced any significant bad debts with respect to our accounts receivable, and made no allowance for doubtful accounts in 2009, 2010 and six months ended June 30, 2011.

Critical Accounting Policies and Estimates

Revenue Recognition

        We generate our revenues from selling group-purchase vouchers for the offerings of products and services by our merchants, respectively, at discounted prices to our registered users. We devote substantial resources in selecting qualifying merchants, thereby ensuring the quality of products and services sold by our merchants through our website. Once a merchant is selected, we contract with the selected merchant for the specified product or service group-purchase vouchers to be offered on our website, along with the timing of the offer, the voucher price and the price at which we will pay the merchant, shipping terms and conditions, if applicable, and the minimum threshold of vouchers for the specified product or service to be sold in order to validate the group-purchase voucher offer.

        We present revenue on a net basis (representing the amount billed to paying users less the amount paid to merchants) in accordance with ASC 605-45. We act as an agent rather than as the principal in the delivery of the products or services underlying the vouchers as we do not assume the risks and rewards of ownership of products nor are we responsible for the actual fulfillment of services. Both of these are the responsibilities of the merchants.

        We recognize revenue when the following criteria are met: persuasive evidence that an arrangement exists, which is typically established at the point when we enter into cooperating agreements with our merchants and at the point when the price becomes fixed or determinable; collectability is reasonably assured, which occurs when the paying users remit payments to our third party payment service providers for vouchers purchased; and services to our merchants have been rendered. Our users have the ability to hold the vouchers until their expiration for full refunds, and therefore, the underlying sale from which we earn the related commission as an agent is not culminated until our users actually redeem their vouchers. Until such time, the proceeds received by us from selling the group-purchase vouchers are recorded as advances from registered users. During the period from the offer validation to the point of voucher redemption, we are also contractually obligated to provide, maintain and support an online voucher verification system which our merchants must use to validate vouchers before services can be redeemed by the users. We also provide ongoing customer service support to our merchants through redemption of the vouchers, and we frequently assist our merchants in arranging for third party logistics companies to deliver their products to our users. We have concluded these performance obligations to be a substantive and an integral part of our service delivery process from which we earn our revenue. Based on the above considerations, revenue recognition is deferred until the redemption of the group-purchase vouchers by our users for the delivery of products or consumption of the services, at which time the underlying sale from which we earn our commission has been culminated and we have completed our service obligations to our merchants. Our obligations to our merchants after voucher redemption by our users are inconsequential and did not impact revenue recognition for all periods/years presented.

        We provide cash refunds or issuance of credits to our registered users for unsatisfactory products delivered or services rendered by our merchants to our users under our "Three Guarantees". Our merchants are contractually responsible and liable for the quality of the products or services provided and we also hold the right to claim reimbursements from our merchants, therefore the amounts of costs that we incurred as a result of such refunds were inconsequential for all periods/years presented.

        In accordance with ASC sub-topic 650-50, Customer Payments and Incentives ("ASC 605-50"), in the event we sell group-purchase vouchers for a specific merchant to our users at a loss that results in negative revenue on a cumulative basis since the inception of the overall relationship between the merchant and us, the amount of the cumulative shortfall is re-characterized to expense. During the year ended December 31, 2010 and the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011, we re-characterized RMB4,531, RMB272 (unaudited) and RMB3,138 (US$485) to "Sales and marketing" expense.

User Credits

        Historically, we have issued referral credits to our existing registered users ("referrers") pursuant to certain of our marketing programs offered to promote our group-purchase platform to new users ("referees'). In exchange for the promotional services provided by the referrers, we deposit credits that can be used for future purchases in the referrers' accounts upon the registration by the referees. To qualify for the referral credits, a referrer only needs to be a registered user at the time of referral and does not have to have made a prior purchase from us, nor do the referees have to complete a future sales transaction with us. Commencing January 2011, the referral credit program was modified such that a referrer can only receive the referral credit when the referee registers and makes a purchase. The referral program was cancelled as of July 2011.

        From time to time, we also offer lucky draws for credits that are available to all registered users, regardless whether the users have previously completed a sales transaction with us. Lucky draw credits are deposited into the users' accounts to be used for future purchases.

        Pursuant to ASC 605-50, the merchants are considered our customers under the deemed agency relationship model, therefore when user credits are issued to our registered users, we record the obligation within "Accrual for credits," with a charge to "Sales and marketing" expense. The accrual for credits is released when used by the registered users to make purchases on our website. All credits issued to registered users do not carry expiration dates.

Fair Value of Financial Instruments

        The carrying amounts of financial assets and liabilities, such as accounts receivable, accounts payable and amounts due to/from related parties, approximate their fair values due to their short-term maturities.

        Debt instruments are in general initially recognized at their principal amounts, except for the case when the debt instrument is issued at a discount in exchange for services, it is initially recorded at fair value that is determined by us with the assistance of an independent third-party valuation firm. Convertible redeemable preferred shares issued through the conversion of convertible debts, are initially recognized at the then carrying values of convertible debts immediately prior to their conversion, less issuance costs. Convertible redeemable preferred shares issued through a combination of cash proceeds and conversion are initially recognized at an amount equal to the sum of the cash proceeds from issuance and the carrying value of the convertible debts immediately prior to their conversion, less issuance costs. The convertible redeemable preferred shares are subsequently accreted to redemption values using the effective interest rate method to the earliest redemption date.

Debt Modifications

        We record gains or losses as the result of modifications to the terms of debt instruments that result in the present value of the cash flows under the new terms to be at least 10% different from the present value of the remaining cash flows under the original terms. Such gains or losses are calculated based on the difference between the carrying value of the existing debt instruments on the date of modification and the fair value of the newly modified debt instruments. When a modification is made to the conversion option embedded in a debt instrument that results in less than 10% change in the present value of the cash flows of the underlying debt instrument, any increase in the fair value of the embedded conversion option (calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification) is recognized as a reduction to the carrying amount of the debt instrument with a corresponding increase in "Additional paid-in capital." Any decrease in the fair value of an embedded conversion option resulting from a modification is not recognized.

Impairment of Long-lived Assets

        Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets is based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the years presented.

Income Taxes

        In determining taxable income for financial statement reporting purposes, we must make certain estimates and judgments. These estimates and judgments are applied in the calculation of certain tax liabilities and in the determination of the recoverability of deferred tax assets, which arise from temporary differences between the recognition of assets and liabilities for tax and financial statement reporting purposes.

        We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a charge to income tax expense, in the form of a valuation allowance, for the deferred tax assets that we estimate will not ultimately be recoverable. We consider past performance, future expected taxable income and prudent and feasible tax planning strategies in determining the need for a valuation allowance. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax rules and the potential for future adjustment of our uncertain tax positions by the various jurisdictional tax authorities. If our estimates of these taxes are greater or less than actual results, an additional tax benefit or charge will result.

Share-based Compensation

        We account for share-based compensation in accordance with ASC sub-topic 718-10 ("ASC 718-10"), Compensation—Stock Compensation: Overall, for share-based payment transactions with employees. Under the fair value recognition provisions of ASC 718-10, share-based compensation costs are measured at the grant date using an option pricing model. We have elected to recognize compensation costs on a straight-line basis over the requisite service period with a graded vesting schedule. ASC 718-10 requires forfeiture to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation is recorded net of estimated forfeitures such that the expense is recorded for those share-based awards that are expected to vest.

        In accordance with ASC 718, we treat a modification to the terms of an award as an exchange of the original award for a new award, which requires the calculation of an incremental value associated with the new award based on the excess of the fair value of the modified award over the fair value of the pre-modification award measured immediately before the modification based on current circumstances.

        We record share-based compensation expenses for awards granted to non-employees in exchange for services at fair value in accordance with the provisions of ASC 505-50, Equity-Based Payment to Non-Employees. For the awards granted to non-employees, we will record compensation expenses equal to the fair value of the share options at the measurement date, which is determined to be the earlier of the performance commitment date or the service completion date.

Recent Accounting Pronouncements

        In October 2009, the Financial Accounting Standards Board, or FASB, issued ASU 2009-13, which amends ASC sub-topic 605-25, Regarding Revenue Arrangements with Multiple Deliverables. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This ASU is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of ASU 2009-13 did not have a material impact on our consolidated financial statements.

        In January 2010, the FASB issued ASU 2010-06, which amends ASC 820, Fair Value Measurements and Disclosures, to require a number of additional disclosures regarding (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements and (4) the transfers between Levels 1, 2 and 3. We adopted this ASU on January 1, 2010 except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on our consolidated financial statements.

        In April 2010, the FASB issued ASU 2010-13, Compensation—Stock Compensation ("ASC 718"): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. The objective of this standard is to address the classification of an employee share-based payment award with an exercise price dominated in the currency of a market in which the underlying equity security trades. ASC 718 provides guidance on the classification of a share-based payment award as either equity or liability. A share-based payment award that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. ASU 2010-13 provides amendments to ASC 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trade should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this standard are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 31, 2010. Early application is permitted. The adoption of ASU 2010-13 did not have a material impact on our consolidated financial statements.

        In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and International Financial Reporting Standards ("IFRS") ("ASU 2011-04"). The objective of this standard is to develop common fair value measurement and disclosure requirements under U.S. GAAP and IFRS and improve their understandability. Some of the amendments clarify the FASB's intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. We do not expect the adoption of ASU 2011-04 to have a material impact on our consolidated financial statements.

        In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income ("ASU 2011-05"). The objective of this standard is to increase the prominence of items reported in other comprehensive income ("OCI"). ASU 2011-05 requires companies to present items of net income, items of OCI and total comprehensive income in either one continuous statement or two separate but consecutive statements. Companies will no longer be allowed to present OCI in the statement of stockholders' equity. ASU 2011-05 also requires companies to display reclassification adjustments for each component of OCI in both net income and OCI and present the components of OCI in their interim and annual financial statements. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We do not expect the adoption of ASU 2011-05 to have a material impact on our consolidated financial statements.

INDUSTRY

Growth of Consumption in China

        The rapid pace of economic development and urbanization in China has resulted in a rising class of consumers with growing consumption power. According to Euromonitor International data as of August 2011, China's annual per capita disposable income reached RMB16,099 (US$2,491) in 2010 and is forecasted to grow at a CAGR of 11.3% to RMB27,509 (US$4,256) in 2015. This has fueled the growth of the retail and service sectors in China, which accounted for a large proportion of consumer expenditures in China in 2010, as shown in the chart below. According to Euromonitor International data as of August 2011, China's retail market reached RMB7.5 trillion (US$1.2 trillion) in 2010 and is forecasted to grow at a CAGR of 11.1% to RMB12.7 trillion (US$2.0 trillion) by 2015. China's consumer service sector also represents a significant market opportunity. For example, the total consumer foodservice market in China reached RMB2.3 trillion (US$355.8 billion) in 2010, according to Euromonitor International data as of August 2011. The total retail travel products market in China reached RMB188.3 billion (US$29.1 billion) in 2010, according to an April 2011 Euromonitor report.

2010 China's Consumer Expenditure Breakdown by Category

        Source: Euromonitor International data as of August 2011

        The retail sector in China is relatively fragmented with few nationwide merchants compared with more developed countries such as the United States. According to a January 2011 Euromonitor International report, the overall value share of the top ten retailers in China was only 7% in 2010, compared to 30% for the top ten retailers in the United States for the same period. For example, in 2010, there were over 100,000 hotels, 5.4 million retail stores and 5.9 million foodservice outlets in China according to Euromonitor International data as of August 2011. The current fragmented nature of China's retail sector can be attributed to the general economic development level of China, its vast geographical size, as well as the large number of demographic and socio-economic groups whose tastes and preferences can vary widely.

        These mostly local product and service merchants have historically largely relied on local offline marketing channels to acquire potential customers.

Rapid Growth of China's E-Commerce Market

        China has the largest Internet population in the world but its Internet penetration rate is still relatively low. China's Internet population reached 425 million and the Internet penetration rate reached 32.4% as of December 2010, compared to a penetration rate of 85.7% in the United States, according to International Data Corporation data as of August 2011. The number of unique Internet users buying services or products online in China is also on the rise. The number of unique Internet users buying services or products online in China grew to 80 million in 2010 and is expected to reach 183 million by 2015, compared to 176 million in the United States for 2010 according to International Data Corporation data as of August 2011. This represents a penetration rate of 18.9% and 34.2% for 2010 and 2015, respectively, among Internet users in China, compared to a penetration rate of 66.1% in the United States for 2010. China's e-commerce market size reached RMB80.0 billion (US$12.4 billion) in 2010, according to Euromonitor International data as of August 2011.

        A number of factors are driving China's e-commerce market growth, including:

  •
  growth of the number of e-commerce companies and the product selection available;

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  increased trust by consumers of e-commerce companies;

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  increased availability of electronic payment methods; and

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  improved logistics, fulfillment and efficient return policies.

        While e-commerce adoption in China was historically concentrated mainly in the more developed urban centers, it is now growing quickly in smaller cities and even rural areas.

        There were approximately 40 million small and medium enterprises in China in 2010 according to an article published by China's National Bureau of Statistics. For local merchants, which usually are smaller in scale and have limited access to effective sales and marketing channels, online promotions allow them to cost-effectively acquire new consumers in existing or new cities. Furthermore, the majority of local businesses, especially those established in Tier 2 or Tier 3 cities in China, have no online presence. For these companies, establishing an online presence represents a significant market opportunity that they could not otherwise achieve on their own.

China's Online Social Commerce Market

        Online social commerce refers to the purchase of products and services by a group of consumers via an online market place. These offerings are typically heavily discounted and can include products and service offerings from a broad range of categories including foodservice, travel and leisure, recreation, retail, consumer electronics and apparel. Consumers using online social commerce sites often share details of such offerings with their friends through social networking sites, or SNS, and other means, thereby spreading awareness and increasing potential participation.

        Online social commerce offerings typically exhibit the following characteristics:

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  products and services are offered at a significant discount to their suggested retail price;

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  offerings generally can only be redeemed when a pre-set minimum quantity has been reached and some sites also have pre-set maximum quantities;

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  time limits are typically imposed on the offering in terms of the participation period as well as period in which a offering can be redeemed;

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  the value of each offering is usually relatively small and big-ticket items such as real property and automobiles are not offered through online social commerce sites; and

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  the sites may offer several offerings running at any given time, often personalized for an individual user based on their profile and behavior history.

        The emergence of the online social commerce business model has not only created benefits for consumers but provides an avenue for small local merchants to acquire new customers online. Online social commerce creates a new promotional solution for both nationwide and local merchants with limited resources to attract new customers and grow their businesses.

        China's online social commerce market has grown rapidly since the first online social commerce site was launched in January 2010. There were approximately 27 million average daily unique visitors to online social commerce sites in June 2011 according to an August 2011 iResearch release and over one thousand online social commerce sites currently in China, according to iResearch.

        The number of China's online social commerce customers is expected to continue to grow rapidly. The revenue opportunity for China's online social commerce sector is also significant. Given the considerable size of China's retail and service industries, the market opportunity to bring local commerce online is substantial.

        China's online social commerce market players can be broadly grouped into two categories:

        Independent Online Social Commerce Sites.    The first category includes sites such as Lashou.com, Meituan.com, 55tuan.com, 24quan.com, and Groupon.cn, a company not known to be affiliated with Groupon in the U.S., which are dedicated to offering online social commerce services and do not have any other services or business. These companies have local sales forces in the cities in which they operate and tend to acquire new users of their service directly through online and offline advertising and word-of-mouth.

        Affiliated Online Social Commerce Sites.    The second category consists of affiliated group-purchase sites such as Taobao.com's Taobao Juhuasuan, Tencent's Tuan.qq.com, Dianping's group-purchase feature, Renren's Nuomi, and Groupon and Tencent's joint venture, Gaopeng.com. These sites already have an existing e-commerce or other online business platform and offer the online social commerce format to their existing user base as part of their service offerings.

        With over a thousand online social commerce sites, China's online social commerce market is highly fragmented. The top five players are Taobao Juhuasuan, Lashou.com, Meituan.com, 55tuan.com and 24quan.com, based on average daily unique visitors in June 2011, as estimated by a August 2011 release by iResearch. Going forward, iResearch expects the online social commerce market to consolidate, with fewer new players entering the market and more existing players exiting.

Success Factors for Online Social Commerce Market Players

        We believe the success of an online social commerce market player is driven by five key factors:

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  Strong brand with a reputation for quality and reliable customer service. According to a September 2010 report by iResearch, approximately 50% of Internet users do not participate in online social commerce activities due to a lack of confidence in product and service delivery. In addition to focusing on customer service, group-purchase companies also need to exercise strong quality control over the merchants with whom they partner;

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  Localized services and products at attractive prices are critical for online social commerce sites to remain attractive to customers by offering them products and services according to local tastes, seasonality and trends;

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  Robust technology infrastructure is important for optimizing the online experience, personalization and targeting of customers based on preferences and location. Furthermore, the ability to seamlessly integrate third party websites such as social networking sites is important to acquire customers;

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  Strong management systems and controls are required to manage and coordinate a large direct sales force, marketing and customer acquisition efforts, as well as product and service delivery infrastructure; and

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  Access to capital to invest, maintain brand equity and acquire customers is necessary as the pace of expansion has been rapid and significant upfront investment is needed.

BUSINESS

Overview

        Lashou is a leading online social commerce company in China. We enrich the online shopping experience of Chinese consumers by offering attractive group-purchase discounts across a variety of services and products on our website, www.lashou.com., and we create a new avenue for large numbers of local merchants in China to grow their businesses. As published by iResearch, we are consistently ranked No. 1 among independent online social commerce companies in China, based on the number of daily unique visitors to online social commerce websites in China during the months of January 2011 through July 2011, with over 22% of total unique visitors viewing our website in each of these months. Our "Lashou.com" brand is one of the most recognizable online social commerce brands in China, according to a consumer survey conducted by CR-Nielsen in July 2011 which was commissioned by us.

        Each day, new surprise deals are waiting on our website for our users to discover. Our users can choose from up to 1,000 daily listings of mostly local offerings on substantially discounted services and products in more than 500 cities and towns. These offerings, primarily in food and entertainment, health and beauty, and travel and hospitality, are chosen for their appeal, quality and relevance to our mostly young and urban users. They are typically limited in quantity and conditioned on achieving a minimum number of purchases within a specific time frame. The attractiveness of the deals and the purchase limitations often propel user-initiated sharing of these opportunities with their friends, families and online groups, through word-of-mouth or links to our website, which drives the rapid growth of our user base.

        Our large user base gives our merchants an affordable and effective means of sales promotion and inventory management. As a result, we are able to negotiate competitive pricing for our users on a wide range of services and products. As of October 23, 2011, our cumulative merchant base had grown to approximately 46,000 merchants supported by over 3,100 sales personnel in 184 cities and towns across 31 provinces in China, Hong Kong and Macau.

        Since we launched our website in March 2010, we have successfully grown to capture the tremendous e-commerce opportunities in China, as evidenced by the following:

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  Our average monthly unique visitors, based on data from Google Analytics, grew from approximately 295,000 during the second quarter of 2010 to approximately 29.7 million during the third quarter of 2011;

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  Our registered users grew from approximately 53,000 as of March 31, 2010 to approximately 16.8 million as of September 30, 2011;

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  Our active paying users grew from approximately 25,000 during the second quarter of 2010 to approximately 3.3 million during the third quarter of 2011;

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  Our merchant base grew from less than 400 during the second quarter of 2010 to approximately 24,000 during the third quarter of 2011; and

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  The number of vouchers for services and products sold on our website grew from approximately 56,000 during the second quarter of 2010 to approximately 19.6 million during the third quarter of 2011.

        Since we launched our website in March 2010, approximately 6.8 million paying users had purchased over 43.3 million vouchers for services and products from us as of September 30, 2011. Given that China's Internet users reached 425 million as of the end of 2010, which represented 32.4% of the Chinese population, and given that 80 million Internet users had bought services or products online in 2010 according to International Data Corporation data as of August 2011, we believe significant market opportunities exist for our future growth.

        To achieve sustained growth and encourage user loyalty, we have built our firm culture around winning our users' trust through the following initiatives: we set the market standard with our "Three Guarantees" that generally promise an unconditional cash refund or credit towards future purchases at the choice of the user within a certain period, a cash refund or credit towards future purchases at the choice of the user for unsatisfactory services, and an automatic credit or a cash refund (if requested by the user) for expired and unredeemed vouchers; we offer online and offline user and merchant support with over 400 customer service and after-sales support representatives in three service centers and our network of local offices; we follow stringent internal guidelines in our selection of merchants and service and product offerings; and leverage our logistics network and work closely with our merchants to provide timely order fulfillment. As of September 30, 2011, 47.3% of our cumulative paying users were repeat purchasers, and 18.1% of our registered users had been referred to us by our existing users.

        Our revenues, net grew from nil for the period from September 15, 2009 (date of inception) to December 31, 2009, to RMB10.5 million (US$1.6 million) for the year ended December 31, 2010 and to RMB57.8 million (US$8.9 million) for the six months ended June 30, 2011. Our gross billings grew from nil for the period from September 15, 2009 (date of inception) to December 31, 2009 to RMB123.2 million (US$19.1 million) for the year ended December 31, 2010 and to RMB626.7 million (US$97.0 million) for the six months ended June 30, 2011.

        We are a growth stage company and incurred net losses of RMB0.7 million (US$0.1 million) for the period from September 15, 2009 (date of inception) to December 31, 2009, RMB53.5 million (US$8.3 million) for the year ended December 31, 2010 and to RMB391.3 million (US$60.5 million) for the six months ended June 30, 2011.

        Due to legal restrictions in China, we conduct our business mainly through Beijing Lashou, our consolidated variable interest entity in China that we effectively control through contractual arrangements.

Strengths

        We believe the following strengths differentiate us from our competitors:

        Innovation-based growth.    We believe we set the market standard in China when we transitioned our business model from a single daily listing to multiple listings of featured group-purchase offerings. To better capitalize on our growing user base and market coverage, we added nationwide product offerings and distribution capabilities to complement our local services offerings. To attract greater user participation, we offer innovative variations on our offerings, such as our "Miao Sha" (Instant Showdown) super-saver restaurant deals. We leverage our considerable research and development capabilities to monitor real-time user purchasing patterns and market trends and constantly adjust the presentations of our offerings to stimulate purchases in response to user and market feedback. We were also quick to capitalize on the mobile platform with applications for Internet-enabled smart phones and tablets. We believe our growth stems from continual innovation in business concepts, modes of operation and breadth of offerings.

        Integrity as our core value.    We believe our firm commitment to integrity as our core value has contributed to our growth and high level of brand recognition. As published by iResearch, we are consistently ranked No. 1 among independent online social commerce companies in China, based on the number of daily unique visitors to online social commerce websites in China during the months of January 2011 through July 2011, with over 22% of total unique visitors viewing our website in each of these months. We have made "credibility" and "trust" key themes in our mission statement and anchors of our company culture. Our consistently applied guarantee policies epitomize our "zero purchase risk" promises to our users. Our stringent merchant selection and approval process allows us to confidently stand behind the delivery of quality services and products to our users. We extended our quality control standards to our product offerings by requiring product sample inspections for many of our product offerings. We provide rapid-response support through over 3,100 on-the-ground sales personnel and more than 400 user and merchant service representatives. To earn our merchants' trust and loyalty, we maintain a transparent service verification process and negotiate group-purchase prices that are economically viable for them. We believe our focus on credibility and trust contributes to the confidence of our users and merchants in our brand and allows us to achieve more disciplined and sustained growth.

        Large, active and loyal user base.    We believe our multi-offering business model, attractive offerings and social sharing features create exciting and fun bargain hunting experiences for our users and fuel the viral expansion of our user base. As of September 30, 2011, we had approximately 16.8 million registered users located in over 500 cities and towns across all provinces in China, 18.1% of whom had been referred to us by our existing users. Our large sales team screens thousands of deal opportunities to select the featured daily deals that spark user interest and anticipate and guide purchasing trends. Our advanced data-mining technologies enhance our users' Lashou experience with interfaces individually tailored to user locations, known purchasing habits and demographics. Our users can access our offerings through the Internet and Internet-enabled mobile devices, which further integrates us into their lifestyles and encourages repeat and impulse purchases. During September 2011, approximately 5.5 million of our registered users logged onto our website and visited us, an average of 4.2 times per month, 1.3 million of whom made at least one purchase during the month. We believe our large, active and loyal user base will continue to drive our growth in market share and revenues.

        Nationwide merchant base and fulfillment network.    We believe our sustainable growth is based on building partnerships with quality merchants. We have rapidly expanded our merchant base to approximately 46,000 cumulative merchants in more than 500 cities and towns across all 31 provinces in China. Our merchants are supported by over 3,100 locally trained sales personnel in 184 cities across 31 provinces in China, Hong Kong and Macau. These sales personnel leverage local market knowledge and our user-based purchasing power to select quality merchants and offerings that appeal to local users. We offer value-added services to enhance merchant loyalty, such as offering consultations on pricing, packaging and presentation, offering tips on servicing our users and providing on-site sales support. As our product sales grow, we offer merchant support through our nationwide distribution network and logistics team that operates 31 distribution stations and fulfills local deliveries of our product offerings in eight cities throughout China. We also strive to financially benefit our merchants and allow them to grow with us. We believe our nationwide merchant base, relationship with merchants and sales and fulfillment network provide us a marked advantage over our competitors in deal sourcing and user and merchant support.

        Strong management and execution capabilities.    Our senior management team brings together extensive experience in building and managing rapidly growing online businesses. Mr. Bo Wu, our co-founder, chairman and chief executive officer, has previous experience founding and managing fast-growing online businesses in China. The other members of our senior management team are also e-commerce, retail and new media veterans with complementary experiences. They bring with them strong online and offline execution capabilities and demonstrable leadership skills in managing growth. Our management has developed a clear vision and focus for our nationwide strategy and our focus on trust and quality. We believe the industry knowledge, innovation and leadership of our senior management were instrumental in the achievement of our rapid expansion and revenue growth and will allow us to extend our leadership in the online social commerce market.

Strategy

        Our goal is to integrate Lashou into the daily life of Chinese consumers and become the dominant brand in China's online social commerce market. We plan to achieve our goal by implementing the following key strategies:

        Solidify our market leadership position.    The online social commerce market in China is highly fragmented. We believe we are well positioned to leverage our market leadership and brand to further solidify our leading position in China's online social commerce market. Our immediate goal is to leverage our first mover advantage in the second- and third-tier cities to grow our user and merchant base, and increase our market share in these markets. We seek to further associate our brand with quality and trust, and will continue to actively promote our brand through established and new media channels, spokespersons, cross-promotional arrangements and cooperation with leading wireless, online and media companies in China. We will also promote the "social" and viral aspects of our user experience by incorporating features that address current users' online social networking habits and enhancing the social aspects of our users' online experience, such as online and offline user group activities and our referral systems.

        Continue to innovate and increase monetization.    We plan to continue to invest in advances in technologies to increase user acquisition efficiency, improve our user conversion ratio and increase repeat purchases. As part of this process, we plan to leverage data mining and cloud computing capabilities to further personalize our user interface and offerings, such as presenting users with customized recommendations. We also intend to encourage more impulse and repeat purchases with location-based mobile services and mobile payment capabilities, which we expect will provide more targeted offerings and convenience to our users. We plan to further improve the quality of our offerings by incorporating user feedback into our merchant assessment systems.

        Continue to improve user and merchant experiences.    We seek to further improve our users' and merchants' experiences by enhancing and expanding our product and service offerings, leveraging our large user and merchant base to offer better value to users and merchants, and emphasizing our company's focus on quality and trust. We intend to improve our various user services, including delivery, after-sales services and refunds to ensure they meet our quality standards. We aim to maintain transparent user satisfaction policies with no hidden conditions. To attract quality merchants and improve overall merchant performance, we plan to more rigorously enforce our offering and merchant screening policies and develop an effective and interactive feedback system. We also aim to continue to improve our services to our merchants, including pricing, packaging, presentation, sales consultation and assistance and logistics, and further link our sales commissions to user and merchant satisfaction. We plan to strategically extend our logistics and support services in key markets. We also aim to provide better training for our sales force to systematically, efficiently and effectively target quality merchants and provide sales support in all of our covered regions.

        Focus on long-term growth and substainable partnerships.    While we have thus far focused on rapid market expansion and user and merchant acquisition, our plan is to develop strategies that facilitate long-term growth and sustainable partnerships with merchants. We seek to maintain a business model that allows our merchants to profit and grow their businesses from partnering with us. We plan to focus on enhancing user and merchant acquisition efficiency, such as shifting to performance-based online advertising as our brand becomes more widely recognized, and encouraging more user-initiated marketing with better referral reward systems and a more referral-friendly user interface. We plan to achieve higher user activity and merchant retention, such as through simplifying and further automating our voucher verification procedures. We also intend to focus on team building, including the selective addition of experienced professionals to our team, and increased management efficiency for sustained and disciplined growth.

Our Users

  Our User Base

        We have a large and active user base. Our user base has increased significantly primarily due to our ability to consistently provide appealing group-purchase offers, enhance our service features and grow our brand awareness. As the number of users grows, the resulting network effect in turn attracts more users to join our established user community. As of September 30, 2011, we had approximately 16.8 million registered users located in over 500 cities and towns across all provinces in China, 18.1% of whom had been referred to us by our existing users.

        Our user base consists primarily of young and urban users, between the ages of 18 and 35, which is a particularly attractive demographic to many merchants. Overall, online shoppers represent a relatively affluent and better educated population segment in China. As of September 30, 2011, we had sold over 43.3 million vouchers for services and products on our website since our inception. We had sold approximately 19.6 million vouchers of services and products on our website for the three months ended September 30, 2011, which represented a significant increase from 163 for the three months ended March 31, 2010. During September 30, 2011, approximately 5.5 million unique registered users logged onto our website and visited us, an average of 4.2 times per month, 1.3 million of whom made at least one purchase from us during the month. We believe this is primarily a result of the quality and diversity of the group-purchase offers we have available to our users, as well as the appeal of our website features.

        In addition, we have monitored and analyzed a large amount of user data, including viewing history and information voluntarily provided by users. We apply data mining technologies to analyze user data, and better understand users' viewing preferences and habits. This greatly facilitates our prediction of user demand for group-purchase offers, which helps guide our service feature development efforts and the establishment of relationships with new merchants. We are constantly improving the content and presentation of our group-purchase offers, utilizing user preference and trend information we gather from analyzing user data collected from our website.

  Marketing and Brand Promotion

        In addition to continuing to attract users with our distinguished services, we also undertake targeted online and offline marketing initiatives to grow our user base. We have cross-promotional arrangements and partnerships with media sources, such as outdoor advertisement companies, selected TV stations, portal websites, social networking sites, Internet search engines and direct navigation sites, to expand our user base, increase our user loyalty, and further enhance our brand recognition. Specifically, our online advertising is designed to direct traffic to our website and includes purchased listings on various major Internet search engines and purchasing rankings on direct navigation sites in China, as well as advertising on third-party websites. Purchased listings generally are displayed if searches for a particular word are performed on a search engine. Purchasing rankings on direct navigation sites provides high ranking for websites in a certain area. Advertising on third-party websites includes purchasing advertising space and links to our website. Depending on the arrangement, we may be required to pay a fixed fee or a fee based on the volume of clicks to our website. These arrangements are generally not exclusive. Our offline advertising includes advertising on traditional media outlets such as television and outdoor advertisements. In many of these marketing initiatives, we were able to leverage our market position to proactively purchase useful media resources, which helps us to achieve optimal pricing and competitive advantages over other market players. Moreover, we strengthen our brand through cross-channel and offline event marketing efforts.

        We also provide our users with a social networking platform, Lashou Activities, to facilitate interaction among users. Users can post their own profiles and pictures and have those profiles and pictures viewed by other users for free. In addition, users can browse profiles and pictures of other users, save their preferences and send messages to other users for free. Users who have purchased more than one voucher for restaurant deals or other services can post on the website that they are looking for people with whom to share their vouchers. Other interested users may then send a request to the posting user to make arrangements to meet up and share the vouchers. We believe the social networking services enhance our users' trust and their Lashou experience, which encourages repeat purchases and drives the rapid growth of our user base.

        Moreover, we host frequent lucky draw events, such as opportunities to win a free tablet computer or a free cruise package, or other products or services, including user credits. Users are generally limited to one entry per registration per contest but can obtain additional entries by referring friends. Only a set number of prizes are awarded and daily winners are selected at random. On average a lucky draw contest will last two weeks and will result in 10-100 winners, depending on the prize. We believe the lucky draw contests increase our brand awareness and attract potential users to our website.

        Our marketing and brand promotion personnel are divided into separate marketing, brand, public relations and Internet teams, each led by a team leader with over 10 years of industry experience. Our marketing team actively interacts with our sales team, operations team and technology team, and provides marketing support for our service offerings.

Our Merchants

  Our Merchant Base

        Our website offered services and products from 6,743 and 38,402 merchants in 2010 and the first three quarters of 2011, respectively. Our high-quality delivery capabilities and customer service have earned us repeat engagements from many of our merchants and helped develop and maintain relationships with them. Since we launched our website, approximately 40% of our cumulative merchants had been featured more than once as of September 30, 2011. Our success with our existing merchants also provides us with strong references and validation, which help us secure new merchants. As of October 23, 2011, we had approximately 46,000 cumulative merchants in over 500 cities and towns throughout China.

        The following table sets forth the number of merchants whose services or products were featured on our website in each period indicated.

		Three Months Ended
	Year Ended December 31, 2010	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011
Number of featured merchants	6,743	13	370	1,738	4,989	7,789	16,732	23,530

        Prior to posting offers on our website, merchants enter into a merchant contract with us. See "—Our Operations—Procurement" for a detailed discussion of typical terms of our contracts with merchants. For services offerings, currently we typically pay 40% of the total contracted price to the merchant three business days after an offer expires on our website. The merchant receives an additional 30% of the total contracted price upon redemption of 40% of the vouchers purchased by our users. Within seven days after the expiration date of the voucher, we pay the remainder of the contracted price to the merchant. However, we do not pay merchants or we claw back from merchants, as applicable, the amounts refunded to users that have not redeemed their vouchers by the voucher expiration date. For product offerings, we pay the contracted price to the merchant in installments, typically with 50% paid to the merchant three business days after an offer expires, and the remainder in one or two subsequent installments typically after goods have been delivered. If the merchant becomes unable to provide our users with the services or products as featured on our website, it is obligated to return to us the amounts received for products not yet shipped or services not yet rendered. Merchants are also responsible for the safety, quality and quantity of the products or services provided.

        We believe we have a vested interest in ensuring the long-term viability of our merchants. Our "Three Guarantees" help merchants improve their services and long-term competitiveness. By extending discounted service and product offers to our users, merchants have a unique opportunity to reach consumers who may not otherwise be interested in their offerings.

  Our Value-added Service for Merchants

        After a group-purchase offer is posted by a merchant, we offer continual value-added services.

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  Merchant Training. We offer high-quality merchant training as a value-added customer service initiative. We provide a training manual to our merchants, which covers topics such as how to verify vouchers, and how to handle user appointments for large group-purchase events, how to best receive and serve users and how to supervise the process on the day of service. We also offer phone and in-person consultation sessions to prepare them in advance for any issues that may arise in connection with the provision of their services and provide alternative solutions based on our industry and service experience.

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  Service Center. We maintain a service center in Nantong, Jiangsu Province, which we outsource to a third party to handle merchants' inquiries. As of September 30, 2011, the service center had over 30 call operators available 12 hours a day every day, processing an average of 1,700 calls per day. We are committed to solve merchants' inquiries within 24 hours.

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  Dedicated Account Co-ordinator Support. The dedicated sales representative for a specific offer on our website is the point of contact for the merchant for that offer. The representative helps the merchant solve complaints by our users and any other issues arising from the provision of the merchant's service. For example, our after-sales support team passes any user's complaint posted on our website to the representative, and the representative then works closely with the merchant to provide a timely solution.

Our Services and Products

        Through our website, www.lashou.com, we provide users with the opportunity to purchase vouchers for services and products in food and entertainment, health and beauty, travel and hospitality, and other categories at deep discounts by participating in a group-purchase offer. We launched our multiple daily features of services in September 2010 in response to the burgeoning, fast-growing and competitive group-purchase market in China. Our offerings are tailored to the users' demographic information and purchasing habits, and provide localized services based on the cities where the users reside. By offering a combination of services and products, we are able to maintain and attract a large user base, which in turn provides us with leverage to negotiate more competitive pricing with merchants.

        A group-purchase offer is a specially structured deal in which individual buyers collectively to take advantage of a discounted bulk rate for a given service or product that we offer from one of our merchants when a preset minimum number of buyers have completed their purchases. The minimum number ranges from two to 50, depending on the offering. By guaranteeing merchants a minimum number of purchasers, we are able to negotiate higher discount rates with the merchants. To provide our users with a satisfying Lashou experience, a group-purchase offer is typically limited by a maximum number of purchasers. For our merchant partners, the opportunity to reach, meet and influence our large and influential user base is a valuable marketing channel. To enhance our users' Lashou experience, our website is accessible anytime from any Internet-enabled device, including mobile devices.

  Our Offerings

        We feature services offerings and product offerings on our website. We started to offer multiple daily group-purchase opportunities in September 2010. In each of the 500 plus cities and towns we currently cover, we feature up to 1,000 different daily offerings. Our offerings typically involve discounts ranging between 10% and 90% off market prices.

  Service offerings

        Our service offerings primarily consist of:

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  Food and entertainment services, such as Karaoke packages and tickets for artistic performances;

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  Health and beauty services;

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  Travel and hospitality services; and

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  Lifestyle services, such as photo studio packages and dance class packages.

        We select our offerings on the local market we serve and keep abreast of the local interests and market trends. We utilize our proprietary data mining technologies to analyze market data and data on our users' purchase patterns to guide our selection of new offerings. See "—Technologies and Research and Development" for a detailed discussion of our data mining technologies. We believe the application of this technology distinguishes us from our competitors.

        In addition to our regular group-purchase offers, we also provide our users in select cities with "Miao Sha," or Instant Showdown, special restaurant lunch deals. Typically users have only three hours to purchase the deal and the merchants will set a limit on the number of buyers who can participate in the offer, ranging from 10 to 20 buyers per offer. These Miao Sha deals target office workers in business centers in locations near the merchants, which we believe help propel user-initiated viral marketing which in turn drives the rapid growth of our user base and increases repeat purchases by our users.

  Product Offerings

        We also offer products to our users through our website. As with our group-purchase offers for services, our users have the opportunity to purchase goods at highly discounted prices, such as food items, cosmetics and beauty products, clothing and accessories, consumer electronics, baby products, do-it-yourself and home improvement products, and other fast-moving consumer products.

        We do not manufacture any of the products offered through our website. We source offered third-party products from manufacturers or distributors. To enhance product sourcing efficiency, we have established a buying team focused on sourcing specific products in large quantities at deep discounts.

  Our User Experience

  Service Purchases

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  User Registration.  To purchase one of our group-purchase offers, users must first register on our website, www.lashou.com. Users "activate" the registrations by clicking an activation link in an e-mail we automatically send to them. Not all users activate the accounts they register with us. User registration is free and users do not pay a subscription fee to access our group-purchase offers or other services.

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  Selection of Featured Deals.  After registering, users can browse through the daily selection of group-purchase offers available from our merchants. For users who elect to be on our subscription list, we send featured deals and links to our site through emails and text messages. Users may elect to purchase as many of the offers as they desire at a given time.

    We have up to 1,000 different offerings available in any given city at a given time, with up to 100 new offers added each day as others expire, and each offer is typically available on our site for three to seven days or longer, depending on the type of service or product offered. Our group-purchase offers typically involve discounts of 10% to 90% off market prices and represent considerable savings to our users.

    Our offerings are organized by city, with registered users of a given region having access to offers from their own area. Users also have the option to search offers in other cities or towns by switching their location settings. Currently we have websites targeted at users in over 500 cities and towns in mainland China, including Beijing, Shanghai, Guangzhou and Shenzhen, as well as websites for users in Hong Kong and Macau. As of September 30, 2011, the top ten cities in terms of sales value since our inception were Beijing, Shanghai, Guangzhou, Shenzhen, Dongguan, Chongqing, Suzhou, Nanjing, Nanchang, and Hefei.

    Our offerings are also presented by categories, such as lifestyle services, hotels and beauty products, and subcategories such as fashion, consumer electronics, spa services, movie tickets. Our users can also sort by price, popularity and newness of the offerings. In addition, our users can choose to let our system recommend offerings based on their past purchase behavior and other demographic factors.

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  Payment by Users.  The buyer is required to pay at the time he or she chooses to participate in the offer. Each offer has a required minimum threshold of buyers, which is set by the merchant. As long as a given offer has been purchased by the set threshold of buyers, the offer is valid and the buyers in China receive the voucher code and the verification code for their group-purchase offer via SMS. The voucher also appears in the buyer's "my lashou" account on our website which can then be printed. If the required minimum threshold of buyers is not met, the buyer will receive a full refund via the payment method used to purchase the offer. Some offers also have a maximum number of purchasers set by the merchant. If the maximum limit is met, additional users are not able to participate in the offer.

    Payment is made online through one of our secure third-party online payment service providers such as 99Bill, Alipay, Tenpay and Yeepay, or debit or credit cards through online banking solutions of various commercial banks. As of December 31, 2010, approximately 89.0% of our sales were processed by Alipay.

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  Redemption of Vouchers.  Buyers may then redeem the vouchers or have the option to transfer their voucher to a third party through our website. To redeem a voucher, the buyer must bring his or her mobile device with the SMS containing the voucher code and the verification code or a printed version of the voucher from the buyer's "my lashou" account on our website to the merchant prior to the expiration date indicated on the voucher. Buyers of Miao Sha deals must redeem the voucher on the day of the purchase, and if not, the vouchers expire and the buyers receive a refund. Vouchers are verified by the merchant through our real time verification system, which can be conducted through our online verification service, over the phone or via our voucher verification machine, which is lent to certain merchants for particularly large group-purchase events. Our IT systems also track and monitor voucher redemption status.

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  Three Guarantees.  We believe we set the market standard with our "Three Guarantees" that generally promise:

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    An unconditional cash refund or credit towards future purchases at the choice of the user for user requests made for unredeemed vouchers within seven days of the closing of the group-purchase offer. Such unconditional refunds are generally not available for (1) certain film, concert or show ticket vouchers because these vouchers generally need to be redeemed within a very short period of time and as such, have expiration dates of less than seven days, (2) hotel offers and (3) products because typically products are delivered to users within seven days of the closing of the offer.

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    A cash refund or credit towards future purchases at the choice of the user, after we complete our investigation of the relevant merchant, which typically involves us contacting the relevant merchant, making an assessment of whether product or service received by our user is materially different (including the assessment material defects) from what we feature and sell to the user on our website, or if a merchant simply refuses to honor a voucher before the voucher expires.

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    An automatic credit or a cash refund (if requested by the user) for expired and unredeemed vouchers, which credit can be applied towards the purchase of another group-purchase order. Such refund or credit is generally not available for certain film, concert or show ticket vouchers where we have purchased a fixed number of tickets from the merchants in advance, or where products have been already delivered to our users.

    We are contractually entitled to deduct from amounts due to the merchant (or request payment from the merchant) qualifying refunds that we have made to our users (including but not limited to refunds for expired and unredeemed vouchers). While we have these contractual entitlements against our merchants and have been able in the past to fully enforce or fully recover the cost of our remedies from our merchants, there is no assurance that we will be able to do so in the future.

    We post our "Three Guarantees" on our website. As a visitor to our website clicks on an offer, the "Three Guarantees" will appear on the screen in the top right corner. The visitor can click on the corresponding box, and the detailed terms and procedures of the "Three Guarantees" are presented in the form of a series of easy to understand flowcharts.

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  Review and Referral.  We encourage our users to post their reviews and comments on the services or products they purchased, or their Lashou experience generally, on our website after each purchase. We believe the reviews provide valuable and independent information to our potential users. We encourage our users to refer friends or family to our services. We award credits for the referrals a user makes. See "—Our Users—Marketing and Brand Promotion" for a detailed discussion of our lucky draw contests. To date, our user base has grown virally based on users inviting other users to enjoy our services. As of September 30, 2011, approximately 18.1% of our registered users had been referred to us by our existing users. We use the quality of our own services as our most effective marketing tool, and word-of-mouth momentum continues to drive user awareness and trust nationwide.

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  Mobile Device Application.  Our mobile device application makes our website accessible anytime from any Internet-enabled or mobile device. Lashou mobile applications support Android, iPhone and Symbian mobile devices, which enable users to synchronize with their website accounts. We believe the mobile device application enriches users' experience, increases user loyalty and enhances our brand awareness.

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  Personalized E-Commerce Experience.  We offer a personalized e-commerce experience by enabling our users to build a website interface reflecting their tastes and interests and by delivering targeted offering recommendations based on users' locations, preferences, browsing and purchase histories and demographics. We also send periodic reminders and special attractions to users that have become inactive in order to entice them to make additional purchases.

  Product Purchases

        As with our regular group-purchase offers for services, users may choose from a variety of products featured on our website at any given time. The procedures users follow are substantially similar procedures to those for purchasing service vouchers, as described above under "—Service Purchases." If the purchase is successful, users will receive a notification from us through SMS. In addition to our regular after-sales support, we offer users logistics support as it relates to the delivery and storage of their products. See "—Our Operations—Logistics" for a more detailed discussion of delivery services of the products we offer. We offer our "Three Guarantees" to users for most of the products offered through our website, but cash refunds or credits towards future purchases for user requests made within seven days of the closing of the offer and credit or cash refunds for expired and unredeemed vouchers are typically not applicable given products are delivered to users.

Our Operations

  Procurement

        We source and procure services and products at the best possible cost to meet the needs of our users in terms of quality, quantity, time and location. Our comprehensive database of user preferences and shopping habits provides us with significant value in selecting merchants. Our large user base and premier brand also provide us with leverage in negotiating favorable supply terms with our merchants.

        To win our users' trust and enhance their Lashou experience, we aim to locate service merchants with specialized services, excellent reputations and capacity to serve large groups of users. For goods that are directly offered through our website, we aim to locate the manufacturers or distributors with the best track records.

        We have implemented a strict and methodical selection process for our merchants. For restaurants, we review the business licenses and sanitation licenses, including those of the branch stores if more than one store of the restaurant participates in the offer. For lifestyle service providers, we review the business licenses and other operational licenses required under applicable industry standards, such as the entertainment venue operation licenses for bars and Karaoke lounges. For goods that are directly offered through our website, we review the manufacturer's or distributor's qualifications, business operation licenses and trademark registration certificates or license agreements in relation to any branded products. In addition, we conduct on-site due diligence to experience the merchant's services, such as restaurant offers, as necessary. We inspect product samples delivered to our warehouses before accepting delivery by the manufacturers or distributors. See "—Our Operations—Quality Control" for a more detailed discussion of the merchant selection process.

        If a merchant satisfies our criteria, we initiate discussions on how to structure a group-purchase offer, including the type, discount, style and duration of the offer. During the process, our dedicated and experienced sales representations work extensively with merchants to help them analyze the offer for their targeted audience. We compare the terms with those offered by our other comparable merchants. We generally enter into merchant contracts with merchants who can provide us with quality services and products and competitive pricing and can ensure that we are able to deliver our "three guarantees" to our users cost-effectively. Prior to posting offers on our website, merchants enter into a merchant contract with us. While each merchant contract is tailored to the specific needs of the merchant, the provisions of typical merchant contract consist of: the price of service or product to be featured on our website and to be paid to the merchant, the proposed launch date or launch period of the offering and the permissible reimbursements to us, which include refunds to users for expired and unredeemed vouchers.

        It usually takes 7 to 14 days from identification of potential merchants to the signing of merchant contracts.

  Launch and Fulfillment

        In deciding the launch plan for a specific group-purchase offer, we consider market factors such as market trends, seasonality, holidays, events and type and timing of comparable offers by our competitors. We also take into account the repetition of similar offers through our website, user preferences, and the desire to keep our offerings fresh and new. Moreover, our sales representatives work closely with our marketing and technology departments in formulating launch plans. In particular, we utilize our proprietary launch recommendation system afforded by our data mining technologies to achieve the best launch solution.

        We enact our launch solution through systematic planning. First, our local sales office decides a preliminary timeline for the launch. Second, our sales representatives, copywriters and photographers collaborate with merchants to optimize the specifics of the offer, including the product layout on our website, the product descriptions and inclusion of surprise elements, such as free lucky draw opportunities. Lastly, the merchant confirms the final launch solution and we launch the offer after final confirmation by our operations department personnel in our headquarters in Beijing. Our offers typically start at 12 A.M. on the day of launch and are available for purchase 24 hours a day for three to seven days, or longer periods, depending on the type of service or product offered.

        Our users are required to pay for the offer when they decide to participate in the offer. They have the flexibility to choose from a number of payment options. See "—Our Services and Products—Our User Experience—Service Purchase—Payment by Users" for a more detailed discussion of payment by users. We pay merchants in installments according to the progress of the group-purchases. See "—Our Merchants" for a more detailed discussion of payments to merchants.

  After-Sales Support

        We believe that sales and after-sales support for our users is critical to retaining and expanding our user base. Key aspects of our after-sales support include:

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  On-line Self Services.  At www.lashou.com, we provide our users with an array of self-service features. For example, users have access to the "Help" section for frequently asked questions. Users can use the "my lashou" website features to track or manage purchases, manage the account settings, manage their address books and retrieve their order histories.

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  Service Center.  We maintain a national after-sales support call center in Beijing, to take users' inquiries and address complaints. As of September 30, 2011, the call center had over 200 call operators available 13 hours a day every day, processing an average of 9,000 calls per day with a call answer rate of above 98%.

  We maintain service quality by placing emphasis on careful selection of personnel and regularly monitoring the performance of our representatives. Each new representative is required to complete a one-week mandatory training program that includes in-class instruction and on-the-job coaching. Our representatives also attend regular training sessions conducted by experienced managers on service professionalism, complaint handling and communication skills.

    User inquiries and complaints that cannot be addressed promptly will be forwarded to our over 80-member specialist team located in Beijing, which normally responds within the same day. In addition, users can submit inquiries on our forum. These questions and requests are reviewed by 10 staff members who then respond to users or forward to the call center relevant issues that cannot be addressed promptly. The representatives of the call center in turn contact the users to address their concerns.

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  Local Support.  Our local customer service representatives have deep knowledge about the services being offered and work closely with merchants to resolve any issues that arise with our group-purchase offers. We believe that our ability to localize customer support has helped us to build a large and expanding user base and encourages repeat visits and purchases.

  In addition, we generally make "Three Guarantees" to our users for their purchases. See "—Our Services—Our User Experience—Service Purchase—Three Guarantees" for a detailed discussion.

  Logistics

        Starting in March 2011, we began to offer logistics services for sales of some products through our website. We have developed a logistics network and management system and administers procurement, inventory management, warehouse management, transportation management, product and order tracking, reporting and other services. Our logistics network allows us to rapidly distribute products within one to five days of purchase in major cities in China. We typically store and deliver food items, cosmetics and beauty products and smaller consumer goods. The majority of products sold through our website are delivered by third-party logistics companies and merchants.

        Our logistics network consists of six warehouses located in Beijing, Shanghai, Guangzhou, Wuhan, Hefei and Chongqing that serve as regional distribution centers. Our warehouses in the aggregate are over 6,900 square meters in size and are capable of handling over 24,000 orders per day as of September 30, 2011. In addition, we have distribution stations to ensure fast delivery of products to our users in key geographical markets. As of October 23, 2011, we had 31 distribution stations in eight cities in China. Supported by our integrated logistics network and management system, we can monitor each step of the fulfillment process from the time a product is inspected and stocked until the product is delivered to a user to ensure a high level of shipping performance.

        In cities where we have a presence, we handle product delivery on our own. As of October 23, 2011, our delivery services covered eight cities and towns with over 300 delivery personnel nationwide who are employed by us. We also contract with third-party logistics companies to serve our delivery needs in those cities where we do not have a presence. These arrangements allow us to respond quickly to product demand in multiple markets while increasing efficiency and minimizing costs.

        We have adopted quality assurance and control procedures for products delivered through our fulfillment and delivery network. We inspect multiple product samples delivered to our warehouses before accepting delivery and we inspect all products to be delivered from our warehouses to our users before making shipments. We reject or return products that are not in good condition or that we believe are defective. We believe that these quality control procedures, combined with our strict merchant selection process, enable us to ensure the quality of products sold on our website and enhance our brand image and help build user loyalty. See also "—Quality Control" for a more detailed discussion of the qualify control in our logistics services.

        We maintain accident insurance for our delivery personnel, but there is no assurance that such insurance is sufficient. We do not have any insurance covering the products delivered by us. If we were to incur substantial liabilities that were not covered by our insurance, we could incur costs and losses that could materially and adversely affect our results of operations. See "Risk Factors—Risks Related to Our Business and the Industry—We have limited insurance coverage, which could expose us to significant costs and business disruptions" for a detailed discussion.

  Quality Control

        We maintain stringent quality controls from merchant selection to fulfillment of service and beyond. Our operations department is responsible for implementing and monitoring quality control policies and procedures to ensure that the service or product provided by merchants complies with PRC laws and regulations, and meets our demands for high quality.

        We follow an eight-step review process to select merchants whereby the qualifications of each merchant are assessed by eight people, each of whom either is more senior than, or works in different department from, the person who performs the prior review. Our sales representative and the manager in our operations department conduct the first and the last reviews, respectively. This process helps to ensure a complete and objective review of a merchant. We also conduct on-site due diligence to acquire a better understanding of the merchant's services as necessary.

        For the products offered to our users through our website, we inspect sample products before accepting delivery at our warehouse or delivery by merchants and third-party logistics companies. After each inspection, we reject those products that we believe may be defective or fail to meet our requirements. We also inspect all products to be delivered from our warehouses to our users before making shipments.

        We also have call centers and on-line forums that serve as platforms to receive feedback from our users and merchants with respect to our services. This enables us to identify any issues, which we address by improving our quality control procedures. See "—Our Operations—After-Sales Support" and "—Our Merchants" for a detailed discussion about these services.

        We believe our strict quality control process enables us to ensure our service quality, enhance our brand reputation and help increase our user base and user loyalty.

Our Sales Network and Team

  Sales Network

        We aim to provide the most appealing group-purchase offers to our users by continually sourcing and procuring high-quality services provided by local and other merchants. We explore the local markets through direct sales force and devote significant resources to developing and maintaining our sales infrastructure.

        As of October 23, 2011, we had 184 sales offices covering over 500 cities and towns in China. Through this established and extensive sales network, our group-purchase offers were sold in over 500 cities and towns in China as of September 30, 2011. The following map sets forth the geographic coverage of our sales office network as of September 30, 2011.

        Our sales force is organized by the regions in which we offer our services. Our sales teams work directly with merchants of their respective regions to secure high quality deals for each day in each city that we have presence. Our sales team based in our executive offices in Beijing is primarily responsible for developing our sales strategy and sales budget, while the sales teams based outside of our executive offices are primarily responsible for implementing the sales strategy in specific markets within the budget developed by the Beijing team.

        Our goal is to increase our market penetration within China. We plan to open new sales offices, each initially consisting of four to five employees, in new cities as the opportunity arises. We consider the GDP, population, the number of Internet users of a city and the online attraction of a city as primary determining factors for us to open a new sales office.

  Sales Force and Training

        Our sales force had over 3,100 employees in 184 sales offices covering over 500 cities and towns in China, Hong Kong and Macau as of October 23, 2011. These sales representatives possess broad industry knowledge developed in our training programs and deep knowledge about local businesses, allowing them to educate merchants about the features and benefits of our services and to answer service-related questions. They also provide in-depth guidance on how to structure group-purchase offers to maximize their effectiveness, including what type of offer to post, how large a discount to offer, what conditions to place on the offer and the style of the offer.

        We provide systematic training for our sales force. Each new sales representative is required to attend a mandatory training program about our corporate culture, business model and sales process. In addition, we organize regular seminars covering industry updates, sales and marketing skills, and customer management and support. Our sales representatives also benefit from on-the-job training.

        To motivate our sales force, we offer base salary plus performance-linked incentives based on a number of factors, such as the volume of sales they achieve, the feedback from merchants and the performance of merchants they engage.

Technology and Research and Development

        We have developed proprietary data mining technologies to use the large quantities of digital data collected from our website operation for business intelligence purposes. We collect and store data on user traffic and behavior, and then conduct predictive analysis on users' visit and purchase patterns, depending on different business applications. We also monitor and analyze market data, which is complementary to our user data analysis. We have also integrated this data mining technology into our business decision-making process. We are currently focusing on improving our data mining capabilities with advances in technologies such as cloud computing technologies. We also continue to develop solutions for location-based mobile services and mobile payment technologies. The business applications of the technologies are described below:

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  Personalized Recommendations.  We offer a personalized e-commerce experience by delivering targeted offering recommendations based on users' locations, preferences, browsing and purchase histories and demographics.

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  Mobile Device Application.  We offer mobile device applications which enable our users to access our website anytime from any Internet-enabled mobile device and enjoy location-based services.

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  Personalized Email Subscription.  We periodically send personalized e-mail and text message notices that update our registered users on new offering launches and promotional and marketing events.

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  User Retention.  We send reminder emails or other promotional incentives to inactive users to remind them about our new offerings and promotional events.

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  Personalized Webpage Display.  We enable our users to build a personalized website interfaces to reflect their tastes and interests.

        We believe a reliable, scalable and flexible technology platform is critical to our success. We have access to a network of servers with frequent data backup and disaster recovery plans. Our technology platform reports any malfunctioning of our network on a real-time basis and we have also developed technologies to protect our proprietary information database from Internet hacking. In addition, our platform facilitates third-party payment channels, on-line voucher verification by merchants, mobile device applications and our internal operation needs such as user data search.

        We have a strong market-oriented research and development team. As of October 23, 2011, our research and development team consisted of 141 personnel. Our data-mining efforts are led by Dr. Yuhong Xiong, our chief scientist, a leading expert on data mining technologies. Our industry-leading experts and research personnel play an important role in maintaining our technological advantages.

        We believe our research and development program has enabled us to enhance our user experience. We focus our research and development efforts in business application of data mining technologies, such as user and product analysis.

Intellectual Property

        We regard our copyrights, trademarks, trade secrets, patents, if any, and similar intellectual property as critical to our success, and rely on copyright, trademark and patent law, trade secret protection, as well as non-competition and confidentiality and/or license agreements with our employees, suppliers and other business partners, to protect our proprietary rights.

        We have not currently registered in China the trademark for our "Lashou" brand. We are in the process of applying for registration of over 80 trademarks in China and six trademarks in over 80 other jurisdictions. However, two of our applications, " " (translated as "Lashou Website") and " " (translated as "Lashou Group Purchase"), for which we applied for registration in the website-related category, in June 2010 and July 2010, respectively, were denied approval in December 2010 and April 2011, respectively, due to similarities with an existing trademark, " " registered by a third party. In April 2011, we filed an appeal letter with the Trademark Review and Adjudication Board of the SAIC requesting its re-examination of our trademark registration application for " " (translated as "Lashou Group Purchase") in that category. Typically, it takes from several months to more than a year to complete the re-examination procedure. In addition, we have applied for over 80 other trademarks with the SAIC in various categories, which are currently in varying stages of the review process. Moreover, third parties may be able to successfully register one or more of the "Lashou" trademarks for which we are applying for registration. See "Risk Factors—Risks Related to Our Business and Industry—We have not currently registered in China the trademark for our "Lashou" brand, which may materially and adversely affect our business and results of operations."

        We also registered over 70 domain names, including LASHOU.com, LASHO.com and hk.lashou.com.

        While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. This is particularly the case in China where the laws may not protect our proprietary rights as fully as in the United States. Infringement or misappropriation of our intellectual property could materially harm our business.

Competition

        The online social commerce industry in China is intensely competitive. We believe the key competitive factors in the online social commerce industry in China include the quality of group-purchase offers and range of services and products offered, the attractiveness and user-friendliness of the website, brand recognition, demographic composition of users, ability to provide superior marketing services to merchants, relationships with merchants and third-party logistics companies, the range of services and customer service provided to merchants, as well as the ability to develop innovative new features and services in keeping with advancements in technology.

        We expect a wider range of online services targeting our user base to be introduced into the China market. There are currently over one thousand online social commerce sites, according to iResearch. We compete directly with sites that are dedicated to offering online social commerce services such as Meituan.com, 24quan.com, 55tuan.com and Groupon.cn, a company not known to be affiliated with Groupon in the U.S. In addition, we face competition from affiliated group-purchase sites of other Internet companies such as Taobao.com's Taobao Juhuasuan, Tencent's Tuan.qq.com, Dianping's group-purchase feature, Renren's Nuomi, and Groupon and Tencent's joint venture, Gaopeng.com. We also face competition from e-commerce companies that may expand their offerings to include group-purchase offers. We also face competition from traditional offline companies that provide vouchers and discounts on products, such as newspapers, magazines and other traditional media outlets.

        Our potential competitors also include major Internet portal operators, other domestic and foreign online social commerce and e-commerce companies. Alliances or mergers among our existing competitors or with new entrants into the online social commerce industry may present additional challenges. Groupon, in a joint venture with Tencent has recently expanded its operations into China with the launching of the online social commerce website, Gaopeng.com. See "Risk Factors—Risks Related to Our Business and Industry—We operate in the highly fragmented and competitive online social commerce industry and we may not be able to compete successfully, which could result in a loss of market share and a failure to maintain our revenues or achieve profitability."

        In addition, negative press, public opinion or certain business practices of our competitors may result in harm to our business. See "Risk Factors—Risks Related to Our Business and Industry—Negative press or public opinion about us, our management and competitors or the online social commerce industry as a whole may result in harm to our reputation management and our business;—Certain business practices of our competitors may result in harm to our business" for more discussions of these risks.

        We believe we compete primarily on the basis of our quality of our features and product offerings, our understanding of market trends and the industry, our brand recognition, our advanced technology platform and our strong commitment to protecting our merchants and users confidential information.

Employees

        We had approximately 1,200 and 4,300 employees (excluding contract workers) as of December 31, 2010 and October 23, 2011, respectively. As of October 23, 2011, we had over 3,100 employees in sales, 402 in customer service and after-sales support (including full-time and contract workers), 107 in operations, 332 in logistics, 141 in research and development and 124 in management and administration. As of October 23, 2011, 26.9% of our employees held bachelor's degrees or higher.

        Our ability to attract, retain and motivate qualified personnel is critical to our success. We believe we offer our employees competitive compensation packages and we are able to attract and retain qualified personnel and maintain a stable core management team. In addition, we adopted our 2010 Global Share Plan on July 22, 2010, which provides additional incentives to key members and increases our attractiveness for the recruitment of future key talent. See "Management—2010 Global Share Plan."

        As required by PRC laws and regulations, our VIE pays fund contributions for its employees through certain human resource service companies, including pension, medical insurance, unemployment insurance, occupational injuries insurance, maternity insurance and housing fund. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes.

Facilities

        We are headquartered in Beijing where we lease approximately 4,600 square meters of office space. As of September 30, 2011, we leased an aggregate of over 25,000 square meters of office space in over 180 other cities in the PRC, Hong Kong and Macau. We believe that our leased facilities are adequate to meet our needs for the foreseeable future, and that we will be able to obtain adequate facilities, principally through leasing to accommodate our future expansions. As of September 30, 2011, we had six warehouses that served as regional distribution centers and distribution stations with aggregate warehouse space of over 6,900 square meters that are leased from third parties. We renew the warehouse lease agreements annually or every two years.

Insurance

        We do not maintain any insurance policies other than insurance for certain of our vehicles and accident insurance for our delivery personnel. The warehouses we lease for storage purposes are insured by their owners; however, this does not cover the products we store in these facilities. Consistent with customary industry practice in China, we do not maintain business interruption insurance or key employee insurance for our executive officers. Uninsured damage to any of our facilities or a significant product liability claim could have a material adverse effect on our results of operations. See "Risk Factors—Risks Related to Our Business and Industry—We have limited insurance coverage which could expose us to significant costs and business disruptions." In addition, the third-party logistic companies we utilize for our delivery needs are also typically not insured.

Legal Proceedings

        We are currently not a party to, and we are not aware of any threat of, any material legal, arbitral or administrative proceedings that in the opinion of our management, is likely to have a material and adverse effect on our business, financial condition or results of operations.

        We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property claims, breach of contract claims, labor and employment claims and other matters. Regardless of the outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors. In addition, it is possible that an unfavorable resolution of one or more such proceedings, whether in the PRC or another jurisdiction, could in the future materially and adversely affect our financial position, results of operations or cash flows in a particular period.

        Mr. James Jian Zhang, our chief financial officer, served as an independent director and chairman of the audit committee of a China-based printing equipment company listed on the NYSE, Duoyuan Printing, Inc., or Duoyuan Printing, from September 2009 to September 2010. Mr. Zhang and the other independent directors of Duoyuan Printing resigned after a disagreement with the other board members of Duoyuan Printing over the decision to dismiss its independent auditors, Deloitte Touche Tohmatsu CPA Ltd., in September 2010. Subsequent lawsuits filed in the U.S. District Court for the Southern District of New York in September 2010 and the U.S. District Court for the District of Wyoming in April 2011, allege that Duoyuan Printing's registration statement filed with the SEC in connection with the company's initial public offering in November 2009 was false and misleading, and Mr. Zhang was named as a defendant in his capacity as an independent director. This lawsuit could require the time and attention of Mr. Zhang and could also have a negative impact on his, as well as our company's, reputation.

REGULATION

        This section summarizes the principal current PRC laws and regulations relevant to our business and operations.

Corporate Laws and Industry Catalogue Relating to Foreign Investment

        The establishment, operation and management of corporate entities in China are governed by the Company Law of the PRC, or the Company Law, effective in 1994, as amended in 1999, 2004 and 2005, respectively. The Company Law is applicable to our PRC subsidiaries and affiliated PRC entities unless the PRC laws on foreign investment have stipulated otherwise.

        The establishment, approval, registered capital requirement and day-to-day operational matters of wholly foreign-owned enterprises, such as our PRC subsidiaries, Beijing Lashou Technology and Shanghai Lashou, are regulated by the Wholly Foreign-owned Enterprise Law of the PRC effective in 1986, as amended in 2000, and the Implementation Rules of the Wholly Foreign-owned Enterprise Law of the PRC effective in 1990, as amended in 2001.

        Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and has been amended from time to time by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission. The Catalogue divides industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally permitted to receive foreign investment unless specifically restricted by other PRC regulations.

        Establishment of wholly foreign-owned enterprises is generally permitted in encouraged industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects may also be subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Our PRC operating subsidiaries have been incorporated in compliance with the Catalogue.

Regulations Relating to Foreign-Invested Enterprises Engaging in Retail Businesses and Relating to Wholesale and Retail Sale of Specific Products

        In April 2004, the MOFCOM issued the Administrative Measures on Foreign Investment in Commercial Fields, or the Measures. Pursuant to the Measures, foreign investors are permitted to engage in wholesale and retail services by setting up commercial enterprises in accordance with the procedures and guidelines provided in the Measures. Shanghai Lashou, our major PRC operating subsidiary, was established in compliance with the Measures, and is permitted to wholesale products, although it has not yet engaged in that business.

        In addition to the Measures, special rules and regulations may apply to the wholesale and retail of certain specific products. For example, on July 30, 2009, the SAIC issued the Measures on the Administration of Food Circulation Permits, or the Food Circulation Measures. According to the Food Circulation Measures, an enterprise needs to obtain a Food Circulation Permit from local AIC to engage in the food circulation business. Furthermore, under the Administrative Measures for the Publication Market, which were promulgated by the General Administration of Press and Publication and became effective on March 25, 2011, any entity or individual engaging in the wholesale or retail sale (including via the Internet) of publications, including books, newspapers, magazines, audio-video products and electronic publications must obtain an approval from the competent press and publication administrative authority and obtain a Publication Operation Permit. In addition, on November 7, 2005, the MOFCOM issued the Administrative Measures on Wine Distribution, which require sellers (wholesalers and retailers) of wine products to be registered with the competent commercial administrative authority for their wine distribution business. We do not believe we are currently required to complete the aforesaid approval or registration procedures as none of our PRC operating subsidiaries or our VIE is engaged in wholesale or retail business. However, it is not yet clear if an online social commerce website operator, such as our VIE, will be regarded as a retailer and, as a result, be required to expand its approved business scope to include a retail component. If our VIE is regarded as a retailer, the featuring of certain products such as food, wine, books, newspapers, magazines, audio-video products and electronic publications on our website may be subject to certain approvals, permits or registrations. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—Our PRC subsidiaries and VIE may have engaged in business activities without the necessary approvals from or registration with local authorities. This could subject us to fines or other penalties, which could negatively impact our results of operations or interfere with our ability to operate our business."

Regulations on Value-Added Telecommunications Services

        On September 25, 2000, the State Council promulgated the Telecommunications Regulations, or the Telecom Regulations. The Telecom Regulations draw a distinction between "basic telecommunications services" and "value-added telecommunications services." Internet information service, or ICP service, is a subcategory of value-added telecommunications services. Under the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the MIIT or its provincial level counterparts.

        On September 25, 2000, the State Council issued the Administrative Measures on Internet Information Services, or the Internet Measures, which in particular regulate ICP services. According to the Internet Measures, commercial ICP service operators must obtain an ICP license from the relevant government authorities before engaging in any commercial ICP operations within the PRC. In November 2000, the MIIT promulgated the Administrative Measures on Internet Electronic Messaging Services, or the BBS Measures, which require operators to obtain a special BBS Permit or Registration from the MIIT or its provincial-level counterparts prior to engaging in BBS services. BBS services include electronic bulletin boards, electronic billboards, electronic forums, message boards and chat rooms.

        The Internet Measures further specify that the Internet information services regarding, among others, news, publication, education, medical and health care, pharmacy and medical appliances are required to be examined, approved and regulated by the relevant authorities. ICP service providers are prohibited from providing services beyond that included in the scope of their ICP license or the registration information. Furthermore, the Internet Measures clearly specify a list of prohibited content. ICP service providers must monitor and control the information posted on their websites. If any prohibited content is found, they must cease dissemination of the offending content immediately, keep a record and report to the relevant authorities.

        On December 26, 2001, the MIIT promulgated the Administrative Measures on Telecommunications Business Operating Licenses, or the Telecom License Measures. On March 1, 2009, the MIIT issued revised Telecom License Measures, which took effect on April 10, 2009. The Telecom License Measures set forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. For example, an information services operator providing value-added services in multiple provinces is required to obtain an inter-provincial license, whereas an information services operator providing the same services in a single province is required to obtain a local license.

        On December 12, 2001, Beijing Telecommunications Administration issued the Preliminary Administrative Measures on Mobile Network Value-added Telecommunications Business in Beijing, which specifically set forth certain rules and requirements on mobile information provision services through service platforms connected via a mobile network. Among other things, the mobile information services operators in Beijing must obtain mobile network value-added telecommunication licenses.

        On April 29, 2004, the MIIT issued a notice stating that mobile network carriers can only provide mobile network access to those mobile Internet service providers that have obtained licenses from the MIIT before conducting operations, and that such carriers must terminate mobile network access for those providers who have not secured the required licenses.

        To comply with these PRC laws and regulations, Beijing Lashou, as our ICP operator, holds ICP licenses issued by the Beijing Telecommunications Administration. Moreover, Beijing Lashou possesses BBS Permits issued by the local bureau of the MIIT.

Restrictions on Foreign Ownership in Value-Added Telecommunications Services

        According to the Provisions on Administration of Foreign Invested Telecommunications Enterprises, or the FITE Provisions, promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, the ultimate foreign equity ownership in a value-added telecommunications service provider must not exceed 50%. Moreover, for a foreign investor to acquire any equity interest in a value-added telecommunications business in China, it must demonstrate a good track record and experience in operating value-added telecommunications services. Foreign investors that meet these requirements must obtain approvals from the MIIT and the MOFCOM, or their authorized local branches, and the relevant approval application process usually takes six to nine months.

        On July 13, 2006, the MIIT issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MIIT Circular. The MIIT Circular prohibits domestic telecommunications services providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investors in any form, or providing any resources, sites or facilities to any foreign investors for their illegal operation of telecommunications business in China. According to the MIIT Circular, either the holder of a value-added telecommunications business operating license or its shareholders must legally own the domain names and trademarks used by such license holders in their provision of value-added telecommunications services. The MIIT Circular further requires each license holder to have the necessary sites and facilities, including servers, for its approved value-added telecommunications business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and Internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the MIIT Circular and cure such non-compliance within a specified time frame, the MIIT or its local counterparts have the discretion to take measures against such license holders, including revoking their value-added telecommunications business operating licenses.

        To comply with these PRC regulations, we operate our website through Beijing Lashou, our PRC consolidated affiliated entity. Beijing Lashou is currently 95% owned by Mr. Ming Guan and 5% owned by Mr. Xiaobo Jia, both of whom are PRC citizens. Beijing Lashou holds an ICP license and a BBS Permit.

        If, despite these precautions, the PRC government determines that we do not comply with applicable laws and regulations, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our website, require us to restructure our operations, including possibly the establishment or restructuring of a foreign-invested telecommunication enterprise, re-application for the necessary licenses, or relocation of our businesses, staff and assets, impose additional conditions or requirements with which we may not be able to comply, or take other regulatory or enforcement actions against us. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—If the PRC government determines that the contractual arrangements that establish the structure for operating our business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties."

Regulations on Internet Information Services

        National security considerations are an important factor in the regulation of Internet information in China.

        ICP service operators are required to monitor their websites in accordance with relevant PRC laws and regulations, including but not limited to the Internet Measures. They may not produce duplicate, post or disseminate any content that falls within the prohibited categories and must remove any such content from their websites, including any content that:

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  opposes the fundamental principles stated in the PRC constitution;

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  compromises national security, divulges state secrets, subverts state power or damages national unity;

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  harms the dignity or interests of the state;

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  incites ethnic hatred or racial discrimination or damages inter-ethnic unity;

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  undermines the PRC's religious policy or propagates heretical teachings or feudal superstitions;

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  disseminates rumors, disturbs social order or disrupts social stability;

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  disseminates obscenity or pornography, gambling, violence, murder or terror or incites the commission of a crime;

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  insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or

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  is otherwise prohibited by law or administrative regulations.

        To the extent that PRC regulatory authorities find any content displayed on or through our website objectionable, they may require us to limit or eliminate the dissemination or availability of such content on our website or impose penalties, including the revocation of our operating licenses or the suspension or shutdown of our online operations. In addition, the costs of compliance with these regulations may increase as the volume of content and users on our website increases. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—Regulation and censorship of information disseminated over the Internet in China may adversely affect our business, and we may be liable for information displayed on, retrieved from, or linked to our Internet websites."

        On May 31, 2010 the SAIC issued the Interim Measures for the Trading of Commodities and Services through the Internet, which became effective on July 1, 2010 and require Internet service providers that operate Internet trading platforms to register and verify online traders' identities along with their business credentials, establish mechanisms to ensure safe online transactions, protect online consumers' rights, and prevent the sale of counterfeit goods. According to the Interim Measures, Internet service providers must set up a system to supervise online traders' activities and, upon becoming aware of any non-compliance, must report it to the local AIC, take actions to prevent it and cease to service such non-compliant activities.

        The Internet service providers must also set up a system to supervise the products and service information disseminated by the online traders through the Internet trading platform, and upon their becoming aware of any non-compliance, they must report it to local AIC, take actions to prevent it and cease to service such non-compliant activities. As an Internet service provider, our VIE implements systems to supervise the product and service information disseminated through our website www.lashou.com.

Regulation on Information Security and Censorship

        Regulations governing information security and censorship include:

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  Law of the People's Republic of China on the Preservation of State Secrets promulgated by the Standing Committee of the National People's Congress on September 5, 1988 and amended on April 29, 2010, which became effective from October 1, 2010, together with its Implementing Rules (1990);

  •
  Rules of the People's Republic of China for Protecting the Security of Computer Information Systems promulgated by the State Council on February 18, 1994, as amended in January 2011;

  •
  Provisional Regulations of the People's Republic of China on the Administration of International Networking of Computer Information Networks promulgated by the State Council on February 1, 1996 and amended on May 20, 1997, together with its Implementing Rules (1998);

  •
  Administrative Measure for the Security Protection of International Connections to Computer Information Network promulgated by the Ministry of Public Security on December 16, 1997;

  •
  Provisional Regulations for the Secrecy Protection of Computer Information Systems promulgated by the State Secrecy Bureau on February 26, 1998;

  •
  Notice Regarding Issues Relating to the Implementation of the Administrative Measures for the Security Protection of International Connections to Computer Information Networks promulgated by the Ministry of Public Security on February 13, 2000;

  •
  Decision Regarding the Safeguarding of Internet Security promulgated by the Standing Committee of the National People's Congress on December 28, 2000 and amended on August 27, 2009;

  •
  Measures for the Administration of IP Address Archiving promulgated by the MIIT on February 8, 2005;

  •
  Provision on Technical Measures for Internet Security Protection promulgated by the Ministry of Public Security on December 13, 2005; and

  •
  Administrative Measures for the Graded Protection of Information Security promulgated by the Ministry of Public Security, the State Secrecy Bureau, the State Cipher Code Administration and the Information Office of the State Council on June 22, 2007.

        These legislations specifically prohibit the use of Internet infrastructure where it may breach public security, provide content harmful to the stability of society or disclose state secrets. According to these legislations, it is mandatory for Internet information service providers, or the ICP service providers, in the PRC to complete security-filing procedures and regularly update information security and censorship systems for their websites with the local public security bureau. In addition, the newly amended Law on Preservation of State Secrets, which became effective on October 1, 2010, provides that whenever an Internet information service provider detects any leakage of state secrets in the distribution of online information, it should stop the distribution of such information and report to the authorities of state security and public security. As per a request from the state security, public security or state secrecy authorities, the Internet information service provider should delete any content on its website that may lead to disclosure of state secrets. Failure to do so on a timely and adequate basis may subject the Internet information service provider to liability and certain penalties applied by the State Secrecy Bureau, the Ministry of Public Security and/or the MIIT or their respective local counterparts.

Regulations on Internet Privacy

        Under the Internet Measures, ICP operators are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the lawful rights and interests of others. ICP operators that violate the prohibition may face criminal charges or administrative sanctions by PRC security authorities. In addition, relevant authorities may suspend their services, revoke their licenses or temporarily suspend or close down their websites. Furthermore, under the BBS Measures, ICP operators that provide electronic bulletin board services must keep users' personal information confidential and must not disclose such personal information to any third party without the users' consent or unless otherwise required by law. The regulations further authorize the relevant telecommunications authorities to order ICP operators to rectify unauthorized disclosure. ICP operators are subject to legal liability if the unauthorized disclosure results in damages or losses to Internet users. The PRC government, however, retains the power and authority to order ICP operators to turn over the personal information of Internet users if the users post any prohibited content or engage in illegal activities on the Internet.

Regulations on Intellectual Property Rights

        China has adopted legislation governing intellectual property rights, including trademarks, patents and copyrights. China is a signatory to the major international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

        Patent.    The National People's Congress adopted the Patent Law in 1984, and amended it in 1992, 2000 and 2008. The purpose of the Patent Law is to protect the lawful interests of patent holders, encourage invention, foster applications of invention, enhance innovative capabilities and promote the development of science and technology. To be patentable, invention or utility models must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds, substances obtained by means of nuclear transformation or a design which identifies the patterns or colors or a combination of both patterns and colors of graphic print products. The Patent Office, under the State Intellectual Property Office, is responsible for receiving, examining and approving patent applications. A patent is valid for a term of twenty years in the case of an invention and a term of ten years in the case of utility models and designs. A third-party user must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of patent rights.

        Copyright.    Under the Copyright Law of the People's Republic of China (1990), as revised in 2001 and 2010, respectively, or the Copyright Law, and its related Implementing Regulations (2002), creators of protected works enjoy personal and property rights with respect to publication, authorship, alteration, integrity, reproduction, distribution, lease, exhibition, performance, projection, broadcasting, dissemination via information network, production, adaptation, translation, compilation and related activities. The term of a copyright, other than the rights of authorship, alteration and integrity of an author, which is unlimited in time, is life plus 50 years for individual authors and 50 years for corporations. In consideration of the social benefits and costs of copyrights, China balances copyright protections with limitations that permit certain uses, such as for private study, research, personal entertainment and teaching, without compensation to the author or prior authorization.

        To address copyright issues relating to the Internet, the PRC Supreme People's Court on November 22, 2000 adopted the Interpretations on Some Issues Concerning Applicable Laws for Trial of Disputes over Internet Copyright, or the Interpretations, which were subsequently amended on December 23, 2003 and November 20, 2006, respectively. The Interpretations establish joint liability for Internet service providers if they participate in, assist in or abet infringing activities committed by any other person through the Internet, and/or if they are aware of the infringing activities committed by their website users through the Internet or fail to remove infringing content or take other action to eliminate infringing consequences after receiving a warning with evidence of such infringing activities from the copyright holder. In addition, the Internet service providers will be held liable for copyright infringement if they knowingly upload, transmit or provide any methods, equipment or materials which are intended to bypass or disrupt technologies designed to protect copyrights of other people. Upon request, the Internet service providers are required to provide the copyright holder with registration information of the alleged violator in order to claim compensation, provided that such copyright holder has produced relevant evidence of identification, copyright ownership and infringement. Where the Internet service provider takes measures to remove the infringing content after receiving a warning from copyright holder with sufficient evidence, the court will not support the claim of the alleged violator against such Internet service provider for breach of contract.

        According to the Copyright Law, an infringer will be subject to various civil liabilities, which include stopping the infringement, eliminating the damages, apologizing to the copyright owners and compensating the losses of copyright owners. The Copyright Law further provides that the infringer must compensate the actual loss suffered by the copyright owner. If the actual loss of the copyright owner is difficult to calculate, the illegal income received by the infringer as a result of the infringement will be deemed as the actual loss or if such illegal income is also difficult to calculate, the court can decide the amount of the actual loss up to RMB500,000.

        To address the problem of copyright infringement related to the content posted or transmitted over the Internet, the PRC National Copyright Administration and MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005. These measures became effective on May 30, 2005 and apply to acts of automatically providing such functions as uploading, storing, linking or searching works, audio or video products, or other contents through the Internet based on the instruction of Internet content providers, without editing, amending or selecting any stored or transmitted content. A copyright administration authority will, when imposing administrative penalties upon the act infringing upon the right of communication through information networks, apply the Measures for Imposing Copyright Administrative Penalties (2009). Where a copyright holder finds any content communicated through the Internet infringes upon its copyright and sends a notice to the ICP service operator, the ICP service operator must immediately take measures to remove the relevant content. Such ICP service operator is also required to retain all infringement notices for six months and to record the content, display time and IP addresses or the domain names related to the infringement for 60 days. Where an ICP service operator removes relevant content of an Internet content provider according to the notice of a copyright holder, the Internet content provider may deliver a counter-notice to both the ICP service operator and the copyright holder, stating that the removed content does not infringe upon the copyright of other parties. After the delivery of such counter-notice, the ICP service operator may immediately reinstate the removed content and will not bear administrative liability for such reinstatement.

        Where an ICP service operator becomes aware of the infringement of an Internet content provider against another person's copyright, or fails to take measures to remove relevant content upon receipt of the copyright owner's notice, and it results in damage to public interests, the ICP service operator could be subject to an order to stop the tortious act and other administrative penalties such as confiscation of illegal income and fines. Where there is no evidence to indicate that an ICP service operator is clearly aware of the facts of tort, or the ICP service operator has taken measures to remove relevant content upon receipt of the copyright owner's notice, the ICP service operator will not bear the relevant administrative liability.

        On May 18, 2006, the State Council promulgated the Protection of the Right of Communication through Information Network, which became effective on July 1, 2006. Under this regulation, an ICP service operator may be exempted from liability under the following circumstances:

  •
  any ICP service operator that provides automatic Internet access service upon instructions of its users or provides automatic transmission service of works, performance and audio-visual products provided by its users, will not be required to assume the liability if (i) it has not chosen or altered the transmitted works, performance and audio-visual products; and (ii) it provides such works, performance and audio-visual products to the designated user and prevents any person other than such designated user from accessing them.

  •
  any ICP service operator that, for the sake of improving network transmission efficiency, automatically stores and provides to its own users, based on the technical arrangement, the relevant works, performances and audio-visual products obtained from any other ICP service operator will not be required to assume liability if (i) it has not altered any of the works, performance or audio-visual products that are automatically stored; (ii) it has not prevented the original ICP service operator from identifying where the users obtained the relevant works, performance and audio-visual products; and (iii) when the original ICP service operator revises, deletes or shields the works, performance and audio-visual products, it will automatically revise, delete or shield the same based on the technical arrangement.

  •
  any ICP service operator that provides its users with information memory space for such users to provide the works, performance and audio-visual products to the general public via the information network will not be required to assume liability if (i) it clearly indicates that the information memory space is being provided by it to the users and it publicizes its own name, contact person and web address; (ii) it has not altered the works, performance and audio-visual products that are provided by the users; (iii) it is not aware of or has reason to know of any infringement caused by the works, performance and audio-visual products provided by the users; (iv) it has not directly derived any economic benefit from the provision of the works, performance and audio-visual products by its users; and (v) after receiving a notice from the copyright holder, it has deleted such works, performance and audio-visual products allegedly causing infringement.

        Since 2005, the National Copyright Administration, or the NCA, together with certain other PRC governmental authorities, have jointly launched annual campaigns specifically aimed to crack down on Internet copyright infringement and piracy in China, which normally last for three to four months every year. According to the Notice of 2010 Campaign to Crack Down on Internet Infringement and Piracy promulgated by the NCA, the Ministry of Public Security and MIIT on July 19, 2010, the 2010 campaign mainly targeted Internet audio and video programs, literature websites, online games, animation, software and art works related to the Shanghai World Expo and the Guangzhou Asian Games. During the 2010 campaign, starting from late July to the end of October 2010, the local branches of NCA were focused on popular movies and TV series, newly published books, online games and animation, music and software and various illegal activities, including for example illegal uploading or transmission of a third party's works without proper license or permission, sales of pirated audio-video and software through e-commerce platforms, providing search links, information storage, web hosting or Internet access services for third parties engaging in copyright infringement or piracy, illegal transmission of works related to the Shanghai World Expo and the Guangzhou Asian Games, and infringement by use of mobile media. In serious cases, the operating permits of the websites engaging in illegal activities may be revoked, and such websites may be ordered to shut down.

        Trademark.    The PRC Trademark Law, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark that has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark must not prejudice the existing right of others obtained by priority, nor may any person register in advance a trademark that has already been used by another person and has already gained a "sufficient degree of reputation" through that person's use. After receiving an application, the PRC Trademark Office will make a public announcement if the relevant trademark passes the preliminary examination. Within three months after such public announcement, any person may file an objection against a trademark that has passed a preliminary examination. The PRC Trademark Office's decisions on rejection, objection or cancellation of an application may be appealed to the PRC Trademark Review and Adjudication Board, whose decision may be further appealed through judicial proceedings. If no objection is filed within three months after the public announcement period or if the objection has been overruled, the PRC Trademark Office will approve the registration and issue a registration certificate, at which point the trademark is deemed to be registered and will be effective for a renewable ten-year period, unless otherwise revoked.

        Domain Names.    In September 2002, CNNIC, issued the Implementing Rules for Domain Name Registration setting forth detailed rules for registration of domain names, as amended in 2009. On November 5, 2004, MIIT promulgated the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures. The Domain Name Measures regulate the registration service and management of domain names, disputes arising from domain names and other matters regarding domain names. In 2002, CNNIC issued the Measures on Domain Name Dispute Resolution, as amended in February 2006 and relevant rules, pursuant to which CNNIC can authorize a domain name dispute resolution institution to decide disputes.

Regulations on Foreign Exchange

        Pursuant to the Regulations on the Administration of Foreign Exchange issued by the State Council and effective in 1996, as amended in January 1997 and August 2008, current account transactions, such as sale or purchase of goods, are generally not subject to PRC governmental control or restrictions. Certain organizations in the PRC, including foreign-invested enterprises, may purchase, sell and/or remit foreign currencies at certain banks authorized to conduct foreign exchange business upon providing valid commercial documents. However, approval of the PRC State Administration of Foreign Exchange, or SAFE, is required for capital account transactions.

        On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular No. 142. SAFE Circular No. 142 requires that the registered capital of a foreign-invested enterprise converted into RMB from foreign currencies may only be utilized for purposes within its business scope. For example, such converted amounts may not be used for investments in or acquisitions of other companies, which can inhibit the ability of companies to consummate such transactions. In addition, SAFE strengthened its oversight of the flow and use of the RMB registered capital of foreign-invested enterprises converted from foreign currencies. The use of such RMB capital may not be changed without SAFE's approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been utilized. Violations may result in severe penalties, such as heavy fines.

Regulations on Dividend Distribution

        The principal regulations governing the distribution of dividends paid by wholly foreign-owned enterprises include:

  •
  Company Law (2005);

  •
  Wholly Foreign-Owned Enterprise Law (1986), as amended in 2000;

  •
  Wholly Foreign-Owned Enterprise Law Implementation Regulations (1990), as amended in 2001; and

  •
  PRC Enterprise Income Tax Law (2007) and its implementation rules (2007).

        Under these regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until its cumulative total reserve funds reaches 50% of its registered capital. The board of directors of a wholly foreign-owned enterprise has the discretion to allocate a portion of its after-tax profits to its employee welfare and bonus funds. These reserve funds, however, may not be distributed as cash dividends. Under the PRC EIT Law and its implementation rules, dividends payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% PRC income tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower PRC income tax rate.

Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents

        Pursuant to SAFE's Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Round Trip Investment via Overseas Special Purpose Vehicles, or SAFE Circular No. 75, issued on October 21, 2005, (a) a PRC resident is required to register with the local branch of SAFE before it establishes or controls an overseas special purpose vehicle, or overseas SPV, for the purpose of overseas equity financing (including convertible debt financing), or SAFE No. 75 Registration; (b) when a PRC resident contributes the assets of or its equity interest in a domestic enterprise into an overseas SPV, or engages in overseas financing after contributing assets or equity interest into an overseas SPV, such PRC resident must register his or her interest in the overseas SPV and the change thereof with the local branch of SAFE; and (c) when the overseas SPV undergoes a material event outside of China, such as a change in share capital or merger and acquisition, the PRC resident must, within 30 days from the occurrence of such event, register such change with the local branch of SAFE. Failure to comply with the registration procedures set forth above may result in restrictions on a PRC subsidiary's foreign exchange activities and its ability to distribute dividends to the overseas SPV, and penalties, including, being ordered to remit the foreign exchange illegally paid out of China back into China, as well as monetary fines.

        Since May 2007, SAFE issued a series of guidance to its local branches with respect to the operational process for SAFE registration, including without limitation the Notice of SAFE on Printing and Distributing the Implementing Rules for the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular No. 19, which will come into effect as of July 1, 2011. The guidance standardized more specific and stringent supervision on the registration required by the SAFE notice. For example, the guidance imposes obligations on onshore subsidiaries of an offshore entity to make true and accurate statements to the local SAFE authorities in case there is any shareholder or beneficial owner of the offshore entity who is a PRC citizen or resident. Untrue statements by the onshore subsidiaries will lead to potential liability for the subsidiaries, and in some instances, for their legal representatives and other liable individuals. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—We may be subject to penalties, including restriction on our ability to inject capital into our PRC subsidiaries and our PRC subsidiaries' ability to distribute profits to us, if our PRC resident shareholders or beneficial owners fail to comply with relevant PRC foreign exchange rules."

Regulations on Employee Stock Options Plans

        On December 25, 2006, the People's Bank of China promulgated the Administrative Measures for Individual Foreign Exchange. On January 5, 2007, SAFE issued the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rule, which, among other things, specifies approval requirements for a PRC citizen's participation in the employee stock ownership plans or stock option plans of an overseas publicly listed company. On March 28, 2007, SAFE issued the Processing Guidance on Foreign Exchange Administration of Domestic Individuals Participating in the Employee Stock Ownership Plans or Stock Option Plans of Overseas-Listed Companies, or the Stock Option Rule. According to the Stock Option Rule, if a PRC domestic individual participates in any employee stock ownership plan or stock option plan of an overseas-listed company, a qualified PRC domestic agent or the PRC subsidiaries of such overseas-listed company must, among other things, file, on behalf of such individual, an application with SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the stock purchase or stock option exercise, as PRC domestic individuals may not directly use overseas funds to purchase stock or exercise stock options. Such PRC individuals' foreign exchange income received from the sale of stock and dividends distributed by the overseas-listed company and any other income must be fully remitted into a collective foreign currency account in the PRC opened and managed by the PRC subsidiaries of the overseas-listed company or the PRC agent before distribution to such individuals.

        Our PRC citizen employees, who have been granted share options, or PRC optionees, will be subject to the Stock Option Rule when our company becomes an overseas-listed company upon the completion of this offering. If we or our PRC optionees fail to comply with the Individual Foreign Exchange Rule and the Stock Option Rule, we and/or our PRC optionees may be subject to fines and other legal sanctions. See "Risk Factors—Risks Relating to Doing Business in the Peoples' Republic of China—Failure to comply with PRC regulations regarding the registration requirements for employee share ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions."

        In addition, the State Administration of Taxation has issued certain circulars concerning employee share options. Under these circulars, our employees working in the PRC who exercise share options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations on Overseas Listing

        In August 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, as amended on June 22, 2009. This rule, among other things, purports to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulation remain unclear, and this offering may ultimately require approval from the CSRC. If this offering does require such approval, it is uncertain how long it will take us to obtain the approval, and our failure to obtain or delay in obtaining such approval may subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

        Our PRC counsel, Fangda Partners, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the NASDAQ Global Market because we are not controlled by PRC enterprises or citizens, and do not constitute a special purpose vehicle (as defined by the M&A Rule) which is required to obtain approval from the CSRC for overseas listing, and it is not aware of any public record indicating that any issuers having offshore and onshore corporate structures similar to ours and already listed on an offshore stock exchange have been required to procure the approval of the CSRC prior to their listings.

        See "Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission, may be required in connection with this offering under PRC law, and if required, we cannot assure you that we will be able to obtain such approval."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Bo Wu	46	Chairman and Chief Executive Officer
Xiaobo Jia	51	Director
Richard Lim	54	Director
Liping Qiu	47	Independent Director*
Yu Gong	43	Independent Director*
Herman Yu	40	Independent Director*
Jun Li	49	Independent Director*
James Jian Zhang	40	Chief Financial Officer

*
Mr. Liping Qiu, Mr. Yu Gong, Mr. Herman Yu and Dr. Jun Li have accepted the appointments to be our independent directors effective upon the declaration of effectiveness of the registration statement of which this prospectus forms a part.

        Mr. Bo Wu was our co-founder and has served as the chairman of our board of directors since May 2010 and as our chief executive officer since February 2011. Previously in 1999, Mr. Wu founded Focus.cn, a leading real estate Internet portal in China and served as its chairman since its inception. Focus.cn was acquired by Sohu.com in 2004. From 1997 till July 2011, Mr. Wu served as the chairman and the chief executive officer of EnReach Technology, Inc., a company founded by Mr. Wu in 1997 that engages in video sharing business in China. Mr. Wu has also served as a director of EnReach Information Technology (Shanghai) Ltd., Co., a PRC company majority-owned by Siberian Mining Group Company Limited, a Hong Kong Stock Exchange listed company. Mr. Wu received his master's degree in electrical engineering from Western Michigan University and bachelor's degree in electrical engineering, from Tsinghua University.

        Mr. Xiaobo Jia was our co-founder and has served as a member of our board of directors since July 2010. Prior to joining our company, Mr. Jia served as the chief executive officer of Zhengzhou VCOM Science and Technology Co. Ltd, a high-tech enterprise, from 2007 to 2010. Mr. Jia was also a lecturer at Zhengzhou Information Engineering University from 1982 to 2006. Mr. Jia received his bachelor's degree from Zhengzhou Information Engineering University.

        Mr. Richard Lim has served as a member of our board of directors since July 2010. From 2005 till now, Mr. Lim serves as managing director of GSR Ventures. Mr. Lim is responsible for venture fund raising and investment. Mr. Lim obtained a Bachelor of Science degree from National University of Singapore and a Master of Business Administration degree from Stanford University.

        Mr. Liping Qiu has served as a member of our board of directors since April 2011 and will become an independent director upon the effectiveness of our registration statement on Form F-1. He is a co-founder of Milestone Capital, a China-focused private equity investment company, and the general partner of Milestone China Opportunities Fund I and Fund II, L.P., a partnership that invests primarily in high-growth Chinese companies, since 2002. In 2001, Mr. Qiu was Bear Stearns's Beijing Office Representative, responsible for investment banking operations in China. From 1997 to 2000, Mr. Qiu worked at Merrill Lynch's direct investment group and corporate finance group in Beijing and Hong Kong. Mr. Qiu obtained his bachelor's degree and master's degree in engineering from the National University of Defense Technology of China.

        Mr. Yu Gong will become our independent director upon the effectiveness of our registration statement on Form F-1. Mr. Gong founded QIYI (www.qiyi.com), a company that offers high-definition video content online established by Baidu Inc., in 2010. Since then, he has served as the chief executive officer of QIYI. Previously, Mr. Gong has served as the chief operating officer and president of 12580, a telephone hotline service offered by China Mobile. Mr. Gong also served as vice president, senior vice president and chief operating officer of Sohu.com Inc. (SOHU), in charge of www.focus.cn, a content department of SOHU, as well as SOHU's interactive center, wireless business, and its Olympic Games related business, from 2003 to 2009. In 1999, Mr. Gong co-founded www.focus.cn, a leading real estate website in China and served as the president and chief executive officer of the company. Mr. Gong received his PhD degree in theory and applied engineering of automation control from Tsinghua University.

        Mr. Herman Yu will become our independent director upon the effectiveness of our registration statement on Form F-1. Mr. Yu has served as the chief financial officer of SINA Corporation since 2007. Prior to his current role, Mr. Yu held other senior finance management roles at SINA Corporation, including acting chief financial officer from 2006 to 2007 and vice president and corporate controller from 2004 to 2006. Previously, Mr. Yu worked at Adobe System from 1999 to 2004, in the capacity of chief auditor as well as marketing controller. Mr. Yu also held various finance management positions at Cadence Design Systems, Inc. and VeriFone, Inc. Mr. Yu began his career with Arthur Andersen and is a California certified public accountant. He is a director of Mecox Lane Limited, a leading online apparel company in China. Mr. Yu holds an M.A. in accounting from the University of Southern California and a B.A. in economics from the University of California. He is a member of the Financial Executive Institute (FEI).

        Dr. Jun Li will become our independent director upon the effectiveness of our registration statement on Form F-1. Dr. Li has served in various senior positions at the Research Institute of Information Technology at Tsinghua University, or RIIT, since 2003, at the School of Information Science and Technology at Tsinghua University, or SIST, since 2003 and at Tsinghua National Lab for Information Science and Technology, or TNList, since 2004, including as dean of RIIT, the executive vice dean of SIST and the executive deputy director of TNList. He has also served as a professor at Tsinghua University since 2003. Dr. Li also co-founded ServGate Technologies Inc., a software security firm, in 1999. Dr. Li received his PhD degree in computer science from the New Jersey Institute of Technology, and his master's degree in pattern recognition and intelligent control and his bachelor's degree in industrial instrumentation and automation from Tsinghua University.

        Mr. James Jian Zhang has been our chief financial officer since January 26, 2011. Mr. Zhang is a qualified chartered accountant of the United Kingdom, with over 14 years of experience in accounting and finance. Prior to joining us, Mr. Zhang was the chief financial officer of Allyes Online Media Holding Ltd., a leading Internet advertising operator in China. From 2007 to 2008. Mr. Zhang was the chief financial officer of Cgen Digital Media Ltd., one of the largest in-store television advertising operators in China, from May 2007 to March 2008. Mr. Zhang served as the chief financial officer of China Paradise Electronics Retail Limited, a China based company listed on the Hong Kong Stock Exchange, from 2005 to January 2007. Prior to joining China Paradise Electronics, Mr. Zhang was the chief financial officer and chief information officer of B&Q China group, a leading home improvement retail chain in China, from 2001 to 2005. Mr. Zhang also previously worked for PricewaterhouseCoopers for five years in their London office as an audit manager and senior consultant. Mr. Zhang obtained a bachelor's degree in business economics from Queen Mary & Westfield College, University of London, United Kingdom and a Master of Business Administration degree from Darwin College, University of Cambridge, United Kingdom. Mr. Zhang served as an independent director and audit committee chair of Duoyuan Printing from September 2009 to September 2010. See "Business—Legal Proceedings."

Employment Agreements

        We have entered into employment agreements with our executive officers. Under these employment agreements, each of our executive officers is employed for a four-year period, subject to early termination according to the terms of their employment agreements. Following the initial four-year period, the executive officer's employment will be automatically extended for successive one-year terms unless terminated according to the terms of the employment agreements or by a 30-day prior written notice from either the executive officer or us. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the unauthorized use or disclosure of our confidential information or trade secrets, the material breach of any agreement between the executive officer and us, failure to comply in material aspects with our written policies or rules, gross negligence or willful misconduct, continuing failure to perform assigned duties after receiving written notification of the failure from the Board and failure to cooperate in good faith with a governmental or internal investigation. An executive officer may terminate his or her employment at any time with 30-day prior written notice or if the Board approves the executive officer's resignation or an alternative arrangement with respect to the employment.

        Each of our executive officers has also entered into a Confidential Information and Invention Assignment Agreement, under which the executive officer has agreed that at all times both during the term of his or her employment and after termination, to hold in the strictest confidence and except for our benefit, not to use or disclose to any person, corporation or other entity without written consent, any confidential information. Each executive officer has also agreed to assign to our company all his or her inventions, designs, original works of authorship, processes, formulas, computer software programs, databases, mask works, developments, concepts, improvements or trade secrets. In addition, all executive officers have agreed to be bound by non-competition restrictions set forth in their agreements. Specifically, each executive officer has agreed to devote all his or her full time and attention to our business and use all best efforts to develop our business and interests until the first anniversary of the date of the completion of this IPO. Moreover, each executive officer has agreed not to, for a period of one year following the termination or expiration of the employment agreement: (i) own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in or participate in business that competes with ours; (ii) solicit any person who is or has been at any time our user for the purpose of offering to such user goods or services similar to or competing with those offered by us, or canvass or solicit any person who is or has been at any time our supplier or licensor or user for the purpose of inducing any such person to terminate his or her business relationship with us; or (iii) solicit or entice away or endeavor to solicit or entice away any of our directors, officers, consultants or employees.

Board of Directors

        Our board of directors will consist of seven directors upon the completion of this offering. A director is not required to hold any shares in the company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he or she is materially interested as long as he or she has made a declaration of the nature of such interest and has not been disqualified by the chairman of the relevant board meeting. Our board of directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party.

Committees of the Board of Directors

        Our board of directors will establish an audit committee, a compensation committee and a corporate governance and nominating committee immediately after the closing of this offering.

        Audit Committee.    Upon the completion of this offering, our audit committee will initially consist of Mr. Herman Yu, Mr. Yu Gong and Dr. Jun Li, and will be chaired by Mr. Herman Yu. Mr. Herman Yu, Mr. Yu Gong, and Dr. Jun Li satisfy the "independence" requirements of Rule 5605 of NASDAQ Stock Market, Marketplace Rules. Mr. Herman Yu, Mr. Yu Gong and Dr. Jun Li also satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. Our audit committee will consist solely of independent directors that satisfy NASDAQ and SEC requirements within one year of the completion of this offering. Our board also has determined that Mr. Herman Yu qualifies as an audit committee financial expert within the meaning of the SEC rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

  •
  reviewing with our independent registered public accounting firm any audit problems or difficulties and management's response thereto;

  •
  reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

  •
  discussing the annual audited financial statements with management and our independent registered public accounting firm;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  meeting separately and periodically with the management and our independent registered public accounting firm;

  •
  reporting regularly to the full board of directors; and

  •
  such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

        Compensation Committee.    Upon the completion of this offering, our compensation committee will initially consist of Mr. Liping Qiu, Mr. Yu Gong and Dr. Jun Li, and will be chaired by Mr. Liping Qiu. Mr. Liping Qiu, Mr. Yu Gong and Dr. Jun Li satisfy the "independence" requirements of Rule 5605 of NASDAQ Stock Market, Marketplace Rules. Our compensation committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

  •
  approving and overseeing the total compensation package for our executives other than the most senior executive officers;

  •
  reviewing and recommending to the board with respect to the compensation of our directors; and

  •
  reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

        Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee will consist of Mr. Liping Qiu, Mr. Yu Gong, and Dr. Jun Li. Mr. Liping Qiu, Mr. Yu Gong and Dr. Jun Li satisfy the "independence" requirements of Rule 5605 of NASDAQ Stock Market, Marketplace Rules. Mr. Yu Gong will be the chairman of our corporate governance and nominating committee. The corporate governance and nominating committee will assist our board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee will be responsible for, among other things:

  •
  identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

  •
  reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

  •
  identifying and recommending to our board the directors to serve as members of committees;

  •
  advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

        Under Cayman Islands law, our directors have a duty of loyalty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and re-stated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached.

        The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the issuance and transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Officers

        Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity or until the appointment of their respective successors.

Compensation of Directors and Executive Officers

        For the fiscal year ended December 31, 2010, we paid nil amount in cash compensation to our directors and executive officers. For options and restricted shares granted to our directors and executive officers, see "—2010 Global Share Plan."

        We have not set aside or accrued any amount of cash to provide pension, retirement or other similar benefits to our officers and directors. Our VIE is required by PRC laws and regulations to make contributions equal to certain percentages of each employee's salary for his or her retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefit. Our VIE contributed nil amount for retirement and similar benefits to our officers and directors in fiscal year 2010.

2010 Global Share Plan

        We adopted our 2010 Global Share Plan on July 22, 2010, to promote our success and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. The maximum number of shares which may be issued pursuant to all awards under the 2010 Plan is 217,048,200 as of the date of this prospectus. As of the date of this offering, the aggregate number of our ordinary shares underlying our outstanding options under the 2010 Plan is 139,370,165 (including options to purchase 28,411,100 Class A ordinary shares issued to Mr. Bo Wu, our co-founder, chairman and chief executive officer, and options to purchase 110,959,065 Class B ordinary shares).

        Types of Awards.    The 2010 Plan permits the grant of two types of awards, including options and restricted shares.

        Plan Administration.    The board of directors, or the board, or a committee appointed by the board, which will consist of one or more members of the board, will administer the 2010 Plan. The administrator has the authority, subject to the 2010 Plan, and in the case of a committee, subject to the specific duties delegated by the board, to determine the terms and conditions of each grant, including, without limitation, the purchase or exercise price, restrictions on transfer of shares, exercisability provisions of option agreements, expiration of options, modification, extension and assumption of outstanding options, payment of shares or options, and such other action not inconsistent with the terms of the 2010 Plan as the administrator deems appropriate.

        Award Agreements.    Grant of options or restricted shares under the 2010 Plan is evidenced by a written agreement that sets forth the material terms and conditions of any individual award granted.

        Eligibility.    We may grant awards to persons, including officers and directors, employees or consultants engaged by our company, parent and subsidiary.

        Term of the 2010 Plan.    Unless terminated earlier, the 2010 Plan will continue in effect for a term of ten (10) years from the later of the date of its adoption and the date of the most recent board of directors or shareholder approval of the most recent increase in the maximum number of shares reserved for issuance under the 2010 Plan.

        Amendment and Termination of the 2010 Plan.    The administrator may at any time amend, alter, suspend or terminate the 2010 Plan, subject to the requirement that no amendment, alteration, suspension or termination of the 2010 Plan will not materially and adversely impair the rights of any participants with respect to an outstanding award.

        Vesting Schedule.    In general, the award agreement specifies the vesting schedule.

        The following table summarizes, as of the date of this prospectus, the outstanding options that we have granted to several of our directors, executive officers and other individuals as a group under the 2010 Plan, without giving effect to options that were exercised or terminated.

Name	Ordinary Shares Underlying Outstanding Options[1]	Exercise Price (US$/Share)	Grant Date	Expiration Date
Bo Wu	28,411,100	0.0005	July 22, 2010	**
Xiaobo Jia	81,242,443	0.0000005	April 26, 2011	July 22, 2020
Yu Gong	*	0.02347	March 23, 2011	July 22, 2020
Jun Li	*	0.02347	August 3, 2011	July 22, 2020
Directors and executive officers as a group	110,947,777	—	—	—
Other individuals	323,559	0.02347	February 2, 2011	July 22, 2020
	64,711	0.02347	February 2, 2011	***
	323,559	0.02347	April 4, 2011	July 22, 2020
	323,559	0.02347	April 27, 2011	July 22, 2020
	27,387,000	0.0000005	June 3, 2011	July 22, 2020

1
Mr. Bo Wu owns options to purchase 28,411,100 Class A ordinary shares. All other option holders hold options to purchase our Class B ordinary shares.
*
Ordinary shares underlying the options held by such person that are exercisable within 60 days after the date of this prospectus comprise less than 1% of our outstanding ordinary shares.
**
The options of Mr. Bo Wu became fully vested on February 2, 2011 through a board resolution.
***
The options are fully vested, but are not exercisable until June 2012.

        The following table summarizes, as of the date of this prospectus, the restricted shares that we have granted to several of our directors, executive officers and other individuals as a group under the 2010 Plan.

Name	Restricted Shares[1]	Purchase Price (US$/Share)	Grant Date
Herman Yu	*	0.02347	February 2, 2011
James Jian Zhang	9,059,632	0.02347	February 2, 2011
Directors and executive officers as a group	10,030,307	—	—
Other Individuals	1,010,133	0.02347	February 10, 2011

1
All restricted shares are Class B ordinary shares.
*
Restricted shares held by such person comprise less than 1% of our outstanding ordinary shares.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to own beneficially more than 5% of our ordinary shares.

        The calculations in the table below assume there are 541,025,625 ordinary shares outstanding as of the date of this prospectus, including ordinary shares that the preferred shares will automatically convert into upon the closing of this offering. The total number of ordinary shares outstanding after the closing of this offering will be                        shares, comprising 100,000,000 Class A ordinary and                        Class B ordinary shares, assuming that the underwriters do not exercise their over-allotment option.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering				Shares Beneficially Owned After This Offering[1]
			Ordinary Shares Being Sold in This Offering
							% of Voting Power
	Number	%	Number	%	Number	%
Directors and Executive Officers:
Bo Wu2	128,411,100	22.6
Xiaobo Jia[3]	81,242,443	13.1
Richard Lim[4]	210,300,749	38.9
Liping Qiu[5]	26,616,806	4.9
Herman Yu6	*	*
Yu Gong[7]	*	*
Jun Li8	*	*
James Jian Zhang[9]	27,363,174	5.1
All directors and executive officers as a group[10]	475,053,245	73.0
Principal:
Bo Wu2	128,411,100	22.6
Ling Jing[11]	128,411,100	22.6
GSR Ventures III, L.P.[12]	210,300,749	38.9
Rebate Networks GmbH[13]	65,386,003	12.1

*
Less than 1% of our outstanding ordinary shares
1
Assumes that the underwriters do not exercise their over-allotment option.
2
Includes (i) 40,000,000 Class A ordinary shares held by Mr. Bo Wu, (ii) 40,000,000 Class A ordinary shares held by Ms. Ling Jing, Mr. Bo Wu's wife, (iii) 20,000,000 Class A ordinary shares held by Ms. Kefeng Lu, Mr. Bo Wu's mother, and (iv) 28,411,100 Class A ordinary shares issuable upon exercise of options within 60 days after the date of this prospectus held by Mr. Bo Wu. Ms. Ling Jing entered into Power of Attorney, dated as of February 11, 2011 with Mr. Bo Wu, pursuant to which Mr. Bo Wu beneficially owns the Class A ordinary shares of Ms. Ling Jing. The address of Mr. Bo Wu is Room 3003, A1 Phoenix Town, Jia-5 Shuguang Xili, Chaoyang District, Beijing, 100028, PRC.

3
Represents 81,242,443 Class B ordinary shares issuable upon exercise of options within 60 days after the date of this prospectus. The address of Mr. Xiaobo Jia is 29 Building 2, No. 73, Song Shan Nan Road, Er Qi District, Zhengzhou, Henan Province, PRC.
4
Represents 210,300,749 Class B ordinary shares issuable upon conversion of 170,466,660 Series A-1 preferred shares, 30,110,378 Series B preferred shares and 9,723,711 Series C preferred shares held by GSR Ventures III, L.P. The general partner of GSR Ventures III, L.P. is GSR Partners III, L.P., whose general partner is GSR Partners III, Ltd. GSR Partners III, Ltd. is owned by Mr. Richard Lim, Mr. Sonny Wu, Mr. James (Jian) Ding, and Mr. Alexander Pan. Mr. Lim disclaims beneficial ownership of the preferred shares and the Class B ordinary shares issuable upon conversion of the preferred shares owned by GSR Ventures III, L.P., except to the extent of his pecuniary interest therein. The address of Mr. Lim is 101 University Ave, 4th floor, Palo Alto, CA 94301, USA.
5
Represents 26,616,806 Class B ordinary shares issuable upon conversion of 26,616,806 Series C preferred shares held by Milestone Tuan Limited, a limited liability company organized under the laws of the British Virgin Islands. Mr. Liping Qiu is the sole director of Milestone Tuan Limited. Mr. Liping Qiu disclaims beneficial ownership of the preferred shares and the Class B ordinary shares issuable upon conversion of the preferred shares owned by Milestone Tuan Limited, except to the extent of his pecuniary interest therein. The business address of Mr. Liping Qiu is Suite A702, Ping An International Finance Center, 1-3 Xinyuan Road, Chaoyang District, Beijing, PRC.
Mr. Liping Qiu is the sole director of Milestone Tuan Limited. Milestone Tuan Limited is wholly owned by Milestone China Opportunity Fund II, L.P., an exempted limited partnership formed under the laws of the Cayman Islands. The general partner of the Milestone China Opportunities Fund II, L.P. is Milestone Capital Partners Limited, a limited liability company incorporated under the laws of the Cayman Islands. The sole director of Milestone Capital Partners Limited is Cherianne Limited, a company organized under the laws of the British Virgin Islands. Yuen Ho Wan and James Ngai, as all of the directors of Cherianne Limited, share the investment and voting power of Cherianne Limited. Ms. Wan's and Mr. Ngai's business address is Room 1708 Dominion Centre, 43-59 Queen's Road East, Wanchai, Hong Kong.
6
Represents restricted Class B ordinary shares. The business address of Mr. Herman Yu is 20/F, Beijing Ideal International Plaza, No.58, Northwest 4th Ring Road, Haidian District, Beijing, 100080, PRC.
7
Represents Class B ordinary shares issuable upon exercise of options within 60 days after the date of this prospectus. The residence address of Mr. Yu Gong is E-28F, Huating Jiayuan, Beisihuan Middle Road, Chaoyang District, Beijing, 100029, PRC.
8
Represents Class B ordinary shares issuable upon exercise of options within 60 days after the date of this prospectus. The residential address of Dr. Jun Li is 601, Unit 1, Building 6, Heqing yuan, Tsinghua Garden, Haidian District, Beijing, PRC.
9
Represents (i) 18,303,542 Class B ordinary shares held by Multi Fortune Partners Group Ltd., a British Virgin Islands company owned by Mr. James Jian Zhang, and (ii) 9,059,632 restricted Class B ordinary shares held by Mr. James Jian Zhang. The business address of Mr. James Jian Zhang is Room 1501, Building A, City Center of Shanghai, Zun Yi Road, Shanghai, 200051, PRC.
10
Represents Class A and Class B ordinary shares, restricted Class B ordinary shares and Class A and Class B ordinary shares issuable upon exercise of options within 60 days after the date of this prospectus held by all of our directors and executive officers as a group.
11
Represents (i) 40,000,000 Class A ordinary shares held by Mr. Bo Wu, (ii) 40,000,000 Class A ordinary shares held by Ms. Ling Jing, (iii) 20,000,000 Class A ordinary shares held by Ms. Kefeng Lu, Mr. Bo Wu's mother, and (iv) 28,411,100 Class A ordinary shares issuable upon exercise of options within 60 days after the date of this prospectus held by Mr. Bo Wu. See also note (2) to this table above. The address of Ms. Ling Jing is Room 3003, A1 Phoenix Town, Jia-5 Shuguang Xili, Chaoyang District, Beijing, 100028, PRC.
12
Represents 210,300,749 Class B ordinary shares issuable upon conversion of 170,466,660 Series A-1 Preferred Shares, 30,110,378 Series B preferred shares and 9,723,711 Series C preferred shares held by GSR Ventures III, L.P. The general partner of GSR Ventures III, L.P. is GSR Partners III, L.P., whose general partner is GSR Partners III, Ltd. GSR Partners III, Ltd. is owned by Mr. Richard Lim, Mr. Sonny Wu, Mr. James (Jian) Ding, and Mr. Alexander Pan. The business address of GSR Ventures III, L.P. is Scotia Centre, P.O.Box 268, Grand Cayman KY1-1104, Cayman Islands.
13
Represents 65,386,003 Class B ordinary shares issuable upon conversion of 28,411,120 Series A-1 preferred shares, 6,250,000 Series A-3 preferred shares and 30,724,883 Series B preferred shares held by Rebate Networks GmbH. Rebate Networks GmbH is beneficially owned by SPA Special Investment Fund L.P., M.C.B Beteiligungsgesellschaft mbH, SGLB Beteiligungs-und Beratungsgesellschaft mbH, Dritte PMB Management GmbH and Valmont Capital UG. SPA Special Investment Fund L.P. is wholly owned by Len Blavatnik. M.C.B Beteiligungsgesellschaft mbH is wholly owned by Michael Brehm. SGLB Beteiligungs-und Beratungsgesellschaft is wholly owned by Stefan Glänzer. Dritte PMB Management GmbH is controlled by Peter Möhrle. Valmont Capital UG is wholly owned by Antona Hammer. The business address of Rebate Networks GmbH is Saarbrücker Street 36, 10405, Berlin, Germany.

        Mr. Bo Wu, our co-founder, chairman and chief executive officer, and Mr. James Jian Zhang, our chief financial officer, have indicated to us their intention to each individually, or through entities wholly controlled by each of them, purchase up to US$1 million in ADSs in this offering at the initial public offering price. We have directed the underwriters to sell to each of them such number of ADSs in this offering, subject to the allocation results of this offering. The sale of ADSs to Mr. Bo Wu and

Mr. James Jian Zhang will be on the same terms as the other ADSs being offered in this offering, except that such ADSs will be subject to a lock-up of 180 days pursuant to the terms of the lock-up agreements between each of Mr. Bo Wu and Mr. James Jian Zhang and the underwriters.

        As of the date of this prospectus, seven of our shareholders are record holders in the United States, holding approximately 23.4% of our outstanding ordinary shares and ordinary shares issuable upon conversion of preferred shares. Our shares are divided into Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share will be entitled to five votes and each Class B ordinary share will be entitled to one vote on all matters subject to a shareholder vote. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 RELATED PARTY TRANSACTIONS

Transactions with Certain Directors, Shareholders, Affiliates and Key Management Personnel

        In May 2010, Mr. Xiaobo Jia, our co-founder and director, made cash advances of RMB0.5 million (US$77,357) to Beijing Lashou to meet Beijing Lashou's short-term working capital needs. These cash advances were unsecured, interest-free obligations payable on demand. We repaid such cash advances to Mr. Xiaobo Jia by June 2011.

        From May 2010 to September 2010, Mr. Bo Wu, our co-founder, chairman and chief executive officer, made cash advances of RMB4.6 million (US$0.7 million) to Beijing Lashou to meet Beijing Lashou's short-term working capital needs. These cash advances were unsecured, interest-free obligations payable on demand. We repaid such cash advances to Mr. Bo Wu by December 2010. We do not anticipate receiving additional cash advances or any other forms of loans from Mr. Bo Wu, Mr. Xiaobo Jia or our other officers or directors in the future.

        On August 1, 2010, Beijing Lashou Technology leased a property from Ms. Ling Jing, our shareholder and spouse of Mr. Bo Wu, for use as office space. The lease agreement provided for a two-year term, commencing from August 1, 2010 and ending July 31, 2012, with a total rental fee of RMB0.6 million (US$0.1 million).

        On September 1, 2010, Beijing Lashou leased a property from Ms. Ling Jing, our shareholder and spouse of Mr. Bo Wu, for use as office space. The lease agreement provided for a three-year term, commencing from September 1, 2010 to August 31, 2013, with a total rental fee of RMB0.14 million

        On December 1, 2010, we repurchased 11,364,000 ordinary shares from Lashou Employee Inc., a company wholly owned by Mr. Xiaobo Jia, and 5,682,000 Series A-4 preferred shares from Taishan Invest AG at a price of US$0.31679 per share.

        In December 2010, we made cash advances of RMB1.0 million (US$0.2 million) to Ying Li Chi (Beijing) International Advertising Co. Ltd., or Ying Li Chi, an affiliate of EnReach Technology, Inc., which is a company controlled by Mr. Bo Wu, our co-founder, chairman and chief executive officer, to meet its short-term working capital needs. These cash advances were unsecured, interest-free obligations payable on demand. Ying Li Chi repaid these advances in June 2011. On June 28, 2011, we entered into an agreement with EnReach Technology, Inc. for the assignment of the trademarks " " and " " held by EnReach Technology, Inc. to us for nil consideration. On June 28, 2011, we entered into an agreement with Beijing Yi Pu Xin Technology Co., Ltd., or Yi Pu Xin, a company controlled by Mr. Bo Wu, our co-founder, chairman and chief executive officer, for the assignment of the trademark " " (which was registered in a category different from those of the trademarks held by EnReach Technology, Inc.) held by Yi Pu Xin to us for nil consideration. We conducted the trademark assignment transactions with EnReach Technology, Inc. and Yi Pu Xin for possible use of the trademarks during our business operation in the future. We currently do not use such trademarks, nor are we required to hold such trademarks in relation to our value-added telecommunication services under PRC laws.

        On February 2, 2011, an executive officer of our company provided a promissory note in the amount of US$0.2 million to us as consideration for his purchase of 9,059,632 restricted shares at US$0.02347 per share. The promissory note bore an interest rate of 5% per annum on the outstanding principal amount and was repayable pursuant to an agreed payment schedule. The executive officer fully repaid the amount in August 2011.

        In March 2011, we entered into a framework advertising agreement with Qiyi (www.qiyi.com), a company that offers high-definition video content online established by Baidu Inc, to which Mr. Yu Gong, our independent director nominee, serves as the chief executive officer. The aggregate contract value is limited under the contract to RMB7.0 million (US$1.1 million) for 2011.

        On April 26, 2011, we repurchased 81,242,443 Class B ordinary shares from Lashou Employee Inc., a company wholly owned by Mr. Xiaobo Jia, and 84,375,000 Class A ordinary shares from Lashou Group Employee Holding Inc., a company wholly owned by Mr. Ming Guan, at the par value of US$0.0000005 per share. The repurchased 81,242,443 Class B ordinary shares and 84,375,000 Class A ordinary shares were cancelled.

Private Placement

        On July 26, 2010, we entered into a Series A Preferred Share Purchase Agreement. According to the Series A Preferred Share Purchase Agreement, we issued and sold (i) 170,466,660 Series A-1 preferred shares to GSR Ventures III, L.P. at a price of US$0.023465 per share in consideration of the conversion of a convertible promissory note of US$4,000,000 issued to GSR Ventures III, L.P., (ii) 28,411,120 Series A-1 preferred shares to Rebate Network GmbH at a price of US$0.023465 per share in consideration of the conversion of a convertible promissory note of US$666,667 issued to Rebate Network GmbH, (iii) 12,785,000 Series A-2 preferred shares to Taishan Invest AG at a price of US$0.011735 per share in consideration of the conversion of a convertible promissory note of US$150,000 issued to Taishan Invest AG, (iv) 6,250,000 Series A-3 preferred shares to Rebate Networks GmbH at a price of US$0.008 per share for cash consideration of US$50,000, (v) 6,250,000 Series A-3 preferred shares to CFF Partners Inc. at a price of US$0.008 per share for cash consideration of US$50,000, and (vi) 15,625,000 Series A-4 preferred shares to Taishan Invest AG at a price of US$0.0032 per share for cash consideration of US$50,000. None of GSR Ventures III, L.P., Rebate Networks GmbH, Taishan Invest AG or CFF Partners Inc. was a related party prior to their investment in our Series A preferred shares.

        On December 31, 2010, we entered into a Series B Preferred Share Purchase Agreement and issued and sold Series B preferred shares at a price of US$0.31679 per share as follows: (i) 30,110,378 Series B preferred shares to GSR Ventures III, L.P. for combined consideration of US$7,072,557.06 in cash and the conversion of a convertible promissory note of US$2,466,109.59 issued to GSR Ventures III, L.P., (ii) 30,724,883 Series B preferred shares to Rebate Networks GmbH for combined consideration of US$7,216,897.33 in cash and the conversion of a convertible promissory note of US$2,516,438.36 , (iii) 3,787,998 Series B preferred shares to Taishan Invest AG for cash consideration of US$1,199,999.89, (iv) 614,498 Series B preferred shares to Banean Holdings Ltd for combined consideration of US$144,338.05 in cash and the conversion of a convertible promissory note of US$50,328.77, (v) 12,039,632 Series B preferred shares to Tenaya Capital V, L.P. for combined consideration of US$2,827,961.60 and the conversion of a convertible promissory note of US$986,073.42, (vi) 3,322,806 Series B preferred shares to Tenaya Capital V-P, L.P. for combined consideration of US$780,485.95 in cash and the conversion of a convertible promissory note of US$272,145.76, and (vii) 15,362,438 Series B preferred shares to Norwest Venture Partners VII-A Mauritius for combined consideration of US$3,608,447.55 in cash and the conversion of a convertible promissory note of US$1,258,219.18.

        On March 23, 2011, we entered into a Series C Preferred Share Purchase Agreement. Pursuant to the Series C Preferred Share Purchase Agreement, we issued and sold 26,616,806, 11,977,562, 11,977,562, 2,711,768, 748,418, 9,723,711, 198,444 and 9,981,302 Series C preferred shares to Milestone Tuan Limited, IPROP Holdings Limited, Reinet Columbus Limited, Tenaya Capital V, L.P., Tenaya Capital V-P, L.P., GSR Ventures III, L.P., Banean Holdings Ltd and Norwest Venture Partners VII-A Mauritius, respectively, at a price of US$1.502809 per share.

Contractual Arrangements

        PRC laws currently restrict foreign ownership of value-added telecommunications business. To comply with PRC laws, we conduct our online social commerce business through contractual arrangements with Beijing Lashou and its shareholders. See "Corporate History and Structure—Our Corporate Structure" for a description of these contractual arrangements.

Employment Agreements

        See "Management—Employment Agreements."

Share Incentive Plan

        See "Management—2010 Global Share Plan."

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (as amended) of the Cayman Islands.

        As of February 11, 2011, all our issued and outstanding ordinary shares have been re-designated as Class A ordinary shares and Class B ordinary shares. The shares issuable upon the exercise of any option granted under the 2010 Plan are automatically designated as Class B ordinary shares, except for ordinary shares issuable upon exercise of options granted to Mr. Bo Wu, our co-founder, chairman and chief executive officer, which are designated as Class A ordinary shares. Each preferred share will be convertible to one Class B ordinary share. In the event that Mr. Bo Wu ceases to be a director and ceases to be a member of the management, all the Class A ordinary shares then issued and outstanding will be automatically and immediately converted into an equal number of Class B ordinary shares. For differences in voting rights of Class A ordinary share and Class B ordinary share following this offering, see "—Ordinary Shares—Voting Rights."

        As of the date of this prospectus, our authorized share capital is US$708.395, consisting of (i) 1,012,786,100 ordinary shares, with a par value of US$0.0000005 each, of which (a) 212,786,100 are designated as Class A ordinary shares; and (b) 800,000,000 are designated as Class B ordinary shares, (ii) 404,003,986 redeemable preferred shares of par value US$0.0000005 each, of which (a) 198,877,780 are designated as Series A-1 preferred shares; (b) 12,785,000 are designated as Series A-2 preferred shares; (c) 12,500,000 are designated as Series A-3 preferred shares; (d) 9,943,000 are designated as Series A-4 preferred shares; (e) 95,962,633 are designated as Series B preferred shares, and (f) 73,935,573 are designated as Series C preferred shares.

        Our shareholders have recently approved an amended and restated memorandum and articles of association of our company, which will become effective immediately upon the trading of our ADSs on the NASDAQ Global Market. The following are summaries of material provisions of our proposed third amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary resident shares that we expect will become effective upon the completion of this offering.

Exempted Company

        We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

  •
  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  an exempted company is not required to open its register of members for inspection;

  •
  an exempted company does not have to hold an annual general meeting;

  •
  an exempted company may in certain circumstances issue no par value, negotiable or bearer shares;

  •
  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  an exempted company may register as a limited duration company; and

  •
  an exempted company may register as a segregated portfolio company.

Ordinary Shares

  General

        All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

  Dividends

        The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our memorandum and articles of association and the Companies Law. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

  Register of Members

        Under Cayman Islands law, we must keep a register of members and there must be entered therein:

    (a)
    the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

    (b)
    the date on which the name of any person was entered on the register as a member; and

    (c)
    the date on which any person ceased to be a member.

        Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us to JPMorgan Chase Bank, N.A. as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

        If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or the company itself may apply to the court for an order that the register be rectified.

  Voting Rights

        Each Class A ordinary share will be entitled to five votes on all matters subject to vote and each Class B ordinary share will be entitled to one vote.

        Voting at any meeting of shareholders will be decided by poll and not on a show of hands.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-offering memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

  General Meetings and Shareholder Proposals.

        As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders' meeting during each fiscal year, as required by NASDAQ rules.

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association allow our shareholders holding in aggregate at least ten percent of our ordinary shares to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        A quorum required for a meeting of shareholders consists of two or more shareholders who hold in aggregate at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least ten days is required for the convening of our annual general meeting and other shareholders meetings.

  Transfer of Ordinary Shares

        Subject to the restrictions in our articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

  •
  the ordinary shares transferred are free of any lien in favor of us.

        If our directors refuse to register a transfer they are obligated to, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days' notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers will not be suspended nor the register closed for more than 30 days in any year.

  Liquidation

        On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

  Calls on Ordinary Shares and Forfeiture of Ordinary Shares

        Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

  Redemption of Ordinary Shares

        Under the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined before the issue of such shares by our board of directors or by special resolution of our shareholders provided:

    (a)
    no share can be redeemed unless it is fully paid up;

    (b)
    no share can be redeemed such that there are no shares outstanding; and

    (c)
    no share can be redeemed after we have commenced liquidation.

        The payment of the redemption price may be made out of profits, or, subject to us being able to pay our debts as they fall due in the ordinary course of business immediately after such payment, be made out of the share premium account or capital (including capital redemption reserve).

  Variations of Rights of Shares

        All or any of the special rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

  Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

  Changes in Capital

        Our shareholders may from time to time by ordinary resolutions:

  •
  increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution prescribes;

  •
  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

  •
  convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

  •
  sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our memorandum of association; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; and

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        Subject to the Companies Law, our shareholders may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

History of Securities Issuances

        The following is a summary of our securities issuances and repurchases since our incorporation on May 19, 2010. All shares and per share data have been adjusted to reflect a 20-for-1 share split that became effective on December 31, 2010.

  Ordinary Shares

        On May 28, 2010, we issued 20 ordinary shares to Maples Corporate Services Limited.

        On July 22, 2010, we issued 99,999,980, 100,000,000 and 84,375,000 ordinary shares to Mr. Bo Wu, Mr. Xiaobo Jia and Lashou Employee Holding, Inc, a company legally owned by Mr. Bo Wu and controlled 50-50 by Mr. Bo Wu and Mr. Xiaobo Jia.

        On March 21, 2011, we issued 1,294,233 Class B ordinary shares to a certain employee of our company pursuant to the grant of 1,010,133 restricted shares on February 10, 2011 and the exercise of 284,100 share options granted to the employee.

        On March 21, 2011, we issued the 9,059,632 and 970,675 Class B ordinary shares we granted to Mr. James Jian Zhang and Mr. Herman Yu, respectively, on February 2, 2011.

        On April 6, 2011, we issued 18,303,542 Class B ordinary shares to Multi Fortune Partners Group Ltd., a company wholly owned by Mr. James Jian Zhang.

  Series A Preferred Shares

        See "Related Party Transactions—Private Placement."

  Series B Preferred Shares

        See "Related Party Transactions—Private Placement."

  Series C Preferred Shares

        See "Related Party Transactions—Private Placement."

  Options and Restricted Shares

        On July 22, 2010, we granted options to purchase 28,411,100 ordinary shares (Class A ordinary shares after taking account into re-designation) at the price of US$0.0005 per share to an executive officer under the 2010 Plan. These options are subject to vesting over four years, starting from July 22, 2010, and were valued at the estimated fair value on the date of the award. These options were subsequently accelerated and became fully vested in March 2011.

        On November 29, 2010, we granted options to purchase 284,100 ordinary shares (Class B ordinary shares after taking account into re-designation) at the price of US$0.0075 per share to a certain employee under the 2010 Plan. These options are subject to vesting over four years, starting from November 29, 2010, and were valued at the estimated fair market value on the date of the award. These options were subsequently accelerated and became fully vested in March 2011.

        On February 2, 2011, we granted options to purchase a total of 1,617,793 Class B ordinary shares at the price of US$0.02347 per share to certain of our employees under the 2010 Plan. These options are subject to vesting over four years, starting from February 2, 2011, and were valued at the estimated fair market value on the date of the award.

        On February 2, 2011, we granted a total of 10,030,307 restricted shares at the price of US$0.02347 per share to one of our independent director appointees and an executive officer under the 2010 Plan. These restricted shares are subject to vesting over four years, starting from February 2, 2011, and were valued at the estimated fair market value on the date of the award.

        On February 10, 2011, we granted 1,010,133 restricted shares at the price of US$0.02347 per share to a certain employee under the 2010 Plan. These restricted shares are subject to vesting over four years, starting from February 10, 2011, and were valued at the estimated fair market value on the date of the award.

        On March 23, 2011, we granted options to purchase 647,117 Class B ordinary shares at the price of US$0.02347 per share to one of our independent director appointees under the 2010 Plan. These options are subject to vesting over four years, starting from March 23, 2011, and were valued at the estimated fair market value on the date of the award.

        On April 4, 2011, we granted options to purchase 323,559 Class B ordinary shares at the price of US$0.02347 per share to certain of our employees under the 2010 Plan. These options are subject to vesting over four years, starting from April 4, 2011, and were valued at the estimated fair market value on the date of the award.

        On April 26, 2011, we granted options to purchase 81,242,443 Class B ordinary shares at the price of US$0.0000005 per share to a director under the 2010 Plan. These options are subject to vesting upon the earlier of April 26, 2012 and the occurrence of an initial public offering.

        On April 27, 2011, we granted options to purchase 323,559 Class B ordinary shares at the price of US$0.02347 per share to certain of our employees under the 2010 Plan. These options are subject to vesting over four years, starting from April 27, 2011, and were valued at the estimated fair market value on the date of the award.

        On June 3, 2011, we granted options to purchase 27,659,000 Class B ordinary shares at the price of US$0.0000005 per share to our employees under the 2010 Plan. These options are subject to vesting over four years, starting from June 3, 2011 respectively, and were valued at the estimated fair market value on the date of the awards.

        On August 3, 2011, we granted options to purchase 647,117 Class B ordinary shares at the price of US$0.02347 per share to one of our independent director appointees under the 2010 Plan. These options are subject to vesting over four years, starting from August 3, 2011 respectively, and were valued at the estimated fair market value on the date of the awards.

Differences in Corporate Law

        The Companies Law is modeled after that of the English companies legislation but does not follow recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their shareholders.

  Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertakings, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertakings, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company, or (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the due majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such that a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90.0% of the shares affected (within four months), the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

  Shareholders' Suits

        In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:

  •
  an act which is illegal or ultra vires;

  •
  an action which requires a resolution with a qualified or special majority which has not been obtained; and

  •
  an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

  Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the English and commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Under our post-offering memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

  Shareholder Action by Written Resolution

        Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law and our post-offering memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

  Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting.

  Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors can be removed, except in limited circumstances, by an ordinary resolution.

  Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target's outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and not with the effect of perpetrating a fraud on the minority shareholders.

  Dissolution and Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under the Companies Law, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

  Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association and as permitted by the Companies Law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote of holders of a majority of the shares of such class entitled to vote in person or by proxy at a shareholders meeting.

  Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law, our post-offering memorandum and articles of association may only be amended by a special resolution of our shareholders.

  Inspection of Books and Records

        Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.

  Anti-Takeover Provisions

        Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

  Rights of Non-Resident or Foreign Shareholders

        There are no limitations imposed by foreign law or by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares issued or issuable upon conversation of the preferred shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Registration Rights

        Pursuant to the second amended and restated shareholders agreement entered into on April 6, 2011, we have granted certain registration rights to the holders of our registrable securities, which include our preferred shares and ordinary shares issued or issuable upon conversion of our preferred shares. Set forth below is a description of the registration rights granted under the agreement.

        Demand Registration Rights.    At any time six months following an initial public offering, holders of at least 10% of our outstanding registrable securities have the right to demand that we file a registration statement covering the registration of the registrable securities with anticipated aggregate proceeds in excess of US$10.0 million. We, however are not obligated to effect a demand registration if, among other things, we have effected two registrations and such registrations have been declared effective. We have the right to defer filing of a registration statement for a period of no more than 90 days if our board of directors determines in good faith that filing of a registration will be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any twelve-month period and cannot register any securities during the 90-day period. Further, the underwriters of any unwritten offering may exclude up to 70% of the registrable securities requested to be registered and allocate to the holders of registrable securities on a pro rata basis the number of shares having registration rights to be included in the registration statement if they determine that marketing factors require such limitation, provided that in no event may any registrable securities be excluded from such underwriting unless all other securities are first excluded.

        Piggyback Registration Rights.    If we propose to file a registration statement for a public offering of our securities other than relating to a share option plan or a corporate reorganization, we must offer holders of our registrable securities an opportunity to include in the registration all or any part of their registrable securities. The underwriters of any underwritten offering have sole discretion to allocate the number of securities to be included in the registration statement, provided that (1) in no event may any registrable securities be excluded from such offering unless all other securities are first excluded, and (2) in no event may the amount of securities of selling holders of registrable securities be reduced below 30% of the aggregate number of registrable securities included in such offering.

        Form F-3 Registration Rights.    Holders of at least 10% of our outstanding registrable securities have the right to request that we file registration statements on Form F-3. We however are not obligated to effect such registration if, among other things, (1) Form F-3 is not available for such offering by the holders of registrable securities, (2) the aggregate anticipated price of such offering is less than US$2.0 million, and (3) we have within a twelve-month period preceding the date of request, effected two registrations on Form F-3. We have the right to defer filing of a registration statement for a period of no more than 90 days if our board of directors determines in good faith that filing of a registration will be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any twelve-month period and cannot register any securities during such 90-day period.

        Expenses of Registration.    We will bear all registration expenses, other than underwriting discounts and selling commissions incurred in connection with any demand, piggyback or F-3 registration and filing, including registration, filing and qualification fees, printing expenses and accountants' and counsel's fees.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

        JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in          Class B ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs will include the statements you will receive which reflect your ownership of ADSs.

        The depositary's office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY, 10005-1401.

        You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

        The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC's website at http://www.sec.gov.

Share Dividends and Other Distributions

  How will I receive dividends and other distributions on the shares underlying my ADSs?

        We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

        Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

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  Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary's expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

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  Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

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  Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:

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  sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

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  if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

        We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

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  Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

        If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

        Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

        There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

  How does the depositary issue ADSs?

        The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

        Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and will, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary may direct.

        The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as "deposited securities".

        Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

  How do ADR holders cancel an ADS and obtain deposited securities?

        When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

        The depositary may only restrict the withdrawal of deposited securities in connection with:

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  temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

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  the payment of fees, taxes and similar charges; or

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  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

        The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

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  to receive any distribution on or in respect of shares,

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  to give instructions for the exercise of voting rights at a meeting of holders of shares, or

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  to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

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  to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

  How do I vote?

        If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

        Pursuant to our third amended and restated memorandum and articles of association, we may convene a shareholders' meeting upon ten days' notice. When a shareholder's meeting is convened, you may not receive sufficient advance notice to withdraw the Class B ordinary shares underlying your ADSs to allow you to vote with respect to any specific matter. If we give timely notice, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you, including a proxy card to enable you to vote via proxy. Proxy cards will be returned to the depositary, who, as the record holders, will then vote all shares which underlie the ADSs for all ADR holders. You may not receive the voting materials in time to instruct the depositary to vote the Class B ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the Class B ordinary shares underlying your ADSs are not voted as you requested.

        We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary from holders will lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

  Will ADR holders be able to view our reports?

        The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

        Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

  What fees and expenses will I be responsible for paying?

        The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

        The following additional charges will be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

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  a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

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  a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

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  a fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and will be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and will be payable in the manner described in the next succeeding provision);

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  reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary's agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which charge will be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and will be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

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  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the US$0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

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  stock transfer or other taxes and other governmental charges;

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  cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

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  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

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  expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

        Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

        ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any taxes or other governmental charges (including any penalties and/or interest) will become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese enterprise income tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge will be paid by the holder thereof to the depositary. and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

        By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any reduced rate of withholding at source.

Reclassifications, Recapitalizations and Mergers

        If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

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  amend the form of ADR;

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  distribute additional or amended ADRs;

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  distribute cash, securities or other property it has received in connection with such actions;

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  sell any securities or property received and distribute the proceeds as cash; or

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  none of the above.

        If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

  How may the deposit agreement be terminated?

        The depositary may, and will at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary has (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary will not be provided to registered holders unless a successor depositary will not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary will not be provided to registered holders of ADRs unless a successor depositary will not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary's only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary will have no obligations except to account for such proceeds and other cash.

Limitations on Obligations and Liability to ADR holders

  Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

        Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

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  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

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  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

        The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

        The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

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  any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People's Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary's or our respective agents' control must prevent or delay, or will cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide may be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

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  it exercises or fails to exercise discretion under the deposit agreement or the ADR;

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  it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

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  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

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  it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents will only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary will not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary will not be responsible for, and will incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

        Additionally, none of us, the depositary or the custodian will be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. Neither we nor the depositary will incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

        Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents will be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

        In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or the company directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

        The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

        To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

        The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register will include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

        The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

        In its capacity as depositary, the depositary may not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of shares and (ii) deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a "pre-release"). The depositary may receive ADSs in lieu of shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the "applicant") to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, will be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

        In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

  •
  be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

  •
  appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

        The deposit agreement and the ADRs will be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary and holders in any competent court in the British Virgin Islands, Hong Kong, the People's Republic of China and/or the United States or through the commencement of an English language arbitration either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have            outstanding ADSs representing approximately        % of our ordinary shares in issue. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales or perceived sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while application has been made for the ADSs to be listed on the NASDAQ Global Market, a regular trading market for our ADSs may not develop. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

        We have agreed that we will not offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, make any short sale or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities, without the prior written consent of Barclays Capital Inc. on behalf of the underwriters for a period ending 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.

        Each of our directors, executive officers and our existing shareholders and our option holders has agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus becomes effective. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or certain of our other existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

        The 180-day restricted period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless, with respect to the restricted period applicable to us, directors, executive officers and certain other existing shareholders, such extension is waived by Barclays Capital Inc. on behalf of the underwriters.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

        A person who is deemed to be an affiliate of ours and who has beneficially owned "restricted securities" for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

  •
  1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately             shares immediately after this offering; or

  •
  the average weekly trading volume of the ADSs representing our ordinary shares on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

        In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Upon completion of this offering, certain holders of our ordinary shares, in the form of ADSs or otherwise, or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—Registration Rights."

TAXATION

        The following discussion of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax laws, it represents the opinion of Fangda Partners, our PRC counsel. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption "Taxation—United States Federal Income Taxation" constitute the opinion of Latham & Watkins LLP, our U.S. counsel, as to the material United States federal income tax consequences to U.S. Holders (as defined below) of an investment in the ADSs or the Class B ordinary shares to which such ADSs relate.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

        We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends from our PRC subsidiaries. The PRC EIT Law and its implementation rules provide that an income tax rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions. While the tax arrangement between the PRC and Hong Kong provides that dividends paid by a foreign-invested enterprise in the PRC to its corporate shareholder, which is considered a Hong Kong tax resident, will be subject to income tax at the rate of 5% of total dividends, this is limited to instances where the corporate shareholder directly holds at least 25% of the shares of the company that is to pay dividends for at least 12 consecutive months immediately prior to receiving the dividends and meets certain other criteria prescribed by the relevant regulations. Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to approval of the relevant tax authority.

        Furthermore, the State Administration of Taxation promulgated Circular 601 in October 2009, which provides guidance for determining whether a resident of a contracting state is the "beneficial owner" of an item of income under China's tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for tax benefits under the treaties or arrangments. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. See "Risk Factors—Risk Related to Doing Business in the People's Republic of China—We principally rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us, or the tax implications of making payments to us, could have a material adverse effect on our ability to conduct our business or our financial condition."

        Under the PRC EIT Law, enterprises established under the laws of jurisdictions outside China with their "de facto management body" located within China may be considered to be PRC tax resident enterprises for tax purposes. If we are considered a PRC tax resident enterprise under the above definition, then our global income will be subject to PRC enterprise income tax at the rate of 25%.

        The implementation rules of the PRC EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how "domicile" may be interpreted under the PRC EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. As substantially all of our revenues are generated from China, any dividends we pay to our overseas shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income, especially if we are considered as a PRC tax resident enterprise for tax purposes, and as a result, such dividends and capital gains may become subject to PRC income tax at a rate of up to 10.0%, unless otherwise exempted or reduced under relevant tax treaties or arrangements between the PRC and relevant foreign jurisdictions. See "Risk Factors—Risk Related to Doing Business in the People's Republic of China—We may be classified as a "resident enterprise" for PRC enterprise income tax purposes, which could result in our global income becoming subject to 25% PRC enterprise income tax."

        Pursuant to Circular 698, issued by the State Administration of Taxation, or the SAT on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, must report to the relevant tax authority of the PRC resident enterprise this Indirect Transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. We are not required to pay taxes under Circular 698 due to any of the prior equity transactions described under "Corporate History and Structure" as we have not conducted any transfer of an equity interest which is subject to Circular 698. However, the transfer of our shares by certain then shareholders to us and other relevant parties in 2010 and 2011 respectively may be subject to income tax on capital gains generated from such transfers of the shares. See "Risk Factors—Risk Related to Doing Business in the People's Republic of China—The strengthened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on our acquisition or restructuring strategy."

        Under PRC laws, payers of the PRC sourced income to non-PRC-resident enterprises are generally obligated to withhold PRC income taxes from the payment. In the event of failure to withhold, the non-PRC-resident enterprises are required to pay such taxes on their own. Failure to comply with the tax payment obligations by the non-PRC-resident enterprises will result in penalties, including full payment of taxes owed, fines, and default interest on those taxes.

United States Federal Income Taxation

        The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs or Class B ordinary shares. Reference in this discussion to ordinary shares is to the Class B ordinary shares to which the ADSs relate. This discussion applies only to U.S. Holders that hold the ADSs or ordinary shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as of the date of this prospectus and U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

        The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

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  banks;

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  certain financial institutions;

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  insurance companies;

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  regulated investment companies;

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  real estate investment trusts;

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  broker-dealers;

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  traders that mark to market;

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  U.S. expatriates;

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  tax-exempt entities;

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  persons liable for alternative minimum tax;

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  persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

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  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

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  persons that acquired ADSs or ordinary shares pursuant to the exercise of any employee stock option or otherwise as compensation; or

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  partnerships or pass-through entities, or persons holding ADSs or ordinary shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.

        The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to you if you are the beneficial owner of ADSs or ordinary shares and you are, for U.S. federal income tax purposes,

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you own ADSs, you should be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

        The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security (for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). Accordingly, the creditability of any PRC taxes and the availability of the reduced tax rate for any dividends received by non-corporate U.S. Holders, including individual U.S. Holders (as discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying ordinary shares.

  Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

        Subject to the PFIC rules discussed below, the gross amount of any distributions we make to you with respect to the ADSs or ordinary shares will be includible in your gross income as dividend income on the date of receipt by the depositary in the case of ADSs, or on the date of receipt by you in the case of ordinary shares, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any such dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that any distribution will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

        With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2013, any dividends will be taxed at the lower capital gains rate applicable to "qualified dividend income," provided (1) either (a) the ADSs are readily tradable on an established securities market in the United States or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, (3) the ADSs or ordinary shares are held for a holding period of more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, (4) you do not elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and (5) you are not obligated to make related payments with respect to positions in substantially similar or related property. Under U.S. Internal Revenue Service authority, ADSs will be considered for the purpose of clause (1)(a) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Global Market, as we expect our ADSs (but not our ordinary shares) will be. However, based on existing guidance, it is not entirely clear whether any dividends you received with respect to the ordinary shares will be treated as qualified dividend income, because the ordinary shares will not themselves be listed on a U.S. exchange. If we are treated as a "resident enterprise" for PRC tax purposes under the PRC EIT Law and we are considered for the purpose of clause (1) above to be eligible for the benefits of the income tax treaty between the United States and the PRC, we expect that any dividends we pay with respect to our ordinary shares, regardless of whether such shares are represented by ADSs, will be eligible to be taxed as qualified dividend income (provided the other applicable requirements are met). You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends paid with respect to our ADSs or ordinary shares.

        Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares will generally constitute "passive category income" but could, in the case of certain U.S. Holders, constitute "general category income."

        If PRC withholding taxes apply to any dividends paid to you with respect to our ADSs or ordinary shares, the amount of the dividend would include withheld PRC taxes and such PRC withholding taxes generally will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. However, such foreign tax credit may be subject to limitations or disallowed under certain circumstances. For example, if you have held our ADSs or ordinary shares for less than a specified minimum period during which you are not protected from risk of loss, or you are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for any PRC withholding taxes imposed on dividends paid on our ADSs or ordinary shares. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances, including the effects of any applicable income tax treaties.

  Taxation of Disposition of ADSs or Ordinary Shares

        Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the ADS or ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss you recognize on a disposition of ADSs or ordinary shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, if we are treated as a "resident enterprise" for PRC tax purposes and if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. You will be eligible for the benefits of the treaty if, for purposes of the treaty, you are a resident of the United States, and you meet other factual requirements specified in the treaty. Because qualification for the benefits of the treaty is a fact-intensive inquiry which depends upon the particular circumstances of each holder, you are urged to consult your tax advisors regarding your eligibility for the benefits of the treaty. You should also consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

  Passive Foreign Investment Company

        Based on the current and anticipated valuation of our assets, including goodwill, and composition of our income and assets, we do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year ending December 31, 2011 or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that we will not be a PFIC for any taxable year. Furthermore, because PFIC status is a factual determination based on actual results for the entire taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status and expresses no opinion with respect to our expectations contained in this paragraph.

        A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

  •
  at least 75% of its gross income for such year is passive income; or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). In addition, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. While there is no clear guidance under the PFIC rules for assessing contractual arrangements, the contractual arrangements between us and our affiliated entity, Beijing Lashou, should be treated as ownership of stock for purposes of the PFIC rules. However, if there is any adverse determination that such arrangements should not be treated as ownership of stock for such purposes, our PFIC status is likely to depend on whether the assets we hold, including the call option agreement described in "Corporate History and Structure—Corporate Structure—Contractual Arrangements with Beijing Lashou and its Shareholders," are viewed as property that is used or held for use in our trade or business, or otherwise treated as assets that are not passive for purposes of the PFIC rules. If our assets are not so viewed, there is substantial risk we would be classified as a PFIC.

        A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test generally will be determined by reference to the market price of our ADSs and ordinary shares, fluctuations in the market price of the ADSs and ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

        If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a "deemed sale" election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. After the deemed sale election, your ADSs or ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

        For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a "mark-to-market" election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

  •
  the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

  •
  the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

        If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you will be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the ADSs or ordinary shares you own bears to the value of all of our ADSs or ordinary shares, and you will be subject to the adverse tax consequences described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        A U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for the ADSs, you will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ADSs. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or other disposition of the ADSs, to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed above under "—Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares," except the lower rate applicable to qualified dividend income would not apply.

        The mark-to-market election is available only for "marketable stock," which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect our ADSs, but not our ordinary shares, will be listed on the NASDAQ Global

Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the NASDAQ Global Market and are regularly traded, and you are a holder of ADSs, we expect the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder will continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

        Alternatively, if a non-U.S. corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable U.S. Treasury regulations, and we currently do not intend to prepare or provide such statement.

        Unless otherwise provided by the U.S. Treasury, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

        You are strongly urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

  Information Reporting and Backup Withholding

        Any dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares will generally be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding are creditable against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

  Additional Reporting Requirements

        Under legislation enacted in 2010, U.S. Holders who are individuals are required to report information relating to an interest in our ADSs or ordinary shares (including our name and address and such information as is necessary to identify the class or issue of which the ADSs or ordinary shares are a part), subject to exceptions (including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all "specified foreign financial assets" (as defined in the Code) does not exceed US$50,000).

UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered in this offering. Subject to certain conditions, each underwriter has severally agreed to purchase, and we have agreed to sell to them, the number of ADSs indicated in the following table. Barclays Capital Inc., China International Capital Corporation Hong Kong Securities Limited and Jefferies & Company, Inc. are the representatives of the underwriters. The address of Barclays Capital Inc. is 745 Seventh Avenue, New York, NY 10019, USA. The address of China International Capital Corporation Hong Kong Securities Limited is 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong. The address of Jefferies & Company, Inc. is 520 Madison Avenue, New York, NY 10022, USA.

Underwriters	Number of ADSs
Barclays Capital Inc.
China International Capital Corporation Hong Kong Securities Limited
Jefferies & Company, Inc.
Total

        The underwriters are committed, severally and not jointly, to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

        If the underwriters sell more ADSs than the total number set forth in the table above, the underwriters have an option to buy up to an additional             ADSs from us to cover such sales. They may exercise that option for 30 days from the date of this prospectus. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

        The table below shows the per-ADS and total underwriting discounts and commissions we will pay the underwriters. The underwriting discounts and commissions are determined by negotiations among us and the representatives and are a percentage of the offering price to the public. Among the factors to be considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

        These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Paid by Us	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

        The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.

        Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the Securities and Exchange Commission.

        ADSs sold by the underwriters to the public will initially be offered at the initial public offering price listed on the cover page of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of                  per ADS. If all the ADSs are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        We have agreed that, without the prior written consent of Barclays Capital Inc. on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, make any short sale or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership interests), directly or indirectly, or file any registration statement relating to the offering of, any of our securities that are substantially similar to our shares or ADSs, including but not limited to any options or warrants to purchase our shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our shares, ADSs or any such substantially similar securities, except for issuance of securities pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus and certain other exceptions.

        Furthermore, each of our directors and executive officers, our existing shareholders and our option holders has also entered into a similar lock-up agreement for a period of 180 days after the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs.

        The foregoing lock-up periods are subject to adjustment under certain circumstances. If (i) during the last 17 days of the applicable lock-up period, we release earnings results or announce material news or a material event or (ii) prior to the expiration of the applicable lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the applicable lock-up period, then in each case the applicable lock-up period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless Barclays Capital Inc. waives, in writing, such extension.

        Prior to this offering, there has been no public market for the ordinary shares or ADSs. The initial public offering price is determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods; and the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

        The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

        We have applied to have the ADSs listed on the NASDAQ Global Market under the symbol "LASO."

        To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the option to purchase additional ADSs. The underwriters can close out a covered short sale by exercising the option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option to purchase additional ADSs.

        The underwriters may also sell ADSs in excess of the option to purchase additional ADSs, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may stabilize or maintain the market price of the ADSs above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise.

        From time to time, the underwriters may have provided, and may continue to provide, investment banking and other financial advisory services to us for which they have received or will receive customary fees and expenses.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.

        Mr. Bo Wu, our co-founder, chairman and chief executive officer, and Mr. James Jian Zhang, our chief financial officer, have indicated to us their intention to each individually, or through entities wholly controlled by each of them, purchase up to US$1 million in ADSs in this offering at the initial public offering price. We have directed the underwriters to sell to each of them such number of ADSs in this offering, subject to the allocation results of this offering. The sale of ADSs to Mr. Bo Wu and Mr. James Jian Zhang will be on the same terms as the other ADSs being offered in this offering, except that such ADSs will be subject to a lock-up of 180 days pursuant to the terms of the lock-up agreements between each of Mr. Bo Wu and Mr. James Jian Zhang and the underwriters.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities, losses and expenses.

        No action has been or will be taken by us, or by any underwriter in any jurisdiction except in the United States that would permit a public offering of the ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us and the ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

        A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

        This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the ADSs, including the ADSs initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

  Selling Restrictions

        The following information is provided for guidance only. Prospective investors should consult their financial advisors and take legal advice, as appropriate, to inform themselves of, and to observe, all applicable laws and regulations of any relevant jurisdiction. Prospective investors should inform themselves as to the relevant legal requirements of subscription or purchase of the ADSs and any applicable exchange control regulations and applicable taxes in the countries of their respective citizenship, residence or domicile.

        Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter may not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADSs to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last (or, in Sweden its last two) annual or consolidated accounts;

  •
  to fewer than 100, or, if the Relevant Member State has implemented the Amendment Directive, 150, natural or legal persons (other than qualified investors as defined under the Prospectus Directive), subject to the prior consent of the underwriter in charge of the placement appointed by the company for such an offer, according to Article 3.2(b) of the Prospectus Directive and 1.3(a)(i) of the Amending Prospectus Directive; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of ADSs to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. The expression Amendment Directive means Directive 2010/73/EU of the European Parliament and the Council of November 24, 2010.

        United Kingdom.    Each underwriter has severally represented and agreed that:

        (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

        (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

        France.    Neither this prospectus nor any offering material relating to ADSs has been or will be submitted to the "Commission des Opérations de Bourse" for approval ("Visa") in France, and the ADSs will not be offered or sold and copies of this prospectus or any offering material relating to the ADSs may not be distributed, directly or indirectly, in France, except to qualified investors ("investisseurs qualifiés") and/or a restricted group of investors ("cercle restreint d'investisseurs"), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and "Décret" no. 98-880 dated October 1, 1998.

        Germany.    This prospectus is not a Securities Selling Prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other German governmental authority. The ADSs may not be offered or sold and copies of this prospectus or any document relating to the ADSs may not be distributed, directly or indirectly, in Germany except to persons falling within the scope of paragraph 2 numbers 1, 2 and 3 of the German Securities Prospectus Act. No steps will be taken that would constitute a public offering of the ADSs in Germany.

        Italy.    Each underwriter agrees that it will not make an offer of the ADSs to the public in Italy, other than:

        (a) to professional investors (investitori qualificati), as defined pursuant to Article 100, paragraph 1(a), of Legislative Decree No 58, February 24, 1998, or the Financial Services Act, as amended and restated from time to time; or

        (b) in any other circumstances provided under Article 100 paragraph 1 of the Financial Services Act and under Article 33, paragraph 1, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, where exemptions from the requirement to publish a prospectus pursuant to Article 94 of the Financial Services Act are provided.

        Moreover, and subject to the foregoing, each underwriter acknowledges that any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other document relating to the ADSs in Italy under (a) or (b) above must be:

        (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, or the Banking Act, CONSOB Regulation No. 11522, July 1, 1998, all as amended; and

        (ii) in compliance with the so-called subsequent notification to the Bank of Italy, pursuant to Article 129 of the Banking Act, as applicable;

        (iii) in compliance with Article 100-bis of the Financial Services Act (if applicable); and

        (iv) in compliance with any other applicable laws and regulations including any relevant limitations which may be imposed by CONSOB.

        Switzerland.    The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Article 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

        Hong Kong.    The ADSs may not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        People's Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest howsoever described in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further, for corporations, pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA;

    •
    where no consideration is or will be given for the transfer; or

    •
    where the transfer is by operation of law.

        Japan.    The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        United Arab Emirates.    The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, the NASDAQ listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$
NASDAQ listing fee
Financial Industry Regulatory Authority Inc. filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous
Total	US$

LEGAL MATTERS

        We are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Shearman & Sterling LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Haiwen & Partners. Latham & Watkins LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law. Shearman & Sterling LLP may rely upon Haiwen & Partners with respect to matters governed by PRC law.

EXPERTS

        The consolidated financial statements of LaShou Group Inc. at December 31, 2009 and 2010 and June 30, 2011, and for the period from September 15, 2009 (date of inception) to December 31, 2009, for the year ended December 31, 2010 and for the six months ended June 30, 2011, appearing in this prospectus and registration statement have been audited by of Ernst & Young Hua Ming, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The offices of Ernst & Young Hua Ming is located at 50/F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, China, 200120.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's website at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

LASHOU GROUP INC.
CONSOLIDATED FINANCIAL STATEMENTS
For the Period from September 15, 2009 (Date of
Inception) to December 31, 2009 (Restated), the Year Ended
December 31, 2010 (Restated) and the Six-Month Periods Ended
June 30, 2010 (Unaudited) (Restated) and June 30, 2011 (Restated)

LASHOU GROUP INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and 2010 (Restated) and June 30, 2011 (Restated)	F-3

Consolidated Statements of Operations for the Period from September 15, 2009 (Date of Inception) to December 31, 2009 (Restated), the Year Ended December 31, 2010 (Restated) and the Six-Month Periods Ended June 30, 2010 (Unaudited) (Restated) and June 30, 2011 (Restated)

F-7

Consolidated Statements of Cash Flows for the Period from September 15, 2009 (Date of Inception) to December 31, 2009, the Year Ended December 31, 2010 (Restated) and the Six-Month Periods Ended June 30, 2010 (Unaudited) (Restated) and June 30, 2011 (Restated)

F-8

Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Loss for the Period from September 15, 2009 (Date of Inception) to December 31, 2009, the Year Ended December 31, 2010 and the Six-Month Periods Ended June 30, 2010 (Unaudited) and June 30, 2011 (Restated)

F-10
Notes to the Consolidated Financial Statements	F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
    Lashou Group Inc.

        We have audited the accompanying consolidated balance sheets of Lashou Group Inc. (the "Company") as of December 31, 2009 and 2010 and June 30, 2011, and the related consolidated statements of operations, cash flows and shareholders' equity (deficit) and comprehensive loss for the period from September 15, 2009 (Date of Inception) to December 31, 2009, the year ended December 31, 2010 and the six-month period ended June 30, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2009 and 2010 and June 30, 2011 and the consolidated results of its operations and its cash flows for the period from September 15, 2009 (Date of Inception) to December 31, 2009, the year ended December 31, 2010 and the six-month period ended June 30, 2011, in conformity with U.S. generally accepted accounting principles.

        As more fully disclosed in Note 2 of these financial statements, the Company restated its consolidated financial statements for all periods presented.

/s/ Ernst & Young Hua Ming
Shanghai, the People's Republic of China

September 20, 2011

LASHOU GROUP INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2009 and 2010 (Restated) and June 30, 2011 (Restated)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

		As of December 31,		As of June 30,
	Notes	2009	2010	2011
		RMB	RMB	RMB	US$
			(Restated)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents		382	102,970	748,874	115,862
Funds receivable		—	3,958	7,286	1,127
Deposits with merchants		—	25,080	45,488	7,038
Amount in transit from issuance of Series B Preferred Shares	7	—	47,795	—	—
Amount due from a related party	10	—	950	—	—
Other assets		15	1,592	26,483	4,097

Total current assets		397	182,345	828,131	128,124

Non-current assets:
Property and equipment, net	5	9	4,215	22,207	3,436

Total non-current assets		9	4,215	22,207	3,436

TOTAL ASSETS		406	186,560	850,338	131,560

LASHOU GROUP INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2009 and 2010 (Restated) and June 30, 2011 (Restated)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

		As of December 31,
				As of June 30, 2011
	Notes	2009	2010
		RMB	RMB	RMB	US$
			(Restated)	(Restated)
LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Payables to merchants (including payables to merchants of the consolidated VIE without recourse to Lashou Group Inc. of nil, RMB 11,552 and RMB 60,912 (US$9,424) (restated) as of December 31, 2009 and 2010 and June 30, 2011, respectively)		—	11,552	110,126	17,038
Advances from registered users (including advances from registered users of the consolidated VIE without recourse to Lashou Group Inc. of nil, RMB 57,777 and RMB 127,949 (US$19,796) as of December 31, 2009 and 2010 and June 30, 2011, respectively)		—	57,777	128,315	19,852
Payroll and welfare payable (including payroll and welfare payable of the consolidated VIE without recourse to Lashou Group Inc. of nil, RMB 3,417 and RMB 20,764 (US$3,213) as of December 31, 2009 and 2010 and June 30, 2011, respectively)		—	3,417	20,764	3,213
Amounts due to related parties (including amounts due to related parties of the consolidated VIE without recourse to Lashou Group Inc. of nil, RMB 150 and nil as of December 31, 2009 and 2010 and June 30, 2011, respectively)	10	—	150	—	—
Accrual for credits (including accrual for credits of the consolidated VIE without recourse to Lashou Group Inc. of nil, RMB 4,339 and RMB 4,281 (US$662) as of December 31, 2009 and 2010 and June 30, 2011, respectively)	3	—	4,339	4,281	662
Other liabilities (including other liabilities of the consolidated VIE without recourse to Lashou Group Inc. of RMB 9, RMB 2,143 and RMB 5,400 (US$835) as of December 31, 2009 and 2010 and June 30, 2011, respectively)		9	3,879	13,129	2,031

Total current liabilities		9	81,114	276,615	42,796

Total liabilities		9	81,114	276,615	42,796

LASHOU GROUP INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2009 and 2010 (Restated) and June 30, 2011 (Restated)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

		As of December 31,
				As of June 30, 2011
	Notes	2009	2010
		RMB	RMB	RMB	US$
			(Restated)	(Restated)
Commitments and contingencies	11
Convertible redeemable preferred shares:
Series A-1 convertible redeemable preferred shares ("Series A-1 Preferred Shares") (US$0.0000005 par value per share; 198,877,780 shares authorized; nil, 198,877,780 and 198,877,780 shares issued and outstanding with aggregate amount of liquidation preference of nil, US$4,667 and US$4,667 as of December 31, 2009 and 2010 and June 30, 2011, respectively)	7	—	29,139	29,216	4,520
Series A-2 convertible redeemable preferred shares ("Series A-2 Preferred Shares") (US$0.0000005 par value per share; 12,785,000 shares authorized, nil, 12,785,000 and 12,785,000 issued and outstanding with aggregate amount of liquidation preference of nil, US$150 and US$150 as of December 31, 2009 and 2010 and June 30, 2011, respectively)	7	—	1,362	1,362	211
Series A-3 convertible redeemable preferred shares ("Series A-3 Preferred Shares") (US$0.0000005 par value per share; 12,500,000 shares authorized, nil, 12,500,000 and 12,500,000 issued and outstanding with aggregate amount of liquidation preference of nil, US$100 and US$100 as of December 31, 2009 and 2010 and June 30, 2011, respectively)	7	—	1,240	1,240	192
Series A-4 convertible redeemable preferred shares ("Series A-4 Preferred Shares") (US$0.0000005 par value per share; 9,943,000 shares authorized; nil, 9,943,000 and 9,943,000 shares issued and outstanding with aggregate amount of liquidation preference of nil, US$32 and US$32 as of December 31, 2009 and 2010 and June 30, 2011, respectively)	7	—	882	882	136
Series B convertible redeemable preferred shares ("Series B Preferred Shares") (US$0.0000005 par value per share; 95,962,633 shares authorized; nil, 73,181,303 and 95,962,633 shares issued and outstanding with aggregate amount of liquidation preference of nil, US$23,183 and US$30,400 as of December 31, 2009 and 2010 and June 30, 2011, respectively)	7	—	153,050	200,918	31,085
Series C convertible redeemable preferred shares ("Series C Preferred Shares") (US$0.0000005 par value per share; 73,935,573 shares authorized; nil, nil and 73,935,573 shares issued and outstanding with aggregate liquidation preference of nil, nil and US$111,111 as of December 31, 2009 and 2010 and June 30, 2011, respectively)	7	—	—	725,846	112,299

Total convertible redeemable preferred shares		—	185,673	959,464	148,443

LASHOU GROUP INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2009 and 2010 (Restated) and June 30, 2011 (Restated)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

						Pro forma shareholders' equity at
		As of December 31,
				As of June 30, 2011		June 30, 2011 (Unaudited)
	Notes	2009	2010
		RMB	RMB	RMB	US$	RMB	US$
			(Restated)	(Restated)		(Restated)
Shareholders' equity (deficit):
Ordinary shares (US$0.0000005 par value per share; 700,000,000 shares authorized; 284,375,000 (restated) and 273,011,000 shares issued and outstanding as of December 31, 2009 and 2010)	12	—	—	—		—	—
Class A ordinary shares (US$0.0000005 par value per share; 212,786,100 shares authorized; 100,000,000 shares issued and outstanding as of June 30, 2011)	12	—	—	—		—	—
Class B ordinary shares (US$0.0000005 par value per share; 800,000,000 shares authorized; 37,021,639 shares issued and outstanding as of June 30, 2011; 441,025,625 shares for pro forma (unaudited))	12	—	—	—		—	—
Additional paid-in capital		1,081	3,157	99,594	15,410	1,059,058	163,853
Accumulated other comprehensive loss		—	(739)	(11,170)	(1,728)	(11,170)	(1,728)
Accumulated deficit		(684)	(82,645)	(474,165)	(73,361)	(474,165)	(73,361)

Total shareholders' equity (deficit)		397	(80,227)	(385,741)	(59,679)	573,723	88,764

TOTAL LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY (DEFICIT)		406	186,560	850,338	131,560

The accompanying notes are an integral part of the consolidated financial statements.

LASHOU GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Period from September 15, 2009 (Date of Inception)
to December 31, 2009 (Restated), the Year Ended December 31, 2010 (Restated)
and the Six-Month Periods Ended June 30, 2010 (Unaudited) (Restated) and June 30, 2011 (Restated)
(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

				For the Six Months Ended June 30,
		Period from Date of Inception to December 31, 2009	For the Year Ended December 31, 2010
	Notes			2010 (Unaudited)	2011
		RMB	RMB	RMB	RMB	US$
		(Restated)	(Restated)	(Restated)	(Restated)
Revenues, net (Gross billings of nil, RMB 123,187, RMB 989 (unaudited) and RMB 626,716 (US$96,962) for the period from Date of Inception to December 31, 2009, the year ended December 31, 2010, the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011, respectively)	3	—	10,468	24	57,817	8,945
Cost of revenues	3	—	(2,322)	(552)	(6,114)	(946)

Gross profit (loss)		—	8,146	(528)	51,703	7,999
Operating expenses:
Product development	3	(98)	(1,144)	(50)	(4,086)	(632)
Sales and marketing		(308)	(40,043)	(2,216)	(326,452)	(50,507)
General and administrative		(278)	(18,808)	(1,037)	(112,296)	(17,374)

Total operating expenses		(684)	(59,995)	(3,303)	(442,834)	(68,513)

Loss from operations		(684)	(51,849)	(3,831)	(391,131)	(60,514)
Debt extinguishment loss	6	—	(1,818)	(1,818)	—	—
Interest and other income		—	1,283	1,283	514	80
Interest and other expenses		—	(1,111)	—	(652)	(101)

Loss before income taxes		(684)	(53,495)	(4,366)	(391,269)	(60,535)
Income taxes	8	—	—	—	—	—

Net loss		(684)	(53,495)	(4,366)	(391,269)	(60,535)

Accretion of Series A Preferred Shares to redemption value	7	—	(67)	—	(76)	(12)
Accretion of Series B Preferred Shares to redemption value	7	—	—	—	(79)	(12)
Accretion of Series C Preferred Shares to redemption value	7	—	—	—	(96)	(15)
Repurchase of Series A-4 Preferred Shares	7	—	(11,497)	—	—	—

Net loss attributable to ordinary shareholders		(684)	(65,059)	(4,366)	(391,520)	(60,574)

Loss per share for ordinary shares:
Basic	16	(0.00)	(0.23)	(0.02)	(1.75)	(0.27)
Diluted	16	(0.00)	(0.23)	(0.02)	(1.75)	(0.27)
Shares used in loss per share computation for ordinary shares:
Basic	16	284,375,000	283,428,000	284,375,000	223,289,819
Diluted	16	284,375,000	283,428,000	284,375,000	223,289,819

	Notes	For the Six Months Ended June 30, 2011
		RMB	US$
Pro forma loss per share for ordinary shares (unaudited)
Basic and diluted	16	(0.62)	(0.10)
Weighted-average number of ordinary shares used in pro forma loss per share computation for ordinary shares (unaudited)	16	627,293,805

The accompanying notes are an integral part of the consolidated financial statements.

LASHOU GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Period from September 15, 2009 (Date of Inception) to
December 31, 2009, the Year Ended December 31, 2010 (Restated) and
the Six-Month Periods Ended June 30, 2010 (Unaudited) (Restated) and June 30, 2011 (Restated)
(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$"))

			For the Six Months Ended June 30,
	Period from Date of Inception to December 31, 2009
		For the Year Ended December 31, 2010	2010 (Unaudited)	2011
	RMB	RMB	RMB	RMB	US$
		(Restated)	(Restated)	(Restated)
Cash flows from operating activities:
Net loss	(684)	(53,495)	(4,366)	(391,269)	(60,535)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	—	210	1	1,505	233
Debt extinguishment loss	—	1,818	1,818	—	—
Interest expense	—	1,047	—	—	—
Foreign exchange losses	—	—	—	468	73
Share-based compensation	—	283	—	96,404	14,915
Contribution from shareholder	81	161	81	—	—
Repurchase of ordinary shares	—	7,094	—	—	—
Changes in operating assets and liabilities:
Funds receivable	—	(3,958)	(88)	(3,328)	(515)
Deposits with merchants	—	(25,080)	(650)	(20,408)	(3,157)
Other assets	(15)	(1,577)	(397)	(24,891)	(3,851)
Amount due from a related party	—	(950)	—	950	147
Payables to merchants	—	11,552	—	98,574	15,252
Advances from registered users	—	57,777	952	70,538	10,913
Payroll and welfare payable	—	3,417	377	17,347	2,684
Amounts due to related parties	—	150	243	(150)	(23)
Accrual for credits	—	4,339	—	(58)	(9)
Other liabilities	9	2,982	83	8,969	1,386

Net cash (used in) provided by operating activities	(609)	5,770	(1,946)	(145,349)	(22,487)

LASHOU GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
For the Period from September 15, 2009 (Date of Inception) to
December 31, 2009, the Year Ended December 31, 2010 (Restated) and
the Six-Month Periods Ended June 30, 2010 (Unaudited) (Restated) and June 30, 2011 (Restated)
(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$"))

			For the Six Months Ended June 30,
	Period from Date of Inception to December 31, 2009
		For the Year Ended December 31, 2010	2010 (Unaudited)	2011
	RMB	RMB	RMB	RMB	US$
		(Restated)	(Restated)	(Restated)
Cash flows from investing activities:
Acquisition of property and equipment	(9)	(4,416)	(31)	(19,498)	(3,017)

Net cash used in investing activities	(9)	(4,416)	(31)	(19,498)	(3,017)

Cash flows from financing activities:
Capital contribution	1,000	—	—	—	—
Proceeds from issuance of non convertible loans	—	1,000	1,000	—	—
Proceeds from issuance of June 2010 Convertible Notes	—	32,856	32,856	—	—
Proceeds from issuance of December 2010 Convertible Notes	—	49,974	—	—	—
Loans from related parties	—	5,119	804	—	—
Repayment of loans to related parties	—	(4,969)	—	—	—
Proceeds from issuance of Series B Preferred Shares	—	55,748	—	95,583	14,788
Proceeds from issuance of Series C Preferred Share	—	—	—	727,423	112,543
Payment of issuance costs in connection with Series A Preferred Shares issuance	—	(1,722)	(1,000)	—	—
Payment of issuance costs in connection with Series B Preferred Shares issuance	—	(795)	—	—	—
Payment of issuance costs in connection with Series C Preferred Shares issuance	—	—	—	(1,673)	(259)
Proceeds from exercise of share options and issuance of restricted shares	—	—	—	317	49
Repurchase of ordinary shares	—	(23,995)	—	—	—
Repurchase of Series A-4 Preferred Shares	—	(11,982)	—	—	—

Net cash provided by financing activities	1,000	101,234	33,660	821,650	127,121

Net increase in cash and cash equivalents	382	102,588	31,683	656,803	101,617
Cash and cash equivalents at beginning of the period / year	—	382	382	102,970	15,931
Effect of foreign exchange rate change on cash	—	—	—	(10,899)	(1,686)

Cash and cash equivalents at end of the period / year	382	102,970	32,065	748,874	115,862

Supplemental disclosures of non-cash activities:
Conversion of new convertible loans into Series A Preferred Shares	—	423	—	—	—
Conversion of June 2010 Convertible Notes into Series A Preferred Shares	—	4,772	—	—	—
Conversion of December 2010 Convertible Notes into Series B Preferred Shares	—	50,098	—	—	—
Modification of convertible debt instruments	—	1,378	—	—	—
Amount in transit from issuance of Series B Preferred Shares	—	47,795	—	—	—
Repurchase of ordinary shares from Mr. Xiaobo Jia in exchange for share options	—	—	—	—	—
Issuance of restricted shares for promissory note	—	—	—	1,374	213

The accompanying notes are an integral part of the consolidated financial statement

LASHOU GROUP INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT) AND COMPREHENSIVE LOSS
For the Period from September 15, 2009 (Date of Inception) to December 31, 2009, the Year Ended December 31, 2010
and the Six-Month Periods Ended June 30, 2010 (Unaudited) and June 30, 2011 (Restated)
(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$") except for number of shares)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders' equity (deficit)
	(Restated)	RMB	RMB	RMB	RMB	RMB
Balance at September 15, 2009 (Date of Inception)	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	(684)	(684)

Total comprehensive loss	—	—	—	—	(684)	(684)
Capital contribution	284,375,000	—	1,000	—	—	1,000
Contribution from shareholder (Note 10)	—	—	81	—	—	81

Balance at December 31, 2009	284,375,000	—	1,081	—	(684)	397

Comprehensive loss:
Foreign currency translation adjustments	—	—	—	(149)	—	(149)
Net loss	—	—	—	—	(4,366)	(4,366)

Total comprehensive loss	—	—	—	(149)	(4,366)	(4,515)
Contribution from shareholder (Note 10)		—	81	—	—	81

Balances at June 30, 2010 (Unaudited)	284,375,000	—	1,162	(149)	(5,050)	(4,037)

Comprehensive loss:
Foreign currency translation adjustments	—	—	—	(590)	—	(590)
Net loss	—	—	—	—	(49,129)	(49,129)

Total comprehensive loss	—	—	—	(590)	(49,129)	(49,719)
Contribution from shareholder (Note 10)	—	—	80	—	—	80
Beneficial conversion feature of new convertible loans (Note 6)	—	—	254	—	—	254
Modification of convertible debt instruments (Note 6)	—	—	1,378	—	—	1,378
Accretion of Series A Preference Shares to redemption value (Note 7)	—	—	—	—	(67)	(67)
Repurchase of Series A-4 Preferred Shares (Note 7)	—	—	—	—	(11,497)	(11,497)
Repurchase of ordinary shares (Note 12)	(11,364,000)	—	—	—	(16,902)	(16,902)
Share-based compensation (Note 14)	—	—	283	—	—	283

Balances at December 31, 2010	273,011,000	—	3,157	(739)	(82,645)	(80,227)

Comprehensive loss:
Foreign currency translation adjustments	—	—	—	(10,431)	—	(10,431)
Net loss (Restated)	—	—	—	—	(391,269)	(391,269)

Total comprehensive loss (Restated)	—	—	—	(10,431)	(391,269)	(401,700)
Repurchase of ordinary shares (Note 12)	(165,617,443)	—	—	—	—	—
Accretion of Series A Preference Shares to redemption value (Note 7)	—	—	—	—	(76)	(76)
Accretion of Series B Preference Shares to redemption value (Note 7)	—	—	—	—	(79)	(79)
Accretion of Series C Preference Shares to redemption value (Note 7)	—	—	—	—	(96)	(96)
Exercise of stock options (Note 14)	284,100	—	6	—	—	6
Legally issued restricted shares (Note 14)	11,040,440	—	27	—	—	27
Share-based compensation (Note 14)	18,303,542	—	96,404	—	—	96,404

Balances at June 30, 2011 (Restated)	137,021,639	—	99,594	(11,170)	(474,165)	(385,741)

Balances at June 30, 2011 (US$) (Restated)		—	15,410	(1,728)	(73,361)	(59,679)

The accompanying notes are an integral part of the consolidated financial statements.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1.     ORGANIZATION

  Lashou Group Inc. (the "Company") was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on May 19, 2010. As of June 30, 2011, details of the Company's subsidiaries and variable interest entity ("VIE") are as follows:

Entity	Date of incorporation	Place of incorporation	Percentage of direct ownership by the Company	Principal activities
Subsidiaries
Lashou HK Limited ("Lashou HK")	July 7, 2010	Hong Kong	100%	Holding company
Beijing Lashou Technology Co. Ltd. ("WOFE")	August 25, 2010	PRC	100%	Dormant
Shanghai Lashou Information Technology Co. Ltd. ("Shanghai Lashou")	April 21, 2011	PRC	100%	Provision of technical consultation services
Lashou Macau Sociedade Unipessoal Limitada ("Lashou Macau")	October 5, 2010	Macau	100%	Dormant
Lashou Group Hong Kong Limited ("Lashou Group HK")	January 7, 2011	Hong Kong	100%	Holding company
VIE
Beijing Lashou Network Technology Co., Ltd. ("Beijing Lashou")	September 15, 2009	PRC	Nil	Sales of group-purchase vouchers via www.lashou.com

  The Company, its subsidiaries and VIE are hereinafter collectively referred to as the "Group".

  The Group is primarily engaged in the business of selling group-purchase vouchers for the offerings of products and services by its merchants, respectively, at discounted prices to its registered users, via its website, www.lashou.com. The Group's principal geographic market is in the People's Republic of China ("PRC"). The Group does not conduct any substantive operations of its own but conducts its primary business operations through the WOFE and the VIE in the PRC.

  PRC laws and regulations prohibit foreign ownership of value added telecommunications businesses. To comply with these foreign ownership restrictions, the Group operates its website and provides the group-purchase vouchers to its registered users through Beijing Lashou, a PRC legal entity that was established by Mr. Bo Wu through his nominee shareholder, Mr. Ming Guan, and Mr. Xiaobo Jia, each holding 50% equity interest. The same individuals also established the Company together at the same equity ownership percentages that mirrored Beijing Lashou.

  On July 26, 2010, the Group completed a reorganization whereby a series of contractual agreements were entered into by and amongst the Company, Beijing Lashou and its shareholders,

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1.     ORGANIZATION (Continued)

  Mr. Xiaobo Jia and Mr. Ming Guan. Despite the lack of direct majority ownership, there exists a parent-subsidiary relationship between the Company and Beijing Lashou through these contractual agreements whereby the shareholders of Beijing Lashou assigned all of their voting rights underlying their equity interest in Beijing Lashou to the Company and the Company demonstrated its power to direct the activities of Beijing Lashou and the ability and intent to absorb substantially all of the profits and expected losses of Beijing Lashou given the Company's 1) right to realize the economic benefits of Beijing Lashou through Shanghai Lashou under an Exclusive Service Agreement such that funds received or to be received by Beijing Lashou shall be remitted to Shanghai Lashou and Shanghai Lashou has the ability to unilaterally revise the terms of the VIE agreements, including adjustments to the amounts and payment terms of the services fees given the shareholders of Beijing Lashou granted all their voting rights, including their rights to make such business decisions as shareholders of Beijing Lashou, to Shanghai Lashou; and 2) obligation to absorb the expected losses of Beijing Lashou given the Company's commitment to provide unlimited financial support to Beijing Lashou for its operations and agreed to forego the right to see repayment in the event Beijing Lashou is unable to repay such funding. Thus, as a result of the contractual agreements, the Company consolidates Beijing Lashou as its primary beneficiary in accordance with Accounting Standards Codification ("ASC") sub-topic 810-10, Consolidation: Overall. Given the Company and Beijing Lashou were under common ownership by Mr. Bo Wu and Mr. Xiaobo Jia at the time of entering into the aforementioned contractual agreements, the reorganization was deemed to lack substance in accordance with FASB Technical Bulletin No.85-5, Issues Relating to Accounting for Business Combination, and accounted for on a carry-over basis, in a manner similar to pooling of interests.

  On August 25, 2010, the Company replaced its rights and obligations under the aforementioned contractual agreements with Beijing Lashou to the WOFE through a new series of contractual agreements with the same terms and conditions. As a result, the WOFE, instead of the Company, became the primary beneficiary of Beijing Lashou. Given the WOFE is a wholly owned subsidiary of the Company, the transaction similarly was deemed to be a transaction without substance and accounted for as a legal reorganization on a carry-over basis.

  In April 2011, the Company established Shanghai Lashou Information Technology Co., Ltd. ("Shanghai Lashou"), a wholly-owned subsidiary in Shanghai, PRC. Shanghai Lashou replaced the WOFE through a new series of contractual arrangements with the same terms and conditions and as a result, Shanghai Lashou became the primary beneficiary of Beijing Lashou beginning April 2011. As both WOFE and Shanghai Lashou are wholly owned subsidiaries of the Company, the transaction again lacked substance and was accounted for as a legal reorganization on a carry-over basis.

  The accompanying consolidated financial statements were prepared as if the current corporate structure had been in existence from the inception of Beijing Lashou.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1.     ORGANIZATION (Continued)

  The following is a summary of the series of contractual agreements amongst Shanghai Lashou, Beijing Lashou and its shareholders entered into (collectively, the "VIE Agreements"):

  Call Option Agreement

  Pursuant to the call option agreement amongst Shanghai Lashou, Beijing Lashou and its shareholders, the shareholders of Beijing Lashou have granted Shanghai Lashou or its designee an exclusive option to purchase all or part of their equity interests in Beijing Lashou, at any time determined by Shanghai Lashou and to the extent permitted by PRC law, at a price of one RMB or as permitted by PRC law. Without the written consent from Shanghai Lashou, the shareholders of Beijing Lashou cannot change the registered capital or articles of association of Beijing Lashou, make investments, change the existing material contracts, declare distributions or grant loans in any form.

  Any funds received by the shareholders of Beijing Lashou, including proceeds from the call option if and when exercised by Shanghai Lashou, shall be remitted back to Shanghai Lashou.

  Proxy Agreement

  Pursuant to the voting rights proxy agreement amongst Shanghai Lashou, Beijing Lashou and its shareholders, the shareholders of Beijing Lashou have granted the individuals designated by Shanghai Lashou all voting rights as shareholders of Beijing Lashou, as provided under the articles of association of Beijing Lashou.

  Exclusive Service Agreement

  Pursuant to the exclusive service agreement between Beijing Lashou and Shanghai Lashou, Shanghai Lashou has the exclusive right to provide technical and consulting services needed for Beijing Lashou's business operation. Without the prior written consent by Shanghai Lashou, Beijing Lashou shall not engage any third party to provide any service under this agreement.

  Shanghai Lashou is entitled to collect from Beijing Lashou service fees, which include (i) monthly fixed fees of RMB50,000, (ii) performance-based service fees calculated at a certain percentage (as determined by Shanghai Lashou) of Beijing Lashou's annual revenues, and (iii) other fees payable in consideration for other specific services provided by Shanghai Lashou to Beijing Lashou from time to time. These service fees have not actually been charged to date.

  Equity Interest Pledge Agreements

  Pursuant to the equity interest pledge agreements amongst Shanghai Lashou, Beijing Lashou and each of its shareholders respectively, the shareholders of Beijing Lashou pledged their equity interests in Beijing Lashou to Shanghai Lashou to ensure the performance of obligations by them and Beijing Lashou under the proxy agreement, the call option agreement, and the exclusive service agreement described above. Additionally, under the equity interest pledge agreements, each shareholder of Beijing Lashou respectively has agreed not to transfer, assign, pledge or otherwise dispose of his equity interest in Beijing Lashou, without the prior written consent by Shanghai Lashou.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1.     ORGANIZATION (Continued)

  Financial Support Letter

  It was clarified in a confirmation letter that the Company agreed to provide unlimited financial support to Beijing Lashou for its operations and agreed to forego the right to seek repayment in the event Beijing Lashou is unable to repay such funding. While this confirmation letter was signed in June 2011, the intent and substance of all agreements previously signed remained unchanged.

  Risks in Relation to VIE Structure

  The Group believes that Shanghai Lashou's contractual arrangements with the VIE are in compliance with PRC law and are legally binding. Uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements and if the shareholders of the VIE were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing the VIE not to pay the service fees when required to do so.

  The Group's ability to control the VIE also depends on the power of attorney whereby Shanghai Lashou has to vote on all matters requiring shareholder approval in the VIE. As noted above, the Group believes this power of attorney is legally binding but may not be as effective as direct equity ownership.

  In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the PRC government could:

    •
    revoke the Group's business and operating licenses;

    •
    require the Group to discontinue or restrict operations;

    •
    restrict the Group's right to collect revenues;

    •
    block the Group's website;

    •
    require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets;

    •
    impose additional conditions or requirements with which the Group may not be able to comply; or

    •
    take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

  The imposition of any of these penalties may result in a material and adverse effect on the Group's ability to conduct the Group's business. In addition, if the imposition of any of these penalties causes the Group to lose the rights to direct the activities of the VIE and its subsidiaries or the right to receive their economic benefits, the Group would no longer be able to consolidate the VIE. The Group does not believe that any penalties imposed or actions taken by the PRC Government would result in the liquidation of the Company, Shanghai Lashou, or the VIE.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1.     ORGANIZATION (Continued)

  There are no consolidated VIE's assets that are collateral for the VIE's obligations and can only be used to settle the VIE's obligations. Creditors of the VIE have no recourse to the general credit of the Company and as such these amounts have been parenthetically presented on the face of the Consolidated Balance Sheets.

  The following consolidated financial information of the Group's VIE was included in the accompanying consolidated financial statements as of December 31, 2009, December 31, 2010 and June 30, 2011 and for the period from September 15, 2009 (Date of Inception) to December 31, 2009, the year ended December 31, 2010 and the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011:

	As of December 31,
			As of June 30, 2011
	2009	2010
	RMB	RMB	RMB	US$
			(Restated)
Total assets	405	54,025	91,026	14,083
Total liabilities	8	79,377	220,257	34,077

			Six-Month Periods Ended June 30,
	Period from Date of Inception to December 31, 2009
		Year Ended December 31, 2010	2010 (Unaudited)	2011
	RMB	RMB	RMB	RMB	US$
		(Restated)	(Restated)	(Restated)
Revenues, net	—	10,468	24	57,817	8,945
Net loss	684	39,272	2,549	288,265	44,599

			Six-Month Periods Ended June 30,
	Period from Date of Inception to December 31, 2009
		Year Ended December 31, 2010	2010 (Unaudited)	2011
	RMB	RMB	RMB	RMB	US$
Net cash (used in) provided by operating activities	(609)	16,379	(1,945)	(110,250)	(17,057)
Net cash (used in) provided by investing activities	(9)	(3,585)	(31)	(18,068)	(2,795)
Net cash (used in) provided by financing activities	1,000	7,500	2,308	121,402	18,782

2.     RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

  The Company has restated its previously issued consolidated financial statements for the period from September 15, 2009 (Date of Inception) to December 31, 2009, the year ended December 31, 2010 and the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011 to correct for

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2.     RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  the following errors that were identified subsequent to when the consolidated financial statements were issued:

  Loss per Share

  The Company had corrected for an error in the compilation of its ordinary shares outstanding for the period from September 15, 2009 (Date of Inception) to December 31, 2009 and the year ended December 31, 2010 as follows:

	As Previously Reported		As Restated
	For the Period from September 15, 2009 to December 31, 2009	For the Year Ended December 31, 2010	For the Period from September 15, 2009 to December 31, 2009	For the Year Ended December 31, 2010
	RMB	RMB	RMB	RMB
Numerator:
Net loss attributable to ordinary shareholders	(684)	(65,059)	(684)	(65,059)
Denominator:
Number of shares outstanding, beginning	113,750,000	113,750,000	284,375,000	284,375,000
Weighted-average number of shares issued	—	91,623,288	—	—
Weighted-average number of shares repurchased	—	(947,000)	—	(947,000)
Weighted-average number of shares outstanding—basic and diluted	113,750,000	204,426,288	284,375,000	283,428,000
Basic EPS	(0.01)	(0.32)	(0.00)	(0.23)
Diluted EPS	(0.01)	(0.32)	(0.00)	(0.23)

  Revenues, net

  The Company has revised its reporting of revenues from the gross amount billed to the Group's registered users to the net amounts retained after payments to its merchants because the Group acts as an agent rather than as the principal in the delivery of the goods or services underlying the vouchers as it does not assume the risks and rewards of ownership of goods nor is it responsible for fulfillment of services. Both of these are the responsibilities of the merchants. The effect of the correction resulted in a reduction of previously reported revenues and corresponding reductions in "Cost of revenues", increases in "Sales and marketing" expense in those periods as well as certain balance sheet related line items that were also restated to reflect the agency relationship (as discussed further below). The change in presentation had no effect on "Loss before income

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2.     RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  taxes", "Net loss" or the per share amounts for the periods presented, with the exception of the six-month period ended June 30, 2011 as disclosed in the summary below.

  Given the Group's registered users are no longer considered its "customers" under the deemed agency relationship model pursuant to the application of ASC 605-45, all promotional types of consideration paid to its registered users in the form of user credits have been reflected as a component of the Group's "Sales and marketing" expense. In addition, in the event the Group sells group-purchase vouchers for a specific merchant to its registered users at a loss that results in negative revenue on a cumulative basis since the inception of the overall relationship between the merchant and the Group, the amount on the cumulative shortfall is re-characterized to "Sales and marketing" expense.

  Similarly, accrual for refunds to the Group's registered users that are not recoverable from the Group's merchants, including the Group's margin for all sales transactions refunded to registered users, have been recorded as "Sales and marketing" expense. A concurrent reduction to "Payable to merchants" or a debit to "Receivable from merchants", as applicable, is recorded at the time an accrual for refund is made for estimated recoveries from merchants given the merchants are contractually responsible and liable for the quality of the products or services provided and the Group holds the right to claim reimbursements from the merchants.

  The Company also determined that an initial non-refundable amount of RMB 1,283 it had received relating to a non-recurring development project that was terminated should have been recorded as a component of "Interest and other income" given it was derived from activities not related to the Group's core operating activities.

  Based on the above, the Company has restated its consolidated financial statements for the year ended December 31, 2010 and the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011 to present revenue on a net basis and to amend the accounting treatment for user credits, accrual for refunds and interest and other income as discussed above. Notes 3, Summary of Significant Accounting Policies, and Note 16, Loss per Share, to these consolidated financial statements have also been restated to reflect the revised accounting policies and the impact of the error corrections on the Group's basic and diluted loss per share. The Company also restated Note 18, Parent Only Condensed Financial Information, to correct amounts presented within its Condensed Statement of Cash Flows.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2.     RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  A summary of the effect of the restatement on each financial statement line item within the Company's consolidated financial statements for the year ended December 31, 2010 and the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011 as follows:

  Consolidated Balance Sheets:

	As Previously Reported			As Restated
	As of December 31, 2010	As of June 30, 2011	As of June 30, 2011	As of December 31, 2010	As of June 30, 2011	As of June 30, 2011
	RMB	RMB	US$	RMB	RMB	US$
ASSETS
Current assets:
Accounts receivable, net	3,958	7,286	1,127	—	—	—
Funds receivable	—	—	—	3,958	7,286	1,127
Prepaid expenses	25,080	45,488	7,038	—	—	—
Deposits with merchants	—	—	—	25,080	45,488	7,038
Other assets		26,664	4,125		26,483	4,097
Total current assets		828,312	128,152		828,131	128,124
TOTAL ASSETS		850,519	131,588		850,338	131,560
LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	11,522	110,916	17,160	—	—	—
Payables to merchants	—	—	—	11,522	110,126	17,038
Deferred revenue	57,777	128,315	19,852	—	—	—
Advances from registered users	—	—	—	57,777	128,315	19,852
Total current liabilities		277,405	42,918		276,615	42,796
Total liabilities		277,405	42,918		276,615	42,796
Shareholders' equity (deficit):
Accumulated deficit		(474,774)	(73,455)		(474,165)	(73,361)
Total shareholders' equity (deficit)		(386,350)	(59,773)		(385,741)	(59,679)
TOTAL LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED SHARES AND SHAREHOLDER'S EQUITY (DEFICIT)		850,519	131,588		850,338	131,560

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2.     RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Consolidated Statements of Operations:

	As Previously Reported				As Restated
	For the Year Ended December 31, 2010	For the Six Months Ended June 30, 2010 (Unaudited)	For the Six Months Ended June 30, 2011		For the Year Ended December 31, 2010	For the Six Months Ended June 30, 2010 (Unaudited)	For the Six Months Ended June 30, 2011
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
Revenues:
Products	21,518	228	166,842	25,813	—	—	—	—
Services	101,998	1,940	436,952	67,603	—	—	—	—

Total revenues	123,516	2,168	603,794	93,416	—	—	—	—
Revenues, net	—	—	—	—	10,468	24	57,817	8,945
Cost of revenues:
Products	(19,985)	(258)	(151,514)	(23,441)	—	—	—	—
Services	(100,283)	(1,525)	(423,785)	(65,566)	—	—	—	—

Total cost of revenues	(120,268)	(1,783)	(575,299)	(89,007)	—	—	—	—
Cost of revenues	—	—	—	—	(2,322)	(552)	(6,114)	(946)
Gross profit (loss)	3,248	385	28,495	4,409	8,146	(528)	51,703	7,999
Operating expenses:
Sales and marketing	(33,862)	(1,846)	(303,853)	(47,011)	(40,043)	(2,216)	(326,452)	(50,507)
Total operating expenses	(53,814)	(2,933)	(420,235)	(65,017)	(59,995)	(3,303)	(442,834)	(68,513)
Loss from operations	(50,566)	(2,548)	(391,740)	(60,608)	(51,849)	(3,831)	(391,131)	(60,514)
Interest and other income	—	—			1,283	1,283
Loss before income taxes			(391,878)	(60,629)			(391,269)	(60,535)

Net loss			(391,878)	(60,629)			(391,269)	(60,535)
Net loss attributable to ordinary shareholders			(392,129)	(60,668)			(391,520)	(60,574)
Loss per share for ordinary shares:
Basic			(1.76)				(1.75)
Diluted			(1.76)				(1.75)

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2.     RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Consolidated Statements of Cash Flows:

	As Previously Reported				As Restated
	For the Year Ended December 31, 2010	For the Six Months Ended June 30, 2010 (Unaudited)	For the Six Months Ended June 30, 2011		For the Year Ended December 31, 2010	For the Six Months Ended June 30, 2010 (Unaudited)	For the Six Months Ended June 30, 2011
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
Cash flows from operating activities:
Net loss			(391,878)	(60,629)			(391,269)	(60,535)
Changes in operating assets and liabilities:
Accounts receivable	(3,958)	(88)	(3,328)	(515)	—	—	—	—
Funds receivable	—	—	—	—	(3,958)	(88)	(3,328)	(515)
Prepaid expenses	(25,080)	(650)	(20,408)	(3,157)	—	—	—	—
Deposits with merchants	—	—	—	—	(25,080)	(650)	(20,408)	(3,157)
Other assets			(25,072)	(3,879)			(24,891)	(3,851)
Accounts payable	11,552	—	99,364	15,373	—	—	—	—
Payables to merchants	—	—	—	—	11,552	—	98,574	15,252
Deferred revenue	57,777	952	70,538	10,913	—	—	—	—
Advances from registered users	—	—	—	—	57,777	952	70,538	10,913

  Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Loss:

	As Previously Reported		As Restated
	Accumulated deficit	Total shareholders' equity (deficit)	Accumulated deficit	Total shareholders' equity (deficit)
	RMB	RMB	RMB	RMB
Net loss	(391,878)	(402,309)	(391,269)	(391,269)
Total comprehensive loss	(391,878)	(402,899)	(391,269)	(401,700)
Balance at June 30, 2011	(474,774)	(386,350)	(474,165)	(385,741)
Balance at June 30, 2011 (US$)	(73,455)	(59,773)	(73,361)	(59,679)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

  The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("US GAAP").

  Unaudited Interim Financial Data

  The accompanying Statements of Operations and of Cash Flows for the six months ended June 30, 2010 (restated), are unaudited and have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  recurring adjustments, necessary to state fairly the Group's results of operations and cash flows for the six-month period ended June 30, 2010. The financial data and other information disclosed in these notes to the financial statements related to the six-month period ended June 30, 2010 are also unaudited.

  Principles of Consolidation

  The consolidated financial statements of the Group include the financial statements of the Company, its subsidiaries, and its VIE in which it has a controlling financial interest. The results of a subsidiary is consolidated from the date on which the Group obtained control and continue to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when the Company holds a majority of the voting equity interest in an entity. In the absence of a direct majority equity interest, the Company can also hold a controlling financial interest if the Company demonstrates, contractually or otherwise, its ability to control a VIE through (i) the Company's power to direct the activities of the VIE that most significantly impacts its economic performance and (ii) the obligation to absorb losses of, or the right to receive benefits from, the VIE. Through the VIE Agreements, the Company, through its wholly-owned subsidiary, demonstrated such power and ability over Beijing Lashou, and as such, Beijing Lashou's results are consolidated in the Company's financial statements.

  All significant intercompany balances and transactions between the Company, its subsidiaries and VIE have been eliminated in consolidation.

  Use of Estimates

  The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Management evaluates estimates, including those related to the recoverability and useful lives of long-lived assets, fair value of share options, accounting for convertible instruments and deferred tax valuation allowance, among others. Management bases the estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from these estimates.

  Foreign Currency

  The functional currency of the Company is the US$. The functional currency of Lashou HK and Lashou Group HK is the Hong Kong dollar (HK$). The WOFE, Shanghai Lashou and Beijing Lashou determined their functional currencies to be the RMB, which is their respective local currency, based on the criteria of ASC 830, Foreign Currency Matters. The Company uses the RMB as its reporting currency. The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Translation differences are recorded in accumulated other comprehensive losses, a component of shareholders' equity (deficit).

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing at the balance sheet date. Exchange gains and losses resulting from foreign currency transactions are included in the Consolidated Statements of Operations for all periods presented.

  Convenience Translation

  Translations of amounts from the RMB into the US$ for the convenience of the reader were calculated at the noon buying rate of US$1.00 to RMB 6.4635 on June 30, 2011 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into the US$ at such rate.

  Fair Value of Financial Instruments

  The carrying amounts of financial assets and liabilities, such as funds receivable, payables to merchants, advances from registered users, amounts due to / from related parties, payroll and welfare payable and the amount in transit from issuance of Series B Preferred Shares, closely approximate their fair values due to their short-term maturities.

  Non-convertible loans and convertible notes were initially recognized at their principal amounts, except for the case when the convertible note was issued at a discount in exchange for services provided by the lender, where the convertible note was initially recorded at its fair value (Note 6). The Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares and Series A-4 Preferred Shares, (collectively, the "Series A Preferred Shares"), which were all issued through the conversion of convertible notes, were initially recognized at the then carrying values of convertible notes immediately prior to their conversion, less issuance costs. The Series A Preferred Shares were subsequently accreted to redemption values using the effective interest rate method to the earliest redemption date. The Series B Preferred Shares, which were issued through a combination of cash proceeds and conversion of the convertible notes, were initially recognized at an amount equal to the sum of the cash proceeds from issuance and the carrying value of the convertible notes immediately prior to their conversion, less issuance costs. The Series C Preferred Shares were recognized at an amount equal to the sum of the cash proceeds from issuance, less issuance costs (Note 7).

  For the conversion options embedded in convertible notes and equity instruments, the Company evaluated and measured the beneficial conversion features ("BCF") on the commitment date and the contingent BCFs, if any, on the date when the contingency was resolved. The BCFs, if any, was allocated from the initial carrying value of the convertible notes or equity instruments as a contribution to additional paid-in capital. The discount resulting from the BCF, if any, is amortized from the date of issuance to the stated redemption date for the convertible notes (Note 6), or the earliest conversion date for the convertible redeemable preferred shares (Note 7).

  The Group, with the assistance of an independent third-party valuation firm, determined the estimated fair value of its financial instruments that are recognized in the consolidated financial statements.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Debt Modifications

  The Group accounts for changes to the terms and conditions of its loans and convertible notes in accordance with ASC sub-topic 470-50, Debt—Modifications and Extinguishments, and records other gains or losses based on the difference between the carrying value of the existing debt instruments on the date of modification and the fair value of the new debt instruments, when the changes in terms result in substantially different debt instruments. When a convertible debt instrument is modified or exchanged in a transaction that is not accounted for as an extinguishment, the Group accounts for the increase in the fair value of the embedded conversion option (calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification or exchange) as a reduction to the carrying amount of the debt instrument with a corresponding increase in "Additional paid-in capital". Any decrease in the fair value of an embedded conversion option resulting from a modification or an exchange is not recognized.

  Cash and Cash Equivalents

  Cash represents cash on hand placed with banks. All highly liquid investments with original maturities of three months or less from the date of purchase are classified as cash equivalents.

  Funds Receivable

  Included in "Funds receivable" are cash due from our third-party on-line payment service providers, net of service fees, for clearing transactions. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Receivable balances are written off after all collection efforts have been exhausted. As of December 31, 2009 and 2010 and June 30, 2011, no allowance for doubtful accounts was provided for the receivables, respectively.

  Property and Equipment

  Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Servers and computers	3 years
Software	3 years
Office furniture and equipment	5 years
Vehicles	4 years
Leasehold improvements	Shorter of the estimated useful lives or the lease terms

  Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterments that extend the useful life of the assets are capitalized as additions to the related assets. Retirement, sales and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the Consolidated Statements of Operations.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Impairment of Long-lived Assets

  In accordance with ASC sub-topic 360-10, Property, Plant and Equipment: Overall, long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets is based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the years or periods presented.

  Commitments and Contingencies

  In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. Liabilities for such contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

  Revenue Recognition

  The Group generates its revenues from selling group-purchase vouchers for the offerings of products and services by its merchants, respectively, at discounted prices to its paying users. The Group devotes substantial resources in selecting qualifying merchants, thereby ensuring the quality of products and services sold by its merchants through the Group's website. Once a merchant is selected, the Group contracts with the selected merchant for the specified product or service group-purchase vouchers to be offered on the Group's website, along with the timing of the offer, the voucher price and the price at which the Group will retain once it pays the merchant, shipping terms and conditions, if applicable, and the minimum threshold of vouchers for the specified product or service to be sold in order to validate the group purchase voucher offer.

  The Group presents revenue on a net basis (representing the amount billed to registered users less the amount paid to merchants) in accordance with ASC 605-45. The Group acts as an agent rather than as the principal in the delivery of the products or services underlying the vouchers as it does not assume the risks and rewards of ownership of goods nor is it responsible for the actual fulfillment of services. Both of these are the responsibilities of the merchants.

  The Group recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, which is typically at the point when the Group enters into cooperating agreements to sell group-purchase vouchers with its merchants and the point when the price becomes fixed or determinable; collectability is reasonably assured, which occurs when the paying users remit payments to third party payment service providers for vouchers purchased; and services to the merchants have been rendered. The Group's paying users have the ability to hold the vouchers until their expiration for full refund, and therefore, the underlying sale from which the Company earns the related commission revenue as an agent is not culminated until its paying users actually redeem their vouchers. Until such time, the proceeds received by the Company from selling the group-purchase vouchers are recorded as advances from registered users. During the

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  period from the offer validation to the point of group-purchase voucher redemption, the Group is also contractually obligated to provide, maintain and support an online voucher verification system which its merchants must use to validate vouchers before services can be redeemed by the Group's users. The Group also provides ongoing customer service support to its merchants through the redemption of the vouchers, and the Group frequently assists its merchants in arranging for third party logistics companies to deliver their products to the Group's paying users. The Group has concluded these performance obligations to be a substantive and integral part of the Group's service delivery process from which it earns its revenue. Based on the above considerations, revenue recognition is deferred until the redemption of the group-purchase vouchers by the paying users for the delivery of products or consumption of the services, at which time the underlying sale from which the Group earns its commission has been culminated and the Group has completed its service obligations to its merchants. The Group's obligations to its merchants after voucher redemption by its paying users are inconsequential and did not impact revenue recognition for all periods / years presented.

  The Group provides cash refunds or issuance of credits to its paying users for unsatisfactory products delivered or services rendered by its merchants to the paying users under the Group's "Three Guarantees". The merchants are contractually responsible and liable for the quality of the products or services provided and the Group also holds the right to claim reimbursements from the merchants, therefore, the amounts of costs that the Group incurred as a result of such refunds have been inconsequential for all periods / years presented.

  In accordance with ASC sub-topic 650-50, Customer Payments and Incentives ("ASC 605-50"), in the event the Group sells group-purchase vouchers for a specific merchant to its paying users at a loss that results in negative revenue on a cumulative basis since the inception of the overall relationship between the merchant and the Group, that amount of the cumulative shortfall is re-characterized to expense. During the year ended December 31, 2010 and the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011, the Group re-characterized RMB 4,531, RMB 272 (unaudited) and RMB 3,138 (US$485) to "Sales and marketing" expense.

  User Credits

  The Group issues referral credits to its existing registered users ("referrers") pursuant to certain of the Group's marketing programs offered to promote its group-purchase platform to new users ("referees"). In exchange for the promotional services provided by the referrers, the Group deposits credits that can be used for future purchases in the referrers' accounts upon the registration by the referees. To qualify for the referral credits, a referrer only needs to be a registered user at the time of referral and does not have to have made a prior purchase from the Group, nor do the referees have to complete a future sales transaction with the Group. Commencing January 2011, the referral credit program was modified such that a referrer can only receive the referral credit when the referee registers and makes a purchase. The referral program was cancelled as of July 2011.

  From time to time, the Group also offers lucky draws for credits that are available to all registered users, regardless whether the users have previously completed a sales transaction with the Group. Lucky Draw credits are deposited into the users' accounts to be used for future purchases.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Pursuant to ASC 605-50, the merchants are considered the Group's customers under the deemed agency relationship model, therefore when user credits are issued to the Group's registered users, the Group records the obligation within "Accrual for credits", with a charge to "Sales and marketing" expense. The accrual for user credits is released when used by the registered users to make purchases on the Group's website. All credits issued to registered users do not carry expiration dates.

  For the period from September 15, 2009 (Date of Inception) to December 31, 2009, the year ended December 31, 2010 and the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011, the Group recorded nil, RMB 7,217, RMB 212 (unaudited) and RMB 19,021 (US$2,943) of user credits to "Sales and marketing" expense, respectively.

  Business Tax and Surcharges

  Business tax and surcharges are charged based on the net revenues generated from the sales of group-purchase vouchers in the PRC. Business tax and surcharges for the period from September 15, 2009 (Date of Inception) to December 31, 2009, the year ended December 31, 2010 and the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011, were nil, RMB 463, RMB 7 (unaudited) and RMB 3,151 (US$488), respectively, and were recorded net of revenues in the Consolidated Statements of Operations.

  Cost of Revenues

  Costs of revenues primarily consist of depreciation of property and equipment, payroll of our operating personnel, and processing fees paid to third-party payment service providers. Other merchant related costs for the periods/years presented were inconsequential. Business tax and surcharges on technical and consulting services, when rendered by Shanghai Lashou to Beijing Lashou under the Exclusive Service Agreement, are charged to "Cost of revenues".

  Advertising Expenses

  Advertising expenses, primarily advertisements through media and publications, are included in "Sales and marketing" expenses and are expensed when incurred. Advertising expenses for the period from September 15, 2009 (Date of Inception) to December 31, 2009, the year ended December 31, 2010 and the six-month periods ended June 30, 2010 and 2011 were nil, RMB 11,159, RMB 306 (unaudited) and RMB 188,650 (US$29,187), respectively (Note 11).

  Product Development Costs

  Product development costs consist primarily of personnel-related expenses incurred for the enhancement to and maintenance of the Group's service offering, depreciation expenses, and other operating costs. The Group recognizes these costs as expenses when incurred.

  Leases

  Leases have been classified as either capital or operating leases. Leases that transfer substantially all the benefits and risks incidental to the ownership of assets are accounted for as capital leases as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Group had no capital leases nor any leases whereby it was the lessor for any of the periods presented.

  Income Taxes

  The Group follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

  The Group applies the provisions of ASC sub-topic 740-10, Income Taxes: Overall ("ASC 740-10"), to account for uncertainties in income taxes. ASC 740-10 clarified the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group's estimated liability for unrecognized tax benefits are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. In future periods, these changes in facts and circumstances may require the Group to adjust the recognition and measurement estimates with regard to changes in individual tax positions. Changes in recognition and measurement estimates are recognized in the period when the change occurs. The Group has elected to classify interests and penalties related to unrecognized tax benefits, if and when required, as interest expenses and other expenses, respectively, in the Consolidated Statements of Operations.

  Share-based Compensation

  The Group accounts for its share-based compensation arrangements with its employees in accordance with ASC 718, Compensation—Stock Compensation ("ASC 718"). Under the fair value recognition provisions of ASC 718, share-based compensation costs for equity awards are measured at the grant date using an option pricing model. The Group has elected to recognize compensation costs on the straight-line method over the requisite service period with a graded vesting schedule. ASC 718 requires forfeiture to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation is recorded net of estimated forfeitures such that the expense is recorded for those share-based awards that are expected to vest.

  In accordance with ASC 718, the Group treats a modification to the terms of an award as an exchange of the original award for a new award which requires the calculation of an incremental value associated with the new award based on the excess of the fair value of the modified award over the fair value of the pre-modification award measured immediately before the modification based on current circumstances.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  When the vesting conditions of an equity-classified award are modified, the Group first determines whether the original vesting conditions were expected to be satisfied on the modification date. If the original vesting conditions are not expected to be satisfied, the fair value of the new award measured at the modification date is recognized if it ultimately vests, regardless of whether the fair value of the award on the modification date is greater or less than its grant-date fair value. If the original vesting conditions are expected to be satisfied, total recognized compensation cost for the equity award shall at least equal the fair value of the award at the grant date, and the Group will record a total compensation cost at the modification date which comprises (1) the portion of the grant-date fair value of the original award for which the requisite service is expected to be rendered (or has already been rendered) at that date and (2) the incremental cost resulting from the modification.

  The Group records share-based compensation expense for awards granted to non-employees in exchange for services at fair value in accordance with the provisions of ASC 505-50, Equity-Based Payment to Non-Employees. For the awards granted to non-employees, the Group will record compensation expenses equal to the fair value of the share options at the measurement date, which is determined to be the earlier of the performance commitment date or the service completion date.

  Comprehensive Loss

  Comprehensive loss is defined as the change in equity (deficit) of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive loss is reported in the Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Loss. Accumulated other comprehensive loss of the Group consists of the foreign currency translation adjustments.

  Segment Reporting

  The Group follows ASC 280, Segment Reporting. The Group's chief operating decision-maker, who has been identified as the Chief Executive Officer ("CEO"), reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Group as a whole and hence, the Group has only one reportable segment. The Group operates and manages its business as a single segment. As the Group's long-lived assets are substantially all located in the PRC and substantially all the Group's revenues are derived from within the PRC, no geographical segments are presented.

  Unaudited Pro forma Shareholders' Equity

  If a qualified initial public offering as defined in the Amended and Restated Memorandum and Articles of Association of the Company is completed, all of the Company's outstanding convertible redeemable preferred shares will automatically be converted into Class B ordinary shares of the Company. Unaudited pro forma shareholders' equity as of June 30, 2011, as adjusted for the assumed conversion of the convertible redeemable preferred shares, is set forth on the Consolidated Balance Sheets. Unaudited pro forma loss per share for the six-month period ended June 30, 2011, as adjusted for the assumed conversion of the convertible redeemable preferred shares as of January 1, 2011, is also set forth on the Consolidated Statements of Operations.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Loss Per Share

  The Group computes loss per share in accordance with ASC sub-topic 260-10, Earnings Per Share: Overall. Basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period except that it does not include unvested ordinary shares subject to repurchase or cancellation. The Company's redeemable convertible preferred shares (Note 7) are participating securities. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the participating securities do not have contractual rights and obligations to share in the losses of the Group. Diluted net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares as adjusted for any potential ordinary shares outstanding during the period. Potentially dilutive securities have been excluded from the computation of diluted net loss per share if their inclusion is anti-dilutive. Potential ordinary shares include incremental ordinary shares issuable upon the exercise of share options subject to forfeiture, using the treasury method, and the incremental ordinary shares issuable upon the conversion of the Company's convertible redeemable preferred shares, using the if-converted method.

  Recent Accounting Pronouncements

  In October 2009, the Financial Accounting Standards Board ("FASB") issued ASU 2009-13, which amends ASC sub-topic 605-25, Regarding Revenue Arrangements with Multiple Deliverables. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This ASU is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of ASU 2009-13 did not have a material impact on the Group's consolidated financial statements.

  In January 2010, the FASB issued ASU 2010-06, which amends ASC 820, Fair Value Measurements and Disclosures, to require a number of additional disclosures regarding (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements and (4) the transfers between Levels 1, 2 and 3. The Group adopted this ASU on January 1, 2010 except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on the Group's consolidated financial statements.

  In April 2010, the FASB issued ASU 2010-13, Compensation—Stock Compensation ("ASC 718"): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades ("ASU 2010-13"). The objective of this standard is to address the classification of an employee share-based payment award with an exercise price dominated in the currency of a market in which the underlying equity security trades. ASC 718 provides guidance on the classification of a share-based payment award as either equity or liability. A share-based payment award that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. ASU 2010-13 provides amendments to ASC 718 to clarify that an employee share-based payment award with an exercise

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  price denominated in the currency of a market in which a substantial portion of the entity's equity securities trade should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this standard are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 31, 2010. Early application is permitted. The adoption of ASU 2010-13 did not have a material impact on the Group's consolidated financial statements.

  In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and International Financial Reporting Standards ("IFRSs") ("ASU 2011-04"). The objective of this standard is to develop common fair value measurement and disclosure requirements under US GAAP and IFRS and improve their understandability. Some of the amendments clarify the FASB's intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. The Group does not expect the adoption of ASU 2011-04 to have a material impact on its consolidated financial statements.

  In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income ("ASU 2011-05"). The objective of this standard is to increase the prominence of items reported in other comprehensive income ("OCI"). ASU 2011-05 requires companies to present items of net income, items of OCI and total comprehensive income in either one continuous statement or two separate but consecutive statements. Companies will no longer be allowed to present OCI in the statement of stockholders' equity. ASU 2011-05 also requires companies to display reclassification adjustments for each component of OCI in both net income and OCI and present the components of OCI in their interim and annual financial statements. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Group does not expect the adoption of ASU 2011-05 to have a material impact on its consolidated financial statements.

4.     CONCENTRATION OF RISKS

  Credit Risk

  Financial instruments that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents and funds receivable. As of June 30, 2011, the Group had RMB 79,386 (US$12,282) in cash held in cash and bank deposits with banks in the PRC. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

  Cash due from one of our third-party payment service providers accounted for approximately 95% of the Group's funds receivable balance as of June 30, 2011. The Group carefully considers and monitors the credit worthiness of the third-party payment service providers used.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

4.     CONCENTRATION OF RISKS (Continued)

  Merchant Risk

  The Group pays its merchants an initial up-front payment and then additional installments upon the delivery of products and services to the Group's registered users. For services offerings, the Group typically pays 40% of the contracted price to the merchant three business days after an offer validation on its website. The merchant receives an additional 30% of the contracted price upon redemption of 40% of the vouchers purchased by the registered users. Within seven days after the expiration date of the vouchers, the Group pays the remainder of the contracted price to the merchant. For product offerings, the Group pays the contracted price to the merchant in installments, typically with 50% paid to the merchant three business days after an offer expires and the remainder in one or two subsequent installments, typically after goods have been delivered. If the merchants are unable to fulfill their obligations to the Group's registered users of providing the services or products as featured on the Group's website or otherwise do not comply with their agreements with the Group, the Group may suffer losses as a result of unreturned deposits it has with its merchants even though the Group is contractually entitled to deduct from amounts due to its merchants or request payments from its merchants.

  There were no merchants who individually accounted for greater than 10% of total revenues for any of the periods presented.

  Business and Economic Risks

  The Group participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Group's future financial position, results of operations or cash flows: changes in the registered users base and merchant base; changes in the overall demand for and the actual returns of services and products or the refund rates to the registered users; changes in the terms of the agreements with the merchants; changes in product and service offerings; effectiveness of the Group's marketing campaigns; competitive pressures due to new entrants; advances and new trends in new technologies and industry standards in the online social commerce industry in China; regulatory considerations; potential negative impacts resulting from business practices of competitors or the third-party logistics companies that the Group uses to deliver products to the registered users; and risks associated with the Group's abilities to effectively execute growth strategies, to protect its intellectual property rights, to obtain additional financing and to attract and retain employees necessary to support its growth.

  Due to the substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations, the Group cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with Beijing Lashou and its shareholders are found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. Additionally, if Beijing Lashou or its shareholders fail to perform their obligations under the contractual arrangements, the Group could be limited in its ability to enforce the contractual arrangements that give the Group effective control over Beijing Lashou and to continue to consolidate Beijing Lashou's financial results, which may materially and adversely affect the Group's financial position (Note 1).

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

4.     CONCENTRATION OF RISKS (Continued)

  The Group's operations could be adversely affected by significant political, economic and social uncertainties in the PRC.

  Currency Convertibility Risk

  Substantially all of the Group's operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the People's Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

  Foreign Currency Exchange Rate Risk

  The functional currency of the Company is US$, and the reporting currency is RMB. Since July 21, 2005, RMB has been permitted by the PRC government to fluctuate within a managed band against a basket of certain foreign currencies. The appreciation of the US$ against RMB was approximately 0.1% in 2009, 3% in 2010, and 0.6% and 2.3% during the six-month periods ended June 30, 2010 and 2011, respectively. Any significant revaluation of RMB may materially and adversely affect the cash flows, operating results and financial position of the Group. As a result, an appreciation of RMB against US$ would result in foreign currency translation loss when translating the net assets of the Group from US$ into RMB.

  For the period from September 15, 2009 (Date of Inception) to December 31, 2009 and the year ended December 31, 2010, the net foreign currency translation loss resulting from the translation from US$ to RMB reporting currency recorded in the Group's other comprehensive loss was nil and RMB 739, respectively. For the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011, the net foreign currency translation loss resulting from the translation from US$ to RMB reporting currency recorded in the Group's other comprehensive loss was RMB 149 (unaudited) and RMB 10,431 (US$1,614), respectively.

5.     PROPERTY AND EQUIPMENT, NET

  Property and equipment consisted of the following:

	As of December 31,		As of June 30,
	2009	2010	2011
	RMB	RMB	RMB	US$
Servers and computers	9	3,408	16,163	2,500
Software	—	224	3,316	513
Office furniture and equipment	—	317	1,995	309
Leasehold improvements	—	11	20	3
Vehicles	—	465	2,428	376

	9	4,425	23,922	3,701
Less: Accumulated depreciation and amortization		(210)	(1,715)	(265)

Total	9	4,215	22,207	3,436

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

5.     PROPERTY AND EQUIPMENT, NET (Continued)

  Depreciation and amortization expenses of property and equipment for the period from September 15, 2009 (Date of Inception) to December 31, 2009, the year ended December 31, 2010 and the six-month periods ended June 30, 2010 and 2011 were nil, RMB 210, RMB 1 (unaudited) and RMB 1,505 (US$233), respectively, and were included in the following captions:

			For the Six Months Ended June 30,
	Period from Date of Inception to December 31, 2009	For the Year Ended December 31, 2010	2010 (Unaudited)	2011
	RMB	RMB	RMB	RMB	US$
Cost of revenues	—	51	—	352	54
Product development	—	14	—	54	8
Sales and marketing	—	97	—	703	109
General and administrative	—	48	1	396	62

Total	—	210	1	1,505	233

6.     CONVERTIBLE NOTES

  June 2010 Convertible Notes

  In June 2010, the Company entered into note purchase agreements with GSR Ventures III, L.P. ("GSR"), Rebate Networks GmbH ("Rebate") and Taishan Invest AG ("Taishan"). Pursuant to these agreements, the Company issued three convertible notes for cash proceeds of US$4,000, US$667 and US$150 from GSR, Rebate and Taishan, respectively, with a simple interest rate of 8% per annum (individually, the "June 2010 Convertible Note" and collectively, the "June 2010 Convertible Notes"). The outstanding principal amount and unpaid accrued interest of each of these notes are automatically convertible into equity securities to be issued in the next equity financing, representing 30%, 5% and 2.25%, respectively, of the Company's total capital on a fully diluted basis (the "Automatic Conversion Option"). The next equity financing closed in July 2010 through the issuance of Series A Preferred Shares (Note 7), all of which were issued through the conversion of the then existing convertible notes and convertible loans including the June 2010 Convertible Notes.

  In the event that the initial closing of the next equity financing has not occurred prior to July 2010, the outstanding principal amount and unpaid accrued interest of each of these notes issued to GSR, Rebate and Taishan shall be automatically converted into alternate conversion shares, as defined in the note purchase agreements, representing 30%, 5% and 2.25%, respectively, of the Company's total capital on a fully diluted basis (the "Alternative Conversion Option"). In an event of default, as defined in the note purchase agreements, the outstanding principal amount and unpaid accrued interest, at the election of each lender, may either be redeemed immediately for cash (the "Redemption Option 1"), or be converted into alternate conversion shares (the "Contingent Conversion Option 1"). In an event of default, as defined in the note purchase agreements, the outstanding principal amount and unpaid accrued interest, at the election of the Company, may either be redeemed immediately for cash (the "Redemption Option 2"), or be converted into alternate conversion shares (the "Contingent Conversion Option 2").

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

6.     CONVERTIBLE NOTES (Continued)

  June 2010 Convertible Notes (Continued)

  The embedded Automatic Conversion Option, Alternative Conversion Option, and the Contingent Conversion Options 1 and 2 did not qualify for derivative accounting as they did not provide for net settlement given the underlying shares of the Company were not publicly traded nor could they be readily convertible into cash. The embedded Redemption Option 1 and 2 did not qualify for derivative accounting as they were considered to be clearly and closely related to the debt host instruments.

  The initial carrying value of each of the June 2010 Convertible Note issued to GSR and Rebate were equal to the cash proceeds received. The June 2010 Convertible Note was issued to Taishan at a discount in exchange for Taishan's services in securing investors for the next equity financing, who were effectively the lenders of the June 2010 Convertible Notes, which were converted into the Series A Preferred Shares issued in the next equity financing in July 2010 (Note 7). Therefore, the Group initially recorded this note at its estimated fair value, with RMB 594, representing the excess of fair value over the cash proceeds of US$150 received from Taishan, recorded as deferred issuance costs of the Series A Preferred Shares, which were subsequently netted against the initial carrying values of the Series A Preferred Shares upon their issuance in July 2010 (Note 7).

  In addition, pursuant to the note purchase agreements for the June 2010 Convertible Notes, the Company agreed to assume from Beijing Lashou three non-convertible loans originally provided by Taishan, Rebate and CFF Partners Inc. ("CFF") in May 2010 with a principal amount of US$50 each; and agreed that these loans shall be converted immediately prior to the conversion of the June 2010 Convertible Notes and into the same equity instruments into which the June 2010 Convertible Notes are convertible, representing 2.75%, 1.1% and 1.1% of the Company's total capital on a fully diluted basis, for Taishan, Rebate and CFF, respectively. Given this arrangement effectively added embedded conversion options to the existing non-convertible loans, the Group accounted for the modifications as an extinguishment of the existing non-convertible loans and an issuance of new convertible loans, in accordance with ASC sub-topic 470-50, Debt—Modifications and Extinguishments ("ASC 470-50"). The added embedded conversion options did not qualify for derivative accounting as they did not provide for net settlement given the underlying equity securities to be issued in the next equity financing were not publicly traded nor could they be readily convertible into cash. The Group, with the assistance of an independent third-party valuation firm, determined the estimated fair value of the new convertible loans that were deemed to be issued upon the modification, and recorded a loss of RMB 1,818 in June 2010, the date of the debt modification, for the difference between the then carrying value of the existing non-convertible loans and the fair value of the new convertible loans.

  In July 2010, the aforementioned June 2010 Convertible Notes and the new convertible loans were converted into different classes of Series A Preferred Shares (Note 7) at actual conversion prices that were slightly lower than those pursuant to their respective loan agreements, which represented another debt modification. The Group, with the assistance of the same third-party valuation firm, determined the incremental increase in the estimated fair values of the embedded conversion options resulting from the modification. This modification of convertible debt was accounted for in accordance with ASC 470-50, which resulted in a charge of RMB 1,378 to "Additional paid-in capital" considering the cash flows underlying these debt instruments did not change and the incremental fair value change in the embedded conversion options was lower than 10% of the carrying amounts of the original debt instruments immediately prior to the modification.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

6.     CONVERTIBLE NOTES (Continued)

  June 2010 Convertible Notes (Continued)

  A beneficial conversion feature ("BCF") is a non-detachable conversion feature that is in the money at the commitment date. The Group assessed whether there was any BCF present in the convertible debt instruments to be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to "Additional paid-in capital." No BCF was recorded for the June 2010 Convertible Notes or the new convertible loans that were deemed to be issued on their respective commitment dates, which were their respective issuance dates in June, 2010, given that their effective conversion prices were higher than the then fair values of the underlying equity of the Company into which they were convertible into. The Group reassessed the BCFs of these convertible debt instruments for their embedded contingent conversion options into Series A Preferred Shares when the Series A Preferred Shares were issued in July 2010. As a result, the Group recorded a BCF in the amount of RMB 254, which was immediately accreted through interest expense, on the new convertible loans issued to Taishan, Rebate and CFF, given that the effective conversion prices of US$0.0143 per share, US$0.0160 per share and US$0.0160 per share, respectively, were higher than the estimated fair values of the Series A Preferred Shares that these loans converted into in July 2010.

  December 2010 Convertible Notes

  On December 1, 2010, the Company entered into a note purchase agreement with certain existing and new investors pursuant to which the Company issued a convertible note to each investor (collectively, the "December 2010 Convertible Notes") with an aggregate principal amount of RMB 49,974. The December 2010 Convertible Notes mature in three months from the issuance date and bear a simple interest rate of 8% per annum. All of the outstanding principal amount and unpaid accrued interest of the December 2010 Convertible Notes shall be automatically converted into equity securities to be issued in the next equity financing at a stated conversion price of US$0.3168 per share (the "Series B Automatic Conversion Option"). If the next equity financing has not occurred on or before the maturity date, the outstanding principal amount and unpaid accrued interest, in all or in any portion, may be converted into Series A-4 Preferred Shares, at the election of each lender, at the stated conversion price of US$0.3168 per share (the "Series B Maturity Conversion Option"). If an event of corporate transaction as defined in the December 2010 Convertible Notes agreements occurs prior to the next equity financing, the outstanding principal amount and unpaid accrued interest shall, at the election of each lender, either be converted into the Company's ordinary shares at the price of US$0.3168 per share (the "Series B Contingent Conversion Option") or become redeemable at 150% of the outstanding principal and unpaid accrued interest (the "Series B Redemption Option"). The next equity financing closed on December 31, 2010 through the issuance of Series B Preferred Shares, at which time the December 2010 Convertible Notes were converted (Note 7).

  The Series B Maturity Conversion Option, the Series B Automatic Conversion Option and the Series B Contingent Conversion Option did not qualify for derivative accounting as they did not provide for net settlement given the underlying Series A-4 Preferred Shares, Series B Preferred Shares or ordinary shares of the Company were not publicly traded nor could they be readily convertible into cash. The Series B Redemption Option was not considered to be clearly and closely related to the debt host contract; however its fair value was determined to be immaterial

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

6.     CONVERTIBLE NOTES (Continued)

  December 2010 Convertible Notes (Continued)

  given the occurrence of a corporate transaction event was considered to be remote. The initial carrying value of the December 2010 Convertible Notes was equal to the proceeds received from the lenders.

  On December 1, 2010 when the December 2010 Convertible Notes were issued, which was also the commitment date for measuring BCF, no BCF was recorded given that the effective conversion price of US$0.3168 per share was higher than the estimated fair value of Series A-4 Preferred Shares of US$0.2242 per share on that date, which were the only equity securities into which the December 2010 Convertible Notes were convertible at the time. Immediately prior to the conversion of these notes into Series B Preferred Shares, which were issued on December 31, 2010, no contingent BCF was recorded as the effective conversion price of US$0.3168 per share of these notes was the same as the estimated fair value of Series B Preferred Shares. The Group determined the estimated fair values of the Company's ordinary shares and Series A-4 Preferred Shares on the date of issuance of the December 2010 Convertible Notes and the estimated fair values of the Company's ordinary shares and Series B Preferred Shares on December 31, 2010 with the assistance of the aforementioned third-party valuation firm.

7.     CONVERTIBLE REDEEMABLE PREFERRED SHARES

  On July 26, 2010, the Company issued four classes of Series A Preferred Shares as follows: 170,466,660 and 28,411,120 Series A-1 Preferred Shares converted from the June 2010 Convertible Notes held by GSR and Rebate, respectively; 12,785,000 Series A-2 Preferred Shares converted from the June 2010 Convertible Note held by Taishan; 6,250,000 and 6,250,000 Series A-3 Preferred Shares converted from the new convertible loans held by Rebate and CFF, respectively; and 15,625,000 Series A-4 Preferred Shares converted from the new convertible loan held by Taishan (Note 6).

  On December 1, 2010, the Company repurchased and retired 5,682,000 Series A-4 Preferred Shares from Taishan for cash consideration of RMB 11,982. The Group accounted for the difference between the then carrying value of the Series A-4 Preferred Shares of RMB 485 and the cash consideration paid as a deemed dividend and recorded RMB 11,497 in "Accumulated deficit".

  On December 31, 2010, the Company issued in aggregate 73,181,303 Series B Preferred Shares to certain existing and new investors for an aggregate consideration of RMB 153,845, which included the conversion of the outstanding principal and accrued interest of the December 2010 Convertible Notes of RMB 50,302 (Note 6). Of the total consideration of RMB 153,845, RMB 47,795 was recorded as "Amount in transit from issuance of Series B Preferred Shares" for 22,781,322 Series B Preferred Shares legally issued and outstanding as of December 31, 2010. The Company received the funds on January 3, 2011. On January 11, 2011, the Company closed the issuance of an additional 22,781,330 Series B Preferred Shares for an aggregate cash consideration of RMB 47,788 (US$7,394).

  On April 6 and 11, 2011, the Company issued an aggregate of 73,935,573 Series C convertible redeemable preferred shares ("Series C Preferred Shares") for an aggregate cash consideration of RMB 727,423 (US$111,112) of which 50,571,930 and 23,363,643 shares were issued to new and then existing holders of the convertible redeemable preferred shares, respectively.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

7.     CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

  Key Features of the Convertible Redeemable Preferred Shares

  The holders of the convertible redeemable preferred shares are entitled to receive dividends at the rate of 8% per annum when and if declared by the Board of Directors ("Board") of the Company. Such dividends shall not be cumulative. The holders of the Series C Preferred Shares shall have dividend rights prior and in preference to the holders of the Series A and B Preferred Shares and ordinary shares. The holders of the Series B Preferred Shares shall have dividend rights prior and in preference to the holders of the Series A Preferred Shares and ordinary shares, and the holders of the Series A Preferred Shares shall have dividend rights prior and in preference to the holders of ordinary shares.

  Except for an exempted distribution as defined in the Amended and Restated Memorandum and Articles of Association of the Company, no dividend of distribution shall be declared, paid, set aside, or made to the ordinary shares unless and until i) all accrued but unpaid dividends on the convertible redeemable preferred shares as provided above have been declared, set aside or paid in full, and ii) a dividend or distribution likewise and of the same amount is declared, paid, set aside and made to each then outstanding convertible redeemable preferred shares, on an as-converted basis.

  Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary or in a deemed liquidation event as defined in the Amended and Restated Memorandum and Articles of Association of the Company, any of the assets or surplus funds of the Company available for distribution should be paid to the holders of Series C, Series B and Series A Preferred Shares in such priority and preference order, for 100% of the respective original issuance prices (as adjusted for share dividends, splits, combinations, recapitalizations or similar events) plus any declared but unpaid dividends (the "Liquidation Preference Amount"). If the liquidation proceeds are insufficient to permit full payment of the Liquidation Preference Amount to the holders of Series C, Series B or Series A Preferred Shares, then the liquidation proceeds shall be distributed ratably to the holders of the Series C, Series B or Series A Preferred Shares in proportion to the full Liquidation Preference Amount each such holder would otherwise be entitled to receive. After all of the holders of the Series C, Series B and Series A Preferred Shares have received their Liquidation Preference Amounts in full, they are also entitled to share pro rata with the holders of ordinary shares in any remaining liquidation proceeds on an as-converted basis.

  Conversion

  Each convertible redeemable preferred share is convertible, at the option of its holder, at any time into one Class B ordinary share (Note 12) as determined by the quotient of the original issuance price and the then-effective conversion price. The initial conversion price is the issuance price of each class of the convertible redeemable preferred shares as proportionally adjusted for share dividends, splits, or combinations of ordinary shares. The conversion price of the convertible redeemable preferred shares shall be automatically adjusted in the events that the Company declares dividends or makes distributions in the form of ordinary shares. In such an event, the

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

7.     CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

  Key Features of the Convertible Redeemable Preferred Shares (Continued)

  conversion price for each class of the convertible redeemable preferred shares shall be reduced by multiplying their respective conversion price by a quotient with the denominator being the number of ordinary shares issued and outstanding immediately prior to the time of such issuance and the numerator being the sum of number of ordinary shares issued and outstanding immediately prior to the time of such issuance and the number of ordinary shares issuable in payment of such dividend or distribution. In the event that the Company subsequently issues additional shares or deemed additional shares as defined in the Amended and Restated Memorandum and Articles of Association of the Company at a price per share below the then-effective conversion price of the existing Series A, Series B or Series C Preferred Shares, the conversion price for the Series A or Series B Preferred Shares, as the case may be, shall be automatically reduced according to an agreed-upon formula that takes into account the size of the new issuance relative to the Company's entire capital base, and the conversion price for the Series C Preferred Shares shall be reduced to such lower price. In the event that the Company successfully consummates an initial public offering and the offering price per ordinary share (the "IPO Price") is less than the then in effect conversion price of the Series C Preferred Shares immediately prior to such IPO, the conversion price for the Series C Preferred Shares shall be reduced to such IPO Price.

  The convertible redeemable preferred shares will be automatically converted into Class B ordinary shares of the Company at the then-effective conversion price upon i) the closing of a qualified initial public offering as defined in the Amended and Restated Memorandum and Articles of Association of the Company, or ii) with respect to each class of the convertible redeemable preferred shares, the date specified by the holders of a majority of the then outstanding such class of convertible redeemable preferred shares.

  Voting

  Each convertible redeemable preferred share carries a number of votes equal to the number of Class B ordinary shares then issuable upon its conversion into Class B ordinary shares. Certain acts of the Group will require the written consent by the holders of at least 30% of the voting power of the then-outstanding convertible redeemable preferred shares (voting together as a single class and on an as-converted basis), written consent by the holders of at least a majority of the then-outstanding Series C Preferred Shares, or by the Board of the Company so long as such approval includes the consent of a preferred director.

  Redemption

  Each convertible redeemable preferred share will be redeemable at any time after the fifth anniversary of the Series A Preferred Shares issuance date at the written request by the holders of at least 30% of the voting power of the then-outstanding convertible redeemable preferred shares (voting together as a single class and on an as-converted basis) or written consent by the holders of at least a majority of the then-outstanding Series C Preferred Shares. The redemption price is the applicable issuance price (as adjusted for share dividends, splits, combinations, recapitalizations or events alike) plus declared but unpaid dividends.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

7.     CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

  Accounting for the Convertible Redeemable Preferred Shares

  The convertible redeemable preferred shares have been classified as mezzanine equity as they may be redeemed at the option of the holders after an agreed-upon date. The conversion options and the contingent redemption options embedded in the convertible redeemable preferred shares did not qualify for derivative accounting because the underlying Class B ordinary shares they are convertible into are not publically traded nor are they readily convertible to cash. There are no detachable instruments or other embedded derivatives that are required to be bifurcated and accounted for separately.

  Each class of Series A Preferred Shares was initially recorded at deemed proceeds equal to the then carrying value of the convertible notes or loans held by the respective investors immediately prior to their conversion, net of issuance costs. No BCF was recognized for the Series A Preferred Shares on July 26, 2010 as the then fair value per ordinary share of US$0.0145 was lower than the effective conversion price of each class of the Series A Preferred Shares. The issuance costs are accreted back to mezzanine equity up to the redemption value of the Series A Preferred Shares using the effective interest method with the offsetting charge to "Accumulated deficit".

  The initial carrying value of the Series B Preferred Shares issued was the total cash consideration received/receivable and deemed proceeds equal to the carrying value of the December 2010 Convertible Notes immediately before their conversion into the Series B Preferred Shares, net of issuance costs. No BCF was recognized for the Series B Preferred Shares on December 31, 2010 or on January 11, 2011 as the then estimated fair values of the Class B ordinary shares of US$0.2192 per share and US$0.2324 per share, respectively, were lower than the effective conversion prices of the Series B Preferred Shares. The initial carrying value of the Series B Preferred Shares are accreted up to the redemption value from their respective issuance dates to the earliest redemption date using the effective interest method with the offsetting charge to "Accumulated deficit".

  The initial carrying value of the Series C Preferred Shares issued was the total cash consideration received, net of issuance costs. No BCF was recognized for the Series C Preferred Shares on April 6 or on April 11, 2011 as the then estimated fair values of the Class B ordinary shares of US$1.0384 per share was lower than the effective conversion prices of the Series C Preferred Shares. The initial carrying value of the Series C Preferred Shares are accreted up to the redemption value from their respective issuance dates to the earliest redemption date using the effective interest method with the offsetting charge to "Accumulated deficit".

8.     INCOME TAXES

  Cayman Islands

  Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payment of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

8.     INCOME TAXES (Continued)

  Hong Kong

  Lashou HK and Lashou Group HK are subject to Hong Kong corporate income tax at a rate of 16.5% on the assessable profits arising in Hong Kong. Additionally, upon payment of dividends by the Company to its shareholders, no Hong Kong withholding tax will be imposed.

  The PRC

  The Company's PRC subsidiaries and VIE are subject to a statutory enterprise income tax rate of 25%. Additionally, PRC imposes a withholding tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company.

  In accordance with the new PRC Enterprise Income Tax Laws (the "PRC Income Tax Laws") effective from January 1, 2008, enterprises established under the laws of foreign countries or regions and whose "place of effective management" is located within the PRC territory are considered PRC resident enterprises, subject to the PRC income tax at the rate of 25% on worldwide income. The definition of "place of effective management" shall refer to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprises. The Group's non-PRC entities, if considered a PRC tax residence enterprise for tax purpose, would be subject to the PRC income tax rate of 25% on their worldwide income. As of June 30, 2011, the Company has not accrued for PRC tax on such basis. The Company will continue to monitor its tax status with regards to the PRC tax resident enterprise regulation.

  Loss before income taxes consists of:

			Six-Month Periods Ended June 30,
	Period from Inception to December 31, 2009
		Year Ended December 31, 2010	2010 (Unaudited)	2011
	RMB	RMB	RMB	RMB	US$
				(Restated)
Cayman	—	(13,553)	(1,818)	(102,817)	(15,907)
HK	—	(605)	—	329	51
PRC	(684)	(39,337)	(2,548)	(288,781)	(44,679)

Total loss before taxes	(684)	(53,495)	(4,366)	(391,269)	(60,535)

  The Group recorded zero current and deferred tax expense for the year ended December 31, 2010 and six-month period ended June 30, 2010 (unaudited) and June 30, 2011.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

8.     INCOME TAXES (Continued)

  The PRC (Continued)

  A reconciliation of the difference between the statutory tax rate and the effective tax rate is as follows:

			Six-Month Periods Ended June 30,
	Period from Inception to December 31, 2009
		Year Ended December 31, 2010	2010 (Unaudited)	2011
	RMB	RMB	RMB	RMB	US$
				(Restated)
Loss before tax	(684)	(53,495)	(4,366)	(391,269)	(60,535)
Income tax computed at PRC statutory tax rate of 25%	(171)	(13,375)	(1,092)	(97,817)	(15,134)
International tax rate differential	—	3,439	455	25,676	3,972
Non-deductible expenses / non-taxable income	23	2,559	—	45,906	7,103
Change in valuation allowance	148	7,377	637	26,235	4,059

Income taxes	—	—	—	—	—

  The Group's deferred tax assets and deferred tax liabilities at each balance sheet date are as follows:

	As of
	December 31, 2009	December 31, 2010	June 30, 2011
	RMB	RMB	RMB	US$
			(Restated)
Deferred tax assets
Current:
Accrued expenses	—	1,530	5,902	913

	—	1,530	5,902	913
Non-current:
Advertising expenses	—	1,200	3,049	472
Net operating losses	148	4,795	24,809	3,838

	148	5,995	27,858	4,310
Total deferred tax assets	148	7,525	33,760	5,223

Valuation allowance-current	—	(1,530)	(5,902)	(913)

Valuation allowance-non-current	(148)	(5,995)	(27,858)	(4,310)

Total deferred tax assets, net of valuation allowance	—	—	—	—

Deferred tax liabilities	—	—	—	—

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

8.     INCOME TAXES (Continued)

  The PRC (Continued)

  Valuation allowances have been provided on the net deferred tax assets where, based on all available evidence, it was considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Group recorded a full valuation allowance against deferred tax assets of those subsidiaries that are in a cumulative loss as of December 31, 2010 and June 30, 2011.

  The Group has a net tax operating loss carry forward of approximately RMB 100,159 (US$15,495) (restated) attributed to its PRC subsidiary and VIE as of June 30, 2011. The net operating losses will expire between 2015 and 2016 if unutilized.

  Unrecognized Tax Benefits

  As of June 30, 2011, the Group recorded RMB 231 (US$36) of unrecognized tax benefits related to non-deductible expenses and under-reported income, all of which is carried over from prior years. None of the unrecognized tax benefits as of June 30, 2011, if recognized, will impact the effective tax rate as a full valuation allowance would otherwise be recorded against the related deferred tax asset. It is possible that the amount of unrecognized tax positions will change in the next 12 months, however, an estimate of the range of the possible change cannot be made at this time.

  A roll-forward of accrued unrecognized tax benefits is as follows:

	As of
	December 31, 2009	December 31, 2010	June 30, 2011
	RMB	RMB	RMB	US$
Beginning balance	—	—	231	36
Increases for tax positions taken in the current year/period	—	231	—	—
Settlement for tax positions taken in prior year	—	—	—	—
Reductions due to lapse of statute of limitations	—	—	—	—

Ending balance	—	231	231	36

  As of December 31, 2010 and June 30, 2011, no interest expense or penalties related to the unrecognized tax benefits were recorded by the Company.

9.     EMPLOYEE DEFINED CONTRIBUTION PLAN

  Full-time employees of the Group's subsidiary and its VIEs in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB 110 and

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

9.     EMPLOYEE DEFINED CONTRIBUTION PLAN (Continued)

  RMB 3,207 for the period from September 15, 2009 (Date of Inception) to December 31, 2009 and the year ended December 31, 2010, respectively, and RMB 461 (unaudited) and RMB 22,134 (US$3,424) for the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011, respectively.

10.     RELATED PARTY TRANSACTIONS

Name of related parties	Relationship with the Group
Mr. Bo Wu	Chief Executive Officer and ordinary shareholder of the Company
Mr. Xiaobo Jia	Director of the Board and ordinary shareholder of the Company
Ms. Ling Jing	An ordinary shareholder of the Company and spouse of Mr. Bo Wu
Yinglichi (Beijing) International Advertising Co. Ltd. ("Yinglichi")	A company 100% owned by shareholders of the Company

  The movement of the related party balances is as follows:

	Mr. Bo Wu	Mr. Xiaobo Jia	Ms. Ling Jing	Yinglichi	Total
Balance as of September 15, 2009 (Date of Inception)	—	—	—	—	—
Office rental	—	—	(81)	—	(81)
Contribution from shareholder	—	—	81	—	81

Balance as of December 31, 2009	—	—	—	—	—

Office rental	—	—	(81)	—	(81)
Contribution from shareholder	—	—	81	—	81
Loans from shareholders	(304)	(500)	—	—	(804)

Balance as of June 30, 2010	(304)	(500)	—	—	(804)

Office rental	—	—	(210)	—	(210)
Contribution from shareholder	—	—	80	—	80
Office rental paid to shareholder	—	—	130	—	130
Loans from shareholders	(4,315)	—	—	—	(4,315)
Repayment of loans	4,619	350	—	—	4,969
Loan to a related party	—	—	—	950	950

Balance as of December 31, 2010	—	(150)	—	950	800

Office rental	—	—	(161)	—	(161)
Office rental paid to shareholder	—	—	161	—	161
Repayment of loans	—	150	—	(950)	(800)

Balance as of June 30, 2011	—	—	—	—	—

Balance as of June 30, 2011 (US$)	—	—	—	—	—

  Ms. Ling Jing, a shareholder of the Company and spouse of Mr. Bo Wu provided to Beijing Lashou the use of an office space, rent free, during the period from September 2009 to July 2010.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

10.     RELATED PARTY TRANSACTIONS (Continued)

  The Company accounted for the benefit received from the use of the office space at market rates as contribution from shareholder in the amounts of RMB 81 and RMB 161, for the period from September 15, 2009 (Date of Inception) to December 31, 2009 and the year ended December 31, 2010, respectively.

  On August 1, 2010, WOFE entered into a lease agreement with Ms. Ling Jing for the use of the same office discussed above, for a two-year term, commencing from August 1, 2010 to July 31, 2012, with a total rental fee of RMB 600 (US$91). WOFE entered into an additional lease with Ms. Ling Jing on September 1, 2010. The lease agreement provides for a three-year term, commencing from September 1, 2010 to August 31, 2013, with a total rental fee of RMB 140 (US$21). Based on these lease agreements, Beijing Lashou paid RMB 161 (US$24) in rental fee to Ms. Ling Jing during the six-month period ended June 30, 2011.

  The Company entered into various equity transactions with its shareholders during the six-month period ended June 30, 2011 which are discussed in more detail in Note 12.

11.   COMMITMENTS AND CONTINGENCIES

  Operating Lease Commitments

  The Group leases facilities in the PRC under non-cancelable operating leases expiring on different dates. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases. Total office rental expenses under all operating leases were RMB 81 and RMB 1,772 for the period from September 15, 2009 (Date of Inception) to December 31, 2009 and the year ended December 31, 2010, respectively. Total office rental expenses under all operating leases were RMB 206 (unaudited) and RMB 8,516 (US$1,318) for the six-month periods ended June 30, 2010 and 2011, respectively. Future minimum payments under non-cancelable operating leases of office rental consisted of the following as of June 30, 2011:

	RMB	US$
2011	14,655	2,267
2012	9,283	1,436
2013	1,667	258
2014	36	6

Total	25,641	3,967

  Purchase Commitments

  Future minimum payments under non-cancelable advertising and promotion agreements with terms generally ranging from one to two years, consisted of the following as of June 30, 2011:

	RMB	US$
2011	159,705	24,709
2012	6,074	940

Total	165,779	25,649

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

12.   ORDINARY SHARES

  In December 2010, the Company's Board of Directors ("the Board") approved a resolution for a twenty-for-one share split of the Company's ordinary and convertible redeemable preferred shares with a proportional change to the par value from US$0.00001 to US$0.0000005 per share. Such share split was effected on December 31, 2010. All share numbers and per share amounts for all periods presented have been adjusted retroactively to reflect this share split.

  On December 1, 2010, the Company repurchased and cancelled 11,364,000 ordinary shares then held by Mr. Xiaobo Jia through Lashou Employee for cash consideration of RMB 23,995. The Company accounted for the difference of RMB 7,094 between the then fair value of the ordinary shares repurchased of RMB 16,901 and the cash consideration paid as compensation expense for past services provided by Mr. Xiaobo Jia to the Company.

  In February 2011, the Board of the Company authorized the re-designation of all issued and outstanding ordinary shares into Class A ordinary shares (shares held by Mr. Bo Wu) and Class B ordinary shares. The shares issuable upon the exercise of any option granted under the 2010 Plan to Mr. Bo Wu are automatically designated as Class A ordinary shares. The shares issuable upon the exercise of any option granted under the 2010 Plan to all other employees or nonemployees are automatically designated as Class B ordinary shares. The rights of the holders of the ordinary shares are identical, except with respect to voting and conversion. Each Class A ordinary share is entitled to ten votes on all matters subject to shareholder vote. Each Class B ordinary share is entitled to one vote, but to the extent that Mr. Bo Wu holds a proxy on behalf of a holder of any Class B ordinary share and the proxy has not been revoked at the time of voting, each such Class B ordinary share shall be entitled to ten votes. Each Class A ordinary share is convertible into one (1) Class B ordinary share at any time at election of its holder while in no event shall Class B ordinary shares be convertible into Class A ordinary shares. In the event that Mr. Bo Wu ceases to be a director and ceases to be a member of the executive management, all the Class A ordinary shares then issued and outstanding shall be automatically converted into an equal number of Class B ordinary shares and the voting power of any Class B ordinary share shall be entitled to one vote, notwithstanding the existence of any proxy. The authorized ordinary share capital of the Company consists of 212,786,100 Class A ordinary shares and 800,000,000 Class B ordinary shares of par value of US$0.0000005 each. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of the Company, subject to prior rights of holders of all convertible redeemable preferred shares.

  On March 23, 2011, the Company issued 18,303,542 fully vested Class B ordinary shares to Multi Fortune, a British Virgin Islands company owned by James Zhang, CFO, at par value of US$0.0000005 per share. An amount of RMB 84,423 (US$13,061) representing the fair value of these issued shares on that date was recorded as compensation costs and included in "General and administrative" expenses.

  On April 26, 2011, the Company repurchased, at par value of US$0.0000005 per share, and cancelled all of the 84,375,000 Class A ordinary shares then held by Lashou Group Employee Holding Inc. ("Lashou Group Employee"), a company held by Mr. Bo Wu and Mr. Xiaobo Jia, each holding 50% equity interest through their nominee, Mr. Ming Guan. Lashou Group Employee was originally formed to create a reserve of ordinary shares with the objective of fulfilling future issuances of share-based awards to employees and directors of the Group. However, the Company subsequently adopted the 2010 Global Share Plan in July 2010 (Note 14)

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

12.   ORDINARY SHARES (Continued)

  thereby making the reserve of ordinary shares held under Lashou Group Employee unnecessary. As such, the shares therein were repurchased by the Company in April 2011, which also facilitated compliance with PRC foreign exchange laws in contemplation of the Company's US IPO. This substantive repurchase increased all other shareholders' respective ownership interests of the Group, therefore no retroactive adjustment were made to outstanding ordinary shares for any of the prior periods presented. The repurchase, therefore, represents a transaction amongst shareholders of the Group with no accounting impact to the Company.

  In contemplation of the Company's planned US IPO and required compliance with PRC foreign exchange laws, on April 26, 2011, the Company repurchased and cancelled all of the 81,242,443 Class B ordinary shares then held by Lashou Employee, a company 100% owned by Mr. Xiaobo Jia, a founding shareholder and director of the Company, at par value of US$0.0000005 per share. The Company concurrently issued to Mr. Xiaobo Jia a replacement Class B Ordinary share option that is exercisable into 81,242,443 Class B ordinary shares at US$0.0000005 per share at the earlier of one year from the grant date or the effective date of the Company's IPO. The exercisability condition placed on the share option is non-substantive as Mr. Xiaobo Jia is 100% vested on the grant date because in the event his directorship is terminated, Mr. Xiaobo Jia would still be able to exercise the stock option; therefore he is not economically better or worse as a result of this ordinary share for option exchange transaction. Incremental compensation cost, if any, is measured as the excess of the fair value of the options issued over the fair value of the ordinary shares purchased. The Group, with the assistance of an independent third-party valuation firm, determined the estimated and compared the fair value of its ordinary shares repurchased and share options issued to Mr. Xiaobo Jia, noting an inconsequential difference in value.

  The repurchase and cancellation of 84,375,000 Class A ordinary shares and 81,242,443 Class B ordinary shares described with have been excluded from their respective outstanding ordinary share counts from their dates of repurchase in the computation of basic loss per share (Note 16).

13.   STATUTORY RESERVE FUNDS

  In accordance with the Regulations on Enterprises with Foreign Investment of China, the WOFE, being a foreign invested enterprise established in the PRC, is required to provide for certain statutory reserves, namely the general reserve fund and staff welfare and bonus fund, all of which are appropriated from net profit as reported in its PRC statutory accounts. The WOFE is required to allocate at least 10% of its after-tax profits to the general reserve fund until such fund has reached 50% of its registered capital. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the Board of the Company. However, as WOFE had no operation since inception, no appropriation has been made as of June 30, 2011.

  In accordance with the China Company Laws, Beijing Lashou, the Group's VIE, being a domestic enterprise, must make appropriations from their after-tax profits as reported in their PRC statutory accounts to non-distributable reserve funds, namely statutory surplus fund. Beijing Lashou is required to allocate at least 10% of its after-tax profits to the statutory surplus fund until such fund has reached 50% of its registered capital. Appropriation to discretionary surplus is made at the discretion of the Board of Directors of VIE. However, as Beijing Lashou has operated at a

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

13.   STATUTORY RESERVE FUNDS (Continued)

  loss since inception, no appropriation has been made as of June 30, 2011. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

14.   SHARE-BASED COMPENSATION

  The 2010 Plan

  On July 22, 2010, the Board adopted a 2010 Global Share Plan (the "2010 Plan") under which awards for up to 44,037,200 ordinary shares were authorized to be issued to employees, consultants, and directors of the Group. The Board subsequently increased the number of ordinary shares reserved under the 2010 Plan to 209,654,643 in April 2011 and to 217,048,200 in May 2011.

  The Group granted in aggregate options to purchase 28,411,100 Class A ordinary shares at an exercise price of US$0.0005 per share and 284,100 Class B ordinary shares at an exercise price of US$0.0075 per share to Mr. Bo Wu in July 2010 and another member of the Group's senior management in November 2010, respectively. The granted share options have a contractual term of ten years from the grant date and vest over a four-year period, with 25% of the awards vesting after one year and the remainder of the awards vesting on a monthly basis thereafter. The fair value of the options determined on the date of grant is amortized on a straight-line basis over the requisite service period.

  During February through June 2011, the Company granted under the 2010 Plan share options to purchase a total of 111,813,471 Class B ordinary shares at exercise prices ranging from US$0.0000005 to US$0.02347 per share to certain employees and a non-employee and 11,040,440 restricted Class B ordinary shares to two senior management members and a non-employee, at the purchase price of US$0.02347 per share. The share options have a contractual term of ten years from the date of grant and vest over a four-year period, with 25% of the awards vesting after one year and the remainder of the awards vesting on a monthly basis thereafter, except for 647,117 share options granted to a non-employee that vest monthly over a four-year period. The restricted shares also vest on a monthly basis over a four-year period. The fair values of these share based awards issued to employees are determined on the grant date and are amortized on a straight-line basis over the requisite service periods. The Company re-measures the estimated fair value of the unvested share options at the end of each reporting period for the non-employee.

  As of June 30, 2011, share options to purchase 138,995,048 Class B ordinary shares were outstanding and share options to purchase 66,728,612 Class B ordinary shares were available for future grant under the 2010 Plan.

  The binomial option pricing model was applied in determining the estimated fair value of the share options granted to employees and non-employees. The model requires the input of highly subjective assumptions including the estimated expected stock price volatility and the expected price multiple at which employees are likely to exercise share options. For expected volatilities, the Group has made reference to the historical price volatilities of ordinary shares of several comparable companies in the same industry as the Group. The risk-free rate for periods within the contractual life of the option is based on the China International Bond Index yield in effect at the time of grant. Fair values are determined with the assistance from a third-party independent valuation firm. Management is ultimately responsible for the determination of the estimated fair value of its ordinary shares.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

14.   SHARE-BASED COMPENSATION (Continued)

  Share Options Granted to Employees

  There were no share options issued prior to July 2010. The following table summarizes the share options activities under the 2010 Plan:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value[a]
		US$		US$
Outstanding December 31, 2009	—	—
Granted	28,695,200	0.0006	10
Exercised	—	—
Forfeited	—	—
Outstanding December 31, 2010	28,695,200	0.0006	9.58	6,285
Granted	29,923,911	0.00178	9.91
Exercised	284,100	0.0075
Forfeited	1,294,234	0.02347
Outstanding June 30, 2011	57,040,777	0.00065	9.50	84,663
Vested and expected to vest at June 30, 2011	57,040,777	0.00065	9.50	84,663
Exercisable at June 30, 2011	28,411,100	0.0005	9.08	42,173

a  The aggregate intrinsic value in the table above represents the difference between the respective estimated fair value of the underlying ordinary shares as of each reporting period end and the exercise price, for those awards that have an exercise price currently below the fair value of the Company's ordinary shares.

b  The above table excludes options exercisable into 81,242,443 Class B ordinary shares granted to Lashou Employee Inc., a company wholly-owned by Mr. Xiaobo Jia, in exchange for the same number of Class B ordinary shares held by Mr. Xiaobo Jia. As more fully described in Note 12, the exchange transaction was non-compensatory in nature. These options have an exercise price of US$0.0000005 per share, with a remaining contractual term of 9.25 years. As of June 30, 2011, all of these options have vested but are not exercisable until April 26, 2012.

  The Company calculated the estimated fair value of the share options granted to employees during the year ended December 31, 2010 and the six-month period ended June 30, 2011 on the respective grant and modification dates using the binomial option pricing model with the following assumptions:

	Jul. 26, 2010	Feb. 2, 2011	Mar. 23, 2011	Apr. 4, 2011	Apr. 27, 2011	Jun. 3, 2011	Jun. 30, 2011
Sub optimal early exercise factor	2.8	2.8	2.8	2.8	2.8	2.8	2.8
Risk-free interest rate	4.03%	3.81%	3.64%	3.8%	3.7%	3.97%	3.97%
Expected volatility	60.93%	60.93%	60.93%	60.93%	31.70%	34.37%	47.21%
Expected dividend yield	—	—	—	—	—	—	—

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

14.   SHARE-BASED COMPENSATION (Continued)

  Share Options Granted to Employees (Continued)

  The Company estimated the fair value of the share options issued to employees as of their respective grant dates as follows with the assistance of an independent valuation firm:

	Jul. 22, 2010	Feb. 2, 2011	Mar. 23, 2011	Apr. 4, 2011	Apr. 27, 2011	Jun. 3, 2011	Jun. 30, 2011
Share options	0.0137	0.3804	0.6796	0.8623	1.1057	1.3966	1.4615

  In February 2011, all 28,695,000 share options issued during 2010 became fully vested by Board resolution. The transaction was an acceleration of the vesting of share options from a four-year vesting schedule starting from the grant date to immediately 100% vested in February 2011. The acceleration was accounted for as a modification of the share option awards in accordance with ASC 718-20. The Company with the assistance of an independent valuation firm determined the incremental compensation cost as a result of this transaction to be inconsequential, which was measured as the excess of the fair value of the modified fully vested awards over the fair value of the original awards based on current circumstances immediately before their terms were modified. The unrecognized share-based compensation cost of RMB 2,638 (US$480) related to the original awards amounting was immediately expensed on the modification date.

  On June 30, 2011, upon the termination of an employee, his unvested share options to purchase 1,294,234 Class B ordinary shares were forfeited and share options to purchase 64,711 Class B ordinary shares were modified to become immediately vested. The modification was accounted for in accordance with ASC 718-20 such that share options to purchase 64,711 Class B ordinary shares were treated as new and fully-vested award. As such, the fair value of the 64,711 share options as determined on the modification date of RMB 621 (US$96) was immediately recognized as compensation expense.

  Share Options Granted to Non-Employees

  In addition to the 64,711 share options granted to the terminated employee that were immediately vested as discussed above, the Company granted 647,117 share options at an exercise price of US$0.02347 per share to a non-employee in March 2011 that vest monthly over a four-year period starting from the grant date. As of June 30, 2011, 711,828 share options are outstanding, 711,828 are vested or expected to vest with a weighted-average exercise price of US$0.02347 per share and a weighted-average remaining contractual term of 9.77 years. These share options have an exercise price below the estimated fair value of the Company's ordinary shares resulted in an aggregated intrinsic value of US$1,040 as of June 30, 2011.

  The Company re-measures the estimated fair value of the unvested share options at the end of each reporting period. The estimated fair value of the share options granted to the non-employee at the grant date and June 30, 2011 was determined to be US$0.6796 and US$1.4615 per share, respectively. The Company calculated the estimated fair value of the share option on the grant date and June 30, 2011 using the binomial pricing model with the following assumptions:

	Mar. 23, 2011	Jun. 30, 2011
Sub-optimal early exercise factor	2.8	2.8
Risk-free interest rate	3.64%	3.97%
Expected volatility	60.93%	47.21%
Expected dividend yield	—	—

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

14.   SHARE-BASED COMPENSATION (Continued)

  Restricted Shares

  On February 2, 2011, the Company issued 9,059,632 restricted Class B ordinary shares to the Company's Chief Financial Officer in exchange for a RMB 1,377 (US$213) nonrecourse promissory note which is substantively nonrecourse and securitized by the Class B ordinary shares underlying the options. The promissory note accrues interest at an effective annual rate of 5% and is repayable pursuant to a 48-month repayment schedule.

  Consistent with ASC 718-10-25-3, the Company accounted for the purchase of the Class B ordinary shares in exchange for a note which is substantively nonrecourse similar to the granting of 9,059,632 Class B ordinary share options to an employee, as the payment for the purchase price through a non-recourse note is considered non-substantive. The Company measured compensation cost for the share options based on its fair value as determined on the grant date using the binomial model as determined with the assistance from a third party valuation firm. Compensation cost of RMB 21,433 (US$3,316) is amortized over the requisite service period of 48-months with an offset credit to additional paid-in capital. While the 9,059,632 restricted Class B ordinary shares are legally issued and outstanding, they were excluded from the basic loss per share computations (Note 16).

  On February 2, 2011 the Company sold 1,010,133 and 970,675 restricted Class B ordinary shares to a member of senior management and a non-employee, respectively, at US$0.02347 per share, or total cash consideration of RMB 317 (US$49). The restricted shares vest monthly over 48 months from the date of issuance, and any unvested shares upon termination would be subject to repurchase by the Company at the original issuance price. Consistent with ASC 718-10-55-31, the outright sale of ordinary shares (i) before the prerequisite service is provided and (ii) subject to a repurchase at the original price, is not considered substantive for accounting purposes and is equivalent to the grant and immediate early exercise of a stock option. As such, the Company measured compensation cost for the share options based on its fair value as determined on the grant date using the binomial model with the assistance from a third party valuation firm. Compensation cost of RMB 11,733 (US$1,815) is amortized over the requisite service period of 48 months with an offset credit to additional paid-in capital. The Company initially credited "Other liabilities" for the cash proceeds of RMB 317 (US$49) received by the Company, which will then be credited to additional paid-in capital each month over 48 months as the shares vest and the repurchase option elapses. While the 1,980,808 restricted Class B ordinary shares were legally issued and outstanding, only 206,334 shares that were vested as of June 30, 2011 were included in the basic loss per share computation (Note 16).

  The Company calculated the estimated fair value of the above restricted Class B ordinary shares that are accounted for as options on the grant date and on June 30, 2011 using the binomial pricing model with the following assumptions:

	Feb. 2, 2011	Jun. 30, 2011
Sub-optimal early exercise factor	2.8	2.8
Risk-free interest rate	3.81%	3.97%
Expected volatility	60.93%	47.21%
Expected dividend yield	—	—

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

14.   SHARE-BASED COMPENSATION (Continued)

  Restricted Shares (Continued)

  As of June 30, 2011, there was RMB 254,821 (US$39,425) and RMB 29,159 (US$4,527) of unrecognized share-based compensation cost related to all share options and restricted shares issued, respectively, which are expected to be recognized over a weighted-average vesting period of 9.91 years and 3.58 years, respectively. To the extent the actual forfeiture rate is different from original estimate, actual share-based compensation cost related to these awards may be different from the expectation.

  Total compensation cost for the period from September 15, 2009 (Date of Inception) to December 31, 2009, the year ended December 31, 2010 and the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011, respectively, were recognized as follows:

	Period from Date of Inception to December 31, 2009		Six-Month Periods Ended June 30,
		Year Ended December 31, 2010	2010 (Unaudited)	2011
	RMB	RMB	RMB	RMB	US$
Sales and marketing	—	—	—	2,930	453
General and administrative	—	283	—	91,835	14,208
Product development	—	—	—	1,639	254

Total	—	283	—	96,404	14,915

15.   RESTRICTED NET ASSETS

  Under PRC laws and regulations, there are certain restrictions on WOFE and VIE with respect to transferring certain of their net assets to the Company either in the form of dividends, loans, or advances. Payment of dividends are permissible only out of retained earnings, if any, as determined in accordance with PRC accounting standards. Other amounts restricted include paid-in capital and statutory reserve funds of the WOFE and the net assets of the VIE, in which the Company has no direct equity ownership. The Company's VIE has been making cumulative losses attributing to a net deficit of RMB 328,649 (US$50,847) (restated) as of June 30, 2011. The VIE and WOFE's paid in capital of RMB 10,000 (US$1,547) and RMB 84,982 (US$13,148), respectively, were restricted as of June 30, 2011.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

16.   LOSS PER SHARE

  The table below summarizes the calculation of basic and diluted net loss per share for the period from September 15, 2009 (Date of Inception) to December 31, 2009, the year ended December 31, 2010, and the six-month periods ended June 30, 2010 (unaudited) and June 30, 2011, as restated:

			Six months ended June 30 Six months June 30,
	Period from September 15, 2009 to December 31, 2009
		Year ended December 31, 2010	2010 (Unaudited)	2011
	RMB	RMB	RMB	RMB	US$
	(Restated)	(Restated)		(Restated)
Numerator
Net loss	(684)	(53,495)	(4,366)	(391,269)	(60,535)
Accretion of Series A Preferred Shares to redemption value	—	(67)	—	(76)	(12)
Accretion of Series B Preferred Shares to redemption value	—	—	—	(79)	(12)
Accretion of Series C Preferred Shares to redemption value	—	—	—	(96)	(15)
Repurchase of Series A-4 Preferred Shares	—	(11,497)	—	—	—

Net loss attributable to ordinary shareholders	(684)	(65,059)	(4,366)	(391,520)	(60,574)

Denominator
Number of shares outstanding, beginning	284,375,000	284,375,000	284,375,000	273,011,000	273,011,000
Weighted-average number of shares issued	—	—	—	10,085,117	10,085,117
Weighted-average number of shares repurchased	—	(947,000)	—	(59,806,298)	(59,806,298)

Weighted-average number of shares outstanding—basic and diluted	284,375,000	283,428,000	284,375,000	223,289,819	223,289,819

Basic EPS	(0.00)	(0.23)	(0.02)	(1.75)	(0.27)
Diluted EPS	(0.00)	(0.23)	(0.02)	(1.75)	(0.27)

  As disclosed in Note 14, only 206,334 of vested restricted shares out of a total of 11,040,440 restricted Class B ordinary shares legally issued to two members of senior management and a non-employee have been included in the computation of basic loss per share.

  The effect of share options and Series A, Series B, and Series C Preferred Shares have been excluded from the computation of diluted loss per share for the periods or years presented given the Group has been in a cumulative loss position.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

16.   LOSS PER SHARE (Continued)

  The Company issued convertible redeemable preferred shares (Note 7) that will automatically convert into Class B ordinary shares of the Company upon completion of a qualified initial public offering. Assuming the conversion had occurred "on a hypothetical basis" on January 1, 2011, the pro forma basic and diluted net loss per share for the six-month period ended June 30, 2011 is calculated as follows (unaudited), as restated:

	Six months ended June 30, 2011
	RMB	US$
	(Restated)
Numerator
Net loss attributable to ordinary shareholders	(391,520)	(60,574)
Accretion of Series A Preferred Shares to redemption value	76	12
Accretion of Series B Preferred Shares to redemption value	79	12
Accretion of Series C Preferred Shares to redemption value	96	15
Numerator for pro forma basic and diluted net loss per share	(391,269)	(60,535)
Denominator
Number of shares outstanding, beginning	273,011,000
Weighted-average number of shares issued	10,085,117
Weighted-average number of shares repurchased	(59,806,298)
Conversion of convertible redeemable preferred shares into Class B ordinary shares	404,003,986
Numerator for pro forma basic and diluted net loss per share	627,293,805
Basic and diluted net loss per share (unaudited)	(0.62)	(0.10)

17.   SUBSEQUENT EVENTS

  The company evaluated subsequent events through September 20, 2011, the date the financial statements were issued.

  (a)
  In August 2011, Mr. James Zhang repaid the principal amount of RMB 1,374 (US$213) plus accrued interest of RMB 35,265 (US$5,456) due under the promissory note issued to the Company on February 2, 2011 to purchase 9,059,632 restricted Class B ordinary shares (Note 14).

  (b)
  In August 2011, the Company granted under the 2010 Plan share options to a non-employee to purchase 647,117 Class B ordinary shares at the price of US$0.02347 per share. These share options vest on a monthly basis over a four-year period.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

18.   PARENT ONLY CONDENSED FINANCIAL INFORMATION

  Condensed Balance Sheets

	As of December 31,		As of June 30,
	2009	2010	2011
	RMB	RMB	RMB	US$
			(Restated)
ASSETS
Current assets:
Cash and cash equivalents	—	81,032	111,296	17,219
Amount in transit from issuance of Series B Preferred Shares	—	47,795	—	—
Other assets	—	—	1,410	218

Total current assets	—	128,827	112,706	17,437

Non-current assets:
Investments	397	—	466,187	72,126

Total non-current assets	397	—	466,187	72,126

TOTAL ASSETS	397	128,827	578,893	89,563

LIABILITIES, MEZZANINE EQUITY, CONVERTIBLE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Amounts due to a related party	—	2,516	2,515	389
Other payables	—	—	2,655	410

Total current liabilities	—	2,516	5,170	799

Non-current liabilities:
Losses in excess of investments	—	20,865	—	—

Total non-current liabilities	—	20,865	—	—

Total liabilities	—	23,381	5,170	799

Convertible redeemable preferred shares:
Series A-1 Preferred Shares	—	29,139	29,216	4,520
Series A-2 Preferred Shares	—	1,362	1,362	211
Series A-3 Preferred Shares	—	1,240	1,240	192
Series A-4 Preferred Shares	—	882	882	136
Series B Preferred Shares	—	153,050	200,918	31,085
Series C Preferred Shares	—	—	725,846	112,299

Total convertible redeemable preferred shares		185,673	959,464	148,443

Shareholders' equity (deficit):
Ordinary shares	—	—	—	—
Class A ordinary share	—	—	—	—
Class B ordinary share	—	—	—	—
Additional paid-in capital	1,081	3,157	99,594	15,410
Accumulated other comprehensive loss	—	(739)	(11,170)	(1,728)
Accumulated deficit	(684)	(82,645)	(474,165)	(73,361)

Total shareholders' equity (deficit)	397	(80,227)	(385,741)	(59,679)

TOTAL LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY (DEFICIT)	397	128,827	578,893	89,563

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

18.   PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)

  Condensed Statements of Operations

	Period from Inception to December 31, 2009		For the Six Months Ended June 30,
		Year Ended December 31, 2010
			2010	2011
	RMB	RMB	RMB	RMB	US$
				(Restated)
Revenues	—	—	—	—	—
Cost of revenues	—	—	—	—	—

Gross profit	—	—	—	—	—
General and administrative	—	(10,687)	—	(102,893)	(15,919)

Loss from operations	—	(10,687)	—	(102,893)	(15,919)
Investment loss	(684)	(39,942)	(2,548)	(288,400)	(44,620)
Debt extinguishment loss	—	(1,818)	(1,818)	—	—
Interest and other expenses	—	(1,048)	—	24	4

Loss before income taxes	(684)	(53,495)	(4,366)	(391,269)	(60,535)
Income taxes	—	—	—	—	—

Net loss	(684)	(53,495)	(4,366)	(391,269)	(60,535)

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

18.   PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)

  Condensed Statements of Cash Flows

	Period from Inception to December 31, 2009		For the Six Months Ended June 30,
		Year Ended December 31, 2010
			2010	2011
	RMB	RMB	RMB	RMB	US$
			(Restated)	(Restated)
Net cash used in operating activities	—	(2,423)	—	(2,033)	(315)
Net cash used in investing activities	—	(17,629)	(1,505)	(789,353)	(122,125)
Net cash generated from financing activities	—	101,084	32,856	821,650	127,122

Net increase in cash and cash equivalents	—	81,032	31,351	30,264	4,682
Cash and cash equivalents at beginning of the year / period	—	—	—	81,032	12,537

Cash and cash equivalents at end of the year / period	—	81,032	31,351	111,296	17,219

	As Previously Reported			As Restated
	For the Six Months Ended June 30, 2010 (Unaudited)	For the Six Months Ended June 30, 2011		For the Six Months Ended June 30, 2010 (Unaudited)	For the Six Months Ended June 30, 2011
	RMB	RMB	US$	RMB	RMB	US$
Net cash used in operating activities	(1,945)	(110,250)	(17,057)	—	(2,033)	(315)
Net cash used in investing activities	(31)	(18,068)	(2,795)	(1,505)	(789,353)	(122,125)
Net cash generated from financing activities	2,308	121,402	18,783	32,856	821,650	127,122

Net increase (decrease) in cash and cash equivalents	332	(6,916)	(1,070)	31,351	30,264	4,682
Cash and cash equivalents at beginning of the year / period	382	20,376	3,152	—	81,032	12,537

Cash and cash equivalents at end of the year / period	714	13,460	2,083	31,351	111,296	17,219

  (a)
  Basis of Presentation

    The separate condensed financial statements of the Company are presented as if the current corporate structure has been in existence since the Date of Inception.

LASHOU GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

18.   PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)

    In these parent-only financial statements, the Company records its investment in subsidiaries using the equity method of accounting as prescribed in ASC sub-topic 323-10, Investment-Equity Method and Joint Ventures. Such investment is presented on the balance sheet as "Investments". Under the equity method of accounting, the Company shall adjust the carrying amount of the investment for its share of the subsidiary's cumulative losses until the investment balance reaches zero, unless it is contractually obligated to continue to pick up the subsidiary's losses. Given the Financial Support Letter described in Note 1, the Company recognized RMB 20,865 of its share of cumulative losses in excess of its investment in "Losses in excess of investments" as of December 31, 2010. The Group made RMB 789,353 (US$122,125) capital injections to its subsidiaries during the six months ended June 30, 2011. The subsidiaries did not pay any dividends to the Company for the periods presented.

    Certain information and footnote disclosures normally include in financial statements prepared in accordance with US GAAP have been condensed or omitted and as such, these parent-only financial statements should be read in conjunction with the Group's consolidated financial statements.

  (b)
  Related Party Transactions

    The Company had the following related party transactions for the period from Date of Inception to December 31, 2009, the year ended December 31, 2010 and June 30, 2011:

	Period from Inception to December 31, 2009		For the Six Months Ended June 30,
		Year Ended December 31, 2010
			2010	2011
	RMB	RMB	RMB	RMB	US$
Expenses paid by Lashou HK on behalf of the Company	—	2,516	—	—	—

    The Company had the following related party balances as of December 31, 2009 and 2010, and June 30, 2011.

	As of December 31,		As of June 30,
	2009	2010	2011
	RMB	RMB	RMB	US$
Due to Lashou HK	—	2,516	2,516	389
  (c)
  Commitments

    The Company does not have any significant commitments or long-term obligations as of any of the periods presented.

American Depositary Shares

LaShou Group Inc.

Representing                  Class B Ordinary Shares

Prospectus

                                        , 2011

Barclays Capital

CICC HK SECURITIES

Jefferies

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 6.            INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. We intend to adopt a post-offering articles of association that will provide for indemnification of officers and directors for costs, charges, expenses, judgments, losses, damages or liabilities sustained by such persons in connection with actions or proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors or officers, other than as a result of such person's actual fraud or willful default.

        Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.            RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Type and Number of Securities	Consideration($)	Underwriting Discount and Commission
Milestone Tuan Limited	March 23, 2011	26,616,806 Series C preferred shares	40,000,000	n/a
IPROP Holdings Limited	March 23, 2011	11,977,562 Series C preferred shares	18,000,000	n/a
Reinet Columbus Limited	March 23, 2011	11,977,562 Series C preferred shares	18,000,000	n/a
Tenaya Capital V L.P.	March 23, 2011	2,711,768 Series C preferred shares	4,075,270	n/a
Tenaya Capital V-P, L.P.	March 23, 2011	748,418 Series C preferred shares	1,124,730	n/a
GSR Ventures III, L.P.	March 23, 2011	9,723,711 Series C preferred shares	14,612,889	n/a
Banean Holdings Ltd	March 23, 2011	198,444 Series C preferred shares	298,222	n/a
Norwest Venture Partners VII-A Mauritius	March 23, 2011	9,981,302 Series C preferred shares	15,000,000	n/a
Taishan Invest AG	December 31, 2010	3,787,998 Series B preferred shares	1,199,999.89	n/a

Purchaser	Date of Sale or Issuance	Type and Number of Securities	Consideration($)	Underwriting Discount and Commission
Rebate Networks GmbH	December 31, 2010	30,724,883 Series B preferred shares	9,733,335.69	n/a
GSR Ventures III, L.P.	December 31, 2010	30,110,378 Series B preferred shares	9,538,666.65	n/a
Banean Holdings Ltd	December 31, 2010	614,498 Series B preferred shares	194,666.82	n/a
Tenaya Capital V L.P.	December 31, 2010	12,039,632 Series B preferred shares	3,814,035.02	n/a
Tenaya Capital V-P, L.P.	December 31, 2010	3,322,806 Series B preferred shares	1,052,631.71	n/a
Norwest Venture Partners VII-A Mauritius	December 31, 2010	15,362,438 Series B preferred shares	4,866,666.73	n/a
GSR Ventures III, L.P.	July 26, 2010	8,523,333 Series A-1 preferred shares	4,000,000	n/a
Rebate Networks GmbH	July 26, 2010	1,420,556 Series A-1 preferred shares	666,667	n/a
Taishan Invest AG	July 26, 2010	639,250 Series A-2 preferred shares	150,000	n/a
Rebate Networks GmbH	July 26, 2010	312,500 Series A-3 preferred shares	50,000	n/a
CFF Partners Inc.	July 26, 2010	312,500 Series A-3 preferred shares	50,000	n/a
Taishan Invest AG	July 26, 2010	781,250 Series A-4 preferred shares	50,000	n/a

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Share-based Compensation" in the prospectus which forms part of this registration statement for list of all options and restricted shares granted by us. No consideration was payable in connection with these grants. We believe that our issuances of options to purchase our ordinary shares and restricted shares were exempt from registration under the Securities Act in reliance on Rule 701, which allows an issuer that is not at the time of grant subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is not an investment company to make option grants pursuant to a written compensatory benefit plan.

ITEM 8.            EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-7 of this registration statement.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 9.            UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People's Republic of China, on October 28, 2011.

LaShou Group Inc.
By:	/s/ BO WU Name: Bo Wu Title: Chairman and Chief Executive Officer

 POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Bo Wu and James Jian Zhang as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on October 28, 2011.

Signature	Title

/s/ BO WU Name: Bo Wu	Chairman and Chief Executive Officer (principal executive officer)
/s/ XIAOBO JIA Name: Xiaobo Jia	Director
/s/ RICHARD LIM Name: Richard Lim	Director
/s/ LIPING QIU Name: Liping Qiu	Director
/s/ JAMES JIAN ZHANG Name: James Jian Zhang	Chief Financial Officer (principal financial and principal accounting officer)

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

        Under the Securities Act, the undersigned, the duly authorized representative in the United States of LaShou Group Inc., has signed this registration statement or amendment thereto in Newark, Delaware, on October 28, 2011.

Authorized U.S. Representative
By:	/s/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates

LASHOU GROUP, INC.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant
4.1	Form of the Registrant's American Depositary Receipt (included in Exhibit 4.3)
4.2	Registrant's Specimen Certificate for Class B Ordinary Shares
4.3	Form of Deposit Agreement dated as of , 2011 among the Registrant, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder
5.1	Form of Opinion of Maples and Calder regarding the validity of ordinary shares being registered
8.1	Form of Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters
8.3	Opinion of Fangda Partners regarding certain PRC tax matters (included in Exhibit 99.1)
10.1	2010 Global Share Plan
10.2	Form of Indemnification Agreement with the Registrant's directors and executive officers
10.3	Form of Director Agreement with independent director of the Registrant
10.4	Form of Employment Agreement with the Registrant's executive officers
10.5	Second Amended and Restated Shareholders Agreement, dated as of April 6, 2011, by and among the Registrant, certain investors and other parties listed thereunder,
10.6	Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 6, 2011, by and among the Registrant, certain investors and other parties listed thereunder,
10.7	English Translation of Exclusive Service Agreement, dated as of June 22, 2011, between Beijing Lashou Network Technology Co. Ltd. and Shanghai Lashou Information Technology Co. Ltd.
10.8	English Translation of Call Option Agreement, dated as of June 22, 2011, among Mr. Ming Guan, Mr. Xiaobo Jia, Shanghai Lashou Information Technology Co. Ltd. and Beijing Lashou Network Technology Co. Ltd.
10.9	English Translation of Equity Interest Pledge Agreement, dated as of June 22, 2011, among Mr. Ming Guan, Mr. Xiaobo Jia, Shanghai Lashou Information Technology Co. Ltd. and Beijing Lashou Network Technology Co. Ltd.
10.10	English Translation of Equity Interest Pledge Agreement, dated as of June 22, 2011, among Mr. Xiaobo Jia, Mr. Ming Guan, Shanghai Lashou Information Technology Co. Ltd. and Beijing Lashou Network Technology Co. Ltd.
10.11	English Translation of Proxy Agreement, dated as June 22, 2011, among Mr. Ming Guan, Mr. Xiaobo Jia, Shanghai Lashou Information Technology Co. Ltd. and Beijing Lashou Network Technology Co. Ltd.
10.12	English Translation of Trademark Assignment Agreement, dated as of June 28, 2011, between EnReach Technology, Inc. and Beijing Lashou Network Technology Co. Ltd.
10.13	English Translation of Trademark Assignment Agreement, dated as of June 28, 2011, between Beijing Yi Pu Xiu Technology Co., Ltd. and the Registrant.
21.1	Subsidiaries of the Registrant
23.1	Consent of Ernst & Young Hua Ming, an Independent Registered Public Accounting Firm
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
23.3	Consent of Latham & Watkins LLP (included in Exhibit 8.2)
23.4	Consent of Fangda Partners (included in Exhibit 99.1)
23.5	Consent of CR-Nielsen
23.6	Consent of Yu Gong, an independent director appointee
23.7	Consent of Herman Yu, an independent director appointee

Exhibit Number	Description of Document
23.8	Consent of Jun Li, an independent director appointee
23.9	Consent of Liping Qiu, an independant director appointee
24.1	Powers of Attorney (included on the signature page in Part II of this registration statement)
99.1	Opinion of Fangda Partners regarding certain corporate matters and certain PRC tax matters
99.2	Code of Business Conduct and Ethics

*
To be filed by amendment.